As filed with the Securities and Exchange Commission on June 18, 2009
Registration No. 333-152514

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 4 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SELECT MEDICAL HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	8060	20-1764048
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4714 Gettysburg Road
Mechanicsburg, Pennsylvania 17055
(717) 972-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael E. Tarvin, Esq.
Executive Vice President, General Counsel and Secretary
4714 Gettysburg Road
P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
(717) 972-1100
(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen M. Leitzell, Esq. Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104 (215) 994-4000	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate	Amount of
Securities to be Registered	Offering Price(1)(2)	Registration Fee
Common Stock, par value $0.001 per share	$575,000,000	$30,435(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Including shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(3)	$3,930 of the registration fee has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated          , 2009

           Shares

Select Medical Holdings Corporation

Common Stock

This is an initial public offering of shares of common stock of Select Medical Holdings Corporation. We are offering           shares of our common stock.

There is no existing public market for our common stock. It is currently estimated that the initial public offering price will be between $      and $      per share. We have applied to have our common stock approved for quotation on the Nasdaq Global Select Market under the symbol “SLMC.”

See “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of the common stock.

Proceeds to
		Underwriting	Select
	Price to	Discounts and	Medical Holdings
	Public	Commissions	Corporation

Per Share	$	$	$
Total	$	$	$

To the extent the underwriters sell more than           shares of common stock, the underwriters have the option to purchase up to an additional           shares from Select Medical Holdings Corporation at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2009.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Morgan Stanley	Merrill Lynch & Co.	Goldman, Sachs & Co.	J.P.Morgan

Wachovia Securities	RBC Capital Markets	Credit Suisse

Prospectus dated          , 2009

Page
PROSPECTUS SUMMARY	1
RISK FACTORS	13
FORWARD-LOOKING STATEMENTS	28
USE OF PROCEEDS	29
DIVIDEND POLICY	30
CAPITALIZATION	31
DILUTION	32
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	34
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	37
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	42
BUSINESS	76
MANAGEMENT	105
PRINCIPAL STOCKHOLDERS	136
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	138
DESCRIPTION OF CAPITAL STOCK	142
DESCRIPTION OF INDEBTEDNESS	146
SHARES ELIGIBLE FOR FUTURE SALE	151
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS	153
UNDERWRITERS	156
LEGAL MATTERS	161
EXPERTS	161
INDUSTRY DATA	161
WHERE YOU CAN FIND MORE INFORMATION	161
INDEX TO FINANCIAL STATEMENTS	F-1
EX-10.71
EX-10.74
EX-10.77
EX-10.80
EX-10.81
EX-10.84
EX-10.88
EX-10.89
EX-10.95
EX-10.96
EX-10.97
EX-10.98
EX-10.99
EX-10.100
EX-10.101
EX-10.102
EX-10.103
EX-10.104
EX-21.1
EX-23.1

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date, and we have an obligation to provide updates to this prospectus only to the extent that the information contained in this prospectus becomes materially deficient or misleading after the date on the front cover.

As used in this prospectus, unless the context otherwise indicates, the references to “Holdings” refer to Select Medical Holdings Corporation, and the references to “Select” refer to Select Medical Corporation (a wholly-owned subsidiary of Holdings) and references to “our company,” “us,” “we” and “our” refer to Holdings together with Select and its subsidiaries.

Unless otherwise indicated or the context otherwise requires, financial data in this prospectus reflects the consolidated business and operations of Select Medical Holdings Corporation and its wholly-owned subsidiaries. Except where otherwise indicated, “$” indicates U.S. dollars.

Until          , 2009 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by more detailed information and consolidated financial statements included elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. The information in this prospectus, other than historical financial information, gives effect to a reverse 1 to      common stock split, which will be completed prior to the completion of this offering.

Our Business

Overview

We believe that we are one of the largest operators of both specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities. As of March 31, 2009, we operated 87 long term acute care hospitals and five inpatient rehabilitation facilities in 25 states, and 948 outpatient rehabilitation clinics in 37 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, who have a combined 68 years of experience in the healthcare industry. Under this leadership, we have grown our business from its founding to a business that generated net operating revenue of $2,153.4 million for the year ended December 31, 2008.

Business Segments and Strategy

We manage our company through two business segments, our specialty hospital and our outpatient rehabilitation segments, which accounted for approximately 69% and 31%, respectively, of our net operating revenues for the year ended December 31, 2008. Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute patients and hospitals designed to serve patients who require intensive inpatient medical rehabilitation. Our outpatient rehabilitation business consists of clinics and contract services that provide physical, occupational and speech rehabilitation services.

Specialty Hospitals

The key elements of our specialty hospital strategy are to:

•	Focus on Specialized Inpatient Services. We serve highly acute patients and patients with debilitating injuries that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Generally, patients in our specialty hospitals require longer stays and higher levels of clinical care than patients treated in general acute care hospitals. Our patients’ average length of stay in our specialty hospitals was 24 days for the three months ended March 31, 2009.

•	Provide High Quality Care and Service. We believe that our specialty hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with acute, complex and specialized medical needs who are typically referred to us by general acute care hospitals. Our specialized treatment programs focus on specific patient needs and medical conditions such as ventilator weaning programs, wound care protocols and rehabilitation programs for brain trauma and spinal cord injuries. Our responsive staffing models ensure that patients have the appropriate clinical resources over the course of their stay. We believe that we are recognized for providing quality care and service, as evidenced by accreditation by The Joint Commission and the Commission on Accreditation of Rehabilitation Facilities. We also believe we develop brand loyalty in the local areas we serve allowing us to strengthen our relationships with physicians and other referral sources and drive additional patient volume to our hospitals.

•	Reduce Operating Costs. We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include optimizing staffing based on our occupancy and the clinical needs of our patients, centralizing administrative functions, standardizing management information systems and participating in group purchasing arrangements.

•	Increase Higher Margin Commercial Volume. With reimbursement rates from commercial insurers typically higher than the federal Medicare program, we have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our specialty hospitals. Although the level of care we provide is complex and staff intensive, we typically have lower relative operating expenses than a general acute care hospital because we provide a much narrower range of patient services at our hospitals. We believe that commercial payors seek to contract with our hospitals because we offer patients high quality, cost-effective care at more attractive rates than general acute care hospitals.

•	Develop New Inpatient Rehabilitation Facilities. By leveraging the experience of our senior management and dedicated development team, we intend to pursue new inpatient rehabilitation hospital development opportunities.

•	Pursue Opportunistic Acquisitions. In addition to our development initiatives, we may grow our network of specialty hospitals through opportunistic acquisitions. Our immediate focus is on acquisitions of inpatient rehabilitation facilities, although we will still consider acquisitions of long term acute care hospitals if they are at attractive valuations.

Outpatient Rehabilitation

The key elements of our outpatient rehabilitation strategy are to:

•	Provide High Quality Care and Service. We are focused on providing a high level of service to our patients throughout their entire course of treatment. This high quality of care and service allows us to strengthen our relationships with referring physicians, employers and health insurers and drive additional patient volume.

•	Increase Market Share. We strive to establish a leading presence within the local areas we serve. This allows us to realize economies of scale, heightened brand loyalty, workforce continuity and increased leverage when negotiating payor contracts.

•	Expand Rehabilitation Programs and Services. Through our local clinical directors of operations and clinic managers within their service areas, we assess the healthcare needs of the areas we serve. Based on these assessments, we implement additional programs and services specifically targeted to meet demand in the local community.

•	Optimize the Profitability of Our Payor Contracts. We rigorously review payor contracts up for renewal and potential new payor contracts to optimize our profitability. We believe that our size and our strong reputation enables us to negotiate favorable outpatient contracts with commercial insurers.

•	Maintain Strong Employee Relations. We seek to retain, motivate and educate our employees whose relationships with referral sources are key to our success.

•	Pursue Opportunistic Acquisitions. We may grow our network of outpatient rehabilitation facilities through opportunistic acquisitions. We significantly expanded our network with the 2007 acquisition of the outpatient rehabilitation division of HealthSouth Corporation, consisting of 569 clinics in 35 states and the District of Columbia, including 18 states in which we did not previously have outpatient rehabilitation facilities. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and increase margins at acquired facilities.

Our Competitive Strengths

We believe that the success of our business model is based on a number of competitive strengths, including:

•	Leading Operator in Distinct but Complementary Lines of Business. We believe that we are a leading operator in each of our principal business segments, based on number of facilities in the United States. Our leadership position and reputation as a high quality, cost-effective health care provider in each of our business segments allows us to attract patients and employees, aids us in our marketing efforts to payors and referral sources and helps us negotiate payor contracts.

•	Proven Financial Performance and Strong Cash Flow. We have established a track record of improving the financial performance of our facilities due to our disciplined approach to revenue growth, expense management and an intense focus on free cash flow generation.

•	Significant Scale. By building significant scale in each of our business segments, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. As a result, we have been able to minimize our general and administrative expense as a percentage of revenues, which was 2.3% for the three months ended March 31, 2009.

•	Well-Positioned to Capitalize on Consolidation Opportunities. We believe that we are well-positioned to capitalize on consolidation opportunities within each of our business segments and selectively augment our internal growth. With our geographically diversified portfolio of facilities in the United States, we believe that our footprint provides us with a wide-ranging perspective on multiple potential acquisition opportunities.

•	Experience in Successfully Completing and Integrating Acquisitions. From our inception in 1997 through March 31, 2009, we completed six significant acquisitions for approximately $894.8 million in aggregate consideration. We believe that we have improved the operating performance of these facilities over time by applying our standard operating practices and by realizing efficiencies from our centralized operations and management.

•	Experienced and Proven Management Team. Prior to co-founding our company with our current Chief Executive Officer, our Executive Chairman founded and operated three other healthcare companies focused on inpatient and outpatient rehabilitation services. In addition, our four senior operations executives have an average of over 31 years of experience in the healthcare industry, including extensive experience working together for our company and for past companies focused on operating acute rehabilitation hospitals and outpatient rehabilitation facilities.

Industry

In the United States, spending on healthcare was expected to be 16.6% of the gross domestic product in 2008, according to the Centers for Medicare & Medicaid Services. An important factor driving healthcare spending is increased consumption of services due to the aging of the population. The number of individuals age 65 and older has grown 1.2% compounded annually over the past 20 years and is expected to grow 2.9% compounded annually over the next 20 years, approximately three times faster than the overall population, according to the U.S. Census Bureau. We believe that an increasing number of individuals age 65 and older will drive demand for our specialized medical services.

For individuals age 65 and older, the primary source of health insurance is the federal Medicare program. Medicare utilizes distinct payment methodologies for services provided in long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation clinics. In the federal fiscal year 2007, Medicare payments for long term acute care hospital services accounted for 1.0% of overall Medicare outlays and Medicare payments for inpatient rehabilitation services accounted for 1.4%, according to the Medicare Payment Advisory Commission.

Risk Factors

Before you invest in our shares, you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors,” such as:

•	Highly regulated industry. The healthcare services industry is subject to extensive federal, state and local laws and regulations. We conduct business in a heavily regulated industry and changes in regulations, new interpretations of existing regulations or violations of regulations could have a material adverse effect on our business, financial condition and results of operations.

•	Reliance on Medicare reimbursement. Approximately 46% and 48% of our net operating revenues for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively, came from the highly regulated federal Medicare program. President Obama has proposed comprehensive reforms to the healthcare system, including changes to the methods for, and amounts of, Medicare reimbursement. If these or other changes are made to the rates or methods of government reimbursements for our services, our business, financial condition and results of operations could decline.

•	Changes in federal regulations applicable to “hospitals within hospitals.” At March 31, 2009, 65 of our 87 long term acute care hospitals operated as “hospitals within hospitals” or as “satellites.” Recent federal regulations have lowered rates of reimbursement for services we provide to certain Medicare patients admitted to long term acute care hospitals operated as “hospitals within hospitals” or as “satellites.” Compliance with such changes in federal regulations may have an adverse effect on our future net operating revenues and profitability.

•	Changes in federal regulations applicable to free-standing hospitals and grandfathered long term acute care hospitals operated as “hospitals within hospitals” or “satellites.” At March 31, 2009, 22 of our 87 long term acute care hospitals operated as free-standing hospitals and three qualified as grandfathered long term acute care hospitals operated as “hospitals within hospitals” or “satellites.” Recent federal regulations have lowered rates of reimbursement for services we provide to certain Medicare patients admitted to free-standing long term acute care hospitals and grandfathered long term acute care hospitals operated as “hospitals within hospitals” or “satellites.” Significant aspects of these federal regulations have been postponed for a three year period for annual cost reporting periods beginning on or after July 1, 2007. If these recent federal regulations are applied as currently written at the end of the three year moratorium, they will have an adverse effect on our future net operating revenues and profitability.

•	Failure to maintain certifications as long term acute care hospitals. All of our 87 long term acute care hospitals are currently certified by Medicare as long term acute care hospitals. If our long term acute care hospitals fail to meet or maintain the standards for certification as long term acute care hospitals, such as minimum average length of patient stay, they will receive significantly less Medicare reimbursement than they currently receive for their patient services.

•	Modifications to the admissions policies for our inpatient rehabilitation facilities. All of our five acute medical rehabilitation hospitals are currently certified by Medicare as inpatient rehabilitation facilities. Changes to federal regulations have made significant changes to the inpatient rehabilitation facilities certification process. In order to comply with the Medicare inpatient rehabilitation facility certification criteria, it may be necessary for us to implement more restrictive admissions policies at our inpatient rehabilitation facilities and not admit patients whose diagnoses fall outside the specified conditions. Such policies may result in a reduction of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability.

Company Information

Select was formed in December 1996 by Rocco A. Ortenzio and Robert A. Ortenzio and commenced operations during February 1997 upon the completion of its first acquisition. Holdings was formed in October 2004. On February 24, 2005, EGL Acquisition Corp., a wholly-owned subsidiary of Holdings, was merged with Select, with Select continuing as the surviving corporation and a wholly-owned subsidiary of Holdings. We refer to this merger and the related transactions collectively as the “Merger Transactions.” Holdings was formerly known as EGL Holding Company. Holdings’ primary asset is its investment in Select. Holdings is owned by an investor group that includes Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P. and WCAS Management Corporation, Thoma Cressey Bravo and members of our senior management. We refer to Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P. and WCAS Management Corporation, collectively as “Welsh Carson” and Thoma Cressey Bravo as “Thoma Cressey.”

Select Medical Holdings Corporation was incorporated on October 14, 2004 as a Delaware corporation. Our principal executive office is located at 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055 and our telephone number is (717) 972-1100.

Our website address is www.selectmedicalcorp.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

THE OFFERING

Shares of common stock offered by us	shares, or shares if the underwriters exercise their over-allotment option in full.

Conversion of preferred stock	All shares of our issued and outstanding participating preferred stock shall be converted into shares of our common stock, based upon an assumed public offering price of $ per share, the midpoint of the range set forth on the cover of this prospectus, at the time the offering is consummated.

Common stock to be outstanding after this offering	shares, or shares if the underwriters exercise their over-allotment option in full.

Use of proceeds	We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of $ million, or $ million if the underwriters exercise their over-allotment option in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us based on an assumed public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus. We intend to use the net proceeds of this offering to:

• repay indebtedness then outstanding under our existing senior secured credit facility (including related fees, expenses and prepayment premiums, if any), in the aggregate amount of approximately $      million;

• pay fees and expenses associated with entering into our new senior secured credit facility, in the amount of approximately $ ; and

• make payments to executive officers under our Long Term Cash Incentive Plan in the amount of approximately $ million.

Any remaining net proceeds will be used for general corporate purposes. Affiliates of J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, underwriters in this offering, are parties to our existing senior secured credit facility and will receive a portion of the proceeds from this offering. In addition, we expect that will be lenders under our new senior secured credit facility and will receive fees in connection with our new senior secured credit facility from a portion of the proceeds of this offering. See “Use of Proceeds,” and “Underwriters.”

Dividend policy	We do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. In addition, our ability to declare and pay dividends is restricted by covenants in our senior secured credit facility and the indentures governing Select’s senior subordinated notes due 2015, which we refer to as “Select’s 7 5/8% senior subordinated notes,” and our senior floating rate notes due 2015, which we refer to as the

“senior floating rate notes.” See “Description of Indebtedness — Existing Senior Secured Credit Facility — Restrictive Covenants and Other Matters” and “Risk Factors.”

New senior secured credit facility	Concurrently with the consummation of this offering, we expect to terminate our existing senior secured credit facility and enter into a new senior secured credit facility. The consummation of this offering is contingent upon our entering into the new senior secured credit facility on terms acceptable to us.

Proposed Nasdaq Global Select Market symbol	“SLMC.”

Risk factors	Investment in our common stock involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the related notes to those statements included elsewhere in this prospectus before investing in our common stock.

As mentioned above, each share of our outstanding preferred stock will convert into a number of common shares to be determined by:

•	dividing the original cost of a share of the preferred stock ($26.90 per share of preferred stock) plus all accrued and unpaid dividends thereon less the amount of any previously declared and paid special dividends, or the “accreted value” of such preferred stock, by the initial public offering price per share in this offering; plus

•	share of common stock for each share of participating preferred stock owned.

The number of shares of our common stock to be outstanding after this offering is based on           shares outstanding as of March 31, 2009 and excludes:

•	shares of our common stock issuable upon exercise of options granted under our director stock option plan. See “Management — Compensation Discussion and Analysis — Director Compensation Table — Option Awards”; and

•	shares of our common stock issuable upon exercise of options granted under the Select Medical Holdings Corporation 2005 Equity Incentive Plan. See “Management — Compensation Discussion and Analysis — Elements of Compensation — Equity Compensation.”

Unless otherwise noted, all information in this prospectus:

•	other than historical financial information, gives effect to a reverse 1 to common stock split;

•	assumes that the underwriters do not exercise their over-allotment option; and

•	other than historical financial information, reflects the conversion of shares of our issued and outstanding preferred stock into shares of common stock, based upon an assumed public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus.

SUMMARY HISTORICAL AND OTHER FINANCIAL DATA

The following table sets forth, for the periods and dates indicated, our summary historical and other financial data. We have derived the statements of operations data for the years ended December 31, 2006, 2007 and 2008, and the balance sheet data as of December 31, 2007 and 2008 from our audited consolidated financial statements appearing elsewhere in this prospectus. We have derived the statements of operations data for the three months ended March 31, 2008 and 2009 and balance sheet data as of March 31, 2009 from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The summary financial data presented below represent portions of our financial statements and are not complete. You should read this information in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

The pro forma as adjusted consolidated statements of operations for the year ended December 31, 2008 and for the three months ended March 31, 2009 give effect to (1) the assumed 1 for       reverse split of our common stock to occur prior to the closing of this offering, (2) the conversion of all shares of our issued and outstanding preferred stock into       shares of common stock based upon an assumed public offering price of $       per share, the midpoint of the range set forth on the cover page of this prospectus, (3) the issuance of       shares of our common stock at an assumed initial public offering price of $       per share, the midpoint of the range set forth on the cover page of this prospectus, (4) the termination of our existing senior secured credit facility and the borrowings under our new senior secured credit facility, and (5) the application of the estimated net proceeds from this offering as if they had occurred on January 1, 2008. The pro forma as adjusted balance sheet data as of March 31, 2009 gives effect to (1) the assumed 1 for       reverse split of our common stock to occur prior to the closing of this offering, (2) the conversion of all shares of our preferred stock based upon an assumed public offering price of       per share, the midpoint of the range set forth on the cover page of this prospectus, (3) the issuance of       shares of our common stock at an assumed initial public offering price of $       per share, the midpoint of the range set forth on the cover page of this prospectus, (4) the termination of our existing senior secured credit facility and the borrowings under our new senior secured credit facility, and (5) the application of the estimated net proceeds from this offering as if they had occurred on March 31, 2009. The pro forma consolidated financial statement of operations excludes non-recurring charges directly attributable to this offering, including $       million (net of tax) related to payments under our Long Term Cash Incentive Plan and $       million (net of tax) related to the write-off of deferred financing costs associated with our existing senior secured credit facility. You should read this information in conjunction with “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this prospectus.

	Year Ended December 31,
							Pro Forma
							As Adjusted
	2006(1)		2007(1)		2008(1)		2008
	(in thousands, except per share data)

Statement of Operations Data:
Net operating revenues		$1,851,498		$1,991,666		$2,153,362	$
Operating expenses(2)(3)		1,546,956		1,740,484		1,885,168
Depreciation and amortization		46,668		57,297		71,786

Income from operations		257,874		193,885		196,408
Gain on early retirement of debt(4)		—		—		912
Other expense		—		(167)		—
Interest expense, net(5)		(130,538)		(138,052)		(145,423)

Income from continuing operations before income taxes		127,336		55,666		51,897
Income tax expense		43,521		18,699		26,063

Income from continuing operations		83,815		36,967		25,834
Income from discontinued operations, net of tax		12,818		—		—

Net income		96,633		36,967		25,834
Less: Net income attributable to non-controlling interests(6)		1,754		1,537		3,393

Net income attributable to Select Medical Holdings Corporation		94,879		35,430		22,441
Less: Preferred dividends		22,663		23,807		24,972

Net income (loss) available to common and preferred stockholders		$72,216		$11,623		$(2,531)	$

Income (loss) per common share(7):
Basic:
Income (loss) from continuing operations		$0.26		$0.05		$(0.01)
Income from discontinued operations, net of tax		0.06		—		—

Net income (loss)		$0.32		$0.05		$(0.01)

Diluted:
Income (loss) from continuing operations		$0.26		$0.05		$(0.01)
Income from discontinued operations, net of tax		0.06		—		—

Net income (loss)		$0.32		$0.05		$(0.01)

Income (loss) per common share assuming the reverse stock split contemplated by this offering:
Basic:
Income (loss) from continuing operations	$		$		$		$
Income from discontinued operations, net of tax

Net income (loss)	$		$		$		$

Diluted:
Income (loss) from continuing operations	$		$		$		$
Income from discontinued operations, net of tax

Net income (loss)	$		$		$		$

Balance Sheet Data (at end of period):
Cash and cash equivalents		$81,600		$4,529		$64,260
Working capital		59,468		14,730		118,370
Total assets		2,182,524		2,495,046		2,579,469
Total debt		1,538,503		1,755,635		1,779,925
Preferred stock		467,395		491,194		515,872
Total Select Medical Holdings Corporation stockholders’ equity		(169,139)		(165,889)		(174,204)
Segment Data:
Specialty Hospitals(8):
Net operating revenue		$1,378,543		$1,386,410		$1,488,412
Adjusted EBITDA(9)		283,270		217,175		236,388
Outpatient Rehabilitation:
Net operating revenue		470,339		603,413		664,760
Adjusted EBITDA(9)		64,823		75,437		77,279

	Three Months Ended March 31,
					Pro Forma
					As Adjusted
	2008(1)(7)		2009		2009
	(in thousands, except per share data)

Statement of Operations Data:
Net operating revenues		$548,278		$561,172	$
Operating expenses(2)(3)		476,537		475,815
Depreciation and amortization		17,397		17,731

Income from operations		54,344		67,626
Gain on early retirement of debt(4)		—		11,754
Interest expense, net(5)		(36,793)		(34,620)

Income from operations before income taxes		17,551		44,760
Income tax expense		8,542		18,743

Net income		9,009		26,017
Less: Net income attributable to non-controlling interests(6)		309		1,021

Net income attributable to Select Medical Holdings Corporation		8,700		24,996
Less: Preferred dividends		6,084		6,362

Net income available to common and preferred stockholders		$2,616		$18,634	$

Net income per common share:
Basic		$0.01		$0.08
Diluted		$0.01		$0.08
Net income per common share assuming the reverse stock split contemplated by this offering:
Basic	$		$		$
Diluted	$		$		$
Balance Sheet Data (at end of period):
Cash and cash equivalents		$8,180		$12,686
Working capital		105,278		125,800
Total assets		2,554,414		2,558,897
Total debt		1,826,364		1,749,946
Preferred stock		496,983		522,232
Total Select Medical Holdings Corporation stockholders’ equity		(174,203)		(156,419)
Segment Data:
Specialty Hospitals(8):
Net operating revenue		$378,604		$393,232
Adjusted EBITDA(9)		63,243		76,781
Outpatient Rehabilitation:
Net operating revenue		169,577		167,819
Adjusted EBITDA(9)		20,097		21,284

Operating Statistics

The following tables set forth operating statistics for our specialty hospitals and our outpatient rehabilitation clinics for each of the periods presented. The data in the table reflect the changes in the number of specialty hospitals and outpatient rehabilitation clinics we operate that resulted from acquisitions, start-up activities, closures, sales and consolidations. The operating statistics reflect data for the period of time these operations were managed by us.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2006	2007	2008

Specialty hospital data(8):
Number of hospitals — start of period	101	96	87
Number of hospital start-ups	3	3	7
Number of hospitals acquired	—	—	2
Number of hospitals closed/sold	(4)	(8)	(1)
Number of hospitals consolidated	(4)	(4)	(2)

Number of hospitals — end of period	96	87	93

Available licensed beds	3,867	3,819	4,222
Admissions	39,668	40,008	41,177
Patient days	969,590	987,624	1,005,719
Average length of stay (days)	24	25	24
Net revenue per patient day(10)	$1,392	$1,378	$1,453
Occupancy rate	69%	69%	67%
Percent patient days — Medicare	73%	69%	65%
Outpatient rehabilitation data(11):
Number of clinics owned — start of period	553	477	918
Number of clinics acquired	—	570	4
Number of clinic start-ups	12	15	17
Number of clinics closed/sold(12)	(88)	(144)	(59)

Number of clinics owned — end of period	477	918	880
Number of clinics managed — end of period	67	81	76

Total number of clinics (all) — end of period	544	999	956

Number of visits	2,972,243	4,032,197	4,533,727
Net revenue per visit(13)	$94	$100	$102

	Three Months Ended
	March 31,
	2008	2009

Specialty hospital data(8):
Number of hospitals — start of period	87	93
Number of hospital start-ups	5	—
Number of hospitals closed/sold	—	(1)

Number of hospitals — end of period	92	92

Available licensed beds	4,111	4,172
Admissions	10,736	10,805
Patient days	259,559	256,273
Average length of stay (days)	25	24
Net revenue per patient day(10)	$1,432	$1,508
Occupancy rate	71%	68%
Percent patient days — Medicare	67%	65%
Outpatient rehabilitation data:
Number of clinics owned — start of period	918	880
Number of clinics acquired	—	1
Number of clinic start-ups	5	—
Number of clinics closed/sold	(18)	(6)

Number of clinics owned — end of period	905	875
Number of clinics managed — end of period	80	73

Total number of clinics (all) — end of period	985	948

Number of visits	1,155,907	1,096,296
Net revenue per visit(13)	$103	$103

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1, Organization and Significant Accounting Policies — Recent Accounting Pronouncements, in our audited consolidated financial statements and Note 2, Accounting Policies — Recent Accounting Pronouncements, in our interim unaudited consolidated financial statements for additional information.

(2)	Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.
(3)	Includes compensation expense related to restricted stock and stock options for the years ended December 31, 2006, 2007, and 2008 and for the three months ended March 31, 2008 and 2009.
(4)	In the year ended December 31, 2008, we paid approximately $1.0 million to repurchase and retire a portion of Select’s 7 5/8% senior subordinated notes. These notes had a carrying value of $2.0 million. The gain on early retirement of debt recognized was net of the write-off of unamortized deferred financing costs related to the debt. During the three months ended March 31, 2009, we paid approximately $19.0 million to repurchase and retire a portion of Select’s 7 5/8% senior subordinated notes. These notes had a carrying value of $31.5 million. The gain on early retirement of debt recognized was net of the write-off of unamortized deferred financing costs related to the debt.
(5)	Interest expense, net equals interest expense minus interest income.
(6)	Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.
(7)	Adjusted for the adoption of FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” See Note 14 in our audited consolidated financial statements and Note 8 in our interim unaudited consolidated financial statements for additional information.
(8)	Specialty hospitals consist of long term acute care hospitals and inpatient rehabilitation facilities.
(9)	We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, income from discontinued operations, gain on early retirement of debt, stock compensation expense, other expense and non-controlling interests. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. See footnote 13 to our audited consolidated financial statements and footnote 7 to our interim unaudited consolidated financial statements for the period ended March 31, 2009 for a reconciliation of net income to Adjusted EBITDA as utilized by us in reporting our segment performance in accordance with SFAS No. 131.
(10)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenues by the total number of patient days.
(11)	Outpatient rehabilitation data has been restated to remove the clinics operated by Canadian Back Institute Limited, which we refer to as “CBIL,” which was sold on March 31, 2006 and is being reported as a discontinued operation in 2006.
(12)	The number of clinics closed/sold for the year ended December 31, 2007 relate primarily to clinics closed in connection with the restructuring plan for integrating the acquisition of HealthSouth Corporation’s outpatient rehabilitation division.
(13)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include contract services revenue.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors and the other information in this prospectus, including our consolidated financial statements and related notes, before you decide to purchase our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Relating to Our Business and Industry

If there are changes in the rates or methods of government reimbursements for our services, our net operating revenues and profitability could decline.

Approximately 46% and 48% of our net operating revenues for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively, came from the highly regulated federal Medicare program. In recent years, through legislative and regulatory actions, the federal government has made substantial changes to various payment systems under the Medicare program. President Obama has proposed comprehensive reforms to the healthcare system, including changes to the methods for, and amounts of, Medicare reimbursement. President Obama’s proposals would significantly reduce payments from Medicare and Medicaid over the next ten years. Reforms or other changes to these payment systems, including modifications to the conditions on qualification for payment, bundling payments to cover both acute and post-acute care or the imposition of enrollment limitations on new providers, may be proposed or could be adopted, either by the U.S. Congress or by the Centers for Medicare & Medicaid Services, or “CMS.” If revised regulations are adopted, the availability, methods and rates of Medicare reimbursements for services of the type furnished at our facilities could change. Some of these changes and proposed changes could adversely affect our business strategy, operations and financial results. In addition, there can be no assurance that any increases in Medicare reimbursement rates established by CMS will fully reflect increases in our operating costs.

We conduct business in a heavily regulated industry, and changes in regulations, new interpretations of existing regulations or violations of regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

•	facility and professional licensure, including certificates of need;

•	conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse and physician self-referral;

•	addition of facilities and services and enrollment of newly developed facilities in the Medicare program;

•	payment for services; and

•	safeguarding protected health information.

Both federal and state regulatory agencies inspect, survey and audit our facilities to review our compliance with these laws and regulations. While our facilities intend to comply with existing licensing, Medicare certification requirements and accreditation standards, there can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. A determination by any of these regulatory authorities that a facility is not in compliance with these requirements could lead to the imposition of requirements that the facility takes corrective action, assessment of fines and penalties, or loss of licensure, Medicare certification or accreditation. These consequences could have an adverse effect on our company.

In addition, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry. The ongoing investigations relate to, among other things, various referral practices, cost reporting, billing practices, physician ownership and joint ventures involving hospitals. In the future, different interpretations or enforcement of these laws and regulations could subject us to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs. These changes may increase our operating expenses and reduce our operating revenues. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to any related investigation or other enforcement action. See “Business — Government Regulations.”

Compliance with changes in federal regulations applicable to long term acute care hospitals operated as “hospitals within hospitals” or as “satellites” may have an adverse effect on our future net operating revenues and profitability.

On August 11, 2004, CMS published final regulations applicable to long term acute care hospitals that are operated as “hospitals within hospitals” or as “satellites.” We collectively refer to hospitals within hospitals and satellites as “HIHs,” and we refer to the CMS final regulations as the “final regulations.” HIHs are separate hospitals located in space leased from, and located in or on the same campus of, another hospital. We refer to such other hospitals as “host” hospitals.

Effective for hospital cost reporting periods beginning on or after October 1, 2004, the final regulations, subject to certain exceptions, provide lower rates of reimbursement to HIHs for those Medicare patients admitted from their host hospitals that are in excess of a specified percentage threshold. For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25% except for HIHs located in rural areas or co-located with an “MSA dominant” hospital or single urban hospital (as defined by the current regulations) where the percentage is no more than 50%, nor less than 25%. Certain grandfathered HIHs were initially excluded from the Medicare admission threshold in the August 11, 2004 final regulations. Grandfathered HIHs refer to certain HIHs that were in existence on or before September 30, 1995, and grandfathered satellite facilities refer to satellites of grandfathered HIHs that were in existence on or before September 30, 1999.

For HIHs that meet specified criteria and were in existence as of October 1, 2004, including all but two of our then existing grandfathered HIHs, the Medicare admissions thresholds were phased in over a four year period starting with hospital cost reporting periods beginning on or after October 1, 2004, as follows: (1) for discharges during the cost reporting period beginning on or after October 1, 2004 and before October 1, 2005, the Medicare admissions threshold was the Fiscal 2004 Percentage (as defined below) of Medicare discharges admitted from the host hospital; (2) for discharges during the cost reporting period beginning on or after October 1, 2005 and before October 1, 2006, the Medicare admissions threshold was the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 75%; (3) for discharges during the cost reporting period beginning on or after October 1, 2006 and before October 1, 2007, the Medicare admissions threshold was the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 50%; and (4) for discharges during cost reporting periods beginning on or after October 1, 2007, the Medicare admissions threshold is 25%.

The Medicare, Medicaid, and SCHIP Extension Act of 2007, or the “SCHIP Extension Act,” (as amended by the American Recovery and Reinvestment Act, the “ARRA”) generally limits the application of the Medicare admission threshold on HIHs in existence on October 1, 2004 and subject to the four year phase in described above. For these HIHs, the admission threshold is no lower than 50% for a three year period to commence on a long term acute care hospital’s, or “LTCH’s,” first cost reporting period to begin on or after October 1, 2007. Under the SCHIP Extension Act, for HIHs located in rural areas the percentage threshold is no more than 75% for the same three year period. For HIHs that are co-located with MSA dominant hospitals or single urban hospitals, the percentage threshold is no more than 75% during the same three year period or the percentage of total Medicare discharges in the MSA in which the hospital is located that are from the co-located hospital. In the 2008 rate year final rule, CMS applied the Medicare admissions threshold to admissions to grandfathered HIHs and grandfathered satellites from co-located hospitals. The SCHIP Extension Act delays application of the admissions threshold on grandfathered HIHs for a three year period commencing on the first cost reporting period beginning on or after July 1, 2007. The ARRA limits application of the admission threshold to no more than 50% of Medicare admissions to grandfathered satellites from a co-located hospital for a three year period commencing on the first cost reporting period beginning on or after July 1, 2007. As of March 31, 2009, we had 65 LTCH HIHs; three of these HIHs were subject to a maximum 25% Medicare admission threshold, 18 of these HIHs were co-located with a MSA dominate hospital or single urban hospital and were subject to a Medicare admission threshold between 25% and 75%, 39 of these HIHs were subject to a maximum 50% Medicare admissions threshold, two of these HIHs were located in a rural area and were subject to a maximum 75% Medicare admission threshold, and three of these HIHs were grandfathered HIHs and not subject to a Medicare admission threshold.

With respect to any HIH, “Fiscal 2004 Percentage” means the percentage of all Medicare patients discharged by such HIH during its cost reporting period beginning on or after October 1, 2003 and before October 1, 2004 who were admitted to such HIH from its host hospital. In no event, however, is the Fiscal 2004 Percentage less than 25%.

Because these rules are complex and are based on the volume of Medicare admissions from our host hospitals as a percent of our overall Medicare admissions, we cannot predict with any certainty the impact on our future net operating revenues of compliance with these regulations. However, after the expiration of the three year moratorium provided by the SCHIP Extension Act, we expect an adverse financial impact beginning for cost reporting periods on or after December 29, 2010, when the Medicare admissions thresholds decline to 25%.

Expiration of the moratorium imposed on certain federal regulations otherwise applicable to long term acute care hospitals operated as free-standing or grandfathered “hospitals within hospitals” or grandfathered “satellites” will have an adverse effect on our future net operating revenues and profitability.

All Medicare payments to our long term acute care hospitals are made in accordance with a prospective payment system specifically applicable to long term acute care hospitals, referred to as “LTCH-PPS.” On May 1, 2007, CMS published its annual payment rate update for the 2008 LTCH-PPS rate year, or RY 2008. We refer to such rate update as the May 2007 final rule. The May 2007 final rule makes several changes to LTCH-PPS payment methodologies and amounts during RY 2008. As described below, however, many of these changes have been postponed for a three year period by the SCHIP Extension Act.

For cost reporting periods beginning on or after July 1, 2007, the May 2007 final rule expanded the current Medicare HIH admissions threshold to apply to Medicare patients admitted from any individual hospital. Previously, the admissions threshold was applicable only to Medicare HIH admissions from hospitals co-located with an LTCH or satellite of an LTCH. Under the May 2007 final rule, free-standing LTCHs and grandfathered LTCH HIHs are subject to the Medicare admission thresholds, as well as HIHs that admit Medicare patients from non-co-located hospitals. To the extent that any LTCH’s or LTCH satellite facility’s discharges that are admitted from an individual hospital (regardless of whether the referring hospital is co-located with the LTCH or LTCH satellite) exceed the applicable percentage threshold during a particular cost reporting period, the payment rate for those discharges would be subject to a downward payment adjustment. Cases admitted in excess of the applicable threshold will be reimbursed at a rate comparable to that under general acute care inpatient prospective payment system, or “IPPS.” IPPS rates are generally lower than LTCH-PPS rates. Cases that reach outlier status in the discharging hospital would not count toward the limit and would be paid under LTCH-PPS.

The SCHIP Extension Act, as amended, postpones the application of the percentage threshold to free-standing LTCHs and grandfathered HIHs for a three year period commencing on an LTCH’s first cost reporting period on or after July 1, 2007. However, the SCHIP Extension Act does not postpone the application of the percentage threshold, or the transition period stated above, to Medicare patients discharged from an LTCH HIH or satellite that were admitted from a non-co-located hospital. In addition, the SCHIP Extension Act, as interpreted by CMS, does not provide relief from the application of the threshold for patients admitted from a co-located hospital to certain non-grandfathered HIHs.

Of the 87 long term acute care hospitals we operated as of March 31, 2009, 22 were operated as free-standing hospitals and three qualified as grandfathered LTCH HIHs. If the May 2007 rule is applied as currently written, there will be an adverse financial impact to our net operating revenues and profitability when the moratorium expires.

The moratorium on the Medicare certification of new long term care hospitals and beds in existing long term care hospitals will limit our ability to increase long term acute care hospital bed capacity, expand into new areas or increase services in existing areas we serve.

The SCHIP Extension Act imposed a three year moratorium beginning on December 29, 2007 on the establishment and classification of new LTCHs, LTCH satellite facilities and LTCH beds in existing LTCH or satellite facilities. The moratorium does not apply to LTCHs that, before December 29, 2007, (1) began the qualifying period for payment under the LTCH-PPS, (2) had a written agreement with an unrelated party for the construction, renovation, lease or demolition for a LTCH and had expended at least 10% of the estimated cost of the project or $2,500,000 or (3) had obtained an approved certificate of need. The moratorium also does not apply to an increase in beds in an existing hospital or satellite facility if the LTCH is located in a state where there is only one other LTCH and the LTCH requests an increase in beds following the closure or the decrease in the number of beds of the other LTCH. Since we may still acquire LTCHs that were in existence prior to December 29, 2007, we do not expect this moratorium to materially impact our strategy to expand by acquiring additional LTCHs if such LTCHs can be acquired at attractive valuations. This moratorium, however, may still otherwise adversely affect our ability to increase long term acute care bed capacity, expand into new areas or increase bed capacity in existing areas we serve.

Government implementation of recent changes to Medicare’s method of reimbursing our long term acute care hospitals will reduce our future net operating revenues and profitability.

The May 2007 final rule changed the payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for each long term care diagnosis-related group, or “LTC-DRG” (also referred to as “short-stay outlier” or “SSO” cases). Under this methodology, as a patient’s length of stay increases, the percentage of the per diem amount based upon the IPPS component decreases and the percentage based on the LTC-DRG component increases. For the three year period beginning on December 29, 2007, the SCHIP Extension Act delays the SSO policy changes made in the May 2007 final rule. In an interim final rule dated May 6, 2008, CMS revised the regulations to provide that the change in the SSO policy adopted in the RY 2008 annual payment update does not apply for a three year period beginning with discharges occurring on or after December 29, 2007 and before December 29, 2010. The implementation of the payment methodology for short-stay outliers discharged after December 29, 2010 will reduce our future net operating revenues and profitability.

A long term acute care hospital is paid a pre-determined fixed amount for Medicare patients under LTCH-PPS depending upon the LTC-DRG to which each patient is assigned. LTCH-PPS includes special payment policies that adjust the payments for some patients based on a variety of factors. On May 2, 2006, CMS released its final annual payment rate updates for the 2007 LTCH-PPS rate year. We refer to such May 2006 rule as the May 2006 final rule. The May 2006 final rule made several changes to LTCH-PPS payment methodologies and amounts. For discharges occurring on or after July 1, 2006, the rule changed the payment methodology for SSO cases. Payment for these patients was previously based on the lesser of (1) 120% of the cost of the case, (2) 120% of the LTC-DRG specific per diem amount multiplied by the patient’s length of stay or (3) the full LTC-DRG payment. The May 2006 final rule modified the limitation in clause (1) above to reduce payment for SSO cases to 100% (rather than 120%) of the cost of the case. The final rule also added a fourth limitation, capping payment for SSO cases at a per diem rate derived from blending 120% of the LTC-DRG specific per diem amount with a per diem rate based on the general acute care hospital IPPS. Under this methodology, as a patient’s length of stay increases, the percentage of the per diem amount based upon the IPPS component decreases and the percentage based on the LTC-DRG component increases.

On May 1, 2007, CMS published its final annual payment rate updates for the 2007 LTCH-PPS rate year. The May 2007 final rule further revised the payment adjustment for SSO cases. Beginning with discharges on or after July 1, 2007, for cases with a length of stay that is less than the average length of stay plus one standard deviation for the same diagnosis-related group, or “DRG,” under IPPS, referred to as the so-called “IPPS comparable threshold,” the rule effectively lowered the LTCH payment to a rate based on the general acute care hospital IPPS. SSO cases with covered lengths of stay that exceed the IPPS comparable threshold would continue to be paid under the SSO payment policy described above under the May 2006 final rule. Cases with a covered length of stay less than or equal to the IPPS comparable threshold and less than five-sixths of the geometric average length of stay for that LTC-DRG would be paid at an amount comparable to the IPPS per diem. As previously stated, the SCHIP Extension Act delays the SSO policy changes made in the May 2007 final rule for the three year period beginning on December 29, 2007.

CMS estimated that the changes in the May 2006 final rule would result in an approximately 3.7% decrease in LTCH Medicare payments-per-discharge compared to the 2006 rate year, largely attributable to the revised SSO payment methodology. We estimated that the May 2006 final rule reduced Medicare revenues associated with SSO cases and high-cost outlier cases to our long term acute care hospitals by approximately $29.3 million for the 2007 rate year (July 1, 2006 to June 30, 2007). Of this amount, we estimated an effect of approximately $15.3 million on our Medicare payments for 2007 and $14.0 million on our Medicare payments for 2006. Additionally, had CMS updated the LTCH-PPS standard federal rate by the 2007 estimated market basket index of 3.4% rather than applying the zero-percent update, we estimated that we would have received approximately $31.0 million in additional annual Medicare revenues. We based this increase on our historical Medicare patient volumes and revenues (such revenues would have been paid to our hospitals for discharges beginning on or after July 1, 2006). See “Business — Government Regulations — Regulatory Changes” and “Business — Government Regulations — Overview of U.S. and State Government Reimbursements — Long term acute care hospital Medicare reimbursement.”

If our long term acute care hospitals fail to maintain their certifications as long term acute care hospitals or if our facilities operated as HIHs fail to qualify as hospitals separate from their host hospitals, our net operating revenues and profitability may decline.

All of our 87 long term acute care hospitals are currently certified by Medicare as long term acute care hospitals. Long term acute care hospitals must meet certain conditions of participation to enroll in, and seek payment from, the Medicare program as a long term acute care hospital, including, among other things, maintaining an average length of stay for Medicare patients in excess of 25 days. Similarly, our HIHs must meet conditions of participation in the Medicare program, which include additional criteria establishing separateness from the hospital with which the HIH shares space. If our long term acute care hospitals or HIHs fail to meet or maintain the standards for certification as long term acute care hospitals, they will receive payment under the general acute care hospitals IPPS which is generally lower than payment under the system applicable to long term acute care hospitals. Payments at rates applicable to general acute care hospitals would result in our long term acute care hospitals receiving significantly less Medicare reimbursement than they currently receive for their patient services.

Implementation of additional patient or facility criteria for LTCHs that limit the population of patients eligible for our hospitals’ services or change the basis on which we are paid could adversely affect our net operating revenue and profitability.

CMS and industry stakeholders have, for a number of years, explored the development of facility and patient certification criteria for LTCHs, potentially as an alternative to the current specific payment adjustment features of LTCH-PPS. In its June 2004 “Report to Congress,” the Medical Payment Advisory Commission recommended the adoption by CMS of new facility staffing and services criteria and patient clinical characteristics and treatment requirements for LTCHs in order to ensure that only appropriate patients are admitted to these facilities. The Medical Payment Advisory Commission is an independent federal body that advises Congress on issues affecting the Medicare program. After the Medical Payment Advisory Commission’s recommendation, CMS awarded a contract to Research Triangle Institute International to examine such recommendation. However, while acknowledging that Research Triangle Institute International’s findings are expected to have a substantial impact on future Medicare policy for LTCHs, CMS stated in the May 2006 final rule that many of the specific payment adjustment features of LTCH-PPS then in place may still be necessary and appropriate even with the development of patient- and facility-level criteria for LTCHs. In the preamble to the RY 2009 LTCH-PPS proposed rule, CMS indicated that Research Triangle Institute International continues to work with the clinical community to make recommendations to CMS regarding payment and treatment of critically ill patients in LTCHs. The SCHIP Extension Act requires the Secretary of the Department of Health and Human Services to conduct a study and submit a report to Congress by June 29, 2009 on the establishment of national LTCH facility and patient criteria and to consider the recommendations contained in the Medical Payment Advisory Commission’s June 2004 report to Congress. Implementation of additional criteria that may limit the population of patients eligible for our hospitals’ services or change the basis on which we are paid could adversely affect our net operating revenues and profitability. See “Business — Government Regulations — Overview of U.S. and State Government Reimbursements — Long term acute care hospital Medicare reimbursement.”

Implementation of modifications to the admissions policies of our inpatient rehabilitation facilities as required in order to achieve compliance with Medicare regulations may result in a reduction of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability.

All five of our acute medical rehabilitation hospitals are currently certified by Medicare as inpatient rehabilitation facilities, or “IRFs”. In order for these facilities to be eligible for payment under the IRF prospective payment system (“IRF-PPS”) for services provided to Medicare patients, each IRF must establish that, during its most recent 12-month cost reporting period, it served an inpatient population requiring intensive rehabilitation services. In particular, for cost reporting periods beginning on or after July 1, 2005, at least 60 percent of an IRFs inpatient population must require intensive rehabilitation services for treatment of one or more of 13 specific conditions with specified comorbidities counting toward this threshold.

In order to comply with Medicare inpatient rehabilitation facility certification criteria, it may be necessary for us to implement more restrictive admissions policies at our inpatient rehabilitation facilities and not admit patients whose diagnoses fall outside the specified conditions. Such policies may result in a reduction of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability. See “Business — Government Regulations — Regulatory Changes — Medicare Reimbursement of Inpatient Rehabilitation Facility Services.”

Implementation of annual caps that limit the amount that can be paid for outpatient therapy services rendered to any Medicare beneficiary may reduce our future net operating revenues and profitability.

Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. Congress has established annual caps that limit the amount that can be paid (including deductible and coinsurance amounts) for outpatient therapy services rendered to any Medicare beneficiary. As directed by Congress in the Deficit Reduction Act of 2005, CMS implemented an exception process for therapy expenses incurred in 2006. Under this process, a Medicare enrollee (or person acting on behalf of the Medicare enrollee) was able to request an exception from the therapy caps if the provision of therapy services was deemed to be medically necessary. Therapy cap exceptions were available automatically for certain conditions and on a case-by-case basis upon submission of documentation of medical necessity. The SCHIP Extension Act extended the cap exception process through June 30, 2008. The Medicare Improvements for Patients and Providers Act of 2008 further extended the caps exceptions process through December 31, 2009.

To date, the implementation of the therapy caps has not had a material adverse effect on our business. However, if the exception process to therapy caps expires and is not renewed, our future net operating revenues and profitability may decline. For the year ended December 31, 2008 and the three months ended March 31, 2009, we received approximately 9.5% and 9.6%, respectively, of our outpatient rehabilitation net operating revenues from Medicare. See “Business — Government Regulations — Regulatory Changes — Medicare Reimbursement of Outpatient Rehabilitation Services.”

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

The Health Insurance Portability and Accountability Act of 1996 required the United States Department of Health and Human Services to adopt standards to protect the privacy and security of individually identifiable health-related information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed. The security regulations require health care providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically.

Violations of the Health Insurance Portability and Accountability Act of 1996 could result in civil or criminal penalties. In addition, there are numerous Federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state and could impose additional penalties. We have developed a comprehensive set of policies and procedures in our efforts to comply with the Health Insurance Portability and Accountability Act of 1996 and other privacy laws. Our compliance officers and information security officers are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with the Health Insurance Portability and Accountability Act of 1996 and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

As a result of increased post-payment reviews of claims we submit to Medicare for our services, we may incur additional costs and may be required to repay amounts already paid to us.

We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of new government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted to LTCHs, and audits of Medicare claims under the Recovery Audit Contractor program, which is transitioning to a national program. These additional post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare that are determined to have been overpaid.

Future acquisitions may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions of specialty hospitals, outpatient rehabilitation clinics and other related health care facilities and services. These acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses and expenses that could have a material adverse effect on our financial condition and results of operations. Acquisitions (such as our acquisition of HealthSouth Corporation’s outpatient rehabilitation division) involve numerous risks, including:

•	difficulty and expense of integrating acquired personnel into our business;

•	diversion of management’s time from existing operations;

•	potential loss of key employees or customers of acquired companies; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

We cannot assure you that we will succeed in obtaining financing for acquisitions at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired hospitals and outpatient rehabilitation clinics profitably or succeed in achieving improvements in their financial performance.

Future cost containment initiatives undertaken by private third-party payors may limit our future net operating revenues and profitability.

Initiatives undertaken by major insurers and managed care companies to contain healthcare costs affect the profitability of our specialty hospitals and outpatient rehabilitation clinics. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

If we fail to maintain established relationships with the physicians in the areas we serve, our net operating revenues may decrease.

Our success is partially dependent upon the admissions and referral practices of the physicians in the communities our hospitals and our outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the local areas that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals’ admissions and clinics’ businesses may decrease, and our net operating revenues may decline.

Changes in federal or state law limiting or prohibiting certain physician referrals may preclude physicians from investing in our hospitals or referring to hospitals in which they already own an interest.

The federal self referral law, or “Stark Law,” 42 U.S.C. § 1395nn, prohibits a physician who has a financial relationship with an entity from referring his or her Medicare or Medicaid patients to that entity for certain designated health services, including inpatient and outpatient hospital services. Under current law, physicians who have a direct or indirect ownership interest in a hospital will not be prohibited from referring to the hospital because of the applicability of the “whole hospital exception” to the Stark Law. Various bills recently introduced in Congress have included provisions that further restrict physician ownership in hospitals to which the physician refers patients. These provisions would typically limit the Stark Law’s “whole hospital exception” to existing hospitals with physician ownership. Physicians with ownership in “new” hospitals would be prohibited from referring to that hospital. Certain requirements and limitations would also be placed on existing hospitals with physician ownership, such as limiting the expansion of any such hospital and limiting the amount and terms of physician investment. Furthermore, initiatives are underway in some states to restrict physician referrals to physician-owned hospitals. Currently, nine of our hospitals have physicians as minority owners. The aggregate revenue of these nine hospitals was $151.1 million for the year ended 2008, or approximately 7.0% of our revenues for the year ended December 31, 2008. The average physician minority ownership of these hospitals was approximately 12.3% for the year ended December 31, 2008. There can be no assurance that new legislation or regulation prohibiting or limiting physician referrals to physician-owned hospitals will not be successfully enacted in the future. If such federal or state laws are adopted, among other outcomes, physicians who have invested in, or considered investing in, our hospitals could be precluded from referring to, investing in or continuing to be physician owners of a hospital. In addition, expansion of our physician-owned hospitals may be limited, and the revenues, profitability and overall financial performance of our hospitals may be negatively affected.

Shortages in qualified nurses or therapists could increase our operating costs significantly.

Our specialty hospitals are highly dependent on nurses for patient care and our outpatient rehabilitation clinics are highly dependant on therapists for patient care. The availability of qualified nurses and therapists nationwide has declined in recent years, and the salaries for nurses and therapists have risen accordingly. We cannot assure you we will be able to attract and retain qualified nurses or therapists in the future. Additionally, the cost of attracting and retaining nurses and therapists may be higher than we anticipate, and as a result, our profitability could decline.

Competition may limit our ability to acquire hospitals and clinics and adversely affect our growth.

We have historically faced limited competition in acquiring specialty hospitals and outpatient rehabilitation clinics, but we may face heightened competition in the future. Our competitors may acquire or seek to acquire many of the hospitals and clinics that would be suitable acquisition candidates for us. This increased competition could hamper our ability to acquire companies, or such increased competition may cause us to pay a higher price than we would otherwise pay in a less competitive environment. Increased competition from both strategic and financial buyers could limit our ability to grow by acquisitions or make our cost of acquisitions higher and therefore decrease our profitability.

If we fail to compete effectively with other hospitals, clinics and healthcare providers in our local areas, our net operating revenues and profitability may decline.

The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics and other healthcare providers for patients. If we are unable to compete effectively in the specialty hospital and outpatient rehabilitation businesses, our net operating revenues and profitability may decline. Many of our specialty hospitals operate in geographic areas where we compete with at least one other hospital that provides similar services. Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers. Other outpatient rehabilitation clinics in local areas we serve may have greater name recognition and longer operating histories than our clinics. The managers of these clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals.

Our business operations could be significantly disrupted if we lose key members of our management team.

Our success depends to a significant degree upon the continued contributions of our senior officers and key employees, both individually and as a group. Our future performance will be substantially dependent in particular on our ability to retain and motivate four key employees, Rocco A. Ortenzio, our Executive Chairman, Robert A. Ortenzio, our Chief Executive Officer, Patricia A. Rice, our President and Chief Operating Officer, and Martin F. Jackson, our Executive Vice President and Chief Financial Officer. We currently have an employment agreement in place with each of Messrs. Rocco and Robert Ortenzio and Ms. Rice and a change in control agreement with Mr. Jackson. Each of these individuals also has a significant equity ownership in our company. We have no reason to believe that we will lose the services of any of these individuals in the foreseeable future; however, we currently have no effective replacement for any of these individuals due to their experience, reputation in the industry and special role in our operations. We also do not maintain any key life insurance policies for any of our employees. The loss of the services of any of these individuals would disrupt significant aspects of our business, could prevent us from successfully executing our business strategy and could have a material adverse affect on our results of operations.

Significant legal actions as well as the cost and possible lack of available insurance could subject us to substantial uninsured liabilities.

Physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. We are also subject to lawsuits under federal and state whistleblower statutes designed to combat fraud and abuse in the healthcare industry. These whistleblower lawsuits are not covered by insurance and can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits.

We currently maintain professional malpractice liability insurance and general liability insurance coverages under a combination of policies with a total annual aggregate limit of $30.0 million. Our insurance for the professional liability coverage is written on a “claims-made” basis and our commercial general liability coverage is maintained on an “occurrence” basis. These coverages are generally subject to a self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. We review our insurance program annually and may make adjustments to the amount of insurance coverage and self-insured retentions in future years. In recent years, many insurance underwriters have become more selective in the insurance limits and types of coverage they will provide as a result of rising settlement costs. Insurance underwriters, in some instances, will no longer underwrite risk in certain states that have a history of high medical malpractice awards. There can be no assurance that malpractice insurance will be available in certain states in the future nor that we will be able to obtain insurance coverage at a reasonable price. Since our professional liability insurance is on a claims-made basis, any failure to obtain malpractice insurance in any state in the future would increase our exposure not only to claims arising such state in the future but also to claims arising from injuries that may have already occurred but which had not been reported during the period in which we previously had insurance coverage in that state. In addition, our insurance coverage does not cover punitive damages and may not cover all claims against us. See “Business — Government Regulations — Other Healthcare Regulations.”

Concentration of ownership among our existing executives, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Upon completion of this offering, Welsh Carson and Thoma Cressey will beneficially own approximately     % and  %, respectively, of our outstanding common stock. Our executives, directors and principal stockholders, including Welsh Carson and Thoma Cressey, will beneficially own, in the aggregate, approximately     % of our outstanding common stock. As a result, these stockholders will have significant control over our management and policies and will be able to exercise influence over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. The directors elected by these stockholders will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This influence may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

We are a holding company and therefore depend on our subsidiaries to service our obligations under our indebtedness and for any funds to pay dividends to our stockholders. Our ability to repay our indebtedness or pay dividends to our stockholders depends entirely upon the performance of our subsidiaries and their ability to make distributions.

We have no operations of our own and derive all of our revenues and cash flow from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under our 10% senior subordinated notes and senior floating rate notes, or to make any funds available therefor, whether by dividend, distribution, loan or other payments. In addition, any of our rights in the assets of any of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary’s creditors, including lenders under our new senior secured credit facility and holders of Select’s 7 5/8% senior subordinated notes. On a pro forma as adjusted basis giving effect to this offering and the use of proceeds therefrom, our total consolidated balance sheet liabilities as of March 31, 2009 were $      million, of which $      million constituted indebtedness, including $      million of indebtedness (excluding $24.2 million of letters of credit) under our new senior secured credit facility, $626.5 million of Select’s 7 5/8% senior subordinated notes, $136.0 million of our 10% senior subordinated notes and $175.0 million of our senior floating rate notes. Our total consolidated balance sheet liabilities as of March 31, 2009 were $2,185.2 million, of which $1,749.9 million constituted indebtedness, including $804.8 million of indebtedness (excluding $24.2 million of letters of credit) under our existing senior secured credit facility, $626.5 million of Select’s 7 5/8% senior subordinated notes, $136.0 million of our 10% senior subordinated notes and $175.0 million of our senior floating rate notes. In addition, as of such date, Select would have been able to borrow up to an additional $125.8 million under our existing senior secured credit facility. We and our restricted subsidiaries may incur additional debt in the future, including borrowings under our new senior secured credit facility.

We depend on our subsidiaries, which conduct the operations of the business, for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments of principal and interest on our indebtedness. We would also depend on our subsidiaries for any funds to pay dividends to our stockholders. In the event our subsidiaries are unable to pay dividends to us, we may not be able to service debt, pay obligations or pay dividends on common stock. The terms of our existing senior secured credit facility and the terms of the indentures governing Select’s 7 5/8% senior subordinated notes restrict Select and its subsidiaries from, in each case, paying dividends or otherwise transferring its assets to us, and we expect our new senior secured credit facility to contain similar restrictions. Such restrictions include, among others, financial covenants, prohibition of dividends in the event of a default and limitations on the total amount of dividends. In addition, legal and contractual restrictions in agreements governing other current and future indebtedness, as well as financial condition and operating requirements of our subsidiaries, currently limit and may, in the future, limit our ability to obtain cash from our subsidiaries. The earnings from other available assets of our subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to make payments in respect of our indebtedness when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit such subsidiaries to provide us with sufficient dividends, distributions or loans to fund interest and principal payments on our indebtedness when due. If our subsidiaries are unable to make dividends or otherwise distribute funds to us, we may not be able to satisfy the terms of our indebtedness, there will not be sufficient funds remaining to make distributions to our stockholders and the value of your investment in our common stock will be materially decreased.

Our substantial indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business.

We have a substantial amount of indebtedness. On a pro forma as adjusted basis giving effect to this offering and the use of proceeds therefrom, as of March 31, 2009 we had approximately $      million of total indebtedness. As of

March 31, 2009, we had approximately $1,749.9 million of total indebtedness. For the year ended December 31, 2008 and the three month period ended March 31, 2009, our principal repayments on indebtedness, including our repayments under our revolving credit facility net of borrowings were $13.5 million and $23.1 million, respectively. Additionally, for the year ended December 31, 2008 and the three month period ended March 31, 2009, we paid cash interest of $135.8 million and $53.5 million, respectively on our indebtedness.

Our indebtedness could have important consequences to you. For example, it:

•	requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, development activity, acquisitions and other general corporate purposes;

•	increases our vulnerability to adverse general economic or industry conditions;

•	limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•	makes us more vulnerable to increases in interest rates, as borrowings under our existing senior secured credit facility and the senior floating rate notes are, and we expect borrowings under our new senior secured credit facility will be, at variable rates;

•	limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specified changes of control in our ownership; and

•	places us at a competitive disadvantage compared to our competitors that have less indebtedness.

See “Description of Indebtedness,” “Unaudited Pro Forma Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Our new senior secured credit facility will likely require, and our existing senior secured credit facility currently requires, Select to comply with certain financial covenants, the default of which may result in the acceleration of certain of our indebtedness.

We expect to enter into a new senior secured credit facility upon the consummation of the offering. We expect that our new senior secured credit facility will contain financial covenants and will allow the lenders to elect to terminate borrowing commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable in the event of our failure to comply with those financial covenants.

In addition, our existing senior secured credit facility requires Select to maintain certain interest expense coverage ratios and leverage ratios which become more restrictive over time. For the four consecutive fiscal quarters ended March 31, 2009, Select was required to maintain an interest expense coverage ratio (its ratio of consolidated EBITDA to cash interest expense) for the prior four consecutive quarters of at least 1.75 to 1.00. As of March 31, 2009, Select was required to maintain its leverage ratio (its ratio of total indebtedness to consolidated EBITDA for the prior four consecutive fiscal quarters) at less than 5.50 to 1.00. On a pro forma as adjusted basis giving effect to this offering and the use of proceeds therefrom, for the four quarters ended March 31, 2009, Select’s interest expense coverage ratio was      to 1.00 and Select’s leverage ratio was      to 1.00 based upon an assumed public offering price of       per share, the midpoint of the range set forth on the cover page of this prospectus. Select’s actual interest expense coverage ratio was 2.10 to 1.00 for the four quarters ended March 31, 2009, and Select’s actual leverage ratio was 5.06 to 1.00 as of March 31, 2009.

While Select has never defaulted on compliance with any of these financial covenants, its ability to comply with these ratios in the future may be affected by events beyond its control. Inability to comply with the required financial ratios could result in a default under our new senior secured credit facility. In the event of any default under our new senior secured credit facility, the lenders under our new senior secured credit facility could elect to terminate borrowing commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be immediately due and payable. Any default under our new senior secured credit facility that results in the acceleration of the outstanding indebtedness under our new senior secured credit facility would also constitute an event of default under Select’s 7 5/8% senior subordinated notes and the senior floating rate notes, and the trustee or holders of each such notes could elect to declare such notes to be immediately due and payable.

See “Description of Indebtedness.”

Despite our substantial level of indebtedness, we and our subsidiaries may be able to incur additional indebtedness. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional indebtedness in the future. Although our new senior secured credit facility, existing senior secured credit facility, the indentures governing each of Select’s 7 5/8% senior subordinated notes and the senior floating rate notes each contain or will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. As of March 31, 2009, we had $125.8 million of revolving loan availability under our existing senior secured credit facility (after giving effect to $24.2 million of outstanding letters of credit). In addition, to the extent new debt is added to our and our subsidiaries’ current debt levels, through borrowings under our new senior secured credit facility or otherwise, the substantial leverage risks described above would increase. See “Description of Indebtedness.”

We are exposed to the credit risk of our payors which in the future may cause us to make larger allowances for doubtful accounts or incur bad debt write-offs.

In the future, due to deteriorating economic conditions or other factors commercial payors may default on their payments to us, and individual patients may default on co-payments and deductibles for which they are responsible under the terms of either commercial insurance programs or Medicare. Although we review the credit risk of our commercial payors regularly, such risks will nevertheless arise from events or circumstances that are difficult to anticipate or control, such as a general economic downturn. As a result of the credit risk exposure of our payors defaulting on their payments to us in the future, we may have to make larger allowances for doubtful accounts or incur bad debt write-offs, both of which may have an adverse impact on our profitability.

Adverse economic conditions could materially adversely affect our net operating revenues in our outpatient rehabilitation segment from commercial payors.

Our net operating revenues may be materially adversely affected by adverse conditions in the general economy that could reduce the frequency of visits by patients of our outpatient rehabilitation clinics. While we believe that patient demand for the services provided by our outpatient rehabilitation clinics will not generally be impacted by the current state of the general economy, adverse economic conditions may result in some patients with commercial insurance electing to defer treatment or decrease the frequency of visits to our outpatient rehabilitation clinics in order to minimize their copay obligations. This could have a material adverse effect on the amount of our net operating revenues in our outpatient rehabilitation segment from commercial payors.

Risks Relating to this Offering

The price of our common stock may be volatile and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons, which include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	additions or departures of our senior management personnel;

•	sales of common stock by our directors and executive officers;

•	sales or distribution of common stock by our sponsors;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	downgrades of our stock or negative research reports published by securities or industry analysts;

•	actions by stockholders; and

•	changes in general conditions in the United States and global economies or financial markets, including those resulting from Acts of God, war, incidents of terrorism or responses to such events.

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

There is no existing market for our common stock and we do not know if one will develop to provide you with adequate liquidity.

There is no existing public market for our common stock. An active market for our common stock may not develop following the completion of this offering, or if it does develop, may not be maintained. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering. In addition, our existing officers, directors and principal stockholders will maintain significant ownership interests in our stock following completion of this offering, which may restrict liquidity in the trading market for our stock.

Future sales of our common stock, including shares purchased in this offering, in the public market could lower our stock price.

Sales of substantial amounts of our common stock in the public market following this offering by our existing stockholders, upon the exercise of outstanding stock options or by persons who acquire shares in this offering may adversely affect the market price of our common stock. Such sales could also create public perception of difficulties or problems with our business. These sales might also make it more difficult for us to sell securities in the future at a time and price that we deem necessary or appropriate.

Upon the completion of this offering, we will have outstanding            shares of common stock, of which:

•	shares are shares that we are selling in this offering and, unless purchased by affiliates, may be resold in the public market immediately after this offering; and

•	shares will be “restricted securities,” as defined in Rule 144 under the Securities Act, and eligible for sale in the public market pursuant to the provisions of Rule 144, of which shares are subject to lock-up agreements and will become available for resale in the public market beginning 180 days after the date of this prospectus.

With limited exceptions, as described under the caption “Underwriters,” these lock-up agreements prohibit a stockholder from selling, contracting to sell or otherwise disposing of any common stock or securities that are convertible or exchangeable for common stock or entering into any arrangement that transfers the economic consequences of ownership of our common stock for at least 180 days from the date of this prospectus. In the event that at least two of the four representatives of the underwriters agree in writing, such representatives may at any time and without notice authorize the release of all or any portion of the securities subject to these lock-up agreements. The representatives of the underwriters have advised us that they have no present intent or agreement to release any shares subject to a lock-up and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, the representatives of the underwriters would consider the particular circumstances surrounding the request including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours. As a result of these lock-up agreements, notwithstanding earlier eligibility for sale under the provisions of Rule 144, none of these shares may be sold until at least 180 days after the date of this prospectus.

At our request, the underwriters have reserved up to           shares, or      of our common stock offered by this prospectus, for sale under a directed share program to our officers, directors, employees, business associates and other individuals who have family or personal relationships with our employees. If any of our current directors or executive officers subject to lock-up agreements purchase these reserved shares, the shares will be restricted from sale under the lock-up agreements. If any of these shares are purchased by other persons, such shares will not be subject to lock-up agreements.

As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These sales might also make it more difficult for us to sell securities in the future at a time and at a price that we deem appropriate.

You will suffer immediate and substantial dilution.

The initial public offering price per share is substantially higher than the pro forma net tangible book value per share immediately after the offering. As a result, you will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. Assuming an offering price of $       per share, the midpoint of the range set forth on the cover page of this prospectus, you will incur immediate and substantial dilution in the amount of $       per share. Purchasers of shares of our common stock in this offering will have contributed approximately      % of the aggregate price paid by all purchasers of our common stock, but will only own      % of the shares of our common stock outstanding after this offering. In addition, as of March 31, 2009, there were outstanding options to purchase           shares of common stock at an average exercise price of $      . If the underwriters exercise their over-allotment option, or if outstanding options to purchase our common stock are exercised, you will experience additional dilution. Any future equity issuances will result in even further dilution to holders of our common stock.

Certain provisions of Delaware law and our certificate of incorporation and bylaws that will be in effect after this offering may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price, and may make it more difficult for our stockholders to remove our board of directors and management.

Provisions in our certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	prohibition on stockholder action through written consents;

•	a requirement that special meetings of stockholders be called only by our board of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	availability of “blank check” preferred stock;

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•	limitations on the removal of directors; and

•	the required approval of at least 66 2/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors and the inability of stockholders to take action by written consent in lieu of a meeting.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or “DGCL.” These provisions may prohibit large stockholders, particularly those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our certificate of incorporation and bylaws and under the DGCL could discourage potential takeover attempts, could reduce the price that investors are willing to pay for shares of our common stock in the future and could potentially result in the market price being lower than they would without these provisions.

Although no shares of preferred stock will be outstanding upon the completion of this offering and although we have no present plans to issue any preferred stock, our certificate of incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock and, therefore, could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock and the foregoing anti-takeover provisions may prevent or frustrate attempts by a third party to acquire control of our company, even if some of our stockholders consider such change of control to be beneficial. See “Description of Capital Stock.”

Since we do not expect to pay any dividends for the foreseeable future, investors in this offering may be forced to sell their stock in order to realize a return on their investment.

We do not anticipate that we will pay any dividends to holders of our common stock for the foreseeable future. Any payment of cash dividends will be at the discretion of our board of directors and will depend on our financial condition, capital requirements, legal requirements, earnings and other factors. Our ability to pay dividends is restricted by the terms of our senior secured credit facilities and might be restricted by the terms of any indebtedness that we incur in the future. Consequently, you should not rely on dividends in order to receive a return on your investment. See “Dividend Policy.”

Affiliates of ours and affiliates of the underwriters will receive a significant portion of the proceeds from this offering.

We estimate that the net proceeds to us from this offering will be approximately $      million, assuming an initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will apply approximately $      million of the proceeds to repay indebtedness under our existing senior secured credit facilities held by affiliates of the underwriters and approximately $      million of the proceeds to make payments to executive officers under our Long Term Cash Incentive Plan. In addition, we expect that           will be lenders under our new senior secured credit facility and will receive fees in connection with our new senior secured credit facility from a portion of the proceeds of this offering. To the extent the proceeds from this offering are used as described above, they will not be available for other corporate purposes.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under “Risk Factors.” The following factors, among others, could cause our actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements:

•	additional changes in government reimbursement for our services may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our long term acute care hospitals to maintain their status as such may cause our net operating revenues and profitability to decline;

•	the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	implementation of modifications to the admissions policies for our inpatient rehabilitation facilities, as required to achieve compliance with Medicare guidelines, may result in a loss of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	future acquisitions may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses or therapists could increase our operating costs significantly;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities;

•	the ability to obtain any necessary or desired waiver or amendment from our lenders may be difficult due to the current uncertainty in the credit markets;

•	the inability to draw funds under our senior secured credit facility because of lender defaults;

•	concentration of ownership among our existing executives, directors and principal stockholders may prevent new investors from influencing significant corporate decisions; and

•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Although we believe that the expectations reflected in the forward-looking statements are reasonable based on our current knowledge of our business and operations, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements apply only as of the date of this prospectus and we assume no obligation to provide revisions to any forward-looking statements should circumstances change.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $      million, assuming an initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase or decrease in the assumed initial public offering price of $      per share would increase or decrease, as applicable, the net proceeds to us by approximately $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $      million.

Concurrently with the consummation of this offering, we expect to terminate our existing senior secured credit facility and enter into a new senior secured credit facility. The consummation of this offering is contingent upon our entering into the new senior secured credit facility on terms acceptable to us.

We intend to use the net proceeds of this offering as follows:

•	To repay indebtedness outstanding under our existing senior secured credit facility (including related fees, expenses and prepayment premiums, if any), in the aggregate amount of approximately $ million. The average interest rate for the year ended December 31, 2008 of our indebtedness under our senior secured credit facilities was 6.1%. Our term loan facility matures on February 24, 2012. The revolving loan facility terminates on February 24, 2011. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, and Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under our senior secured credit facilities and therefore affiliates of these underwriters may receive more than 10% of the entire net proceeds from this offering. As of , 2009, the amounts to be repaid to affiliates of J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated with the proceeds from this offering, assuming an initial public offering price of $ per share, which is the midpoint of the range on the cover of this prospectus, are $ million, $ million and $ million, respectively. In addition, we expect that will be lenders under our new senior secured credit facility and will receive fees in connection with our new senior secured credit facility from a portion of the proceeds of this offering. See “Underwriters.”

•	To pay fees and expenses associated with our entering into our new senior secured credit facility, in the amount of approximately $ million.

•	To make payments under the Long Term Cash Incentive Plan in the amount of approximately $ million, which will be recognized as an expense in the quarter in which the offering occurs. We expect approximately $ million will be paid to Rocco A. Ortenzio, approximately $ million will be paid to Robert A. Ortenzio, approximately $ million will be paid to Patricia A. Rice, approximately $ will be paid to Martin F. Jackson, approximately $ will be paid to S. Frank Fritsch, approximately $ million will be paid to David W. Cross, approximately $ million will be paid to James J. Talalai and approximately $ million will be paid to Michael E. Tarvin.

Any remaining net proceeds will be used for general corporate purposes.

DIVIDEND POLICY

Since its formation, Holdings has not declared or paid cash dividends on its common stock. Any payment of cash dividends on our common stock in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. In addition, our ability to declare and pay dividends is or will be restricted by covenants in our new senior secured credit facility, our existing senior secured credit facility and the indentures governing Select’s 7 5/8% senior subordinated notes and the senior floating rate notes. We currently intend to retain any future earnings to fund the operation, development and expansion of our business and repay outstanding indebtedness, and therefore we do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009:

•	on an actual basis;

•	on a pro forma basis to give effect to the conversion of all shares of our issued and outstanding preferred stock into shares of common stock based upon an assumed public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus; and

•	on a pro forma as adjusted basis to give effect to (1) the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated fees and expenses payable by us, (2) the conversion of all shares of our issued and outstanding preferred stock into shares of common stock based upon an assumed public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, (3) the termination of our existing senior secured credit facility and the borrowings under our new senior secured credit facility, and (4) the application of the net proceeds of this offering as described under “Use of Proceeds,” as if the events had occurred on March 31, 2009.

You should read this information in conjunction with “Prospectus Summary — The Offering,” “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2009
		Pro	Pro Forma As
	Actual	Forma	Adjusted(4)

Cash and cash equivalents	$12,686	$	$

Debt:
Senior floating rate notes	175,000
10% senior subordinated notes due 2015(1)	136,002
Existing revolving credit facility(2)	150,000
Existing term loan facility(3)	654,800
New senior secured credit facility	—
7 5/8% senior subordinated notes due 2015	626,500
Other debt	7,644

Total debt	1,749,946
Preferred stock	522,232
Total Select Medical Holdings Corporation stockholders’ equity	(156,419)

Total capitalization	$2,115,759	$	$

(1)	Reflects the balance sheet liability of our 10% senior subordinated notes calculated in accordance with GAAP. The balance sheet liability so reflected is less than the $150.0 million aggregate principal amount of such notes because such notes were issued with original issue discount. The remaining unamortized original issue discount is $14.0 million at March 31, 2009. Interest on our 10% senior subordinated notes accrues on the full principal amount thereof, and we will be obligated to repay the full principal amount thereof at maturity or upon any mandatory or voluntary prepayment thereof. On any interest payment date on or after February 24, 2010, we will be obligated to pay an amount of accrued original issue discount on our 10% senior subordinated notes if necessary to ensure that the notes will not be considered “applicable high yield discount obligations” within the meaning of the Internal Reserve Code of 1986, as amended. The $150.0 million aggregate principal payable at maturity on our 10% senior subordinated notes would be reduced by prior payments of accrued original issue discount.
(2)	The revolving credit facility is a part of our existing senior secured credit facility and provides for borrowings of up to $300.0 million of which $125.8 million was available as of March 31, 2009 for working capital and general corporate purposes (after giving effect to $24.2 million of outstanding letters of credit at March 31, 2009).
(3)	We borrowed $680.0 million in term loans under our existing senior secured credit facility. Between February 24, 2005 and March 31, 2009 we repaid approximately $25.2 million of our outstanding term loans.
(4)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of total stockholders’ equity and total capitalization by $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

Purchasers of shares of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering. Our net tangible book deficit as of March 31, 2009 was approximately $      million, or $      per share.

After giving effect to the sale of           shares of our common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, the conversion of all shares of our issued and outstanding preferred stock into shares of common stock based upon an assumed public offering price of $      per share, the mid point of the range set forth on the cover page of this prospectus, and after the deduction of estimated underwriting discounts and commissions and estimated fees and expenses payable by us, our pro forma net tangible book deficit at March 31, 2009 would have been approximately $      million, or $      per share. This represents an immediate increase in net tangible book value of $      per share to existing stockholders and an immediate and substantial dilution of $      per share to new investors. The following table illustrates this per share dilution:

Per Share

Assumed public offering price per share (the midpoint of the range listed on the cover page of this prospectus)		$
Actual net tangible book deficit per share as of March 31, 2009	$
Increase attributable to conversion of preferred stock
Increase per share attributable to this offering

Pro forma net tangible book value per share after this offering as of March 31, 2009		$

Dilution per share to new investors		$

If the underwriters exercise in full their over-allotment option to purchase additional shares of our common stock in this offering at the assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, the number of shares of common stock held by existing stockholders will be          , or     % of the aggregate number of shares of common stock outstanding after this offering, the number of shares of common stock held by new investors will be increased to          , or     % of the aggregate number of shares of common stock outstanding after this offering, the increase per share attributable to existing investors would be $     , the pro forma net tangible book deficit per share after this offering would be $     , and the dilution per share to new investors would be $     .

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, would (decrease) increase our pro forma net tangible book deficit by $      million, the pro forma net tangible book deficit per share after this offering by $      per share, and the dilution per share to new investors by $      per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on the pro forma basis described above as of March 31, 2009, after giving effect to the conversion of           shares of our issued and outstanding preferred stock into           shares of common stock based upon an assumed offering price of $      per share, the mid point of the range set forth on the cover page of this prospectus, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing holders and by investors participating in this offering. The calculation below is based on the assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated fees and expenses payable by us.

	Shares Purchased			Total Consideration			Average Price
	Number	Percentage		Amount	Percentage		per Share

Existing holders			%	$		%	$
New investors			%			%

Total		100.0%		$	100.0%		$

Each $1.00 increase (decrease) in the assumed offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma dilution information above is for illustration purposes only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our shares and other terms of this offering determined at pricing. The number of shares of our common stock outstanding after the offering as shown above is based on the number of shares outstanding as of March 31, 2009. As of March 31, 2009, there were options outstanding to purchase           shares of our common stock, with exercise prices ranging from $      to $      per share and a weighted average exercise price of $      per share. The tables and calculations above assume that those options have not been exercised. To the extent outstanding options are exercised, you would experience further dilution if the exercise price is less than our net tangible book value per share. In addition, if we grant options, warrants, preferred stock or other convertible securities or rights to purchase our common stock in the future with exercise prices below the initial public offering price, new investors will incur additional dilution upon exercise of such securities or rights.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

You should read the following selected historical consolidated financial data in conjunction with our consolidated financial statements and the accompanying notes. You should also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All of these materials are contained elsewhere in this prospectus. The historical financial data as of December 31, 2004, 2005, 2006, 2007 and 2008 and for the year ended December 31, 2004, for the period from January 1 through February 24, 2005 (Predecessor Period), for the period from February 25 through December 31, 2005 and for the years ended December 31, 2006, 2007 and 2008 (Successor Period) have been derived from consolidated financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The selected historical consolidated financial data as of December 31, 2007 and 2008, and for the years ended December 31, 2006, 2007 and 2008 have been derived from our consolidated financial information included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2004, 2005 and 2006 and for the year ended December 31, 2004 and for the period from January 1 through February 24, 2005 (Predecessor Period), and for the period from February 25 through December 31, 2005 (Successor Period) have been derived from our audited consolidated financial information not included elsewhere in this prospectus. We derived the historical financial data as of March 31, 2009 and for the three months ended March 31, 2008 and 2009 from our unaudited interim consolidated financial statements, which are included elsewhere in this prospectus.

	Predecessor Period
		Period from	Period from
		January 1	February 25
	Year Ended	through	through	Successor Period
	December 31,	February 24,	December 31,	Year Ended December 31,
	2004(1)	2005(1)	2005(1)(2)	2006(1)(2)	2007(1)(2)	2008(1)(2)
	(in thousands, except per share data)		(in thousands, except per share data)
Statement of Operations Data:
Net operating revenues	$1,601,524	$277,736	$1,580,706	$1,851,498	$1,991,666	$2,153,362
Operating expenses(3)(4)	1,340,068	373,418	1,322,068	1,546,956	1,740,484	1,885,168
Depreciation and amortization	38,951	5,933	37,922	46,668	57,297	71,786

Income (loss) from operations	222,505	(101,615)	220,716	257,874	193,885	196,408
Gain (loss) on early retirement of debt(5)	—	(42,736)	—	—	—	912
Merger related charges(6)	—	(12,025)	—	—	—	—
Other income (expense)	1,096	267	1,092	—	(167)	—
Interest expense, net(7)	(30,716)	(4,128)	(101,441)	(130,538)	(138,052)	(145,423)

Income (loss) from continuing operations before income taxes	192,885	(160,237)	120,367	127,336	55,666	51,897
Income tax expense (benefit)	76,551	(59,794)	49,336	43,521	18,699	26,063

Income (loss) from continuing operations	116,334	(100,443)	71,031	83,815	36,967	25,834
Income from discontinued operations, net of tax	4,458	522	3,072	12,818	—	—

Net income (loss)	120,792	(99,921)	74,103	96,633	36,967	25,834
Less: Net income attributable to non-controlling interests(8)	2,608	330	1,776	1,754	1,537	3,393

Net income (loss) attributable to Select Medical Holdings Corporation	118,184	(100,251)	72,327	94,879	35,430	22,441
Less: Preferred dividends	—	—	23,519	22,663	23,807	24,972

Net income (loss) available to common and preferred stockholders	$118,184	$(100,251)	$48,808	$72,216	$11,623	$(2,531)

	Predecessor Period
		Period from	Period from
		January 1	February 25
	Year Ended	through	through	Successor Period
	December 31,	February 24,	December 31,	Year Ended December 31,
	2004(1)	2005(1)	2005(1)(2)	2006(1)(2)	2007(1)(2)	2008(1)(2)
	(in thousands, except per share data)		(in thousands, except per share data)
Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$1.11	$(0.99)	$0.21	$0.26	$0.05	$(0.01)
Income from discontinued operations, net of tax	0.04	0.01	0.01	0.06	—	—

Net income (loss)	$1.15	$(0.98)	$0.22	$0.32	$0.05	$(0.01)

Diluted:
Income (loss) from continuing operations	$1.07	$(0.99)	$0.21	$0.26	$0.05	$(0.01)
Income from discontinued operations, net of tax	0.04	0.01	0.01	0.06	—	—

Net income (loss)	$1.11	$(0.98)	$0.22	$0.32	$0.05	$(0.01)

Weighted average common shares outstanding:
Basic	102,165	102,026	171,330	180,183	190,286	198,554
Diluted	106,529	102,026	171,330	180,183	190,286	198,554
Balance Sheet Data (at end of period):
Cash and cash equivalents	$247,476		$35,861	$81,600	$4,529	$64,260
Working capital	313,715		77,556	59,468	14,730	118,370
Total assets	1,113,721		2,168,385	2,182,524	2,495,046	2,579,469
Total debt	354,590		1,628,889	1,538,503	1,755,635	1,779,925
Total stockholders’ equity	515,943		(244,658)	(169,139)	(165,889)	(174,204)

	Successor Period
	For the Three Months Ended March 31,
	2008(1)(2)	2009
	(in thousands, except per share data)

Statement of Operations Data:
Net operating revenues	$548,278	$561,172
Operating expenses(3)(4)	476,537	475,815
Depreciation and amortization	17,397	17,731

Income from operations	54,344	67,626
Gain on early retirement of debt(5)	—	11,754
Interest expense, net(7)	(36,793)	(34,620)

Income from operations before income taxes	17,551	44,760
Income tax expense	8,542	18,743

Net income	9,009	26,017
Less: Net income attributable to non-controlling interests(8)	309	1,021

Net income attributable to Select Medical Holdings Corporation	8,700	24,996

Less: Preferred dividends	6,084	6,362

Net income available to common and preferred stockholders	$2,616	$18,634

Net income per common share:
Basic	$0.01	$0.08
Diluted	0.01	0.08
Weighted average common shares outstanding:
Basic	196,503	201,286
Diluted	196,503	202,896
Balance Sheet Data (at end of period):
Cash and cash equivalents	$8,180	$12,686
Working capital	105,278	125,800
Total assets	2,554,414	2,558,897
Total debt	1,826,364	1,749,946
Total stockholders’ equity	(174,203)	(156,419)

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1, Organization and Significant Accounting Policies — Recent Accounting Pronouncements, in our audited consolidated financial statements and Note 2, Accounting Policies — Recent Accounting Pronouncements, in our interim unaudited consolidated financial statements for additional information.
(2)	Adjusted for the adoption of FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” See Note 14 in our audited consolidated financial statements and Note 8 in our interim unaudited consolidated financial statements for additional information.
(3)	Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.
(4)	Includes stock compensation expense related to the repurchase of outstanding stock options in the Predecessor Period from January 1 through February 24, 2005, compensation expense related to restricted stock, stock options and long term incentive compensation in the Successor Periods from February 25 through December 31, 2005, and for the years ended December 31, 2006, 2007 and 2008 and for the three months ended March 31, 2008 and 2009.
(5)	The loss in the Predecessor Period of January 1 through February 24, 2005 consists of the tender premium cost of $34.8 million and the remaining write-off of unamortized deferred financing costs of $7.9 million related to the tender offers for all of Select’s 9 1/2% senior subordinated notes due 2009 and all of Select’s 7 1/2% senior subordinated notes due 2013 completed in connection with the Merger. In the year ended December 31, 2008, we paid approximately $1.0 million to repurchase and retire a portion of Select’s 7 5/8% senior subordinated notes. These notes had a carrying value of $2.0 million. The gain on early retirement of debt recognized was net of the write-off of unamortized deferred financing costs related to the debt. During the three months ended March 31, 2009, we paid approximately $19.0 million to repurchase and retire a portion of Select’s 7 5/8% senior subordinated notes. These notes had a carrying value of $31.5 million. The gain on early retirement of debt recognized was net of the write-off of unamortized deferred financing costs related to the debt.
(6)	As a result of the Merger, Select incurred costs in the Predecessor Period of January 1 through February 24, 2005 directly related to the Merger. This included the cost of the investment advisor hired by the special committee of Select’s board of directors to evaluate the Merger, legal and accounting fees, costs associated with the Hart-Scott-Rodino filing relating to the Merger, the cost associated with purchasing a six year extended reporting period under our directors and officers liability insurance policy and other associated expenses.
(7)	Interest expense, net equals interest expense minus interest income.
(8)	Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Our consolidated financial statements are included elsewhere in this prospectus. The unaudited pro forma consolidated financial information presented here should be read together with these financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We adjusted our historical consolidated balance sheet at March 31, 2009 and our historical consolidated statement of operations for the year ended December 31, 2008 and the three months ended March 31, 2009 to reflect (1) the assumed 1 for           reverse split of our common stock to occur prior to the closing of this offering, (2) the conversion of all shares of our issued and outstanding preferred stock into           shares of common stock based upon an assumed public offering price of $           per share, the midpoint of the range set forth on the cover page of this prospectus, (3) the issuance of           shares of our common stock assuming this offering had occurred on March 31, 2009 at an assumed initial public offering price of $           per share, the midpoint of the range listed on the cover page of this prospectus, (4) the termination of our existing senior secured credit facility and the borrowings under our new senior secured credit facility, and (5) the application of the estimated net proceeds from this offering as if these events had occurred on March 31, 2009 for the unaudited pro forma consolidated balance sheet and on January 1, 2008 for the respective unaudited pro forma consolidated statement of operations. The pro forma consolidated financial statement of operations excludes non-recurring charges directly attributable to this offering, including $      million (net of tax) related to payments under our Long Term Cash Incentive Plan and $      million (net of tax) related to the write-off of deferred financing costs associated with our existing senior secured credit facility.

Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

The pro forma consolidated balance sheet and pro forma consolidated statements of operations are not necessarily indicative of our financial position and results that would have occurred had the above events been completed on the above indicated dates and should not be construed as being representative of future results of operations.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	March 31, 2009
		Reverse Stock			Adjustments		Pro Forma
		Split and Conversion			for		as
	Historical(a)	of Preferred Stock		Pro Forma	Offering		Adjusted
	(in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$12,686	—		$12,686	—		$12,686
Accounts receivable, net of allowance for doubtful accounts	366,317	—		366,317	—		366,317
Current deferred tax asset	55,654	—		55,654	—		55,654
Other current assets	25,322	—		25,322	—		25,322

Total Current Assets	459,979	—		459,979			459,979
Property and equipment, net	462,399	—		462,399	—		462,399
Goodwill	1,506,661	—		1,506,661	—		1,506,661
Other identifiable intangibles	71,868	—		71,868	—		71,868
Assets held for sale	12,542	—		12,542	—		12,542
Other assets	45,448	—		45,448	—		45,448

Total Assets	$2,558,897	—		$2,558,897	—		$2,558,897

LIABILITIES AND EQUITY
Current Liabilities:
Bank overdrafts	$16,344	—		$16,344	—		$16,344
Current portion of long-term debt and notes payable	12,154	—		12,154	—		12,154
Accounts payable	68,996	—		68,996	—		68,996
Accrued payroll	71,621	—		71,621	—		71,621
Accrued vacation	38,640	—		38,640	—		38,640
Accrued interest	15,630	—		15,630	—		15,630
Accrued restructuring	6,962	—		6,962	—		6,962
Accrued other	94,324	—		94,324	—		94,324
Income taxes payable	3,908	—		3,908		(2)
Due to third party payors	5,600	—		5,600	—		5,600

Total Current Liabilities	334,179	—		334,179
Long-term debt, net of current portion	1,737,792	—		1,737,792		(2)
Non-current deferred tax liability	47,761	—		47,761	—		47,761
Other non-current liabilities	65,479	—		65,479			65,479

Total Liabilities	2,185,211	—		2,185,211
Preferred stock	522,232		(1)			(2)
Stockholders’ Equity:
Common stock	205		(1)			(2)
Capital in excess of par	(289,163)		(1)			(2)
Retained earnings	146,819		(1)			(2)
Accumulated other comprehensive loss	(14,280)	—		(14,280)	—		(14,280)

Total Select Medical Holdings Corporation Stockholders’ Equity	(156,419)
Non-controlling interest	7,873			7,873			7,873

Total Equity	(148,546)

Total Liabilities and Equity	$2,558,897

(footnotes begin on page 42)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2008
		Reverse Stock
		Split and				Adjustments		Pro Forma
		Conversion of				for		As
	Historical(a)(b)	Preferred Stock		Pro Forma		Offering		Adjusted
	(in thousands, except per share data)

Net operating revenues	$2,153,362	—			$2,153,362	—			$2,153,362
Operating expenses	1,885,168	—			1,885,168	—			1,885,168
Depreciation and amortization	71,786	—			71,786	—			71,786

Total cost and expenses	1,956,954	—			1,956,954	—			1,956,954

Income from operations	196,408	—			196,408	—			196,408
Gain on early retirement of debt	912	—			912	—			912
Interest expense, net	(145,423)	—			(145,423)		(4)

Income before income taxes	51,897	—			51,897
Income tax expense	26,063	—			26,063		(4)

Net income	25,834	—			25,834
Less: Net income attributable to non-controlling interests	3,393	—			3,393	—			3,393

Net income attributable to Select Medical Holdings Corporation	22,441	—			22,441

Less: Preferred dividends	24,972		(3)				(4)

Net loss available to common stockholders	$(2,531)			$				$

Basic income per common share				$				$
Weighted average basic common shares outstanding
Diluted income per common share				$				$
Weighted average diluted common shares outstanding

(footnotes begin on page 42)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2009
		Reverse Stock				Adjustments		Pro Forma
		Split and Conversion				for		As
	Historical	of Preferred Stock		Pro Forma		Offering		Adjusted
	(in thousands, except per share data)

Net operating revenues	$561,172	—			$561,172				$561,172
Operating expenses	475,815	—			475,815				475,815
Depreciation and amortization	17,731	—			17,731				17,731

Total costs and expenses	493,546	—			493,546				493,546

Income from operations	67,626	—			67,626				67,626
Gain on early retirement of debt	11,754				11,754				11,754
Interest expense, net	(34,620)	—			(34,620)		(4)

Income before income taxes	44,760	—			44,760
Income tax expense	18,743	—			18,743		(4)

Net income	26,017	—			26,017
Less: Net income attributable to non-controlling interests	1,021	—			1,021				1,021

Net income attributable to Select Medical Holdings Corporation	24,996	—			24,996

Less: Preferred dividends	6,362		(3)				(4)

Net income available to common stockholders	$18,634			$				$

Basic loss per common share				$				$
Weighted average basic common shares outstanding
Diluted income per common share				$				$
Weighted average diluted common shares outstanding

(a)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1, Organization and Significant Accounting Policies — Recent Accounting Pronouncements, in our audited consolidated financial statements and Note 2, Accounting Policies — Recent Accounting Pronouncements, in our interim unaudited consolidated financial statements for additional information.

(b)	Adjusted for the adoption of FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” See Note 14 in our audited consolidated financial statements and Note 8 in our interim unaudited consolidated financial statements for additional information.

(footnotes begin on page 42)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following adjustments were applied to our Consolidated Balance Sheet to arrive at the Unaudited Pro Forma Consolidated Balance Sheet.

(1) We reflected:

(i)	the elimination of $ million liquidation value of our preferred stock reflecting the conversion of all shares of our issued and outstanding preferred stock into shares of common stock;

(ii)	a deemed dividend of $ million for the value of the contingent beneficial conversion feature associated with our preferred stock; and

(iii)	the assumed 1 for reverse split for our common stock to occur prior to the closing of the offering.

(2)  We reflected:

(i)	our issuance of shares of common stock assuming this offering had occurred on March 31, 2009;

(ii)	the repayment of $ million of indebtedness outstanding under our existing senior secured credit facilities;

(iii)	the payments under our Long Term Cash Incentive Plan in the amount of $ million reduced by $ million of income tax benefit; and

(iv)	the payment of fees and expenses of $ million associated with entering into our new senior secured credit facility.

The following adjustments were applied to our Consolidated Statement of Operations to arrive at the Unaudited Pro Forma Consolidated Statement of Operations.

(3) We reflected the elimination of $      million and $      million for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively, of preferred dividends on our preferred stock reflecting the conversion of        shares of our issued outstanding preferred stock into        shares of common stock.

(4) We reflected:

(i)	the reduction in interest expense of $ million and $ million for the year ended December 31, 2008 and the three months ended March 31, 2009 for the repayment of $ million under our existing senior secured credit facility;

(ii)	the increase in interest expense of $ million and $ million for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively, for the higher interest rates that will exist under our new senior secured credit facility;

(iii)	the issuance of shares in this offering; and

(iv)	additional tax expense of $ million and $ million for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively, related to the reduction in interest expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Historical Consolidated Financial Data,” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2009, we operated 87 long term acute care hospitals and five acute medical rehabilitation hospitals in 25 states, and 948 outpatient rehabilitation clinics in 37 states and the District of Columbia. We also provide medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. We began operations in 1997 under the leadership of our current management team.

We manage our company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. We had net operating revenues of $2,153.4 million for the year ended December 31, 2008 and $561.2 million for the three months ended March 31, 2009. Of these totals, we earned approximately 69% and 70% of our net operating revenues from our specialty hospitals and approximately 31% and 30% from our outpatient rehabilitation business for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively.

Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute patients and hospitals designed to serve patients that require intensive medical rehabilitation care. Patients in our long term acute care hospitals typically suffer from serious and often complex medical conditions that require a high degree of care. Patients in our inpatient rehabilitation facilities typically suffer from debilitating injuries, including traumatic brain and spinal cord injuries, and require rehabilitation care in the form of physical and vocational rehabilitation services. Our outpatient rehabilitation business consists of clinics and contract services that provide physical, occupational and speech rehabilitation services. Our outpatient rehabilitation patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living.

Acquisition of HealthSouth Corporation’s Outpatient Rehabilitation Division

In 2007, we completed the acquisition of the outpatient rehabilitation division of HealthSouth Corporation. At the closing on May 1, 2007, we acquired 539 outpatient rehabilitation clinics. On June 20, 2007, one additional outpatient facility located in Washington, D.C. was acquired upon the receipt of regulatory approval. The closing of the purchase of 29 additional outpatient rehabilitation clinics that was deferred pending certain state regulatory approvals was completed as of October 31, 2007 and resulted in the release of an additional $23.4 million of the purchase price. The aggregate purchase price of $245.0 million was reduced by approximately $7.0 million at closing for assumed indebtedness and other matters. We funded the acquisition through borrowings of $100.0 million under an incremental term loan, borrowings of $100.0 million under our revolving credit facility and the balance with cash on hand.

In conjunction with the acquisition, we recorded an estimated liability of $18.7 million for restructuring costs associated with workforce reductions and lease termination costs resulting from our plans for integrating the acquired business. This estimated liability was accounted for as additional purchase price. We expect to pay severance costs through 2009 and lease termination costs through 2016.

Amendment to Credit Agreement

On March 19, 2007, we entered into Amendment No. 2 and on March 28, 2007, we entered into an Incremental Facility Amendment with a group of lenders and JPMorgan Chase Bank, N.A. as administrative agent. Amendment No. 2 increased the general exception to the prohibition on asset sales under our existing senior secured credit facility from $100.0 million to $200.0 million, relaxed the interest expense coverage ratio and leverage ratio covenants starting March 31, 2007 in anticipation of the incurrence of additional indebtedness in connection with the HealthSouth acquisition and waived Select’s requirement to prepay certain term loan borrowings following the year ended December 31, 2006. The Incremental Facility Amendment provided to our company an incremental term loan of $100.0 million, the proceeds of which we used to pay a portion of the purchase price for the HealthSouth transaction.

CBIL Sale

On March 1, 2006, we sold our wholly-owned subsidiary CBIL for approximately C$89.8 million in cash (US$79.0 million). At the time of the sale, CBIL operated 109 outpatient rehabilitation clinics in seven Canadian provinces and had approximately 1,000 employees. We conducted all of our Canadian operations through CBIL. The financial results of CBIL have been reclassified as discontinued operations for all periods presented in this prospectus. As a result of this transaction, we have recognized a gain on sale (net of tax) of $11.5 million in 2006.

Summary Financial Results

Three Months Ended March 31, 2009

For the three months ended March 31, 2009, our net operating revenues increased 2.4% to $561.2 million compared to $548.3 million for the three months ended March 31, 2008. This increase in net operating revenues resulted from a 3.9% increase in our specialty hospital net operating revenue, offset by a 1.0% decrease in our outpatient rehabilitation net operating revenue. The increase in our specialty hospital net operating revenue is principally due to the hospitals we opened in 2008. We realized income from operations for the three months ended March 31, 2009 of $67.6 million compared to $54.3 million for the three months ended March 31, 2008. The increase in income from operations is principally related to an increase in the profitability of our specialty hospitals opened in 2008 and an increase in our Medicare discharge payment rates that improved the profitability at the hospitals opened as of January 1, 2008 and operated by us throughout both periods. Our interest expense for the three months ended March 31, 2009 was $34.7 million compared to $36.9 million for the three months ended March 31, 2008. The decrease in interest expense is attributable to a reduction in our outstanding debt balance and a decline in interest rates. Cash flow from operations used $20.7 million of cash for the three months ended March 31, 2009. The deficit in operating cash flow is principally due to an increase in our accounts receivable related to a decline in cash collections associated with timing of the periodic interim payments we receive from Medicare for services provided at our specialty hospitals.

Year Ended December 31, 2008

For the year ended December 31, 2008, our net operating revenues increased 8.1% to $2,153.4 million compared to $1,991.7 million for the year ended December 31, 2007. This increase in net operating revenues resulted from a 7.4% increase in our specialty hospital net operating revenue and a 10.2% increase in our outpatient rehabilitation net operating revenue. The increase in our specialty hospital revenue is due to increases in our discharge payment rates for Medicare and an increase in our non-Medicare patient volume. The increase in our outpatient rehabilitation net operating revenue is primarily attributable to the net operating revenues generated by clinics acquired from HealthSouth Corporation on May 1, 2007. We had income from operations for the year ended December 31, 2008 of $196.4 million compared to $193.9 million for the year ended December 31, 2007. Our interest expense for the year ended December 31, 2008 was $145.9 million compared to $140.2 million for the year ended December 31, 2007. The increase in interest expense resulted from higher average debt levels existing for the year ended December 31, 2008 resulting primarily from borrowings to finance the HealthSouth transaction, offset by the effect of declining interest rates in 2008. Cash flow from operations provided $107.4 million of cash for the year ended December 31, 2008.

Year Ended December 31, 2007

For the year ended December 31, 2007, our net operating revenues increased 7.6% to $1,991.7 million compared to $1,851.5 million for the year ended December 31, 2006. This increase in net operating revenues resulted from a 0.6% increase in our specialty hospital net operating revenue and a 28.3% increase in our outpatient rehabilitation net operating revenue. The significant increase in our outpatient rehabilitation net operating revenue is primarily attributable to the net operating revenues generated by clinics acquired from HealthSouth Corporation on May 1, 2007. We had income from operations for the year ended December 31, 2007 of $193.9 million compared to $257.9 million for the year ended December 31, 2006. The decline in income from operations principally related to a decline in the profitability of our specialty hospitals which resulted primarily from regulatory changes related to long term acute care hospitals, or “LTCHs.” Our interest expense for the year ended December 31, 2007 was $140.2 million compared to $131.8 million for the year ended December 31, 2006. The increase in interest expense resulted from higher average debt levels resulting primarily from borrowings to finance the HealthSouth transaction and higher interest rates experienced during the year ended December 31, 2007. Cash flow from operations provided $86.0 million of cash for the year ended December 31, 2007.

Regulatory Changes

Medicare Reimbursement of Long Term Acute Care Hospitals

In the last few years, there have been significant regulatory changes affecting LTCHs that have affected our net operating revenues and, in some cases, caused us to change our operating models and strategies. The following is a summary of some of the more significant healthcare regulatory changes that have affected our financial performance in the past or are likely to affect our financial performance in the future.

We have been subject to regulatory changes that occur through the rulemaking procedures of the Centers for Medicare & Medicaid Services, or “CMS.” Historically, rule updates occurred twice each year. All Medicare payments to our long term acute care hospitals are made in accordance with a prospective payment system specifically applicable to long term acute care hospitals, referred to as “LTCH-PPS.’’ Proposed rules specifically related to LTCHs were generally published in January, finalized in May and effective on July 1st of each year. Additionally, LTCHs are subject to annual updates to the rules related to the inpatient prospective payment system, or “IPPS,” that are typically proposed in May, finalized in August and effective on October 1st of each year. In the annual payment rate update for the 2009 fiscal year, CMS consolidated the two historical annual updates into one annual update. The final rule adopted a 15-month rate update for fiscal year 2009 and moves the LTCH-PPS from a July-June update cycle to an October-September cycle. Beginning fiscal year 2010 the LTCH rate year will begin October 1, coinciding with the start of the federal fiscal year.

August 2004 Final Rule.  On August 11, 2004, CMS published final regulations applicable to LTCHs that are operated as “hospital within hospitals” or as “satellites.” We collectively refer to hospital within hospitals and satellites as “HIHs,” and we refer to the CMS final regulations as the “final regulations.” HIHs are separate hospitals located in space leased from, and located in or on the same campus of, another hospital. We refer to such other hospitals as “host” hospitals. Effective for hospital cost reporting periods beginning on or after October 1, 2004, subject to certain exceptions, the final regulations provide lower rates of reimbursement to HIHs for those Medicare patients admitted from their host hospitals that are in excess of a specified percentage threshold. For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25%, except for HIHs located in rural areas or co-located with an “MSA dominant” hospital or single urban hospital where the percentage is no more than 50%, nor less than 25%. For HIHs that met specified criteria and were in existence as of October 1, 2004, including all but two of our then existing HIHs, the Medicare admissions thresholds were to have been phased in over a four year period starting with hospital cost reporting periods that began on or after October 1, 2004. However, as described below, many of these changes have been postponed for a three year period by the Medicare, Medicaid, and SCHIP Extension Act of 2007, or “SCHIP Extension Act,” and further clarified in the American Recovery and Reinvestment Act of 2009, or “ARRA.”

August 2005 Final Rule.  On August 12, 2005, CMS published the final rules for general acute care hospitals IPPS, for fiscal year 2006, which included an update of the relative weights for the long term care diagnosis-related group, or “LTC-DRG.” CMS estimated the changes to the relative weights would reduce LTCH Medicare payments-per-discharge by approximately 4.2% in fiscal year 2006 (the period from October 1, 2005 through September 30, 2006).

May 2006 Final Rule.  On May 2, 2006, CMS released its final annual payment rate updates for the 2007 LTCH-PPS rate year (affecting discharges and cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007), or “RY 2007.” The May 2006 final rule revised the payment adjustment formula for short stay outlier, or “SSO,” patients. For discharges occurring on or after July 1, 2006, the rule changed the payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for each SSO case. In addition, for discharges occurring on or after July 1, 2006, the May 2006 final rule provided for (1) a zero-percent update to the LTCH-PPS standard federal rate used as a basis for LTCH-PPS payments for RY 2007; (2) the elimination of the surgical case exception to the three day or less interruption of stay policy, under which surgical exception Medicare reimburses a general acute care hospital directly for surgical services furnished to a long term acute care hospital patient during a brief interruption of stay from the long term acute care hospital, rather than requiring the long term acute care hospital to bear responsibility for such surgical services; and (3) increasing the costs that a long term acute care hospital must bear before Medicare will make additional payments for a case under its high-cost outlier policy for RY 2007.

CMS estimated that the changes in the May 2006 final rule would result in an approximately 3.7% decrease in LTCH Medicare payments-per-discharge compared to the 2006 rate year, largely attributable to the revised SSO payment methodology. We estimated that the May 2006 final rule reduced Medicare revenues associated with SSO cases and high-cost outlier cases to our long term acute care hospitals by approximately $29.3 million for RY 2007.

Additionally, had CMS updated the LTCH-PPS standard federal rate by the 2007 estimated market basket index of 3.4% rather than applying the zero-percent update, we estimated that we would have received approximately $31.0 million in additional annual Medicare revenues based on our historical Medicare patient volumes and revenues (such revenues would have been paid to our hospitals for discharges beginning on or after July 1, 2006).

August 2006 Final Rule.  On August 18, 2006, CMS published the IPPS final rule for fiscal year 2007, which is the period from October 1, 2006 through September 30, 2007, that included an update of the LTC-DRG relative weights for fiscal year 2007. CMS estimated the changes to the relative weights would reduce LTCH Medicare payments-per-discharge by approximately 1.3% in fiscal year 2007. The August 2006 final rule also included changes to the diagnosis-related groups, or “DRGs,” in IPPS that apply to LTCHs, as the LTC-DRGs are based on the IPPS DRGs.

May 2007 Final Rule.  On May 1, 2007, CMS published its annual payment rate update for the 2008 LTCH-PPS rate year, or “RY 2008” (affecting discharges and cost reporting periods beginning on or after July 1, 2007 and before July 1, 2008). The May 2007 final rule made several changes to LTCH-PPS payment methodologies and amounts during RY 2008 although, as described below, many of these changes have been postponed for a three year period by the SCHIP Extension Act.

For cost reporting periods beginning on or after July 1, 2007, the May 2007 final rule expanded the Medicare admissions threshold to apply to Medicare patients admitted from any individual hospital. Previously, the admissions threshold was applicable only to Medicare admissions from hospitals co-located with an LTCH or satellite of an LTCH. Under the May 2007 final rule, free-standing LTCHs and grandfathered HIHs would be subject to the Medicare admission thresholds, as well as HIHs that admit Medicare patients from non-co-located hospitals. To the extent that any LTCH’s or LTCH satellite facility’s discharges that are admitted from an individual hospital (regardless of whether the referring hospital is co-located with the LTCH or LTCH satellite) exceed the applicable percentage threshold during a particular cost reporting period, the payment rate for those discharges would be subject to a downward payment adjustment. Cases admitted in excess of the applicable threshold would be reimbursed at a rate comparable to that under general acute care IPPS, which is generally lower than LTCH-PPS rates. Cases that reach outlier status in the discharging hospital would not count toward the limit and would be paid under LTCH-PPS. CMS estimated the impact of the expansion of the Medicare admission thresholds would result in a reduction of 2.2% of the aggregate payments to all LTCHs in RY 2008.

The applicable percentage threshold is generally 25% after the completion of the phase-in period described below. The percentage threshold for LTCH discharges from a referring hospital that is an MSA dominant hospital or a single urban hospital is the percentage of total Medicare discharges in the MSA that are from the referring hospital, but no less than 25% nor more than 50%. For Medicare discharges from LTCHs or LTCH satellites located in rural areas, as defined by the Office of Management and Budget, the percentage threshold is 50% from any individual referring hospital. The expanded 25% rule is being phased in over a three year period. The three year transition period starts with cost reporting periods beginning on or after July 1, 2007 and before July 1, 2008, when the threshold is the lesser of 75% or the percentage of the LTCH’s or LTCH satellite’s admissions discharged from the referring hospital during its cost reporting period beginning on or after July 1, 2004 and before July 1, 2005, or “RY 2005.” For cost reporting periods beginning on or after July 1, 2008 and before July 1, 2009, the threshold will be the lesser of 50% or the percentage of the LTCH’s or LTCH satellite’s admissions from the referring hospital, during its RY 2005 cost reporting period. For cost reporting periods beginning on or after July 1, 2009, all LTCHs will be subject to the 25% threshold (or applicable threshold for rural, urban-single, or MSA dominant hospitals). The SCHIP Extension Act, as amended by the ARRA, postponed the application of the percentage threshold to all free-standing and grandfathered HIHs for a three year period commencing on an LTCH’s first cost reporting period on or after July 1, 2007. However, the SCHIP Extension Act did not postpone the application of the percentage threshold, or the transition period stated above, to those Medicare patients discharged from an LTCH HIH or satellite that were admitted from a non-co-located hospital. The SCHIP Extension Act only postpones the expansion of the admission threshold in the May 2007 final rule to free-standing LTCHs and grandfathered HIHs.

The May 2007 final rule further revised the payment adjustment formula for short stay outlier, or “SSO” cases. Beginning with discharges on or after July 1, 2007, for cases with a length of stay that is less than the average length of stay plus one standard deviation for the same DRG under IPPS, referred to as the so-called “IPPS comparable threshold,” the rule effectively lowers the LTCH payment to a rate based on the general acute care hospital IPPS. SSO cases with covered lengths of stay that exceed the IPPS comparable threshold would continue to be paid under the SSO payment policy described above under the May 2006 final rule. Cases with a covered length of stay less than or equal to the IPPS comparable threshold and less than five-sixths of the geometric average length of stay for that LTC-DRG would be paid at an amount comparable to the IPPS per diem. The SCHIP Extension Act also postponed, for the three year period beginning on December 29, 2007, the SSO policy changes made in the May 2007 final rule.

The May 2007 final rule updated the standard federal rate by 0.71% for RY 2008. As a result, the federal rate for RY 2008 is equal to $38,356.45, compared to $38,086.04 for RY 2007. Subsequently, the SCHIP Extension Act eliminated the update to the standard federal rate that occurred for RY 2008 effective April 1, 2008. This adjustment to the standard federal rate was applied prospectively on April 1, 2008 and reduced the federal rate back to $38,086.04. In a technical correction to the May 2007 final rule, CMS increased the fixed-loss amount for high cost outlier in RY 2008 to $20,738, compared to $14,887 in RY 2007. CMS projected an estimated 0.4% decrease in LTCH payments in RY 2008 due to this change in the fixed-loss amount and the overall impact of the May 2007 final rule to be a 1.2% decrease in total estimated LTCH-PPS payments for RY 2008.

The May 2007 final rule provided that beginning with the annual payment rate updates to the LTC-DRG classifications and relative weights for the fiscal year 2008, or “FY 2008” (affecting discharges beginning on or after October 1, 2007 and before September 30, 2008), annual updates to the LTC-DRG classification and relative weights are to have a budget neutral impact. Under the May 2007 final rule, future LTC-DRG reclassification and recalibrations, by themselves, should neither increase nor decrease the estimated aggregated LTCH-PPS payments.

The May 2007 final rule is complex and the SCHIP Extension Act postponed the implementation of certain portions of the May 2007 final rule. While we cannot predict the ultimate long-term impact of LTCH-PPS because the payment system remains subject to significant change, if the May 2007 final rule becomes effective as currently written, after the expiration of the applicable provisions of the SCHIP Extension Act, our future net operating revenues and profitability will be adversely affected.

August 2007 Final Rule.  On August 1, 2007, CMS published the IPPS final rule for FY 2008, which created a new patient classification system with categories referred to as MS-DRGs and MS-LTC-DRGs, respectively, for hospitals reimbursed under IPPS and LTCH-PPS. Beginning with discharges on or after October 1, 2007, the new classification categories take into account the severity of the patient’s condition. CMS assigned proposed relative weights to each MS-DRG and MS-LTC-DRG to reflect their relative use of medical care resources.

The August 2007 final rule published a budget neutral update to the MS-LTC-DRG classification and relative weights. In the preamble to the IPPS final rule for FY 2008 CMS restated that it intends to continue to update the LTC-DRG weights annually in the IPPS rulemaking and those weights would be modified by a budget neutrality adjustment factor to ensure that estimated aggregate LTCH payments after reweighting are equal to estimated aggregate LTCH payments before reweighting.

Medicare, Medicaid, and SCHIP Extension Act of 2007.  On December 29, 2007, President Bush signed into law the SCHIP Extension Act. Among other changes in the federal health care programs, the SCHIP Extension Act makes significant changes to Medicare policy for LTCHs including a new statutory definition of an LTCH, a report to Congress on new LTCH patient criteria, relief from certain LTCH-PPS payment policies for three years, a three year moratorium on the establishment and classification of new LTCHs and LTCH beds, elimination of the payment update for the last quarter of RY 2008 and new medical necessity reviews by Medicare contractors through at least October 1, 2010.

The SCHIP Extension Act precludes the Secretary from implementing, during the three year moratorium period, the provisions added by the May 2007 final rule that extended the 25% rule to free-standing LTCHs and grandfathered HIHs. The SCHIP Extension Act also modifies, during the moratorium, the effect of the 25% rule for non-grandfathered LTCH HIHs, non-grandfathered satellites and grandfathered LTCH HIHs, as it applies to admissions from co-located hospitals. For HIHs, the applicable percentage threshold is set at 50% and not phased in to the 25% level. For those HIHs located in rural areas and those which receive referrals from MSA dominant hospitals or single urban hospitals, the percentage threshold is set at no more than 75%. These moratoria relating to LTCH admission thresholds extend for an LTCH’s three annual cost reporting periods beginning on or after October 1, 2007 for non-grandfathered LTCH HIHs and non-grandfathered satellites and July 1, 2007 for grandfathered HIHs.

The SCHIP Extension Act also precludes the Secretary from implementing, for the three year period beginning on December 29, 2007, a one-time adjustment to the LTCH standard federal rate. This rule, established in the original LTCH-PPS regulations, permits CMS to restate the standard federal rate to reflect the effect of changes in coding since the LTCH-PPS base year. In the preamble to the May 2007 final rule, CMS discussed making a one-time prospective adjustment to the LTCH-PPS rates for the 2009 rate year. In addition, the SCHIP Extension Act reduced the Medicare payment update for the portion of RY 2008 from April 1, 2008 to June 30, 2008 to the same base rate applied to LTCH discharges during RY 2007.

For the three calendar years following December 29, 2007, the Secretary must impose a moratorium on the establishment and classification of new LTCHs, LTCH satellite facilities, and LTCH beds in existing LTCH or satellite facilities. This moratorium does not apply to LTCHs that, before the date of enactment, (1) began the qualifying period for payment under the LTCH-PPS, (2) have a written agreement with an unrelated party for the construction, renovation, lease or demolition for a LTCH and have expended at least 10% of the estimated cost of the project or $2,500,000, or (3) have obtained an approved certificate of need. As a result of the SCHIP Extension Act’s three calendar year moratorium on the development of new LTCHs, we have stopped all new LTCH development.

May 6, 2008 Interim Final Rule.  On May 6, 2008, CMS published an interim final rule with comment period, which implemented portions of the SCHIP Extension Act. The May 6, 2008 interim final rule addressed: (1) the payment adjustment for very short-stay outliers, (2) the standard federal rate for the last three months of RY 2008, (3) adjustment of the high cost outlier fixed-loss amount for the last three months of RY 2008, and (4) made references to the SCHIP Extension Act in the discussion of the basis and scope of the LTCH-PPS rules.

May 9, 2008 Final Rule.  On May 9, 2008, CMS published its annual payment rate update for the 2009 LTCH-PPS rate year, or “RY 2009” (affecting discharges and cost reporting periods beginning on or after July 1, 2008). The final rule adopts a 15-month rate update, from July 1, 2008 through September 30, 2009 and moves LTCH-PPS from a July-June update cycle to the same update cycle as the general acute care hospital inpatient rule (October — September). For RY 2009, the rule establishes a 2.7% update to the standard federal rate. The rule increases the fixed-loss amount for high cost outlier cases to $22,960, which is $2,222 higher than the 2008 LTCH-PPS rate year. The final rule provides that CMS may make a one-time reduction in the LTCH-PPS rates to reflect a budget neutrality adjustment no earlier than December 29, 2010 and no later than October 1, 2012. CMS estimated this reduction will be approximately 3.75%.

May 22, 2008 Interim Final Rule.  On May 22, 2008, CMS published an interim final rule with comment period, which implements portions of the SCHIP Extension Act not addressed in the May 6, 2008 interim final rule. Among other things, the May 22, 2008 interim final rule establishes a definition for “free-standing” LTCHs as a hospital that: (1) has a Medicare provider agreement, (2) has an average length of stay of greater than 25 days, (3) does not occupy space in a building used by another hospital, (4) does not occupy space in one or more separate or entire buildings located on the same campus as buildings used by another hospital and (5) is not part of a hospital that provides inpatient services in a building also used by another hospital.

August 2008 Final Rule.  On August 19, 2008, CMS published the IPPS final rule for FY 2009 (affecting discharges and cost reports beginning on or after October 1, 2008 and before October 1, 2009), which made limited revisions to the classifications of cases in MS-LTC-DRGs. The final rule also includes a number of hospital ownership and physician referral provisions, including expansion of a hospital’s disclosure obligations by requiring physician-owned hospitals to disclose ownership or investment interests held by immediate family members of a referring physician. The final rule requires physician-owned hospitals to furnish to patients, on request, a list of physicians or immediate family members who own or invest in the hospital. Moreover, a physician-owned hospital must require all physician owners or investors who are also active members of the hospital’s medical staff to disclose in writing their ownership or investment interests in the hospital to all patients they refer to the hospital. CMS can terminate the Medicare provider agreement of a physician-owned hospital if it fails to comply with these disclosure provisions or with the requirement that a hospital disclose in writing to all patients whether there is a physician on-site at the hospital 24 hours per day, 7 days per week.

The American Recovery and Reinvestment Act of 2009.  On February 17, 2009, President Obama signed into law the ARRA. The ARRA makes several technical corrections to the SCHIP Extension Act, including a clarification that, during the moratorium period established by the SCHIP Extension Act, the percentage threshold for grandfathered satellites is set at 50% and not phased in to the 25% level for admissions from a co-located hospital. In addition, the ARRA clarifies that the application of the percentage threshold is postponed for a LTCH HIH or satellite that was co-located with a provider-based, off-campus location of an IPPS hospital that did not deliver services payable under IPPS. The ARRA also provides that the postponement of the percentage limitations established in the SCHIP Extension Act will be effective for cost reporting periods beginning on or after July 1, 2007 for freestanding LTCHs and grandfathered HIHs and on or after October 1, 2007 for other LTCH HIHs.

May 2009 Proposed Rule.  On May 1, 2009, CMS published a proposed rule establishing the annual payment rate update for the LTCH-PPS for rate year 2010 (affecting discharges and cost reporting periods beginning on October 1, 2009 and before October 1, 2010). If adopted as proposed, the standard federal rate would be $39,349.05 in rate year 2010. The proposed increase in the standard federal rate is based on the market basket update of 2.4% less an adjustment of 1.8%, which CMS would impose to account for changes in documentation and coding practices. In addition, the proposed fixed loss amount for high cost outliers in FY 2010 would be a decrease to $16,059 from $22,960 in FY 2009, subject to any adjustment in the final rule.

June 3, 2009 Interim Final Rule.  On June 3, 2009, CMS published an interim final rule with comment period in which CMS adopts a new table of MS-LTC-DRG relative weights that will apply from June 3, 2009 to the remainder of fiscal year 2009 (through September 30, 2009). This interim final rule revises the MS-LTC-DRG relative weights for payment under the LTCH-PPS for fiscal year 2009 due to CMS’s misapplication of its established methodology in the calculation of the budget neutrality factor. CMS states that the calculation of the budget neutrality factor of 1.04186 was determined using the unadjusted recalibrated relative weights rather than using the normalized relative weights. The revised fiscal year 2009 budget neutrality factor is 1.0030401. This error resulted in relative weights that are higher, by approximately 3.9 percent for all of fiscal year 2009 (October 1, 2008 through September 30, 2009). However, CMS is only applying the corrected weights to the remainder of fiscal year 2009 (that is, from June 3, 2009 through September 30, 2009).

June 3, 2009 Supplement to May 2009 Proposed Rule.  On June 3, 2009, CMS published a supplement to the proposed rule previously published on May 1, 2009. The supplemental proposed rule updates the rate year 2010 LTCH-PPS payments by revising the table of MS-LTC-DRG relative weights for rate year 2010, which is based on the amended fiscal year 2009 weights. The supplemental proposed rule presents both proposed rate year 2010 MS-LTC-DRG relative weights and a proposed rate year 2010 high cost outlier fixed-loss amount based on the revised fiscal year 2009 MS-LTC-DRG relative weights presented in the interim final rule with comment period discussed above. The supplemental proposed rule updates the rate year 2010 MS-LTC-DRG relative weights based upon the application of the proposed rate year 2010 normalization factor of 1.07264 and the proposed rate year 2010 budget neutrality factor 0.993343. In the rate year 2010 LTCH PPS proposed rule, CMS proposed a fixed-loss amount of $16,059 for rate year 2010. The supplemental proposed rule would decrease the fixed-loss amount to $18,868 for rate year 2010 from $22,960 in the 2009 rate year. CMS estimates that the changes related to the supplemental proposed rule will result in a 2.2% increase to the average Medicare payments to LTCHs for fiscal 2010, which is 0.6% lower than proposed in the original May 1, 2009 proposed rule.

Medicare Reimbursement of Inpatient Rehabilitation Facility Services

August 2006 Final Rule.  In the August 2006 final rule updating the inpatient rehabilitation facility prospective payment system (“IRF-PPS”) for discharges occurring on or after October 1, 2006 and on or before September 30, 2007, CMS reduced the standard payment amount by 2.6% and increased the outlier threshold for fiscal year 2007 to $5,534 from $5,129 for fiscal year 2006. CMS stated that the reduction in standard payment was to account for coding changes that did not reflect real changes in case mix.

August 2007 Final Rule.  In the August 2007 final rule updating IRF-PPS for discharges occurring on or after October 1, 2007 and on or before September 30, 2008, CMS increased the standard payment amount by 3.2% and increased the outlier threshold for fiscal year 2008 to $7,362 from $5,534 for fiscal year 2007.

August 2008 Final Rule.  On August 8, 2008, CMS published the final rule for IRF-PPS for FY 2009. The final rule included changes to the IRF-PPS regulations designed to implement portions of the SCHIP Extension Act. In particular, the patient classification criteria compliance threshold was established at 60 percent (with comorbidities counting toward this threshold). In addition to updating the various values that compose the IRF-PPS, the final rule increased the outlier threshold amount for fiscal year 2009 to $10,250 from $7,362 for fiscal year 2008.

May 2009 Proposed Rule.  On April 28, 2009, CMS released a proposed rule establishing the annual payment rate update for the IRF-PPS for FY 2010 (affecting discharges and cost reporting periods beginning on October 1, 2009 and before October 1, 2010). If adopted as proposed, the standard federal rate would be increased to $13,587 for fiscal year 2010 from $12,958 for fiscal year 2009. The proposed outlier threshold amount for fiscal year 2010 would be decreased to $9,976 from $10,250 for fiscal year 2009, subject to any adjustment in the final rule.

In addition to the annual payment rate update, the May 2009 proposed rule would significantly amend the requirements that our inpatient rehabilitation facilities must meet to qualify for payment under IRF-PPS. The proposed rule would impose new requirements for preadmission screenings to determine whether a patient is appropriate to receive rehabilitation services in an IRF rather than another, less-intensive setting. In addition, the proposed rule would increase the responsibilities of physicians providing care in our inpatient rehabilitation facilities, require additional face-to-face encounters with patients, mandate that physicians and nurses have specialized training in rehabilitation, revise the post-admission evaluation process, require that IRFs create and maintain additional documentation in the patient medical record and create other obligations for ongoing care coordination throughout the inpatient stay. We are currently reviewing the proposed rule and assessing its potential impact on our inpatient rehabilitation facilities.

Professional Licensure and Corporate Practice

Healthcare professionals at our hospitals and outpatient rehabilitation clinics are required to be individually licensed or certified under applicable state law. We take steps to ensure that our employees and agents possess all necessary licenses and certifications.

Some states prohibit the “corporate practice of therapy” so that business corporations such as ours are restricted from practicing therapy through the direct employment of therapists. The laws relating to corporate practice vary from state to state, and are not fully developed in each state in which we have clinics. We believe that each of our outpatient therapy clinics complies with any current corporate practice prohibition of the state in which it is located. For example, in those states that apply the corporate practice prohibition, we either contract to obtain therapy services from an entity permitted to employ therapists or we manage the physical therapy practice owned by licensed therapists through which the therapy services are provided. However, in those states where we furnish our services through business corporations, future interpretations of the corporate practice prohibition, enactment of new legislation or adoption of new regulations could have a material adverse effect on the business and operations of our outpatient therapy clinics. If new legislation, regulations or interpretations establish that our clinics do not comply with state corporate practice prohibition, we could be subject to civil, and perhaps criminal, penalties, and may be required to restructure our business operations or close our clinics in any such state.

Facility Licensure, Certification and Accreditation

Our hospitals and outpatient rehabilitation clinics are subject to extensive and changing federal, state and local regulations and private accreditation standards. Hospitals are required to comply with state hospital standards setting requirements related to patient rights, composition and responsibilities of the hospital governing body, medical staff, quality improvement, infection control, nursing services, food and nutrition, medical records, drug distribution, diagnostic and treatment services, surgical services, emergency services and social work. Our hospitals are also required to meet conditions of participation under Medicare programs in order to qualify to receive reimbursement under these programs. In addition, many of our hospitals and outpatient rehabilitation clinics are accredited by The Joint Commission by voluntarily complying with a specific set of accreditation standards.

Our hospitals and outpatient rehabilitation clinics are subject to inspections, surveys and other reviews by governmental and private regulatory authorities, not only at scheduled intervals but also in response to complaints from patients and others. While our hospitals and outpatient rehabilitation clinics intend to comply with existing licensing, Medicare certification requirements and accreditation standards, there can be no assurance that regulatory authorities will determine that all applicable requirements are fully met at any given time. A determination by an applicable regulatory authority that a facility is not in compliance with these requirements could lead to the imposition of requirements that the facility takes corrective action, assessment of fines and penalties or loss of licensure, Medicare certification or accreditation. These consequences could have an adverse effect on our company.

Federal Health Care Reform Proposals

Additional changes in federal health care policy have been proposed by President Obama and are expected to be considered by Congress this year. Specifically, on February 26, 2009, the Obama Administration released its proposed federal budget for fiscal year 2010, which would establish a reserve fund of $633.8 billion over 10 years to finance comprehensive health care reform. The reserve fund would be paid for by tax increases and health system savings. Among other things, the plan calls for bundled payments to hospitals that would cover not just the hospitalization, but care from certain post-acute providers for the 30 days after the hospitalization. A significant portion of the services furnished by our specialty hospitals and outpatient rehabilitation clinics are to patients discharged from acute care hospitals. Therefore, the proposal to bundle payments to hospitals could have a material impact on volume of referrals to our facilities by acute care hospitals and the payment rates that we receive for our services.

On June 15, 2009, the Obama Administration released new proposals to cut an additional $313 billion from Medicare and Medicaid over 10 years, in addition to the provisions included in the Administration’s proposed fiscal year 2010 budget. Among other things, the Administration endorses adopting the Medicare Payment Advisory Commission’s recommendations for reducing payments in 2010 to inpatient rehabilitation facilities and long term acute care hospitals, including a proposal to reduce payments to long term acute care hospitals by 1.8%. In addition, the Administration endorses implementing additional pre-payment reviews in order to cut waste, fraud, and abuse in the federal health care programs.

Development of New Specialty Hospitals and Clinics

In addition to the growth of our business through the acquisition and integration of other businesses, we have also grown our business through specialty hospital and outpatient rehabilitation facility development opportunities. Since our inception in 1997 through March 31, 2009, we have internally developed 61 specialty hospitals and 263 outpatient rehabilitation facilities. As a result of the SCHIP Extension Act however, which prohibits the establishment and classification of new LTCHs and satellites during the three calendar years beginning on December 29, 2007, we have stopped all new LTCH development, except for LTCHs currently under construction that are excluded from the moratorium. In addition, we will continue to evaluate opportunities to develop new inpatient rehabilitation hospitals. The moratorium will not, however, apply to LTCHs acquired by us in the future so long as those LTCHs were in existence prior to December 29, 2007. We also intend to open new outpatient rehabilitation clinics in the local areas that we currently serve where we can benefit from existing referral relationships and brand awareness to produce incremental growth.

Critical Accounting Matters

Sources of Revenue

Our net operating revenues are derived from a number of sources, including commercial, managed care, private and governmental payors. Our net operating revenues include amounts estimated by management to be reimbursable from each of the applicable payors and the federal Medicare program. Amounts we receive for treatment of patients are generally less than the standard billing rates. We account for the differences between the estimated reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues.

Net operating revenues generated directly from the Medicare program from all segments represented approximately 46%, 48% and 53% of net operating revenues for the years ended December 31, 2008, 2007 and 2006, respectively. Net operating revenues generated directly from the Medicare program from all segments represented approximately 48% and 47% of net operating revenues for the three months ended March 31, 2009 and 2008, respectively. Approximately 63%, 65% and 69% of our specialty hospital revenues for the years ended December 31, 2008, 2007 and 2006, respectively, were received for services provided to Medicare patients. Approximately 64% and 63% of our specialty hospital revenues for the three months ended March 31, 2009 and 2008, respectively, were received for services provided to Medicare patients.

Most of our specialty hospitals receive bi-weekly periodic interim payments from Medicare instead of being paid on an individual claim basis. Under a periodic interim payment methodology, Medicare estimates a hospital’s claim volume and reimbursement per case based on historical trends and makes bi-weekly interim payments to us based on these estimates. Twice a year per hospital, Medicare reconciles the differences between the actual claim data and the estimated payments. To the extent our actual patient experience is different from the historical trends used by Medicare to develop the estimate, the periodic interim payment will result in our being either temporarily over-paid or under-paid for our Medicare claims. At each balance sheet date, we record any aggregate underpayment as an account receivable or any aggregate overpayment as a payable to third-party payors on our balance sheet. The timing of receipt of bi-weekly periodic interim payments can have a significant impact on our accounts receivable balance and days sales outstanding as of the end of any reporting period.

Contractual Adjustments

Net operating revenues include amounts estimated by us to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. Contractual allowances are calculated and recorded through our internally developed systems. In our specialty hospital segment our billing system automatically calculates estimated Medicare reimbursement and associated contractual allowances. For non-governmental payors in our specialty hospital segment, we manually calculate the contractual allowance for each patient based upon the contractual provisions associated with the specific payor. In our outpatient segment, we perform provision testing, using internally developed systems, whereby we monitor a payors’ historical paid claims data and compare it against the associated gross charges. This difference is determined as a percentage of gross charges and is applied against gross billing revenue to determine the contractual allowances for the period. Additionally, these contractual percentages are applied against the gross receivables on the balance sheet to determine that adequate contractual reserves are maintained for the gross accounts receivables reported on the balance sheet. We account for any difference as additional contractual adjustments deducted from gross revenues to arrive at net operating revenues in the period that the difference is determined. The estimation processes described above and used in recording our contractual adjustments have historically yielded consistent and reliable results.

Allowance for Doubtful Accounts

Substantially all of our accounts receivable are related to providing healthcare services to patients. Collection of these accounts receivable is our primary source of cash and is critical to our operating performance. Our primary collection risks relate to non-governmental payors who insure these patients, and deductibles, co-payments and self-insured amounts owed by the patient. Deductibles, co-payments and self-insured amounts are an immaterial portion of our net accounts receivable balance. At March 31, 2009, deductibles, co-payments and self-insured amounts owed by the patient accounted for approximately 0.3% of our net accounts receivable balance before doubtful accounts. Our general policy is to verify insurance coverage prior to the date of admission for a patient admitted to our hospitals or in the case of our outpatient rehabilitation clinics, we verify insurance coverage prior to their first therapy visit. Our estimate for the allowance for doubtful accounts is calculated by providing a reserve allowance based upon the age of an account balance. Generally we reserve as uncollectible all governmental accounts over 365 days and non-governmental accounts over 180 days from discharge. This method is monitored based on our historical cash collections experience. Collections are impacted by the effectiveness of our collection efforts with non-governmental payors and regulatory or administrative disruptions with the fiscal intermediaries that pay our governmental receivables.

We estimate bad debts for total accounts receivable within each of our operating units. We believe our policies have resulted in reasonable estimates determined on a consistent basis. We believe that we collect substantially all of our third-party insured receivables (net of contractual allowances) which include receivables from governmental agencies. To date, we believe there has not been a material difference between our bad debt allowances and the ultimate historical collection rates on accounts receivable. We review our overall reserve adequacy by monitoring historical cash collections as a percentage of net revenue less the provision for bad debts. Uncollected accounts are written off the balance sheet when they are turned over to an outside collection agency, or when management determines that the balance is uncollectible, whichever occurs first.

The following table is an aging of our net (after allowances for contractual adjustments but before doubtful accounts) accounts receivable (in thousands):

					Balance as of
	Balance as of December 31,				March 31,
	2007		2008		2009
	0-90	Over 90	0-90	Over 90	0-90	Over 90
	Days	Days	Days	Days	Days	Days
Medicare and Medicaid	$76,927	$15,131	$101,687	$12,780	$148,956	$13,839
Commercial insurance, and other	175,152	60,052	186,200	68,803	188,294	69,933

Total net accounts receivable	$252,079	$75,183	$287,887	$81,583	$337,250	$83,772

The approximate percentage of total net accounts receivable (after allowance for contractual adjustments but before doubtful accounts) summarized by aging categories is as follows:

	As of		As of
	December 31,		March 31,
	2007	2008	2009
0 to 90 days	77.0%	77.9%	80.1%
91 to 180 days	10.0%	8.8%	7.7%
181 to 365 days	6.0%	6.7%	4.8%
Over 365 days	7.0%	6.6%	7.4%

Total	100.0%	100.0%	100.0%

The approximate percentage of total net accounts receivable (after allowance for contractual adjustments but before doubtful accounts) summarized by insured status is as follows:

	As of		As of
	December 31,		March 31,
	2007	2008	2009
Government payors and insured receivables	99.7%	99.7%	99.7%
Self-pay receivables (including deductible and co-payments)	0.3%	0.3%	0.3%

Total	100.0%	100.0%	100.0%

Insurance

Under a number of our insurance programs, which include our employee health insurance program and certain components under our property and casualty insurance program, we are liable for a portion of our losses. In these cases we accrue for our losses under an occurrence based principle whereby we estimate the losses that will be incurred by us in a given accounting period and accrue that estimated liability. Where we have substantial exposure, we utilize actuarial methods in estimating the losses. In cases where we have minimal exposure, we will estimate our losses by analyzing historical trends. We monitor these programs quarterly and revise our estimates as necessary to take into account additional information. At March 31, 2009, December 31, 2008 and December 31, 2007, we have recorded a liability of $63.5 million, $62.9 million and $58.9 million, respectively, for our estimated losses under these insurance programs.

Related Party Transactions

We are party to various rental and other agreements with companies affiliated with us through common ownership. Our payments to these related parties amounted to $3.3 million for the year ended December 31, 2008 and $2.3 million for each of the years ended December 31, 2007 and 2006. Our payments to these related parties amounted to $1.1 million for the three months ended March 31, 2009 and $0.7 million for the three months ended March 31, 2008. Our future commitments are related to commercial office space we lease for our corporate headquarters in Mechanicsburg, Pennsylvania. These future commitments as of March 31, 2009 amount to $46.9 million through 2023. These transactions and commitments are described more fully in the notes to our consolidated financial statements included herein.

Consideration of Impairment Related to Goodwill and Other Intangible Assets

Goodwill and certain other indefinite-lived intangible assets are no longer amortized, but instead are subject to periodic impairment evaluations under Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Our most recent impairment assessment was completed during the fourth quarter of 2008, which indicated that there was no impairment with respect to goodwill or other recorded intangible assets. The majority of our goodwill resides in our specialty hospital reporting unit. In performing periodic impairment tests, the fair value of the reporting unit is compared to the carrying value, including goodwill and other intangible assets. If the carrying value exceeds the fair value, an impairment condition exists, which results in an impairment loss equal to the excess carrying value. Impairment tests are required to be conducted at least annually, or when events or conditions occur that might suggest a possible impairment. These events or conditions include, but are not limited to, a significant adverse change in the business environment, regulatory environment or legal factors; a current period operating or cash flow loss combined with a history of such losses or a projection of continuing losses; or a sale or disposition of a significant portion of a reporting unit. The occurrence of one of these events or conditions could significantly impact an impairment assessment, necessitating an impairment charge and adversely affecting our results of operations. For purposes of goodwill impairment assessment, we have defined our reporting units as specialty hospitals, outpatient rehabilitation clinics and contract therapy with goodwill having been allocated among reporting units based on the relative fair value of those divisions when the Merger occurred in 2005 and based on subsequent acquisitions.

To determine the fair value of our reporting units, we use a discounted cash flow approach. Included in the discounted cash flow are assumptions regarding revenue growth rates, internal development of specialty hospitals and rehabilitation clinics, future EBITDA margin estimates, future selling, general and administrative expense rates and the weighted average cost of capital for our industry. We also must estimate residual values at the end of the forecast period and future capital expenditure requirements. Each of these assumptions requires us to use our knowledge of (1) our industry, (2) our recent transactions, and (3) reasonable performance expectations for our operations. If any one of the above assumptions changes or fails to materialize, the resulting decline in our estimated fair value could result in a material impairment charge to the goodwill associated with any one of the reporting units.

Realization of Deferred Tax Assets

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” or “SFAS No. 109,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. As part of the process of preparing our consolidated financial statements, we estimate our income taxes based on our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. We also recognize as deferred tax assets the future tax benefits from net operating loss carryforwards. We evaluate the realizability of these deferred tax assets by assessing their valuation allowances and by adjusting the amount of such allowances, if necessary. Among the factors used to assess the likelihood of realization are our projections of future taxable income streams, the expected timing of the reversals of existing temporary differences, and the impact of tax planning strategies that could be implemented to avoid the potential loss of future tax benefits. However, changes in tax codes, statutory tax rates or future taxable income levels could materially impact our valuation of tax accruals and assets and could cause our provision for income taxes to vary significantly from period to period.

At December 31, 2008 and March 31, 2009, we had deferred tax assets in excess of deferred tax liabilities of approximately $19.0 million and $7.9 million, respectively. Those amounts are net of approximately $23.0 million and $23.1 million of valuation reserves related primarily to state and federal tax net operating losses that may not be realized at December 31, 2008 and March 31, 2009, respectively.

Uncertain Tax Positions

We record and review quarterly our uncertain tax positions. Reserves for uncertain tax positions are established for exposure items related to various federal and state tax matters. Income tax reserves are recorded when an exposure is identified and when, in the opinion of management, it is more likely than not that a tax position will not be sustained and the amount of the liability can be estimated. While we believe that our reserves for uncertain tax positions are adequate, the settlement of any such exposures at amounts that differ from current reserves may require us to materially increase or decrease our reserves for uncertain tax positions.

Stock Based Compensation

Based on the midpoint of the price range set forth on the cover of this prospectus, the aggregate intrinsic value of our vested outstanding stock options and restricted stock as of March 31, 2009 was $      million, and the aggregate intrinsic value of our unvested outstanding stock options and restricted stock as of March 31, 2009 was $      million. Determining the fair value of our stock requires making complex and subjective judgments. Our approach to valuation is based on a discounted future cash flow approach that uses our estimates of revenue and estimated costs as well as discount rates determined by analyzing comparable companies and industry capital structures. These estimates are consistent with the plans and estimates that we use to manage the business. The fair value of the common stock has generally been determined contemporaneously with the grants. There is inherent uncertainty in making these estimates. Although it is reasonable to expect that the completion of the registration process will add value to the shares because they will have increased liquidity and marketability, the amount of additional value cannot be measured with precision or certainty.

Operating Statistics

The following tables set forth operating statistics for our specialty hospitals and our outpatient rehabilitation clinics for each of the periods presented. The data in the tables reflect the changes in the number of specialty hospitals and outpatient rehabilitation clinics we operate that resulted from acquisitions, start-up activities, closures, sales and consolidations. The operating statistics reflect data for the period of time these operations were managed by us.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2006	2007	2008

Specialty hospital data(1):
Number of hospitals — start of period	101	96	87
Number of hospital start-ups	3	3	7
Number of hospitals acquired	—	—	2
Number of hospitals closed/sold	(4)	(8)	(1)
Number of hospitals consolidated	(4)	(4)	(2)

Number of hospitals — end of period	96	87	93

Available licensed beds	3,867	3,819	4,222
Admissions	39,668	40,008	41,177
Patient days	969,590	987,624	1,005,719
Average length of stay (days)	24	25	24
Net revenue per patient day(2)	$1,392	$1,378	$1,453
Occupancy rate	69%	69%	67%
Percent patient days — Medicare	73%	69%	65%
Outpatient rehabilitation data(3):
Number of clinics owned — start of period	553	477	918
Number of clinics acquired	—	570	4
Number of clinic start-ups	12	15	17
Number of clinics closed/sold(4)	(88)	(144)	(59)

Number of clinics owned — end of period	477	918	880
Number of clinics managed — end of period	67	81	76

Total number of clinics (all) — end of period	544	999	956

Number of visits	2,972,243	4,032,197	4,533,727
Net revenue per visit(5)	$94	$100	$102

	Three Months Ended March 31,
	2008	2009

Specialty hospital data(1):
Number of hospitals — start of period	87	93
Number of hospital start-ups	5	—
Number of hospitals closed	—	(1)

Number of hospitals — end of period	92	92

Available licensed beds	4,111	4,172
Admissions	10,736	10,805
Patient days	259,559	256,273
Average length of stay (days)	25	24
Net revenue per patient day(2)	$1,432	$1,508
Occupancy rate	71%	68%
Percent patient days — Medicare	67%	65%
Outpatient rehabilitation data:
Number of clinics owned — start of period	918	880
Number of clinics acquired	—	1
Number of clinic start-ups	5	—
Number of clinics closed/sold	(18)	(6)

Number of clinics owned — end of period	905	875
Number of clinics managed — end of period	80	73

Total number of clinics (all) — end of period	985	948

Number of visits	1,155,907	1,096,296
Net revenue per visit(5)	$103	$103

(1)	Specialty hospitals consist of long term acute care hospitals and inpatient rehabilitation facilities.

(2)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenues by the total number of patient days.

(3)	Outpatient rehabilitation data has been restated to remove the clinics operated by CBIL. CBIL was sold March 31, 2006 and is being reported as a discontinued operation in 2006.

(4)	The number of clinics closed/sold for the year ended December 31, 2007 relate primarily to clinics closed in connection with the restructuring plan for integrating the acquisition of HealthSouth Corporation’s outpatient rehabilitation division.

(5)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include contract services revenue.

Results of Operations

The following table outlines, for the periods indicated, selected operating data as a percentage of net operating revenues:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2006(1)	2007(1)	2008(1)

Net operating revenues	100.0%	100.0%	100.0%
Cost of services(2)	80.2	83.3	83.2
General and administrative	2.4	2.2	2.2
Bad debt expense	1.0	1.9	2.2
Depreciation and amortization	2.5	2.9	3.3

Income from operations	13.9	9.7	9.1
Gain on early retirement of debt	—	—	0.0
Other expense	—	0.0	—
Interest expense, net	(7.1)	(6.9)	(6.7)

Income from continuing operations before income taxes	6.8	2.8	2.4
Income tax expense	2.4	0.9	1.2

Income from continuing operations	4.4	1.9	1.2
Income from discontinued operations, net of tax	0.7	—	—

Net income	5.1	1.9	1.2
Net income attributable to non-controlling interests	0.1	0.1	0.2

Net income attributable to Select Medical Holdings Corporation	5.0%	1.8%	1.0%

	Three Months Ended
	March 31,
	2008(1)	2009

Net operating revenues	100.0%	100.0%
Cost of services(2)	82.5	80.4
General and administrative	2.1	2.3
Bad debt expense	2.3	2.1
Depreciation and amortization	3.2	3.2

Income from operations	9.9	12.0
Gain on early retirement of debt	—	2.1
Interest expense, net	(6.7)	(6.1)

Income from operations before income taxes	3.2	8.0
Income tax expense	1.6	3.3

Net income	1.6	4.7
Net income attributable to non-controlling interest	0.0	0.2

Net income attributable to Select Medical Holdings Corporation	1.6%	4.5%

The following tables summarize selected financial data by business segment, for the periods indicated:

				%	%
	Year Ended	Year Ended	Year Ended	Change	Change
	December 31,	December 31,	December 31,	2006-	2007-
	2006	2007	2008	2007	2008
	(in thousands)

Net operating revenues:
Specialty hospitals	$1,378,543	$1,386,410	$1,488,412	0.6%	7.4%
Outpatient rehabilitation	470,339	603,413	664,760	28.3	10.2
Other(4)	2,616	1,843	190	(29.5)	(89.7)

Total company	$1,851,498	$1,991,666	$2,153,362	7.6%	8.1%

Income (loss) from operations:
Specialty hospitals	$252,539	$180,090	$192,450	(28.7)%	6.9%
Outpatient rehabilitation	51,859	57,979	52,964	11.8	(8.6)
Other(4)	(46,524)	(44,184)	(49,006)	5.0	(10.9)

Total company	$257,874	$193,885	$196,408	(24.8)%	1.3%

Adjusted EBITDA:(3)
Specialty hospitals	$283,270	$217,175	$236,388	(23.3)%	8.8%
Outpatient rehabilitation	64,823	75,437	77,279	16.4	2.4
Other(4)	(39,769)	(37,684)	(43,380)	5.2	(15.1)
Adjusted EBITDA margins:(3)
Specialty hospitals	20.5%	15.7%	15.9%	(23.4)%	1.3%
Outpatient rehabilitation	13.8	12.5	11.6	(9.4)	(7.2)
Other(4) :	N/M	N/M	N/M	N/M	N/M
Total assets:
Specialty hospitals	$1,742,803	$1,882,476	$1,910,402
Outpatient rehabilitation	258,773	513,397	504,869
Other(4)	180,948	99,173	164,198

Total company	$2,182,524	$2,495,046	$2,579,469

Purchases of property and equipment, net:
Specialty hospitals	$146,291	$146,901	$40,069
Outpatient rehabilitation	6,527	14,737	13,271
Other(4)	2,278	4,436	3,164

Total company	$155,096	$166,074	$56,504

	Three Months Ended
	March 31,
	2008	2009	% Change
	(in thousands)

Net operating revenues:
Specialty hospitals	$378,604	$393,232	3.9%
Outpatient rehabilitation	169,577	167,819	(1.0)
Other(4)	97	121	24.7

Total company	$548,278	$561,172	2.4%

Income (loss) from operations:
Specialty hospitals	$52,501	$66,034	25.8%
Outpatient rehabilitation	14,304	15,151	5.9
Other(4)	(12,461)	(13,559)	(8.8)

Total company	$54,344	$67,626	24.4%

Adjusted EBITDA:(3)
Specialty hospitals	$63,243	$76,781	21.4%
Outpatient rehabilitation	20,097	21,284	5.9
Other(4)	(10,845)	(12,413)	(14.5)
Adjusted EBITDA margins:(3)
Specialty hospitals	16.7%	19.5%	16.8%
Outpatient rehabilitation	11.9	12.7	6.7
Other(4)	N/M	N/M	N/M
Total assets:
Specialty hospitals	$1,922,107	$1,943,006
Outpatient rehabilitation	520,418	504,047
Other(4)	111,889	111,844

Total company	$2,554,414	$2,558,897

Purchases of property and equipment, net:
Specialty hospitals	$9,988	$4,155
Outpatient rehabilitation	3,851	2,810
Other(4)	1,217	71

Total company	$15,056	$7,036

The following tables reconcile same hospitals information:

	Year Ended
	December 31,
	2006	2007
	(in thousands)

Net operating revenue
Specialty hospitals net operating revenue	$1,378,543	$1,386,410
Less: Specialty hospitals in development, opened or closed after 1/1/06	106,940	81,514

Specialty hospitals same store net operating revenue	$1,271,603	$1,304,896

Adjusted EBITDA(3)
Specialty hospitals Adjusted EBITDA(3)	$283,270	$217,175
Less: Specialty hospitals in development, opened or closed after 1/1/06	5,867	(13,524)

Specialty hospitals same store Adjusted EBITDA(3)	$277,403	$230,699

All specialty hospitals Adjusted EBITDA margin(3)	20.5%	15.7%
Specialty hospitals same store Adjusted EBITDA margin(3)	21.8%	17.7%

	Year Ended
	December 31,
	2007	2008
	(in thousands)

Net operating revenue
Specialty hospitals net operating revenue	$1,386,410	$1,488,412
Less: Specialty hospitals in development, opened or closed after 1/1/07	79,500	85,709

Specialty hospitals same store net operating revenue	$1,306,910	$1,402,703

Adjusted EBITDA(3)
Specialty hospitals Adjusted EBITDA(3)	$217,175	$236,388
Less: Specialty hospitals in development, opened or closed after 1/1/07	(10,928)	(21,339)

Specialty hospitals same store Adjusted EBITDA(3)	$228,103	$257,727

All specialty hospitals Adjusted EBITDA margin(3)	15.7%	15.9%
Specialty hospitals same store Adjusted EBITDA margin(3)	17.5%	18.4%

	Three Months Ended
	March 31,
	2008	2009
	(in thousands)

Net operating revenue
Specialty hospitals net operating revenue	$378,604	$393,232
Less: Specialty hospitals in development, opened or closed after 1/1/08	10,344	26,633

Specialty hospitals same store net operating revenue	$368,260	$366,599

Adjusted EBITDA(3)
Specialty hospitals Adjusted EBITDA(3)	$63,243	$76,781
Less: Specialty hospitals in development, opened or closed after 1/1/08	(6,734)	(508)

Specialty hospitals same store Adjusted EBITDA(3)	$69,977	$77,289

All specialty hospitals Adjusted EBITDA margin(3)	16.7%	19.5%
Specialty hospitals same store Adjusted EBITDA margin(3)	19.0%	21.1%

N/M — Not Meaningful.

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1, Organization and Significant Accounting Policies — Recent Accounting Pronouncements, in our audited consolidated financial statements and Note 2, Accounting Policies — Recent Accounting Pronouncements, in our interim unaudited consolidated financial statements for additional information.

(2)	Cost of services includes salaries, wages and benefits, operating supplies, lease and rent expense and other operating costs.

(3)	We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, income from discontinued operations, gain on early retirement of debt, stock compensation expense, other expense and non-controlling interests. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. See Note 13 to our audited consolidated financial statements and footnote 7 to our interim unaudited consolidated financial statements for the period ended March 31, 2009 for a reconciliation of net income to Adjusted EBITDA as utilized by us in reporting our segment performance in accordance with SFAS No. 131.

(4)	Other includes our general and administrative services and non-healthcare services.

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Net Operating Revenues

Our net operating revenues increased by 2.4% to $561.2 million for the three months ended March 31, 2009 compared to $548.3 million for the three months ended March 31, 2008.

Specialty Hospitals.  Our specialty hospital net operating revenues increased by 3.9% to $393.2 million for the three months ended March 31, 2009 compared to $378.6 million for the three months ended March 31, 2008. For the three months ended March 31, 2009, the hospitals opened in 2008 increased net operating revenues by $18.1 million and the hospitals acquired in 2008 increased net operating revenues by $6.7 million. These increases were offset partially by the loss of revenues from closed hospitals, which accounted for $8.5 million of the difference in net operating revenues between the three months ended March 31, 2008 and March 31, 2009. Net operating revenues for the specialty hospitals opened as of January 1, 2008 and operated by us throughout both periods remained constant and were $366.6 million for the three months ended March 31, 2009, compared to $368.3 million for the three months ended March 31, 2008. Although our total net operating revenues remained constant for these hospitals, the composition of this net operating revenue changed. Our patient days for these same store hospitals decreased 5.1% and was attributable to a decrease in our Medicare patient days. The occupancy percentage in our same store hospitals decreased to 70% for the three months ended March 31, 2009 from 73% for the three months ended March 31, 2008. The effect on net operating revenues from the decrease in patient days was offset by an increase in our average net revenue per patient day. Our average net revenue per patient day in our same store hospitals increased 4.9% to $1,509 for the three months ended March 31, 2009 from $1,438 for the three months ended March 31, 2008. This increase in net revenue per patient day was primarily the result of an increase in the severity of the Medicare cases we treated.

Outpatient Rehabilitation.  Our outpatient rehabilitation net operating revenues decreased 1.0% to $167.8 million for the three months ended March 31, 2009 compared to $169.6 million for the three months ended March 31, 2008. The number of patient visits in our outpatient rehabilitation clinics decreased 5.2% for the three months ended March 31, 2009 to 1,096,296 visits compared to 1,155,907 visits for the three months ended March 31, 2008. The decline in visits was a result of various factors in the numerous markets where we operate, including staffing shortages and increased competition. Net revenue per visit in our clinics was $103 for both the three months ended March 31, 2009 and the three months ended March 31, 2008. The reduction in net operating revenue in our clinics due to the decline in patient visits was offset by an increase in our contract services revenue of approximately $5.8 million that resulted primarily from new business.

Operating Expenses

Our operating expenses decreased by 0.2% to $475.8 million for the three months ended March 31, 2009 compared to $476.5 million for the three months ended March 31, 2008. Our operating expenses include our cost of services, general and administrative expense and bad debt expense. As a percentage of our net operating revenues, our operating expenses were 84.8% for the three months ended March 31, 2009 compared to 86.9% for the three months ended March 31, 2008. Our cost of services declined by 0.2% to $451.4 million for the three months ended March 31, 2009 from $452.3 million for the three months ended March 31, 2008. A major component of these costs is our labor expense. This decline was the result of a reduction in the cost of services in our outpatient rehabilitation segment offset by an increase in the cost of services in our specialty hospital segment. The reduction in cost of services in the outpatient segment was principally due to the reduction we experienced in patient visits. The increase in cost of services we experienced in the specialty hospital segment was due to the growth in the hospitals we opened or acquired in 2008. A component of cost of services is facility rent expense, which was $28.7 million for the three months ended March 31, 2009 compared to $27.1 million for the three months ended March 31, 2008. General and administrative expenses were $12.8 million for the three months ended March 31, 2009 compared to $11.7 million for the three months ended March 31, 2008. The increase of $1.1 million in general and administrative expense is due to increases in non-salary related operating expenses. Our bad debt expense as a percentage of net operating revenues was 2.1% for the three months ended March 31, 2009 compared to 2.3% for the three months ended March 31, 2008. This decrease primarily occurred in our outpatient rehabilitation segment and was related to an improvement in outpatient rehabilitation collections.

Adjusted EBITDA

Specialty Hospitals.  Adjusted EBITDA increased by 21.4% to $76.8 million for the three months ended March 31, 2009 compared to $63.2 million for the three months ended March 31, 2008. Our Adjusted EBITDA margins increased to 19.5% for the three months ended March 31, 2009 from 16.7% for the three months ended March 31, 2008. The hospitals opened as of January 1, 2008 and operated by us throughout both periods had Adjusted EBITDA of $77.3 million for the three months ended March 31, 2009, an increase of $7.3 million or 10.4% over the Adjusted EBITDA of $70.0 million for these hospitals for the three months ended March 31, 2008. Our Adjusted EBITDA margin in these same store hospitals increased to 21.1% for the three months ended March 31, 2009 from 19.0% for the three months ended March 31, 2008. The principal reason for the growth in our Adjusted EBITDA margin for these same store hospitals is an increase in our net revenue per patient day due to an increase in the severity of our Medicare cases while at the same time controlling our costs related to these cases. We also reduced the Adjusted EBITDA losses in our recently opened hospitals. Our hospitals opened during 2008 incurred Adjusted EBITDA losses of $1.2 million for the three months ended March 31, 2009 compared to Adjusted EBITDA losses of $6.2 million incurred for the three months ended March 31, 2008.

Outpatient Rehabilitation.  Adjusted EBITDA increased by 5.9% to $21.3 million for the three months ended March 31, 2009 compared to $20.1 million for the three months ended March 31, 2008. Our Adjusted EBITDA margins increased to 12.7% for the three months ended March 31, 2009 from 11.9% for the three months ended March 31, 2008. The increase in Adjusted EBITDA was the result of the growth in our contract services business and the reduction in bad debt expense.

Other.  The Adjusted EBITDA loss was $12.4 million for the three months ended March 31, 2009 compared to an Adjusted EBITDA loss of $10.8 million for the three months ended March 31, 2008 and is primarily related to our general and administrative expenses.

Income from Operations

For the three months ended March 31, 2009 we experienced income from operations of $67.6 million compared to $54.3 million for the three months ended March 31, 2008. The increase in income from operations resulted primarily from the improved operating performance we experienced in both the specialty hospitals opened in 2008 and the specialty hospitals opened as of January 1, 2008 and operated by us throughout both periods.

Gain on Early Retirement of Debt

For the three months ended March 31, 2009, we paid approximately $19.0 million to repurchase and retire a portion of Select’s 7 5/8% senior subordinated notes. These notes had a carrying value of $31.5 million. A gain on early retirement of debt in the amount of $11.8 million was recognized on the transactions which was net of the write-off of unamortized deferred financing costs related to the debt.

Interest Expense

Interest expense was $34.7 million for the three months ended March 31, 2009 compared to $36.9 million for the three months ended March 31, 2008. The decrease in interest expense is related to lower average outstanding debt balances in 2009 and a decline in interest rates.

Income Taxes

We recorded income tax expense of $18.7 million for the three months ended March 31, 2009. The expense represented an effective tax rate of 41.9%. We recorded income tax expense of $8.5 million for the three months ended March 31, 2008. The expense represented an effective tax rate of 48.7%. The reduction in the effective rate is principally due to a reduction in our reserve for uncertain tax positions and a reduction in the accrued interest and penalties associated with these uncertain tax positions.

Non-Controlling Interests

Non-controlling interests in consolidated earnings were $1.0 million for the three months ended March 31, 2009 and $0.3 million for the three months ended March 31, 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net Operating Revenues

Our net operating revenues increased by 8.1% to $2,153.4 million for the year ended December 31, 2008 compared to $1,991.7 million for the year ended December 31, 2007.

Specialty Hospitals.  Our specialty hospital net operating revenues increased 7.4% to $1,488.4 million for the year ended December 31, 2008 compared to $1,386.4 million for the year ended December 31, 2007. Net operating revenues for the specialty hospitals opened as of January 1, 2007 and operated by us throughout both periods increased 7.3% to $1,402.7 million for the year ended December 31, 2008 from $1,306.9 million for the year ended December 31, 2007. This increase was partially offset by the loss of revenues from closed hospitals, which accounted for $52.2 million of the difference in net operating revenues between 2007 and 2008. Hospitals opened in 2007 and 2008 increased net operating revenues by $58.4 million for the year ended December 31, 2008. The increase in same store hospitals’ net operating revenues resulted from increases in our patient days and our average net revenue per patient day. Our patient days for these same store hospitals increased 2.1% and was attributable to an increase in our non-Medicare patient days. Our average net revenue per patient day in our same store hospitals increased 5.0% to $1,458 for the year ended December 31, 2008 from $1,388 for the year ended December 31, 2007. This increase in net revenue per patient day resulted from increased Medicare revenues and was primarily the result of an increase in the severity of the Medicare cases we treated.

Outpatient Rehabilitation.  Our outpatient rehabilitation net operating revenues increased 10.2% to $664.8 million for the year ended December 31, 2008 compared to $603.4 million for the year ended December 31, 2007. The increase in outpatient rehabilitation net operating revenues was primarily attributable to an increase in patient visits. The number of patient visits in our outpatient rehabilitation clinics increased 12.4% for the year ended December 31, 2008 to 4,533,727 visits compared to 4,032,197 visits for the year ended December 31, 2007. Substantially all of the increase in net operating revenues and patient visits was related to the acquisition of the outpatient rehabilitation division of HealthSouth Corporation in May 2007. Net revenue per visit in our clinics was $102 for the year ended December 31, 2008 compared to $100 for the year ended December 31, 2007.

Other.  Our other revenues were $0.2 million for the year ended December 31, 2008 compared to $1.8 million for the year ended December 31, 2007. These revenues relate to revenue from other non-healthcare services.

Operating Expenses

Our operating expenses increased by 8.3% to $1,885.2 million for the year ended December 31, 2008 compared to $1,740.5 million for the year ended December 31, 2007. Our operating expenses include our cost of services, general and administrative expense and bad debt expense. The increase in operating expenses occurred in both of our operating segments. In our specialty hospital segment, the cause of the increase in costs was equally divided between costs related to the increase in patient volume and an increase in the cost to treat patients. In our outpatient rehabilitation segment the cause of the increase in costs was principally related to the increased patient volumes resulting from the acquisition of the outpatient division of HealthSouth Corporation. As a percentage of our net operating revenues, our operating expenses were 87.6% for the year ended December 31, 2008 compared to 87.4% for the year ended December 31, 2007. The increase in the relative percentage of our operating expenses compared to net operating revenue was principally related to our bad debt costs. Cost of services as a percentage of operating revenues was 83.2% for the year ended December 31, 2008 compared to 83.3% for the year ended December 31, 2007. These costs primarily reflect our labor expenses. Another component of cost of services is facility rent expense, which was $110.2 million for the year ended December 31, 2008 compared to $98.5 million for the year ended December 31, 2007. The increase in rent expense was principally related to the acquisition of the outpatient rehabilitation division of HealthSouth Corporation and recently opened specialty hospitals that are leased. General and administrative expenses were 2.2% of net operating revenues for both the years ended December 31, 2008 and 2007. Our bad debt expense as a percentage of net operating revenues was 2.2% for the year ended December 31, 2008 compared to 1.9% for the year ended December 31, 2007. The increase in our bad debt expense occurred principally in our specialty hospitals. In our specialty hospitals we experienced an aging of our accounts receivable which caused us to increase our reserves for doubtful accounts for the year ended December 31, 2008. Additionally, we are experiencing an increase in the write-off of uncollectible Medicare co-payments and deductibles where state Medicaid programs are the secondary payor which has the effect of increasing our bad debt expense.

Adjusted EBITDA

Specialty Hospitals.  Adjusted EBITDA increased by 8.8% to $236.4 million for the year ended December 31, 2008 compared to $217.2 million for the year ended December 31, 2007. Our Adjusted EBITDA margins increased to 15.9% for the year ended December 31, 2008 from 15.7% for the year ended December 31, 2007. The hospitals opened before January 1, 2007 and operated throughout both years had Adjusted EBITDA of $257.7 million, an increase of $29.6 million or 13.0% over the Adjusted EBITDA of these hospitals for the year ended December 31, 2007. Our Adjusted EBITDA margin in these same store hospitals increased to 18.4% for the year ended December 31, 2008 from 17.5% for the year ended December 31, 2007. The principal reasons for the growth in our Adjusted EBITDA and Adjusted EBITDA margin for these same store hospitals are the result of increased patient volume and the increase in our net revenue per patient day. Our hospitals opened during 2007 and 2008 incurred Adjusted EBITDA losses of $22.4 million and $11.3 million for the year ended December 31, 2008 and 2007, respectively.

Outpatient Rehabilitation.  Adjusted EBITDA increased by 2.4% to $77.3 million for the year ended December 31, 2008 compared to $75.4 million for the year ended December 31, 2007. Our Adjusted EBITDA margins decreased to 11.6% for the year ended December 31, 2008 from 12.5% for the year ended December 31, 2007. Our Adjusted EBITDA margins decreased for the year ended December 31, 2008 compared to the year ended December 31, 2007 due to lower margins generated by the outpatient rehabilitation clinics acquired from HealthSouth Corporation. The principal cause of the lower margins has been a reduction in patient volume at these clinics. Due to the small size of these clinics, it is difficult for us to reduce our cost structures to offset patient volume declines.

Other.  The Adjusted EBITDA loss was $43.4 million for the year ended December 31, 2008 compared to a loss of $37.7 million for the year ended December 31, 2007 and was primarily related to our general and administrative expenses.

Income from Operations

For the year ended December 31, 2008, we had income from operations of $196.4 million compared to income from operations of $193.9 million for the year ended December 31, 2007. The decrease in income from operations resulted from an increase in depreciation and amortization expense offset by the Adjusted EBITDA changes described above. The increase in depreciation and amortization expense resulted primarily from increased depreciation expense associated with free-standing hospitals we have placed in service and an increase in depreciation and amortization expense related to the outpatient rehabilitation clinics acquired from HealthSouth Corporation.

Interest Expense

Interest expense was $145.9 million for the year ended December 31, 2008 compared to $140.2 million for the year ended December 31, 2007. The increase in interest expense is related to higher average outstanding debt balances under our senior secured credit facility existing during the year ended December 31, 2008. The increase in outstanding debt is principally related to the borrowings on our senior secured credit facility used to fund the acquisition of the outpatient rehabilitation division of HealthSouth Corporation, offset by the effect of declining interest rates in 2008.

Gain on Early Retirement of Debt

In the three months ended December 31, 2008, we paid approximately $1.0 million to repurchase and retire a portion of Select’s 7 5/8% senior subordinated notes. These notes had a carrying value of $2.0 million. A gain on early retirement of debt in the amount of $0.9 million was recognized on the transaction which included the write-off of the unamortized deferred financing costs related to the debt.

Income Taxes

We recorded income tax expense of $26.1 million for the year ended December 31, 2008. This expense represented an effective tax rate of 50.2%. For the year ended December 31, 2007, we recorded income tax expense of $18.7 million. This expense represented an effective tax rate of 33.6%. In the year ended December 31, 2008 we experienced an effective tax rate that was higher than our expected blended federal and state tax rate as a result of an increase in valuation reserves due to our inability to use state net operating losses arising in the tax entities acquired from HealthSouth Corporation and excess federal capital losses that can only be offset by future capital gains. For the year ended December 31, 2007 we recognized a lower effective tax rate as a result of greater than expected tax benefits generated on the sale of equipment and subsidiaries.

Non-Controlling Interests

Non-Controlling interests in consolidated earnings were $3.4 million for the year ended December 31, 2008 compared to $1.5 million for the year ended December 31, 2007. This increase in non-controlling interest is due to an increase in the non-controlling ownership in three of our specialty hospitals.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net Operating Revenues

Our net operating revenues increased by 7.6% to $1,991.7 million for the year ended December 31, 2007 compared to $1,851.5 million for the year ended December 31, 2006.

Specialty Hospitals.  Our specialty hospital net operating revenues increased 0.6% to $1,386.4 million for the year ended December 31, 2007 compared to $1,378.5 million for the year ended December 31, 2006. Net operating revenues for the specialty hospitals opened before January 1, 2006 and operated by us throughout both years increased 2.6% to $1,304.9 million for the year ended December 31, 2007 from $1,271.6 million for the year ended December 31, 2006. This increase was offset by the loss of revenues from closed hospitals, which accounted for $57.2 million of the difference in net revenues between 2006 and 2007. Hospitals opened in 2006 and 2007 increased net operating revenues by $31.8 million for the year ended December 31, 2007. The increase in same store hospitals net operating revenues resulted from an increase in our patient days. Our patient days for these same store hospitals increased 4.0% and our occupancy percentage remained constant at 71% for both the year ended December 31, 2007 and the year ended December 31, 2006. The $33.3 million increase in our same store specialty hospitals net operating revenue was the result of a $63.7 million increase in our non-Medicare net operating revenues that was offset by a reduction in our Medicare net operating revenues of $30.4 million. The reduction in Medicare net operating revenues has resulted from LTCH regulatory changes that have reduced the payment rates for Medicare cases and a reduction in our Medicare volume.

Outpatient Rehabilitation.  Our outpatient rehabilitation net operating revenues increased 28.3% to $603.4 million for the year ended December 31, 2007 compared to $470.3 million for the year ended December 31, 2006. The number of patient visits in our outpatient rehabilitation clinics increased 35.7% for the year ended December 31, 2007 to 4,032,197 visits compared to 2,972,243 visits for the year ended December 31, 2006. Substantially all of the increase in net operating revenues and patient visits was related to the outpatient rehabilitation clinics acquired from HealthSouth Corporation, offset in part by a decrease in net operating revenues due to the sale of a group of clinics at the end of 2006. Net revenue per visit in our clinics was $100 for the year ended December 31, 2007 compared to $94 for the year ended December 31, 2006.

Other.  Our other revenues were $1.8 million for the year ended December 31, 2007 compared to $2.6 million for the year ended December 31, 2006. These revenues are generated from non-healthcare related services.

Operating Expenses

Our operating expenses increased by 12.5% to $1,740.5 million for the year ended December 31, 2007 compared to $1,547.0 million for the year ended December 31, 2006. Our operating expenses include our cost of services, general and administrative expense and bad debt expense. The increase in operating expenses was principally related to the outpatient rehabilitation clinics acquired from HealthSouth Corporation.

As a percentage of our net operating revenues, our operating expenses were 87.4% for the year ended December 31, 2007 compared to 83.6% for the year ended December 31, 2006. Cost of services as a percentage of operating revenues was 83.3% for the year ended December 31, 2007 compared to 80.2% for the year ended December 31, 2006. This increase in the relative percentage for cost of services is principally due to the significant decline in our specialty hospital Medicare revenue and an increase in labor costs at our specialty hospitals. We also experienced a higher relative labor component in the outpatient operations acquired from HeathSouth Corporation. Another component of cost of services is facility rent expense, which was $98.5 million for the year ended December 31, 2007 compared to $84.0 million for the year ended December 31, 2006. The increase in rent expense was principally related to the facility rent expense for the outpatient rehabilitation clinics acquired from HealthSouth Corporation. During the same period general and administrative expense decreased as a percentage of net operating revenue to 2.2% compared to 2.4% for the year ended December 31, 2006, principally due to the increase in our net operating revenues. Our bad debt expense as a percentage of net operating revenues was 1.9% for the year ended December 31, 2007 compared to 1.0% for the year ended December 31, 2006. This increase occurred across both business segments. In our specialty hospital segment we have experienced an increase in our bad debts associated with the write-off of uncollectible Medicare co-payments and deductibles. In our outpatient segment we have experienced an aging of our accounts receivable which has generated higher reserve requirements and an increase in bad debt expense under our reserve methodology.

Adjusted EBITDA

Specialty Hospitals.  Adjusted EBITDA decreased by 23.3% to $217.2 million for the year ended December 31, 2007 compared to $283.3 million for the year ended December 31, 2006. Our Adjusted EBITDA margins decreased to 15.7% for the year ended December 31, 2007 from 20.5% for the year ended December 31, 2006. The hospitals opened before January 1, 2006 and operated throughout both years had Adjusted EBITDA of $230.7 million, a decrease of 16.8% over the Adjusted EBITDA of these hospitals in 2006. Our Adjusted EBITDA margin in these same store hospitals decreased to 17.7% for the year ended December 31, 2007 from 21.8% for the year ended December 31, 2006. The decrease in our Adjusted EBITDA is principally due to a $16.6 million decline in our Medicare net operating revenues resulting from LTCH regulatory changes that reduced our payment rates for Medicare cases without any corresponding reduction in the cost of services associated with those cases. We also experienced a decline in our non-Medicare rate per patient day and an increase in our labor, bad debt and facility costs that contributed to the decrease in our Adjusted EBITDA. These contributors to the decline in our Adjusted EBITDA were offset by an increase in Adjusted EBITDA resulting from an increase in our non-Medicare volume.

Outpatient Rehabilitation.  Adjusted EBITDA increased by 16.4% to $75.4 million for the year ended December 31, 2007 compared to $64.8 million for the year ended December 31, 2006. Our Adjusted EBITDA margins decreased to 12.5% for the year ended December 31, 2007 from 13.8% for the year ended December 31, 2006. The increase in Adjusted EBITDA was the result of Adjusted EBITDA contributed by the outpatient rehabilitation clinics acquired from HealthSouth Corporation and an increase in the net revenue per visit at our existing clinics, offset in part by a reduction in Adjusted EBITDA due to the sale of a group of clinics at the end of 2006. Our Adjusted EBITDA margins decreased due to lower margins generated by the outpatient rehabilitation clinics acquired from HealthSouth Corporation.

Other.  The Adjusted EBITDA loss, which primarily includes our general and administrative expenses, was $37.7 million for the year ended December 31, 2007 compared to a loss of $39.8 million for the year ended December 31, 2006.

Income from Operations

For the year ended December 31, 2007, we experienced income from operations of $193.9 million compared to income from operations of $257.9 million for the year ended December 31, 2006. The decrease in income from operations resulted from the Adjusted EBITDA changes described above and an increase in depreciation and amortization expense. The increase in depreciation and amortization expense resulted primarily from increased depreciation expense associated with free-standing hospitals we have placed in service and an increase in depreciation and amortization expense related to the outpatient rehabilitation clinics acquired from HealthSouth Corporation.

Interest Expense

Interest expense was $140.2 million for the year ended December 31, 2007 compared to $131.8 million for the year ended December 31, 2006. The increase in interest expense is related to higher outstanding debt balances and slightly higher interest rates under our senior secured credit facility. The increase in outstanding debt is principally related to the borrowings used to fund the acquisition of the outpatient rehabilitation division of HealthSouth Corporation.

Income Taxes

We recorded income tax expense of $18.7 million for the year ended December 31, 2007. This expense represented an effective tax rate of 33.6%. For the year ended December 31, 2006, we recorded income tax expense of $43.5 million. This expense represented an effective tax rate of 34.2%. In both the years ended December 31, 2007 and December 31, 2006 we experienced an effective tax rate that was lower than our expected blended federal and state tax rate. For the year ended December 31, 2007 we recognized a lower effective tax rate as a result of greater than expected tax benefits generated on the sale of equipment and subsidiaries. For the year ended December 31, 2006 we recognized a lower effective tax rate as a result of a significant tax loss we recognized on the sale of a group of legal entities that operated outpatient rehabilitation clinics. These legal entities were sold at an amount that approximated their GAAP book value. However, the stock of these legal entities that were originally acquired as part of our acquisition of the NovaCare Physical Rehabilitation and Occupational Health Group in 1999 had a substantial tax basis.

Income from Discontinued Operations, Net of Tax

On March 1, 2006, we sold our wholly-owned subsidiary, Canadian Back Institute Limited (“CBIL”), for approximately C$89.8 million in cash (US$79.0 million). We conducted all of our Canadian operations through CBIL. The financial results of CBIL have been reclassified as discontinued operations for all periods presented in this report. We recognized a gain on sale (net of tax) of $9.1 million in the quarter ended March 31, 2006.

Non-Controlling Interests

Non-controlling interests in consolidated earnings were $1.5 million for the year ended December 31, 2007 compared to $1.8 million for the year ended December 31, 2006.

Liquidity and Capital Resources

Three Months Ended March 31, 2008 and March 31, 2009

The following table summarizes the statement of cash flows for the three months ended March 31, 2008 and 2009:

	Three Months Ended
	March 31,
	2008	2009
	(in thousands)

Cash flows used in operating activities	$(24,865)	$(20,727)
Cash flows used in investing activities	(19,302)	(7,036)
Cash flows provided by (used in) financing activities	47,818	(23,811)

Net increase (decrease) in cash and cash equivalents	3,651	(51,574)
Cash and cash equivalents at beginning of period	4,529	64,260

Cash and cash equivalents at end of period	$8,180	$12,686

Operating activities used $20.7 million and $24.9 million of cash flow for the three months ended March 31, 2009 and March 31, 2008, respectively. The principal reason for the use of cash flows in operations was the increase in our accounts receivable. Our days sales outstanding were 59 days at March 31, 2009 compared to 53 days at December 31, 2008. Our days sales outstanding were 55 days at March 31, 2008 compared to 48 days at December 31, 2007. These increases in days sales outstanding were primarily related to the timing of the receipt of the periodic interim payments from Medicare for the services provided at our specialty hospitals and a shortfall in payments due to Medicare’s periodic interim payment methodology.

Investing activities used $7.0 million of cash flow for the three months ended March 31, 2009. The use of cash was related to the purchase of property and equipment. Investing activities used $19.3 million of cash flow for the three months ended March 31, 2008. The primary use of cash in the three months ended March 31, 2008 was

$15.1 million related to the purchase of property and equipment and $4.2 million related to the acquisition of minority interests and the final settlement of the purchase price for the acquisition of the outpatient rehabilitation division of HealthSouth Corporation.

Financing activities used $23.8 million of cash flow for the three months ended March 31, 2009. The primary use of cash related to the repurchase of Select’s 7 5/8% senior subordinated notes for $19.0 million, repayment of bank overdrafts of $4.8 million, payment on the term loan portion of our senior secured credit facility of $1.7 million and $1.0 million in distributions to non-controlling interests. These payments were offset by net borrowings related to seller and other debt of $2.8 million. Financing activities provided $47.8 million of cash flow for the three months ended March 31, 2008. The primary source of cash related to borrowings, net of repayments, on our senior secured credit facility of $65.4 million, offset by repayment of bank overdrafts of $15.5 million, principal payments on seller and other debt of $1.3 million, repurchase of common and preferred stock of $0.4 million, and distributions to minority interests of $0.4 million. The net borrowings on our senior secured credit facility for the three months ended March 31, 2008 were used to fund the slow-down we experienced in our collection of accounts receivable and our purchase of property and equipment.

Year Ended December 31, 2008, Year Ended December 31, 2007 and the Year Ended December 31, 2006

The following table summarizes the statement of cash flows for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2006	2007	2008
	(in thousands)

Cash flows provided by operating activities	$227,651	$86,013	$107,438
Cash flows used in investing activities	(81,481)	(382,676)	(60,438)
Cash flows provided by (used in) financing activities	(100,466)	219,592	12,731
Effect of exchange rate changes on cash and cash equivalents	35	—	—

Net increase (decrease) in cash and cash equivalents	45,739	(77,071)	59,731
Cash and cash equivalents at beginning of period	35,861	81,600	4,529

Cash and cash equivalents at end of period	$81,600	$4,529	$64,260

Operating activities generated $107.4 million in cash during the year ended December 31, 2008. The increase in cash flow provided by operating activities in comparison to our operating cash flow provided by operating activities for the year ended December 31, 2007 is principally related to a reduction in the cash taxes we paid during 2008. Our days sales outstanding were 53 days at December 31, 2008 compared to 48 days at December 31, 2007. The increase in days sales outstanding between December 31, 2007 and December 31, 2008 is primarily related to the timing of the receipt of the periodic interim payments from Medicare for the services provided at our specialty hospitals and a shortfall in payments due to Medicare’s periodic interim payment methodology.

Operating activities generated $86.0 million in cash during the year ended December 31, 2007. Our days sales outstanding were 48 days at December 31, 2007 compared to 41 days at December 31, 2006. In comparison to our operating cash flow generated for the year ended December 31, 2006, our operating cash flow was negatively affected by a reduction in our operating earnings, an increase in interest expense and an increase in our accounts receivable.

Operating activities generated $227.7 million in cash during the year ended December 31, 2006. Our operating cash flow was positively affected by a reduction in our accounts receivable and tax benefits we realized by changing our tax accounting method used for deducting bad debts. The tax accounting change had the effect of accelerating the tax deduction for bad debt reserves. Our days sales outstanding were 41 days at December 31, 2006 compared to 52 days at December 31, 2005. The significant reduction in days sales outstanding was the result of several factors. The timing of our periodic interim payments from Medicare received by our specialty hospitals resulted in a seven day decline in the days sales outstanding. The remaining decline was the result of improved cash collections.

Investing activities used $60.4 million, $382.7 million, and $81.5 million of cash flow for the years ended December 31, 2008, 2007, and 2006, respectively. Of this amount, we incurred acquisition related payments of $7.6 million, $237.0 million, and $3.4 million, respectively in 2008, 2007, and 2006. In 2007, the acquisition of the outpatient division of HealthSouth Corporation accounted for the $236.9 million in acquisition payments. The remaining acquisition payments relate primarily to small acquisitions of outpatient businesses. Investing activities also used cash for the purchases of property and equipment of $56.5 million, $166.1 million, and $155.1 million in 2008, 2007, and 2006, respectively. In 2008 our purchases of property and equipment were principally related to routine capital expenditures. In 2007 and 2006 our purchases of property and equipment were related principally to construction of new hospitals and relocation of existing hospitals. Additionally during 2006 and 2007 we made major improvements and expanded our rehabilitation hospital in West Orange, New Jersey. We sold business units and real property which generated $3.4 million and $16.0 million in cash during the year ended December 31, 2008 and 2007, respectively. During 2006, we sold all of our Canadian operations and a group of outpatient rehabilitation clinics. The cash flow from these transactions, net of operating cash transferred with the businesses, was $75.0 million.

Financing activities provided $12.7 million of cash for the year ended December 31, 2008. The cash resulted primarily from borrowings on our senior secured credit facility of $23.2 million, offset by payments on seller and other debt of $5.6 million, distributions to non-controlling interests of $2.0 million, payment of initial public offering costs of $1.3 million and repurchase of Select’s 7 5/8% senior subordinated notes of $1.0 million.

Financing activities provided $219.6 million of cash for the year ended December 31, 2007. The cash resulted primarily from borrowings, net of repayments on our senior secured credit facility of $213.5 million and proceeds from bank overdrafts of $8.9 million. Approximately $203.0 million of the borrowings from our senior secured credit facility were used to fund the acquisition of the outpatient division of HealthSouth Corporation. The remaining borrowings were used to fund our normal operations including our hospital construction activities.

Financing activities used $100.5 million of cash for the year ended December 31, 2006. The cash usage resulted primarily from repayments, net of borrowings, on our senior secured credit facility of $90.8 million and repayment of bank overdrafts of $7.1 million.

Capital Resources

We had net working capital of $125.8 million at March 31, 2009 compared to net working capital of $118.4 million at December 31, 2008. This increase in working capital was principally related to a reduction in our accrued liabilities.

Concurrently with the consummation of this offering, we expect to terminate our existing senior secured credit facility and enter into a new senior secured credit facility. The consummation of this offering is contingent upon our entering into the new senior secured credit facility on terms acceptable to us.

On March 19, 2007, we entered into Amendment No. 2, and on March 28, 2007, we entered into an Incremental Facility Amendment with a group of lenders and JPMorgan Chase Bank, N.A. as administrative agent. Amendment No. 2 increased the general exception to the prohibition on asset sales under our existing senior secured credit facility from $100.0 million to $200.0 million, relaxed certain financial covenants starting March 31, 2007 and waived Select’s requirement to prepay certain term loan borrowings following the year ended December 31, 2006. The Incremental Facility Amendment provided to our company an incremental term loan of $100.0 million, the proceeds of which we used to pay a portion of the purchase price for the HealthSouth transaction.

After giving effect to the Incremental Facility Amendment, our existing senior secured credit facility provides for senior secured financing of up to $980.0 million, consisting of:

•	a $300.0 million revolving loan facility that will terminate on February 24, 2011, including both a letter of credit sub-facility and a swingline loan sub-facility, and

•	a $680.0 million term loan facility that matures on February 24, 2012.

The interest rates per annum applicable to loans, other than swingline loans, under our existing senior secured credit facility are, at our option, equal to either an alternate base rate or an adjusted LIBOR rate for a one, two, three or six month interest period, or a nine or twelve month period if available, in each case, plus an applicable margin percentage. The alternate base rate is the greater of (1) JPMorgan Chase Bank, N.A.’s prime rate and (2) one-half of 1% over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which our lenders are subject. The applicable margin percentage for borrowings under our revolving loans is subject to change based upon the ratio of Select’s total indebtedness to consolidated EBITDA (as defined in the credit agreement). The applicable margin percentage for revolving loans is currently (1) 1.50% for alternate base rate loans and (2) 2.50% for adjusted LIBOR loans. The applicable margin percentages for the term loans are (1) 1.00% for alternate base rate loans and (2) 2.00% for adjusted LIBOR loans.

Our existing senior secured credit facility requires Select to maintain certain interest expense coverage ratios and leverage ratios which become more restrictive over time. For the four consecutive fiscal quarters ended March 31, 2009, Select was required to maintain an interest expense coverage ratio (its ratio of consolidated EBITDA (as defined in our senior secured credit facility) to cash interest expense) for the prior four consecutive fiscal quarters of at least 1.75 to 1.00. As of March 31, 2009, Select was required to maintain its leverage ratio (its ratio of total indebtedness to consolidated EBITDA for the prior four consecutive fiscal quarters) at less than 5.50 to 1.00. On a pro forma as adjusted basis giving effect to this offering and the use of proceeds therefrom, for the four quarters ended March 31, 2009, Select’s interest expense coverage ratio was           to 1.00 and Select’s leverage ratio was           to 1.00 based upon an assumed public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus. Select’s actual interest expense coverage ratio was 2.10 to 1.00 for the four quarters ended March 31, 2009, and Select’s actual leverage ratio was 5.06 to 1.00 as of March 31, 2009.

Also, as of March 31, 2009, Select had $125.8 million of availability under our revolving loan facility (after giving effect to $24.2 million of outstanding letters of credit). On a pro forma as adjusted basis giving effect to this offering and the use of proceeds therefrom, as of March 31, 2009, we had $      million of revolving loan availability under our existing senior secured credit facility (after giving effect to $24.2 million of outstanding letters of credit) based upon an assumed public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus.

On June 13, 2005, Select entered into a five year interest rate swap transaction with an effective date of August 22, 2005. On March 8, 2007 and November 23, 2007, Select entered into two additional interest rate swap transactions for three years with effective dates of May 22, 2007 and November 23, 2007, respectively. The swaps are designated as a cash flow hedge of forecasted LIBOR-based variable rate interest payments. The underlying variable rate debt is $500.0 million.

On February 24, 2005, EGL Acquisition Corp. issued and sold $660.0 million in aggregate principal amount of 7 5/8% senior subordinated notes due 2015, which Select assumed in connection with the Merger. The net proceeds of the offering were used to finance a portion of the funds needed to consummate the Merger with EGL Acquisition Corp. The notes were issued under an indenture between EGL Acquisition Corp. and U.S. Bank Trust National Association, as trustee. Interest on the notes is payable semi-annually in arrears on February 1 and August 1 of each year. The notes are guaranteed by all of Select’s wholly-owned subsidiaries, subject to certain exceptions. On or after February 1, 2010, the notes may be redeemed at Select’s option, in whole or in part, at redemption prices that decline annually to 100% on and after February 1, 2013, plus accrued and unpaid interest. Upon a change of control of Holdings, each holder of notes may require us to repurchase all or any portion of the holder’s notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

In December 2008, we paid approximately $1.0 million to repurchase and retire a portion of Select’s 7 5/8% senior subordinated notes. The notes had a carrying value of $2.0 million. A gain on early retirement of debt in the amount of $0.9 million was recognized on the transaction which was net of the write-off of the unamortized deferred financing costs related to the debt. During the first quarter of 2009, we paid approximately $19.0 million to repurchase and retire additional 7 5/8% senior subordinated notes. These notes had a carrying value of $31.5 million. A gain on early retirement of debt in the amount of $11.8 million was recognized, which was net of the write-off of unamortized deferred financing costs related to the debt. In April 2009 we paid approximately $11.1 million to repurchase and retire additional 7 5/8% senior subordinated notes with a carrying value of $15.0 million.

On September 29, 2005, we sold $175.0 million of senior floating rate notes due 2015, which bear interest at a rate per annum, reset semi-annually, equal to the 6-month LIBOR plus 5.75%. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, with the principal due in full on September 15, 2015. The senior floating rate notes are general unsecured obligations of ours and are not guaranteed by Select or any of its subsidiaries. In connection with the issuance of the senior floating rate notes, Select entered into two interest rate swap transactions. The notional amount of the interest rate swaps is $175.0 million. The variable interest rate of the debt was 7.7% and the fixed rate after the swaps was 10.2% at March 31, 2009. The net proceeds of the issuance of the senior floating rate notes, together with cash was used to reduce the amount of our preferred stock, to make a payment to participants in our long-term incentive plan and to pay related fees and expenses.

We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, may be funded from operating cash flows or other sources and will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

We believe our internally generated cash flows and borrowing capacity under our existing senior secured credit facility will be sufficient to finance operations for the foreseeable future. Our lenders, including the lenders participating in our existing senior secured credit facility, may have suffered losses related to their lending and other financial relationships, especially because of the general weakening of the national economy, increased financial instability of many borrowers and the declining value of their assets. As a result, lenders may become insolvent or tighten their lending standards, which could make it more difficult for us to borrow under our revolving credit facility, refinance our existing indebtedness or to obtain other financing on favorable terms or at all. Our access to funds under the senior secured credit facility is dependent upon the ability of our lenders to meet their funding commitments. Our financial condition and results of operations would be adversely affected if we were unable to draw funds under our senior secured credit facility because of a lender default or to obtain other cost-effective financing.

Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating other discretionary uses of cash.

As a result of the SCHIP Extension Act, which prohibits the establishment and classification of new LTCHs or satellites during the three calendar years commencing on December 29, 2007, we have stopped all new LTCH development. However, we continue to evaluate opportunities to develop rehabilitation hospitals. We also intend to open new outpatient rehabilitation clinics in local areas that we currently serve where we can benefit from existing referral relationships and brand awareness to produce incremental growth.

Commitments and Contingencies

The following table summarizes contractual obligations at December 31, 2008, and the effect such obligations are expected to have on liquidity and cash flow in future periods. Reserves for uncertain tax positions of $24.3 million have been excluded from the table below as we cannot reasonably estimate the amounts or periods in which these liabilities will be paid.

	Payments Due by Year
					After
Contractual Obligations	Total	2009	2010-2012	2013-2014	2014
	(in thousands)

7 5/8% senior subordinated notes	$658,000	$—	$—	$—	$658,000
Existing senior secured credit facility	806,500	6,800	799,700	—	—
10% senior subordinated notes(1)	135,603	—	—	—	135,603
Senior floating rate notes	175,000	—	—	—	175,000
Seller notes	1,282	416	866	—	—
Capital lease obligations	1,640	426	1,214	—	—
Other debt obligations	1,900	1,404	496	—	—

Total debt	1,779,925	9,046	802,276	—	968,603
Interest(2)	644,385	129,004	317,366	165,940	32,075
Letters of credit outstanding	28,952	—	28,952	—	—
Purchase obligations	3,145	2,301	844	—	—
Construction contracts	15,819	15,819	—	—	—
Naming, promotional and sponsorship agreement	53,822	2,619	8,226	5,807	37,170
Operating leases	490,976	108,438	181,779	52,002	148,757
Related party operating leases	46,425	2,978	9,079	6,524	27,844

Total contractual cash obligations	$3,063,449	$270,205	$1,348,522	$230,273	$1,214,449

(1)	Reflects the balance sheet liability of our 10% senior subordinated notes calculated in accordance with GAAP. The balance sheet liability so reflected is less than the $150.0 million aggregate principal amount of such notes that were issued with an original issued discount. The remaining unamortized original issue discount was $14.4 million at December 31, 2008. Interest on the 10% senior subordinated notes accrued on the full principal amount thereof and we will be obligated to repay the full principal thereof at maturity or upon any mandatory or voluntary prepayment thereof. On any interest payment date on or after February 24, 2010, we will be obligated to pay an amount of accrued original issue discount on the 10% senior subordinated notes if necessary to ensure that the notes will not be considered “applicable high yield discount obligations” within the meaning of the Internal Revenue Code of 1986, as amended. The $150.0 million aggregate principal payable at maturity on our 10% senior subordinated notes would be reduced by prior payments of accrued original issue discount.

(2)	The interest obligation was calculated using the average interest rate at December 31, 2008 of 5.7% for the senior secured credit facility, the stated interest rate for the 7 5/8% senior subordinated notes and the 10% senior subordinated notes, 10.2% for the senior floating rate notes and 6.0% for seller notes, capital lease obligations and other debt obligations.

The following table summarizes the contractual obligations under our new senior secured credit facility after giving effect to the termination of our existing credit facility and the expected use of proceeds from this offering.

	Payments Due by Year
Contractual Obligations	Total	2009	2010-2012	2013-2014	After 2014
	(in thousands)

New senior secured credit facility	$	$	$	$	$

Inflation

The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. In addition, suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures, including our case and resource management program, to curtail increases in operating costs and expenses. We cannot predict our ability to cover or offset future cost increases.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting or similar rights should be consolidated. SFAS No. 167 will require a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure related to that involvement. SFAS No. 167 is effective for annual and interim reporting periods beginning after November 15, 2009. The adoption of SFAS No. 167 is not expected to have a material impact on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” (“SFAS No. 166”). SFAS No. 166 is a revision to SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and will require additional disclosure about the transfers of financial assets, including securitization transactions, and additional disclosure in cases where entities have continuing exposure to the risks related to transferred financial assets. SFAS No. 166 eliminates the concept of “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. SFAS No. 166 is effective for annual and interim reporting periods beginning after November 15, 2009. The adoption of SFAS No. 166 is not expected to have a material impact on our consolidated financial statements.

In April 2009, FASB issued FASB Staff Position (“FSP”) No. 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP 141R-1”). FSP 141R-1 amends the provisions in SFAS No. 141R, “Business Combinations, Revised” (“SFAS No. 141R”), for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. FSP 141R-1 eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in SFAS No. 141R and instead carries forward most of the provisions in SFAS No. 141, “Business Combinations,” for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of FSP 141R-1 did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which will require that the fair value disclosures for all financial instruments within the scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, be included in interim financial statements. This FSP also requires entities to disclose the method and significant assumptions used to estimate the fair value of financial instruments on an interim and annual basis and to highlight any changes from prior periods. FSP FAS 107-1 and APB 28-1 will be effective for interim periods ending after June 15, 2009. The adoption of FSP 107-1 and APB 28-1 is not expected to have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have decreased significantly. FSP FAS 157-4 also provides guidance on identifying circumstances that indicate a transaction is not orderly. The provisions of FSP FAS 157-4 are effective for the interim period ending on June 30, 2009. The adoption of FSP FAS 157-4 is not expected to have a material impact on our consolidated financial statements.

On January 1, 2009, we adopted SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS No. 160”).” Upon adoption of this standard, minority interest is now referred to as non-controlling interest and has been reclassified from the mezzanine section of the balance sheet to the equity section. In addition, non-controlling interest is now deducted from net income to obtain net income attributable to Holdings. The consolidated financial statements have been retrospectively adjusted to give effect to the requirements of SFAS No. 160.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to interest rate risk in connection with our long-term indebtedness. Our principal interest rate exposure relates to the loans outstanding under our existing senior secured credit facility and senior floating rate notes. As of March 31, 2009, Select had $804.8 million in term and revolving loans outstanding under its senior secured credit facility, which bear interest at variable rates. On June 13, 2005, Select entered into a five year interest rate swap transaction with an effective date of August 22, 2005. On March 8, 2007 and November 16, 2007, Select entered into two additional interest rate swap transactions for three years with effective dates of May 22, 2007 and November 23, 2007, respectively. Select entered into the swap transactions to mitigate the risks of future variable rate interest payments. The notional amount of the interest rate swaps are $500.0 million and the underlying variable rate debt is associated with the senior secured credit facility. Each eighth point change in interest rates on the variable rate portion of our long-term indebtedness would result in a $0.4 million change in interest expense on our term loans.

In conjunction with the issuance of the senior floating rate notes, Select entered into two swap transactions with an effective date of September 29, 2005 to mitigate the risks of future variable rate interest payments associated with this debt. The notional amount of the interest rate swaps total $175.0 million and the swaps are for a period of four years.

BUSINESS

Overview

We believe that we are one of the largest operators of both specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities. As of March 31, 2009, we operated 87 long term acute care hospitals, or “LTCHs” and five inpatient rehabilitation facilities, or “IRFs” in 25 states, and 948 outpatient rehabilitation clinics in 37 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, who have a combined 68 years of experience in the healthcare industry. Under this leadership, we have grown our business from its founding to a business that generated net operating revenue of $2,153.4 million for the year ended December 31, 2008.

Business Segments and Strategy

We manage our company through two business segments, our specialty hospital and our outpatient rehabilitation segments. We derived approximately 69% and 70% of net operating revenues and 78% and 81% of our income from operations from our specialty hospital segment; and approximately 31% and 30% of net operating revenues and 22% and 19% of our income from operations from our outpatient rehabilitation segment, for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively. Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute patients and hospitals designed to serve patients who require intensive inpatient medical rehabilitation. Our outpatient rehabilitation business consists of clinics and contract services that provide physical, occupational and speech rehabilitation services.

Specialty Hospitals

We are a leading operator of specialty hospitals in the United States, with 92 facilities throughout 25 states, as of March 31, 2009. All 87 of our long term acute care hospitals are currently certified by the federal Medicare program as long term acute care hospitals. All five of our acute medical rehabilitation hospitals are currently certified by the federal Medicare program as inpatient rehabilitation facilities. For the year ended December 31, 2008 and the three months ended March 31, 2009, approximately 63% and 64%, respectively, of the net operating revenues of our specialty hospital segment came from Medicare reimbursement. As of March 31, 2009, we operated a total of 4,172 available licensed beds and employed approximately 12,400 people in our specialty hospital segment, consisting primarily of registered or licensed nurses, respiratory therapists, physical therapists, occupational therapists and speech therapists.

Patients are typically admitted to our specialty hospitals from general acute care hospitals. These patients have specialized needs, and serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, traumatic brain and spinal cord injuries, strokes, non-healing wounds, cardiac disorders, renal disorders and cancer. Given their complex medical needs, these patients generally require a longer length of stay than patients in a general acute care hospital and benefit from being treated in a specialty hospital that is designed to meet their unique medical needs. The average length of stay for patients in our specialty hospitals was 26 days in our long term acute care hospitals and 16 days in our inpatient rehabilitation facilities, for the three months ended March 31, 2009.

Below is a table that shows the distribution by medical condition (based on primary diagnosis) of patients in our hospitals for the year ended December 31, 2008:

Distribution
Medical Condition	of Patients

Respiratory disorders	34%
Neuromuscular disorders	32
Cardiac disorders	9
Wound care	8
Other	17

Total	100%

We believe that we provide our services on a more cost-effective basis than a typical general acute care hospital because we provide a much narrower range of services. We believe that our services are therefore attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their enrollees. Additionally, we continually seek to increase our admissions by expanding and improving our relationships with the physicians and general acute care hospitals that refer patients to our facilities. We also maintain a strong focus on the provision of high-quality medical care within our facilities and believe that this operational focus is in part reflected in our specialty hospital accreditation by The Joint Commission, previously known as the Joint Commission on Accreditation of Healthcare Organizations, and the Commission on Accreditation of Rehabilitation Facilities. The Joint Commission and the Commission on Accreditation of Rehabilitation Facilities are independent, not-for-profit organizations that establish standards related to the operation and management of health care facilities. Each of our accredited facilities must regularly demonstrate to a survey team conformance to the applicable standards. When a survey is completed, the facility receives a survey report that acknowledges best practices, contains suggestions for improving services, and makes recommendations for improvement based on conformance to the standards.

When a patient is referred to one of our hospitals by a physician, case manager, discharge planner, health maintenance organization or insurance company, a clinical liaison along with a case manager from our company makes an assessment to determine the care required. Based on the determinations reached in this clinical assessment, an admission decision is made by the attending physician.

Upon admission, an interdisciplinary team reviews a new patient’s condition. The interdisciplinary team is comprised of a number of clinicians and may include any or all of the following: an attending physician; a specialty nurse; a physical, occupational or speech therapist; a respiratory therapist; a dietician; a pharmacist; and a case manager. Upon completion of an initial evaluation by each member of the treatment team, an individualized treatment plan is established and implemented. The case manager coordinates all aspects of the patient’s hospital stay and serves as a liaison with the insurance carrier’s case management staff when appropriate. The case manager communicates progress, resource utilization, and treatment goals between the patient, the treatment team and the payor.

Each of our specialty hospitals has an onsite management team consisting of a chief executive officer, a director of clinical services and a director of provider relations. These teams manage local strategy and day-to-day operations, including oversight of clinical care and treatment. They also assume primary responsibility for developing relationships with the general acute care providers and clinicians in the local areas we serve that refer patients to our specialty hospitals. We provide our hospitals with centralized accounting, payroll, legal, reimbursement, human resources, compliance, management information systems and billing and collection services. The centralization of these services improves efficiency and permits hospital staff to spend more time on patient care.

We operate the majority of our long term acute care hospitals as “hospitals within hospitals” or as “satellites,” which we collectively refer to as “HIHs.” A long term acute care hospital that operates as an HIH leases space from a general acute care “host” hospital and operates as a separately licensed hospital within the host hospital, or on the same campus as the host hospital. In contrast, a free-standing long term acute care hospital does not operate on a host hospital campus. As a result of the HIH regulatory changes discussed in further detail in “— Government Regulations,” we developed and implemented a plan that included, among other things, relocating certain facilities to alternative settings, building or buying additional free-standing hospitals and closing some of our facilities. The significant changes associated with this plan have been completed. As a result of this plan, of the 87 long term acute care hospitals we operated as of March 31, 2009, 65 were operated as HIHs and 22 were operated as free-standing hospitals.

All Medicare payments to our long term acute care hospitals are made in accordance with the prospective payment system specifically applicable to long term acute care hospitals, referred to as “LTCH-PPS.” Under LTCH-PPS, a long term acute care hospital is paid a pre-determined fixed amount depending upon the long term care diagnosis-related group, or “LTC-DRG,” to which each patient is assigned. LTCH-PPS includes special payment policies that adjust the payments for some patients based on a variety of factors. Some of these special payment policies have been the subject of recent regulatory developments. See “— Government Regulations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory Changes.”

Specialty Hospital Strategy

Focus on Specialized Inpatient Services.  We serve highly acute patients and patients with debilitating injuries that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Generally, patients in our specialty hospitals require longer stays and higher levels of clinical care than patients treated in general acute care hospitals. Our patients’ average length of stay in our specialty hospitals was 24 days for the year ended December 31, 2008.

Provide High Quality Care and Service.  We believe that our specialty hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with acute, complex and specialized medical needs who are typically referred to us by general acute care hospitals. Our specialized treatment programs focus on specific patient needs and medical conditions such as ventilator weaning programs, wound care protocols and rehabilitation programs for brain trauma and spinal cord injuries. Our responsive staffing models ensure that patients have the appropriate clinical resources over the course of their stay. We believe that we are recognized for providing quality care and service, as evidenced by accreditation by The Joint Commission and the Commission on Accreditation of Rehabilitation Facilities. We also believe we develop brand loyalty in the local areas we serve allowing us to strengthen our relationships with physicians and other referral sources and drive additional patient volume to our hospitals.

Our treatment and staffing programs benefit patients because they give our clinicians access to the regimens that we have found to be most effective in treating various conditions such as respiratory failure, non-healing wounds, brain and spinal cord injuries, strokes and neuromuscular disorders. In addition, we combine or modify these programs to provide a treatment plan tailored to meet our patients’ unique needs.

The quality of the patient care we provide is continually monitored using several measures, including patient, payor and physician satisfaction surveys, as well as clinical outcomes analyses. Quality measures are collected monthly and reported quarterly and annually. In order to benchmark ourselves against other healthcare organizations, we have contracted with outside vendors to collect our clinical and patient satisfaction information and compare it to other healthcare organizations. The information collected is reported back to each hospital, to our corporate office, and directly to The Joint Commission. As of March 31, 2009, The Joint Commission had accredited all 92 of our then existing hospitals. Three of our five inpatient rehabilitation facilities have also received accreditation from the Commission on Accreditation of Rehabilitation Facilities. Two of our inpatient rehabilitation facilities have not yet been surveyed by the Commission on Accreditation of Rehabilitation Facilities. See “— Government Regulations — Licensure — Accreditation.”

Reduce Operating Costs.  We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

•	optimizing staffing based on our occupancy and the clinical needs of our patients;

•	centralizing administrative functions such as accounting, finance, payroll, legal, reimbursement, compliance, human resources and billing and collection;

•	standardizing management information systems to aid in financial reporting as well as billing and collecting; and

•	participating in group purchasing arrangements to receive discounted prices for pharmaceuticals and medical supplies.

Increase Higher Margin Commercial Volume.  With reimbursement rates from commercial insurers typically higher than the federal Medicare program, we have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our specialty hospitals. Although the level of care we provide is complex and staff intensive, we typically have lower relative operating expenses than a general acute care hospital because we provide a much narrower range of patient services at our hospitals. We believe that commercial payors seek to contract with our hospitals because we offer patients high quality, cost- effective care at more attractive rates than general acute care hospitals. We also offer commercial enrollees customized treatment programs not typically offered in general acute care hospitals.

Develop New Inpatient Facilities.  As a result of the Medicare, Medicaid, and SCHIP Extension Act of 2007, or “SCHIP Extension Act,” which prohibits the establishment and classification of new LTCHs or satellites during the three calendar years commencing on December 29, 2007, we have stopped all LTCH development, except for LTCHs currently under construction that are excluded from the moratorium. We expect to continue evaluating opportunities to develop new inpatient rehabilitation facilities. We have a dedicated development team with significant experience in speciality hospital development. In addition, three predecessor companies founded by our Executive Chairman and/or co-founded by our Chief Executive Officer focused on the development and operation of inpatient rehabilitation hospitals.

By leveraging the experience of our senior management and dedicated development team, we believe that we are well positioned to capitalize on development opportunities. When we target a new local area to serve, our development team conducts an extensive review of the area’s referral patterns and commercial insurance to determine the general reimbursement trends and payor mix. Ultimately, when we determine a location for the development of a new specialty hospital, we evaluate the opportunities in the area for the construction of new space or the leasing and renovation of existing space. During construction or renovation, the project is transitioned to our start-up team, which is experienced in preparing a specialty hospital for opening. The start-up team oversees equipment purchases, licensure procedures and the recruitment of a full-time management team. After the facility is opened, responsibility for its management is transitioned to this new management team and our corporate operations group.

Pursue Opportunistic Acquisitions.  In addition to our development initiatives, we may grow our network of specialty hospitals through opportunistic acquisitions. Our immediate focus is on acquisitions of inpatient rehabilitation facilities, although we will still consider acquisitions of long term acute care hospitals if they are at attractive valuations. We believe we have historically been able to obtain assets for what we believe are attractive valuations. When we acquire a hospital or a group of hospitals, a team of our professionals is responsible for formulating and executing an integration plan. We have generally been able to increase margins at acquired facilities by adding clinical programs that attract commercial payors, centralizing administrative functions and implementing our standardized staffing models and resource management programs. Since our founding in 1997, we have made a total of four significant specialty hospital acquisitions comprising 54 long term acute care hospitals and four inpatient rehabilitation facilities for a total of $496.4 million in aggregate consideration.

Outpatient Rehabilitation

We believe that we are the largest operator of outpatient rehabilitation clinics in the United States based on number of facilities, with 948 facilities throughout 37 states and the District of Columbia, as of March 31, 2009. Typically, each of our clinics is located in a medical complex or retail location. As of March 31, 2009, our outpatient rehabilitation segment employed approximately 8,200 people.

In our clinics and through our contractual relationships, we provide physical, occupational and speech rehabilitation programs and services. We also provide certain specialized programs such as hand therapy or sports performance enhancement that treat sports and work related injuries, musculoskeletal disorders, chronic or acute pain and orthopedic conditions. The typical patient in one of our clinics suffers from musculoskeletal impairments that restrict his or her ability to perform normal activities of daily living. These impairments are often associated with accidents, sports injuries, strokes, heart attacks and other medical conditions. Our rehabilitation programs and services are designed to help these patients minimize physical and cognitive impairments and maximize functional ability. We also provide services designed to prevent short term disabilities from becoming chronic conditions. Our rehabilitation services are provided by our professionals including licensed physical therapists, occupational therapists, speech-language pathologists and respiratory therapists.

Outpatient rehabilitation patients are generally referred or directed to our clinics by a physician, employer or health insurer who believes that a patient, employee or member can benefit from the level of therapy we provide in an outpatient setting. We believe that our services are attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their enrollees. In addition to providing therapy in our outpatient clinics, we provide medical rehabilitation management services on a contract basis at nursing homes, hospitals, schools, assisted living and senior care centers and worksites. In our outpatient rehabilitation segment, approximately 90% of our net operating revenues come from commercial payors, including healthcare insurers, managed care organizations and workers’ compensation programs, contract management services and private pay sources. The balance of our reimbursement is derived from Medicare and other government sponsored programs.

Outpatient Rehabilitation Strategy

Provide High Quality Care and Service.  We are focused on providing a high level of service to our patients throughout their entire course of treatment. To measure satisfaction with our service we have developed surveys for both patients and physicians. Our clinics utilize the feedback from these surveys to continuously refine and improve service levels. We believe that by focusing on quality care and offering a high level of customer service we develop brand loyalty in the local areas we serve. This high quality of care and service allows us to strengthen our relationships with referring physicians, employers and health insurers and drive additional patient volume.

Increase Market Share.  We strive to establish a leading presence within the local areas we serve. To increase our presence, we seek to expand our services and programs and to continue to provide high quality care and strong customer service. This allows us to realize economies of scale, heightened brand loyalty, workforce continuity and increased leverage when negotiating payor contracts.

Expand Rehabilitation Programs and Services.  Through our local clinical directors of operations and clinic managers within their service areas, we assess the healthcare needs of the areas we serve. Based on these assessments, we implement additional programs and services specifically targeted to meet demand in the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes and patient satisfaction.

Optimize the Profitability of our Payor Contracts.  We rigorously review payor contracts up for renewal and potential new payor contracts to optimize our profitability. Before we enter into a new contract with a commercial payor, we evaluate it with the aid of our contract management system. We assess potential profitability by evaluating past and projected patient volume, clinic capacity, and expense trends. We create a retention strategy for the top performing contracts and a renegotiation strategy for contracts that do not meet our defined criteria. We believe that our size and our strong reputation enables us to negotiate favorable outpatient contracts with commercial insurers.

Maintain Strong Employee Relations.  We believe that the relationships between our employees and the referral sources in their communities are critical to our success. Our referral sources, such as physicians and healthcare case managers, send their patients to our clinics based on three factors: the quality of our care, the service we provide and their familiarity with our therapists. We seek to retain and motivate our therapists by implementing a performance-based bonus program, a defined career path with the ability to be promoted from within, timely communication on company developments and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local area strategy. This management approach reflects the unique nature of each local area in which we operate and the importance of encouraging our employees to assume responsibility for their clinic’s performance.

Pursue Opportunistic Acquisitions.  We may grow our network of outpatient rehabilitation facilities through opportunistic acquisitions. We significantly expanded our network with the 2007 acquisition of the outpatient rehabilitation division of HealthSouth Corporation, consisting of 569 clinics in 35 states and the District of Columbia, including 18 states in which we did not previously have outpatient rehabilitation facilities. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and increase margins at acquired facilities.

Other Services

Other services (which accounted for less than 1% of our net operating revenues for the three months ended March 31, 2009) include corporate services and certain non-healthcare services.

Our Competitive Strengths

We believe that the success of our business model is based on a number of competitive strengths, including our position as a leading operator in each of our business segments, proven financial performance and strong cash flow, significant scale, experience in completing and integrating acquisitions, ability to capitalize on consolidation opportunities and an experienced management team.

Leading Operator in Distinct but Complementary Lines of Business.  We believe that we are a leading operator in each of our principal business segments, based on number of facilities in the United States. Our leadership position and reputation as a high quality, cost-effective health care provider in each of our business segments allows us to attract patients and employees, aids us in our marketing efforts to payors and referral sources and helps us negotiate payor contracts. In our specialty hospital segment, we operated 87 long term acute care hospitals with 3,774 available licensed beds in 25 states and five inpatient rehabilitation facilities with 398 beds in three states and derived approximately 70% of net operating revenues from these operations, for the three months ended March 31, 2009. In our outpatient rehabilitation segment, we operated 948 outpatient rehabilitation clinics in 37 states and the District of Columbia and derived approximately 30% of net operating revenues from these operations, for the three months ended March 31, 2009. With these leading positions in the areas we serve, we believe that we are well-positioned to benefit from the rising demand for medical services due to an aging population in the United States, which will drive growth across our business lines.

Proven Financial Performance and Strong Cash Flow.  We have established a track record of improving the financial performance of our facilities due to our disciplined approach to revenue growth, expense management and an intense focus on free cash flow generation. This includes regular review of specific financial metrics of our business to determine trends in our revenue generation, expenses, billing and cash collection. Based on the ongoing analysis of such trends, we make adjustments to our operations to optimize our financial performance and cash flow.

Significant Scale.  By building significant scale in each of our business segments, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. As a result, we have been able to minimize our general and administrative expense as a percentage of revenues, which was 2.2% for the year ended December 31, 2008.

Well-Positioned to Capitalize on Consolidation Opportunities.  We believe that we are well-positioned to capitalize on consolidation opportunities within each of our business segments and selectively augment our internal growth. We believe that each of our business segments is highly fragmented, with many of the nation’s long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation facilities being operated by independent operators lacking national or broad regional scope. With our geographically diversified portfolio of facilities in the United States, we believe that our footprint provides us with a wide-ranging perspective on multiple potential acquisition opportunities.

Experience in Successfully Completing and Integrating Acquisitions.  From our inception in 1997 through 2008, we completed six significant acquisitions for approximately $894.8 million in aggregate consideration. We believe that we have improved the operating performance of these facilities over time by applying our standard operating practices and by realizing efficiencies from our centralized operations and management.

Experienced and Proven Management Team.  Prior to co-founding our company with our current Chief Executive Officer, our Executive Chairman founded and operated three other healthcare companies focused on inpatient and outpatient rehabilitation services. In addition, our four senior operations executives have an average of over 31 years of experience in the healthcare industry, including extensive experience working together for our company and for past companies focused on operating acute rehabilitation hospitals and outpatient rehabilitation facilities. 10 of our 16 corporate officers worked together at Continental Medical Systems, Inc., a developer and operator of inpatient rehabilitation facilities that was managed under the leadership of Rocco A. Ortenzio and Robert A. Ortenzio from its inception in 1986 until it was sold in 1995. Over the course of their operating history, our senior management team has received national recognition for its management and business operations, including selection for the Forbes “Platinum 400 List,” as one of “America’s Best Managed Companies.”

Industry

In the United States, spending on healthcare was expected to be 16.6% of the gross domestic product in 2008 and is projected to grow at 6.2% compounded annually over the next ten years, according to the Centers for Medicare & Medicaid Services, or “CMS.” An important factor driving healthcare spending is increased consumption of services due to the aging of the population. The number of individuals age 65 and older has grown 1.2% compounded annually over the past 20 years and is expected to grow 2.9% compounded annually over the next 20 years, approximately three times faster than the overall population, according to the U.S. Census Bureau. We believe that an increasing number of individuals age 65 and older will drive demand for our specialized medical services.

For individuals age 65 and older, the primary source of health insurance is the federal Medicare program. Medicare utilizes distinct payment methodologies for services provided in long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation clinics. In the federal fiscal year 2007, Medicare payments for long term acute care hospitals services accounted for 1.0% of overall Medicare outlays and Medicare payments for inpatient rehabilitation services accounted for 1.4% according to the Medical Payment Advisory Commission. Due to recent regulatory changes enacted in part to slow growth, over the next five years Medicare payments for long term acute care hospital services are projected to grow approximately 4% compounded annually and Medicare payments for inpatient rehabilitation services are projected to grow approximately 2% compounded annually, which compares with approximately 7% compound annual growth projected for the overall Medicare program, according to information provided by the Office of the Actuary of the U.S. Department of Health and Human Services.

Sources of Net Operating Revenues

The following table presents the approximate percentages by source of net operating revenue received for healthcare services we provided for the periods indicated:

				Three
				Months
				Ended
	Year Ended December 31,			March 31,
Net Operating Revenues by Payor Source(1)	2006	2007	2008	2008	2009
Medicare	53.2%	48.0%	46.2%	46.5%	47.6%
Commercial insurance(2)	40.0%	44.2%	46.3%	45.8%	44.3%
Private and other(3)	5.0%	5.5%	5.4%	5.7%	6.0%
Medicaid	1.8%	2.3%	2.1%	2.0%	2.1%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	This table excludes the net operating revenues of our Canadian operations which were sold on March 1, 2006 and are now reported as a discontinued operation.
(2)	Includes commercial healthcare insurance carriers, health maintenance organizations, preferred provider organizations, workers’ compensation and managed care programs.
(3)	Includes self payors, contract management services and non-patient related payments. Self pay revenues represent less than 1% of total net operating revenues.

Government Sources

Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. All of our hospitals are currently certified as Medicare providers. Our outpatient rehabilitation clinics regularly receive Medicare payments for their services. Additionally, many of our specialty hospitals participate in state Medicaid programs. Amounts received under the Medicare and Medicaid programs are generally less than the customary charges for the services provided. In recent years there have been significant changes made to the Medicare and Medicaid programs. Since a significant portion of our revenues come from patients under the Medicare program, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in the Medicare program. See “— Government Regulations — Overview of U.S. and State Government Reimbursements.”

Non-Government Sources

An increasing amount of our net operating revenues continue to come from commercial and private payor sources. These sources include insurance companies, workers’ compensation programs, health maintenance organizations, preferred provider organizations, other managed care companies and employers, as well as by patients directly. Patients are generally not responsible for any difference between customary charges for our services and amounts paid by Medicare and Medicaid programs, insurance companies, workers’ compensation companies, health maintenance organizations, preferred provider organizations and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors.

The Merger Transactions

On February 24, 2005, EGL Acquisition Corp. was merged with and into Select, with Select continuing as the surviving corporation and a wholly owned subsidiary of Holdings. The merger was completed pursuant to an agreement and plan of merger, dated as of October 17, 2004, among EGL Acquisition Corp., Holdings and Select. Holdings and EGL Acquisition Corp. were Delaware corporations formed by Welsh Carson for purposes of engaging in the merger and the related transactions described below.

Upon the consummation of the merger, Select became a wholly owned subsidiary of Holdings and all of the capital stock of Holdings was owned by an investor group that includes Welsh Carson and Thoma Cressey, and certain other “rollover” investors that participated in the merger. We refer to those other investors as the “continuing investors.” Our continuing investors include Rocco A. Ortenzio, our Executive Chairman and the chairman of our board of directors, Robert A. Ortenzio, our Chief Executive Officer and a member of our board of directors, certain other investors who are members of or affiliated with the Ortenzio family, certain individuals affiliated with Welsh Carson, including Russell L. Carson, a member of our board of directors and a founding general partner of Welsh, Carson, Anderson & Stowe, Bryan C. Cressey, a member of our board of directors and a founding partner of Thoma Cressey, various investment funds affiliated with Thoma Cressey, Patricia A. Rice, our President and Chief Operating Officer, Martin F. Jackson, our Executive Vice President and Chief Financial Officer, S. Frank Fritsch, our Executive Vice President and Chief Human Resources Officer, Michael E. Tarvin, our Executive Vice President, General Counsel and Secretary, James J. Talalai, our Executive Vice President and Chief Information Officer, and

Scott A. Romberger, our Senior Vice President, Controller and Chief Accounting Officer. The continuing investors purchased our common stock at a price of $      per share and our preferred stock at a price of $26.90 per share. Immediately prior to the merger, shares of common stock of Select which were owned by our continuing investors were contributed to Holdings in exchange for equity securities of Holdings. For purposes of such exchange, these rollover shares were valued at $152.0 million in the aggregate, or $18.00 per share (the per share merger consideration). Upon consummation of the merger, these rollover shares were cancelled without payment of any merger consideration.

The amount of funds and rollover equity used to consummate the Merger Transactions was $2,443.1 million, including:

•	$1,827.7 million to pay Select’s then existing stockholders (other than rollover stockholders) and option holders all amounts due under the merger agreement;

•	$152.0 million of rollover equity from our continuing investors;

•	$344.2 million to repay existing indebtedness; and

•	$119.2 million to pay related fees and expenses, including premiums, consent fees and interest payable in connection with the tender offers and consent solicitations for Select’s existing senior subordinated notes.

The Merger Transactions were financed by:

•	a cash equity investment in Holdings of $570.0 million by an investor group led by Welsh Carson and Thoma Cressey (the net proceeds of which were contributed by Holdings to Select) and a rollover equity investment in Holdings of $152.0 million by our continuing investors;

•	Holdings’ issuance and sale of senior subordinated notes, preferred stock and common stock to WCAS Capital Partners IV, L.P., an investment fund affiliated with Welsh Carson, Rocco A. Ortenzio, Robert A. Ortenzio and certain other investors who are members of or affiliated with the Ortenzio family, for an aggregate purchase price of $150.0 million (the net proceeds of which were contributed by Holdings to Select);

•	borrowings by us of $580.0 million in term loans and $200.0 million in revolving loans under our existing senior secured credit facility;

•	existing cash on hand of $131.1 million; and

•	the issuance of $660.0 million in aggregate principal amount of Select’s 7 5/8% senior subordinated notes.

In connection with the merger, Select commenced tender offers to acquire all of its 9 1/2% senior subordinated notes due 2009 and all of its 7 1/2% senior subordinated notes due 2013. In connection with each such tender offer Select sought consents to eliminate substantially all of the restrictive covenants and make other amendments to the indentures governing such notes. Upon completion of the tender offers on February 24, 2005, holders of all of Select’s 7 1/2% senior subordinated notes and holders of approximately 96.7% of Select’s 9 1/2% senior subordinated notes had delivered consents and tendered their notes in connection with such tender offers and consent solicitations.

As a result of the Merger Transactions, the majority of Select’s assets and liabilities were adjusted to their fair value as of February 25, 2005. The excess of the total purchase price over the fair value of Select’s tangible and identifiable intangible assets was allocated to goodwill, which is the subject of an annual impairment test. Additionally, pursuant to Financial Accounting Standards Board Emerging Issues Task Force Issue No. 88-16 “Basis in Leveraged Buyout Transactions,” a portion of the equity related to our continuing stockholders was recorded at the stockholder’s predecessor basis and a corresponding portion of the fair value of the acquired assets was reduced accordingly. By definition, our statements of financial position and results of operations subsequent to the Merger Transactions are not comparable to the same statements for the periods prior to the Merger Transactions due to the resulting change in basis.

In recommending the approval of the merger agreement and the merger to the board of directors, the special committee of our board of directors considered the material factors that it believed supported its recommendation, the most significant factor being that the merger consideration of $18.00 per share was payable in cash and represented a substantial premium over the market price of common stock of Select before the public announcement of the execution of the merger agreement.

Material Acquisitions

The growth of our business also has been attributable to our ability to successfully acquire and integrate other businesses. Since our inception in 1997 through March 31, 2009, we have completed six significant acquisitions for approximately $894.8 million in aggregate consideration. On June 30, 1998, we acquired American Transitional Hospitals, a wholly-owned subsidiary of Beverly Enterprises, Inc. and a provider of long term acute care hospital services, for approximately $62.8 million in cash and approximately $14.9 million in assumed liabilities. The American Transitional Hospital acquisition added 15 long term acute care hospitals. On December 16, 1998, we acquired Intensiva Healthcare Corporation, a provider of long term acute care hospital services, for approximately $103.6 million in cash and approximately $56.5 million in assumed liabilities. The Intensiva Healthcare Corporation acquisition added 22 long term acute care hospitals. On November 19, 1999, we acquired the Physical Rehabilitation and Occupational Health Division of NovaCare, Inc., for approximately $160.4 million consisting of cash and the assumption of seller notes. The NovaCare acquisition added 513 outpatient rehabilitation clinics. On September 2, 2003, we acquired Kessler Rehabilitation Corporation for approximately $230.0 million in cash and approximately $1.7 million of assumed indebtedness. The Kessler acquisition added four inpatient rehabilitation hospitals and 92 outpatient rehabilitation clinics. On January 1, 2005, we acquired SemperCare, Inc. for approximately $100.0 million in cash. The SemperCare acquisition added 17 long term acute care hospitals. Finally, on May 1, 2007, we acquired HealthSouth Corporation’s outpatient rehabilitation division for approximately $245.0 million, reduced by approximately $7.0 million at closing for assumed indebtedness and other matters. We significantly expanded our network with the HealthSouth acquisition, consisting of 569 outpatient rehabilitation clinics in 35 states and the District of Columbia, including 18 states in which we did not previously have outpatient rehabilitation clinics. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Trends and Events — Acquisition of HealthSouth Corporation’s Outpatient Rehabilitation Division.”

Employees

As of March 31, 2009, we employed approximately 21,300 people throughout the United States. Approximately 14,700 of our employees are full time and the remaining approximately 6,600 are part time employees. Outpatient, contract therapy and physical rehabilitation and occupational health employees totaled approximately 8,200 and specialty hospital employees totaled approximately 12,400. The remaining approximately 700 employees were in corporate management, administration and other services.

Competition

We compete on the basis of pricing, the quality of the patient services we provide and the results that we achieve for our patients. The primary competitive factors in the long term acute care and inpatient rehabilitation businesses include quality of services, charges for services and responsiveness to the needs of patients, families, payors and physicians. Other companies operate long term acute care hospitals and inpatient rehabilitation facilities that compete with our hospitals, including large operators of similar facilities, such as Kindred Healthcare Inc. and HealthSouth Corporation. The competitive position of any hospital is also affected by the ability of its management to negotiate contracts with purchasers of group healthcare services, including private employers, managed care companies, preferred provider organizations and health maintenance organizations. Such organizations attempt to obtain discounts from established hospital charges. The importance of obtaining contracts with preferred provider organizations, health maintenance organizations and other organizations which finance healthcare, and its effect on a hospital’s competitive position, vary from area to area, depending on the number and strength of such organizations.

Our outpatient rehabilitation clinics face competition principally from locally owned and managed outpatient rehabilitation clinics in the communities they serve and from selected national providers such as Physiotherapy Associates and U.S. Physical Therapy in selected local areas. Many of these clinics have longer operating histories and greater name recognition in these communities than our clinics, and they may have stronger relations with physicians in these communities on whom we rely for patient referrals.

Facilities

We currently lease most of our facilities, including clinics, offices, specialty hospitals and our corporate headquarters. We own three of our five inpatient rehabilitation facilities and 12 of our long term acute care hospitals.

We lease all but four of our outpatient rehabilitation clinics and related offices, which, as of March 31, 2009, included 944 leased outpatient rehabilitation clinics throughout the United States. The outpatient rehabilitation clinics generally have a five year lease term and include options to renew. We also lease the majority of our long term acute care hospital facilities except for the facilities described above. As of March 31, 2009, in our LTCHs we had 65 hospital within hospital leases and 10 free-standing building leases.

We generally seek a five year lease for our long term acute care hospitals operated as HIHs, with an additional five year renewal at our option. We lease our corporate headquarters from companies owned by a related party affiliated with us through common ownership or management. Our corporate headquarters is approximately 132,138 square feet and is located in Mechanicsburg, Pennsylvania. We lease several other administrative spaces related to administrative and operational support functions. As of March 31, 2009, this comprised 12 locations throughout the United States with approximately 86,314 square feet in total.

The following is a list of our hospitals and the number of beds at each hospital as of March 31, 2009.

Hospital Name	City	State	Beds

Select Specialty Hospital — Birmingham	Birmingham	AL	38
Select Specialty Hospital — Fort Smith	Fort Smith	AR	34
Select Specialty Hospital — Little Rock	Little Rock	AR	43
Select Specialty Hospital — Arizona (Phoenix Downtown Campus)	Phoenix	AZ	33
Select Specialty Hospital — Phoenix	Phoenix	AZ	48
Select Specialty Hospital — Arizona (Scottsdale Campus)	Scottsdale	AZ	29
Select Specialty Hospital — Colorado Springs	Colorado Springs	CO	30
Select Specialty Hospital — Denver	Denver	CO	37
Select Specialty Hospital — Denver (South Campus)	Denver	CO	28
Select Specialty Hospital — Wilmington	Wilmington	DE	35
Select Specialty Hospital — Orlando (South Campus)	Edgewood	FL	40
Select Specialty Hospital — Gainesville	Gainesville	FL	44
Select Specialty Hospital — Palm Beach	Lake Worth	FL	60
Select Specialty Hospital — Miami	Miami	FL	47
Select Specialty Hospital — Orlando (North Campus)	Orlando	FL	35
Select Specialty Hospital — Panama City	Panama City	FL	30
Select Specialty Hospital — Pensacola	Pensacola	FL	54
Select Specialty Hospital — Tallahassee	Tallahassee	FL	29
Select Specialty Hospital — Atlanta	Atlanta	GA	27
Select Specialty Hospital — Augusta	Augusta	GA	80
Select Specialty Hospital — Savannah	Savannah	GA	40
Select Specialty Hospital — Quad Cities	Davenport	IA	50
Select Specialty Hospital — Beech Grove	Beech Grove	IN	40
Select Specialty Hospital — Evansville	Evansville	IN	60
Select Specialty Hospital — Fort Wayne	Fort Wayne	IN	32

Hospital Name	City	State	Beds

Select Specialty Hospital — Northwest Indiana	Hammond	IN	70
Select Specialty Hospital — Kansas City	Overland Park	KS	40
Select Specialty Hospital — Topeka	Topeka	KS	34
Select Specialty Hospital — Wichita	Wichita	KS	60
Select Specialty Hospital — Lexington	Lexington	KY	41
Select Specialty Hospital — Northwest Detroit	Detroit	MI	36
Select Specialty Hospital — Flint	Flint	MI	26
Select Specialty Hospital — Grosse Pointe	Grosse Pointe Farms	MI	30
Select Specialty Hospital — Kalamazoo	Kalamazoo	MI	25
Select Specialty Hospital — Macomb County	Mount Clemens	MI	36
Select Specialty Hospital — Western Michigan	Muskegon	MI	31
Select Specialty Hospital — Pontiac	Pontiac	MI	30
Select Specialty Hospital — Saginaw	Saginaw	MI	32
Select Specialty Hospital — Downriver	Taylor	MI	40
Select Specialty Hospital — Ann Arbor	Ypsilanti	MI	36
Select Specialty Hospital — Western Missouri	Kansas	MO	34
Select Specialty Hospital — Springfield	Springfield	MO	44
Select Specialty Hospital — St. Louis	St. Louis	MO	33
Select Specialty Hospital — Gulfport	Gulfport	MS	61
Select Specialty Hospital — Jackson	Jackson	MS	53
Select Specialty Hospital — Durham	Durham	NC	30
Select Specialty Hospital — Winston-Salem	Winston-Salem	NC	42
Select Specialty Hospital — Omaha (Central Campus)	Omaha	NE	52
Kessler Institute for Rehabilitation (Welkind Campus)	Chester	NJ	72
Select Specialty Hospital — Northeast New Jersey	Rochelle Park	NJ	62
Kessler Institute for Rehabilitation (North Campus)	Saddle Brook	NJ	112
Kessler Institute for Rehabilitation (West Campus)	West Orange	NJ	138
Select Specialty Hospital — Akron	Akron	OH	60
Select Specialty Hospital — Northeast Ohio (Canton Campus)	Canton	OH	30
Select Specialty Hospital — Cincinnati	Cincinnati	OH	36
Select Specialty Hospital — Columbus	Columbus	OH	152
Select Specialty Hospital — Columbus (Mt. Carmel Campus)	Columbus	OH	24
Select Specialty Hospital — Youngstown	Youngstown	OH	31
Select Specialty Hospital — Youngstown (Boardman Campus)	Youngstown	OH	20
Select Specialty Hospital — Zanesville	Zanesville	OH	35
Select Specialty Hospital — Oklahoma City	Oklahoma City	OK	72
Select Specialty Hospital — Tulsa/Midtown (Midtown Campus)	Tulsa	OK	56
Select Specialty Hospital — Tulsa/Midtown (Riverside Campus)	Tulsa	OK	44
Select Specialty Hospital — Central Pennsylvania (Camp Hill Campus)	Camp Hill	PA	31
Select Specialty Hospital — Danville	Danville	PA	30
Select Specialty Hospital — Erie	Erie	PA	50

Hospital Name	City	State	Beds

Penn State Hershey Rehabilitation	Harrisburg	PA	32
Select Specialty Hospital — Johnstown	Johnstown	PA	39
Select Specialty Hospital — Laurel Highlands	Latrobe	PA	40
Select Specialty Hospital — McKeesport	McKeesport	PA	30
Select Specialty Hospital — Pittsburgh	Pittsburgh	PA	32
Select Specialty Hospital — Central Pennsylvania (York Campus)	York	PA	23
Select Specialty Hospital — Central Pennsylvania (Harrisburg Campus)	Harrisburg	PA	38
Select Specialty Hospital — Sioux Falls	Sioux Falls	SD	24
Select Specialty Hospital — Tri-Cities	Bristol	TN	33
Select Specialty Hospital — Knoxville	Knoxville	TN	35
Select Specialty Hospital — North Knoxville	Knoxville	TN	33
Select Specialty Hospital — Memphis	Memphis	TN	38
Select Specialty Hospital — Nashville	Nashville	TN	47
Rehabilitation Institute of Denton, LLC	Denton	TX	44
Select Specialty Hospital — Dallas/Ft Worth	Carrolton	TX	60
Select Specialty Hospital — South Dallas	DeSoto	TX	100
Select Specialty Hospital — Houston (Houston Heights)	Houston	TX	130
Select Specialty Hospital — Houston (Houston Medical Center)	Houston	TX	86
Select Specialty Hospital — Houston (Houston West)	Houston	TX	56
Select Specialty Hospital — Longview	Longview	TX	32
Select Specialty Hospital — Midland	Midland	TX	29
Select Specialty Hospital — San Antonio	San Antonio	TX	44
Select Specialty Hospital — Madison	Madison	WI	58
Select Specialty Hospital — Milwaukee	Milwaukee	WI	34
Select Specialty Hospital — Milwaukee (St Luke’s Campus)	Milwaukee	WI	29
Select Specialty Hospital — Charleston	Charleston	WV	32

Total Beds:			4,172

Legal Proceedings

We are subject to legal proceedings and claims that arise in the ordinary course of our business, which include malpractice claims covered under insurance policies, subject to self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. In our opinion, the outcome of these actions will not have a material adverse effect on our financial position or results of operations. See “Risk Factors — Significant legal actions as well as the cost and possible lack of available insurance could subject us to substantial uninsured liabilities.”

To cover claims arising out of the operations of our specialty hospitals and outpatient rehabilitation facilities, we maintain professional malpractice liability insurance and general liability insurance. We also maintain umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by our other insurance policies. These insurance policies also do not generally cover punitive damages and are subject to various deductibles and policy limits. In addition, we review our insurance program annually and may make adjustments to the amount of insurance coverage and self-insured retentions in future years. Significant legal actions as well as the cost and possible lack of available insurance could subject us to substantial uninsured liabilities.

Health care providers are subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. We have been a defendant in these cases in the past, and may be named as a defendant in similar cases from time to time in the future.

Government Regulations

General

The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals and outpatient rehabilitation clinics meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, safeguarding protected health information, compliance with building codes and environmental protection and healthcare fraud and abuse. These laws and regulations are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

Licensure

Facility Licensure.  Our healthcare facilities are subject to state and local licensing regulations ranging from the adequacy of medical care to compliance with building codes and environmental protection laws. In order to assure continued compliance with these various regulations, governmental and other authorities periodically inspect our facilities, not only at scheduled intervals but also in response to complaints from patients and others. While our facilities intend to comply with existing licensing, Medicare certification requirements and accreditation standards, there can be no assurance that regulatory authorities will determine that all applicable requirements are fully met at any given time. A determination by an applicable regulatory authority that a facility is not in compliance with these requirements could lead to the imposition of requirements that the facility takes corrective action, assessment of fines and penalties, or loss of licensure, Medicare certification or accreditation. These consequences could have an adverse effect on our company.

Some states still require us to get approval under certificate of need regulations when we create, acquire or expand our facilities or services, or alter the ownership of such facilities, whether directly or indirectly. The certificate of need regulations vary from state to state, and are subject to change and new interpretation. If we fail to show public need and obtain approval in these states for our new facilities or changes to the ownership structure of existing facilities, we may be subject to civil or even criminal penalties, lose our facility license or become ineligible for reimbursement.

Professional licensure and corporate practice.  Healthcare professionals at our hospitals and outpatient rehabilitation clinics are required to be individually licensed or certified under applicable state law. We take steps to ensure that our employees and agents possess all necessary licenses and certifications.

Some states prohibit the “corporate practice of therapy” so that business corporations such as ours are restricted from practicing therapy through the direct employment of therapists. The laws relating to corporate practice vary from state to state and are not fully developed in each state in which we have clinics. We believe that each of our outpatient therapy clinics complies with any current corporate practice prohibition of the state in which it is located. For example, in those states that apply the corporate practice prohibition, we either contract to obtain therapy services from an entity permitted to employ therapists or we manage the physical therapy practice owned by licensed therapists through which the therapy services are provided. However, future interpretations of the corporate practice prohibition, enactment of new legislation or adoption of new regulations could cause us to have to restructure our business operations or close our clinics in a particular state. If new legislation, regulations or interpretations establish that our clinics do not comply with state corporate practice prohibition, we could be subject to civil, and perhaps criminal, penalties. Any such restructuring or penalties could have a material adverse effect on our business.

Certification.  In order to participate in the Medicare program and receive Medicare reimbursement, each facility must comply with the applicable regulations of the United States Department of Health and Human Services relating to, among other things, the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with all applicable state and local laws and regulations. All of our specialty hospitals participate in the Medicare program. In addition, we provide the majority of our outpatient rehabilitation services through clinics certified by Medicare as rehabilitation agencies or “rehab agencies.”

Accreditation.  Our hospitals receive accreditation from The Joint Commission. As of March 31, 2009, The Joint Commission had accredited all 92 of our then existing hospitals. Three of our five inpatient rehabilitation facilities have also received accreditation from the Commission on Accreditation of Rehabilitation Facilities, an independent, not-for-profit organization which reviews and grants accreditation for rehabilitation facilities that meet established standards for service and quality. Two of our inpatient rehabilitation facilities have not yet undergone a Commission on Accreditation of Rehabilitation Facilities survey.

Overview of U.S. and State Government Reimbursements

Medicare.  The Medicare program reimburses healthcare providers for services furnished to Medicare beneficiaries, which are generally persons age 65 and older, those who are chronically disabled, and those suffering from end stage renal disease. The program is governed by the Social Security Act of 1965 and is administered primarily by the Department of Health and Human Services and CMS. Net operating revenues generated directly from the Medicare program represented approximately 53% of our consolidated net operating revenues for the year ended December 31, 2006, 48% for the year ended December 31, 2007, and 46% for the year ended December 31, 2008. For the three months ended March 31, 2009, we generated approximately 48% of our consolidated net operating revenues from Medicare.

The Medicare program reimburses various types of providers, including long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, using different payment methodologies. The Medicare reimbursement systems for long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, as described below, are different than the system applicable to general acute care hospitals. For general acute care hospitals, Medicare payments are made under an inpatient prospective payment system, or “IPPS,” under which a hospital receives a fixed payment amount per discharge (adjusted for area wage differences) using diagnosis-related groups, or “DRGs.” The general acute care hospital DRG payment rate is based upon the national average cost of treating a Medicare patient’s condition in that type of facility. Although the average length of stay varies for each DRG, the average stay of all Medicare patients in a general acute care hospital is approximately six days. Thus, the prospective payment system for general acute care hospitals creates an economic incentive for those hospitals to discharge medically complex Medicare patients as soon as clinically possible. Effective October 1, 2005, CMS expanded its post-acute care transfer policy under which general acute care hospitals are paid on a per diem basis rather than the full DRG rate if a patient is discharged early to certain post-acute care settings, including LTCHs and IRFs. When a patient is discharged from selected DRGs to, among other providers, an LTCH, the general acute care hospital is reimbursed below the full DRG payment if the patient’s length of stay is short relative to the geometric mean length of stay for the DRG. This policy originally applied to ten DRGs beginning in fiscal year 1999 and was expanded to additional DRGs in FY 2004 and a total of 182 DRGs effective October 1, 2005. The expansion of this policy to patients in a greater number of DRGs could cause general acute care hospitals to delay discharging those patients to our long term acute care hospitals.

Long Term Acute Care Hospital Medicare Reimbursement.  The Medicare payment system for long term acute care hospitals is based on a prospective payment system specifically applicable to LTCH. The long-term care hospital prospective payment system, or “LTCH-PPS” was established by CMS final regulations, or “final regulations,” published on August 30, 2002 by CMS, and applies to long term acute care hospitals for their cost reporting periods beginning on or after October 1, 2002. Under LTCH-PPS, each patient discharged from a long term acute care hospital is assigned to a distinct LTC-DRG and a long term acute care hospital will generally be paid a pre-determined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences). The payment amount for each LTC-DRG is intended to reflect the average cost of treating a Medicare patient assigned to that LTC-DRG in a long term acute care hospital. Cases with unusually high costs, referred to as “high cost outliers,” receive a payment adjustment to reflect the additional resources utilized. Conversely, cases with a stay that is considerably shorter than the average length of stay, a “short-stay outlier,” receive a reduction in payment. LTCH-PPS also includes special payment policies that adjust the payments for some patients based on the patient’s length of stay, the facility’s costs, whether the patient was discharged and readmitted and other factors. Congress required that the LTC-DRG payment rates maintain budget neutrality during the first years of the prospective payment system with total expenditures that would have been made under the previous reasonable cost-based payment system. The LTCH-PPS regulations permit CMS to make a one-time adjustment between December 29, 2010 and October 1, 2012 to correct any significant error CMS made in estimating the federal rate in the first year of LTCH-PPS.

The LTCH-PPS regulations also refined the criteria that must be met in order for a hospital to be certified as a long term acute care hospital. For cost reporting periods beginning on or after October 1, 2002, a long term acute care hospital must have an average inpatient length of stay for Medicare patients (including both Medicare covered and non-covered days) of greater than 25 days. Previously, average lengths of stay were measured with respect to all patients. LTCHs that fail to exceed an average length of stay of greater than 25 days during any cost reporting period will be paid under the general acute care hospital DRG-based reimbursement.

Prior to qualifying under the payment system applicable to long term acute care hospitals, a new long term acute care hospital initially receives payments under the general acute care hospital DRG-based reimbursement system. The long term acute care hospital must continue to be paid under this system for a minimum of six months while meeting certain Medicare long term acute care hospital requirements, the most significant requirement being an average Medicare length of stay of more than 25 days.

August 2004 Final Rule. On August 11, 2004, CMS published final regulations applicable to LTCHs that are operated as HIHs. Effective for hospital cost reporting periods beginning on or after October 1, 2004, subject to certain exceptions, the final regulations provide lower rates of reimbursement to HIHs for those Medicare patients admitted from their host hospitals that are in excess of a specified percentage threshold. For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25% except for HIHs located in rural areas or co-located with an MSA dominant hospital or single urban hospital where the percentage is no more than 50%, nor less than 25%.

For HIHs that meet specified criteria and were in existence as of October 1, 2004, including all but two of our then existing HIHs, the Medicare admissions thresholds are phased in over a four year period starting with hospital cost reporting periods that began on or after October 1, 2004. For discharges during the cost reporting period that began on or after October 1, 2005 and before October 1, 2006, the Medicare admissions threshold was the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 75%. For discharges during the cost reporting period beginning on or after October 1, 2006 and before October 1, 2007, the Medicare admissions threshold was the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 50%. For discharges during cost reporting periods beginning on or after October 1, 2007, the Medicare admissions threshold is 25%; however, the SCHIP Extension Act (as amended by the American Recovery and Reinvestment Act, the “ARRA”) generally limits the application of the Medicare admission threshold on HIHs in existence on October 1, 2004 and subject to the four year phase in described above for these HIHs, the admission threshold is no lower than 50% for a three year period to commence on an LTCHs first cost reporting period to begin on or after October 1, 2007. Under the SCHIP Extension Act, for HIHs located in rural areas and those which receive referrals from MSA dominant hospitals or single urban hospitals (as defined by current regulations), the percentage threshold is no more than 75% during the same three cost reporting years. As used above, “Fiscal 2004 Percentage” means, with respect to any HIH, the percentage of all Medicare patients discharged by such HIH during its cost reporting period beginning on or after October 1, 2003 and before October 1, 2004 who were admitted to such HIH from its host hospital, but in no event is the Fiscal 2004 Percentage less than 25%. The HIH regulations also established exceptions to the Medicare admissions thresholds with respect to patients who reach “outlier” status at the host hospital, HIHs located in MSA dominant hospitals or HIHs located in rural areas.

In the 2008 rate year final rule, CMS applied the Medicare admissions threshold to admissions to grandfathered HIHs and grandfathered satellites from co-located hospitals. The SCHIP Extension Act delays application of the admissions threshold on grandfathered HIHs for a three year period commencing on the first cost reporting period beginning on or after July 1, 2007. The ARRA limits application of the admission threshold to no more than 50% of Medicare admissions to grandfathered satellites from a co-located hospital for a three year period commencing on the first cost reporting period beginning on or after July 1, 2007.

During the year ended December 31, 2007, we recorded a liability of approximately $5.9 million related to estimated repayments to Medicare for host admissions exceeding HIH’s applicable admission threshold. The liability has been recorded through a reduction in our net revenue.

August 2005 Final Rule. On August 12, 2005, CMS published the final rules for general acute care hospitals IPPS, for fiscal year 2006, which included an update of the LTC-DRG relative weights. CMS estimated the changes to the relative weights would reduce LTCH Medicare payments-per-discharge by approximately 4.2% in fiscal year 2006 (the period from October 1, 2005 through September 30, 2006).

May 2006 Final Rule. On May 2, 2006, CMS released its final annual payment rate updates for the 2007 LTCH-PPS rate year (affecting discharges and cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007), or “RY 2007.” The May 2006 final rule revised the payment adjustment formula for short stay outlier, or “SSO,” patients. For discharges occurring on or after July 1, 2006, the rule changed the payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for each SSO case. Payment for these patients had been based on the lesser of (1) 120% of the cost of the case; (2) 120% of the LTC-DRG specific per diem amount multiplied by the patient’s length of stay; or (3) the full LTC-DRG payment. The May 2006 final rule modified the limitation in clause (1) above to reduce payment for SSO cases to 100% (rather than 120%) of the cost of the case. The final rule also added a fourth limitation, capping payment for SSO cases at a per diem rate derived from blending 120% of the LTC-DRG specific per diem amount with a per diem rate based on the general acute care hospital IPPS. Under this methodology, as a patient’s length of stay increases, the percentage of the per diem amount based upon the IPPS component will decrease and the percentage based on the LTC-DRG component will increase.

In addition, for discharges occurring on or after July 1, 2006, the May 2006 final rule provided for (1) a zero-percent update to the LTCH-PPS standard federal rate used as a basis for LTCH-PPS payments for the 2007 LTCH-PPS rate year; (2) the elimination of the surgical case exception to the three day or less interruption of stay policy (under the surgical exception, Medicare reimburses a general acute care hospital directly for surgical services furnished to a long term acute care hospital patient during a brief interruption of stay from the long term acute care hospital, rather than requiring the long term acute care hospital to bear responsibility for such surgical services); and (3) increasing the costs that a long term acute care hospital must bear before Medicare will make additional payments for a case under its high-cost outlier policy for RY 2007.

CMS estimated that the changes in the May 2006 final rule would result in an approximately 3.7% decrease in LTCH Medicare payments-per-discharge compared to the 2006 rate year, largely attributable to the revised SSO payment methodology. We estimated that the May 2006 final rule reduced Medicare revenues associated with SSO cases and high-cost outlier cases to our long term acute care hospitals by approximately $29.3 million for RY 2007.

Additionally, had CMS updated the LTCH-PPS standard federal rate by the 2007 estimated market basket index of 3.4% rather than applying the zero-percent update, we estimated that we would have received approximately $31.0 million in additional annual Medicare revenues based on our historical Medicare patient volumes and revenues (such revenues would have been paid to our hospitals for discharges beginning on or after July 1, 2006).

August 2006 Final Rule. On August 18, 2006, CMS published the IPPS final rule for fiscal year 2007, which is the period from October 1, 2006 through September 30, 2007, that included an update of the LTC-DRG relative weights for fiscal year 2007. CMS estimated the changes to the relative weights would reduce LTCH Medicare payments-per-discharge by approximately 1.3% in fiscal year 2007. The August 2006 final rule also included changes to the DRGs in IPPS that apply to LTCHs, as the LTC-DRGs are based on the IPPS DRGs. CMS created 20 new DRGs and modified 32 others, including LTC-DRGs. Prior to the August 2006 final rule, certain HIHs that were in existence on or before September 30, 1995, and certain satellite facilities that were in existence on or before September 30, 1999, referred to as grandfathered HIHs or satellites, were not subject to certain HIH “separateness and control” requirements as long as the “grandfathered” HIHs or satellites continued to operate under the same terms and conditions, including the number of beds and square footage, in effect on September 30, 2003 (for grandfathered HIHs) or September 30, 1999 (for grandfathered satellites). These grandfathered HIHs were also not subject to the payment adjustments for discharged Medicare patients admitted from their host hospitals in excess of the specified percentage threshold, as discussed in the August 2004 rule above. The August 2006 final rule revised the regulations to provide grandfathered HIHs more flexibility in adjusting square footage upward or downward, or decreasing the number of beds without being subject to the “separateness and control” requirements and payment adjustment provisions. As of March 31, 2009, we operated three grandfathered HIHs.

May 2007 Final Rule. On May 1, 2007, CMS published its annual payment rate update for the 2008 LTCH-PPS rate year, or “RY 2008” (affecting discharges and cost reporting periods beginning on or after July 1, 2007 and before July 1, 2008). The May 2007 final rule makes several changes to LTCH-PPS payment methodologies and amounts during RY 2008 although, as described below, many of these changes have been postponed for a three year period by the SCHIP Extension Act.

For cost reporting periods beginning on or after July 1, 2007, the May 2007 final rule expanded the current Medicare admissions threshold to apply to Medicare patients admitted from any individual hospital. Previously, the admissions threshold was applicable only to Medicare admissions from hospitals co-located with an LTCH or satellite of an LTCH. Under the May 2007 final rule, free-standing LTCHs and grandfathered HIHs are subject to the Medicare admission thresholds, as well as HIHs that admit Medicare patients from non-co-located hospitals. To the extent that any LTCH’s or LTCH satellite facility’s discharges that are admitted from an individual hospital (regardless of whether the referring hospital is co-located with the LTCH or LTCH satellite) exceed the applicable percentage threshold during a particular cost reporting period, the payment rate for those discharges would be subject to a downward payment adjustment. Cases admitted in excess of the applicable threshold would be reimbursed at a rate comparable to that under general acute care IPPS, which is generally lower than LTCH-PPS rates. Cases that reach outlier status in the discharging hospital would not count toward the limit and would be paid under LTCH-PPS. CMS estimated the impact of the expansion of the Medicare admission thresholds would result in a reduction of 2.2% of the aggregate payments to all LTCHs in RY 2008.

The applicable percentage threshold is generally 25% after the completion of the phase-in period described below. The percentage threshold for LTCH discharges from a referring hospital that is an MSA dominant hospital or a single urban hospital is the percentage of total Medicare discharges in the MSA that are from the referring hospital, but no less than 25% nor more than 50%. For Medicare discharges from LTCHs or LTCH satellites located in rural areas, as defined by the Office of Management and Budget, the percentage threshold is 50% from any individual referring hospital. The expanded 25% rule is being phased in over a three year period. The three year transition period starts with cost reporting periods beginning on or after July 1, 2007 and before July 1, 2008, when the threshold is the lesser of 75% or the percentage of the LTCH’s or LTCH satellite’s admissions discharged from the referring hospital during its cost reporting period beginning on or after July 1, 2004 and before July 1, 2005, or “RY 2005.” For cost reporting periods beginning on or after July 1, 2008 and before July 1, 2009, the threshold will be the lesser of 50% or the percentage of the LTCH’s or LTCH satellite’s admissions from the referring hospital, during its RY 2005 cost reporting period. For cost reporting periods beginning on or after July 1, 2009, all LTCHs will be subject to the 25% threshold (or applicable threshold for rural, urban-single, or MSA dominant hospitals). The SCHIP Extension Act, as amended by the ARRA, postponed the application of the percentage threshold to all free-standing and grandfathered HIHs for a three year period commencing on an LTCH’s first cost reporting period on or after July 1, 2007. However, the SCHIP Extension Act did not postpone the application of the percentage threshold, or the transition period stated above, to those Medicare patients discharged from an LTCH HIH or satellite that were admitted from a non-co-located hospital.

The May 2007 final rule further revised the payment adjustment formula for SSO cases. Beginning with discharges on or after July 1, 2007, for cases with a length of stay that is less than the average length of stay plus one standard deviation for the same DRG under IPPS, referred to as the so-called “IPPS comparable threshold,” the rule effectively lowers the LTCH payment to a rate based on the general acute care hospital IPPS. SSO cases with covered lengths of stay that exceed the IPPS comparable threshold would continue to be paid under the SSO payment policy described above under the May 2006 final rule. Cases with a covered length of stay less than or equal to the IPPS comparable threshold and less than five-sixths of the geometric average length of stay for that LTC-DRG would be paid at an amount comparable to the IPPS per diem. The SCHIP Extension Act also postpones, for the three year period beginning on December 29, 2007, the SSO policy changes made in the May 2007 final rule.

The May 2007 final rule increased the standard federal rate by 0.71% for RY 2008. As a result, the federal rate for RY 2008 increased to $38,356.45 from $38,086.04 for RY 2007. Subsequently, the SCHIP Extension Act eliminated the update to the standard federal rate that occurred for RY 2008 effective April 1, 2008. This adjustment to the standard federal rate was applied prospectively on April 1, 2008 and reduced the federal rate back to $38,086.04. In a technical correction to the May 2007 final rule, CMS increased the fixed-loss amount for high cost outlier in RY 2008 to $20,738 from $14,887 in RY 2007. CMS projected an estimated 0.4% decrease in LTCH payments in RY 2008 due to this change in the fixed-loss amount and the overall impact of the May 2007 final rule to be a 1.2% decrease in total estimated LTCH PPS payments for RY 2008.

The May 2007 final rule provided that beginning with the annual payment rate updates to the LTC-DRG classifications and relative weights for the fiscal year 2008, or “FY 2008” (affecting discharges beginning on or after October 1, 2007 and before September 30, 2008), annual updates to the LTC-DRG classification and relative weights are to have a budget neutral impact. Under the May 2007 final rule, future LTC-DRG reclassification and recalibrations, by themselves, should neither increase nor decrease the estimated aggregated LTCH PPS payments.

The May 2007 final rules are complex and the SCHIP Extension Act has postponed the implementation of certain of the May 2007 final rules. While we cannot predict the ultimate long term impact of LTCH PPS because the payment system remains subject to significant change, if the May 2007 final rules become effective as currently written, after the expiration of the applicable provisions of SCHIP Extension Act, our future net operating revenues and profitability will be adversely affected.

August 2007 Final Rule. On August 1, 2007, CMS published the IPPS final rule for FY 2008, which created a new patient classification system with categories referred to as MS-DRGs and MS-LTC-DRGs, respectively, for hospitals reimbursed under IPPS and LTCH PPS. Beginning with discharges on or after October 1, 2007, the new classification categories take into account the severity of the patient’s condition. CMS assigned proposed relative weights to each MS-DRG and MS-LTC-DRG to reflect their relative use of medical care resources. We believe that, because of the proposed relative weights and length of stay assigned to the MS-LTC-DRGs for the patient populations served by our hospitals, our long term acute care hospital payments may be adversely affected.

The August 2007 final rule published a budget neutral update to the MS-LTC-DRG classification and relative weights. In the preamble to the IPPS final rule for FY 2008 CMS restated that it intends to continue to update the LTC-DRG weights annually in the IPPS rulemaking and those weights would be modified by a budget neutrality adjustment factor to ensure that estimated aggregate LTCH payments after reweighting are equal to estimated aggregate LTCH payments before reweighting.

Medicare, Medicaid and SCHIP Extension Act of 2007. On December 29, 2007, the President signed into law the SCHIP Extension Act. Among other changes in the federal health care programs, the SCHIP Extension Act makes significant changes to Medicare policy for LTCHs including a new statutory definition of an LTCH, a report to Congress on new LTCH patient criteria, relief from certain LTCH-PPS payment policies for three years, a three year moratorium on the establishment and classification of new LTCHs and LTCH beds, elimination of the payment update for the last quarter of RY 2008 and new medical necessity reviews by Medicare contractors through at least October 1, 2010.

Previously, the statutory definition of an LTCH focused on the facility having an average length of stay of greater than 25 days. The SCHIP Extension Act adds to the statutory requirements by defining an LTCH as a hospital primarily engaged in providing inpatient services to Medicare beneficiaries with medically complex conditions that require a long hospital stay. In addition, by definition, LTCHs must meet certain facility criteria, including (1) instituting a review process that screens patients for appropriateness of an admission and validates the patient criteria within 48 hours of each patient’s subsequent admission, evaluates regularly their patients for continuation of care and assesses the available discharge options; (2) having active physician involvement with patient care that includes a physician available on-site daily and additional consulting physicians on call; and (3) having an interdisciplinary team of health care professionals

“to prepare and carry out an individualized treatment plan for each patient.” We do not expect that these changes will have any impact on the designation of our hospitals as LTCHs.

The SCHIP Extension Act requires the Secretary of the Department of Health and Human Services to conduct a study on the establishment of national LTCH facility and patient criteria for the purpose of determining medical necessity, appropriateness of admissions and continued stay at, and discharge from, LTCHs. The Secretary must submit a report on the results of this study to Congress within 18 months following enactment of the SCHIP Extension Act. Both the study and the report are required to consider recommendations on LTCH-specific facility and patient criteria contained in a June 2004 report to Congress by the Medical Payment Advisory Commission.

As described above, the SCHIP Extension Act precludes the Secretary from implementing, during the three year moratorium period, the provisions added by the May 2007 final rule that extended the 25% rule to free-standing LTCHs and grandfathered HIHs. The SCHIP Extension Act also modifies, during the moratorium, the effect of the 25% rule for non-grandfathered LTCH HIHs, non-grandfathered satellites and grandfathered LTCH HIHs, as it applies to admissions from co-located hospitals. For HIHs, the applicable percentage threshold is set at 50%. For HIHs located in rural areas and those which receive referrals from MSA dominant hospitals or single urban hospitals, the percentage threshold is set at no more than 75%. These moratoria relating to LTCH admission thresholds extend for an LTCH’s three annual cost reporting periods beginning on or after October 1, 2007 for non-grandfathered LTCH HIHs and non-grandfathered satellites and July 1, 2007 for grandfathered HIHs.

The SCHIP Extension Act also precludes the Secretary from implementing, for the three year period beginning on December 29, 2007, a one-time adjustment to the LTCH standard federal rate. This rule, established in the original LTCH-PPS regulations, permits CMS to restate the standard federal rate to reflect the effect of changes in coding since the LTCH-PPS base year. In the preamble to the May 2007 final rule, CMS discussed making a one-time prospective adjustment to the LTCH-PPS rates for the 2009 rate year. In addition, the SCHIP Extension Act reduced the Medicare payment update for the portion of RY 2008 from April 1, 2008 to June 30, 2008 to the same base rate applied to LTCH discharges during RY 2007.

For the three calendar years following December 29, 2007, the Secretary must impose a moratorium on the establishment and classification of new LTCHs, LTCH satellite facilities, and LTCH beds in existing LTCH or satellite facilities. This moratorium does not apply to LTCHs that, before the date of enactment, (1) began the qualifying period for payment under the LTCH-PPS, (2) have a written agreement with an unrelated party for the construction, renovation, lease or demolition for a LTCH and have expended at least 10% of the estimated cost of the project or $2,500,000, or (3) have obtained an approved certificate of need. Additionally, an LTCH located in a state with only two LTCHs, may request an increase in licensed beds following the closure or decrease in the number of licensed beds at the other LTCH located within the state. As a result of the SCHIP Extension Act’s three calendar year moratorium on the development of new LTCHs, we have stopped all LTCH development, except for LTCHs currently under construction that are excluded from the moratorium.

Beginning with LTCH discharges on or after October 1, 2007 and through September 30, 2010 (unless extended by the Secretary), the SCHIP Extension Act also requires the Secretary to significantly expand medical necessity review for patients admitted to LTCHs by instituting a review of the medical necessity of continued stays of patients admitted to LTCHs. The medical necessity reviews must include a representative sample that results in a 95% confidence interval and guarantees that at least 75% of overpayments received by LTCHs for medically unnecessary admissions and continued stays are recovered and not counted toward an LTCH’s Medicare average length of stay. The Secretary may use up to 40% of the recouped overpayments to compensate the fiscal intermediaries and Medicare administrative contractors for the costs of conducting medical necessity reviews.

May 6, 2008 Interim Final Rule. On May 6, 2008, CMS published an interim final rule with comment period, which implemented portions of the SCHIP Extension Act. The May 6, 2008 interim final rule addressed: (1) the payment adjustment for very short-stay outliers, (2) the standard federal rate for the last three months of RY 2008, (3) adjustment of the high cost outlier fixed-loss amount for the last three months of RY 2008, and (4) made reference to the SCHIP Extension Act in the discussion of the basis and scope of the LTCH-PPS rules.

As provided in the SCHIP Extension Act, for discharges beginning on or after December 29, 2007 and before December 29, 2010, the RY 2008 short-stay outlier rule based on the IPPS comparable threshold does not apply. The

RY 2008 rule required that cases with a covered length of stay less than or equal to the IPPS comparable threshold and less than five-sixths of the geometric average length of stay for that DRG were paid at an amount comparable to the IPPS per diem. IPPS comparable threshold is defined as cases with a length of stay that is less than the average length of stay plus one standard deviation for the same DRG under IPPS. For discharges occurring on or after April 1, 2008 through June 30, 2008, the revised RY 2008 standard federal rate is $38,086.04, which is the same as the RY 2007 federal rate. In the only interpretation of the SCHIP Extension Act in the interim rule, CMS states that it is interpreting the term “base rate” to be the standard federal rate “because we believe Congress meant to eliminate the 0.71% update from the RY 2008 standard federal rate.” Finally, the revised high cost outlier fixed-loss amount for discharges occurring on or after April 1, 2008 through June 30, 2008 is $20,707, a decrease of $31 per discharge from the $20,738 fixed-loss amount established by CMS in its technical correction to the May 2007 final rule. CMS indicates that the other issues addressed in the SCHIP Extension Act will be discussed in a forthcoming regulation, including instructions concerning (1) the moratorium on the certification of new LTCHs and satellites and the expansion of beds in existing facilities and (2) implementing changes to the 25% admission threshold adjustment for LTCH patients admitted from certain referring hospitals for a three year period.

May 9, 2008 Final Rule. On May 9, 2008, CMS published its annual payment rate update for the 2009 LTCH-PPS rate year, or “RY 2009” (affecting discharges and cost reporting periods beginning on or after July 1, 2008). The final rule adopts a 15-month rate update, from July 1, 2008 through September 30, 2009 and moves LTCH-PPS from a July-June update cycle to the same update cycle as the general acute care hospital inpatient rule (October — September). For RY 2009, the rule establishes a 2.7% update to the standard federal rate. The rule increases the fixed-loss amount for high cost outlier cases to $22,960, which is $2,222 higher than the 2008 LTCH-PPS rate year. The final rule provides that CMS may make a one-time reduction in the LTCH-PPS rates to reflect a budget neutrality adjustment no earlier than December 29, 2010 and no later than October 1, 2012. CMS estimated this reduction will be approximately 3.75%.

May 22, 2008 Interim Final Rule. On May 22, 2008, CMS published an interim final rule with comment period, which implements portions of the SCHIP Extension Act not addressed in the May 6, 2008 interim final rule. Among other things, the May 22, 2008 interim final rule establishes a definition for “free-standing” LTCHs as a hospital that: (1) has a Medicare provider agreement, (2) has an average length of stay of greater than 25 days, (3) does not occupy space in a building used by another hospital, (4) does not occupy space in one or more separate or entire buildings located on the same campus as buildings used by another hospital; and (5) is not part of a hospital that provides inpatient services in a building also used by another hospital. As required by the SCHIP Extension Act, CMS made certain changes to the payment adjustment policy in the May 22, 2008 interim final rule. Effective for cost reporting periods beginning on or after December 29, 2007 and before December 29, 2010, CMS delayed the extension of the 25% threshold payment adjustment to grandfathered HIHs and free-standing LTCHs. Furthermore, CMS increased the patient percentage thresholds from 25% to 50% for certain LTCH HIH and satellite discharges admitted from a co-located hospital, and from 50% to 75% for certain LTCH HIH and satellite discharges at rural HIHs or admitted from a co-located MSA dominant or urban single hospital. For purposes of LTCH HIH and satellite discharges admitted from a co-located MSA dominant or urban single hospital, the percentage threshold continues to be limited by the percentage of total Medicare discharges in the MSA in which the hospital is located that are from the co-located hospital.

The May 22, 2008 interim final rule, effective December 29, 2007, continues to apply the percentage threshold to grandfathered satellites for patients admitted from any individual hospital with which they are not co-located. In addition, LTCH HIHs and LTCH satellites that are not grandfathered remain subject to the percentage threshold for patients admitted from non-co-located hospitals. Neither the SCHIP Extension Act nor the ARRA delayed or excluded these facilities from the percentage threshold applicable for cost reporting periods beginning on or after July 1, 2007. For LTCHs subject to the expanded percentage threshold a three year transition period starts with cost reporting periods beginning on or after July 1, 2007 and before July 1, 2008, when the threshold is the lesser of 75% or the percentage of the LTCH’s or LTCH satellite’s admissions discharged from the referring hospital during its cost reporting period beginning on or after July 1, 2004 and before July 1, 2005 (“RY 2005”). For cost reporting periods beginning on or after July 1, 2008 and before July 1, 2009, the threshold will be the lesser of 50% or the percentage of the LTCH’s or LTCH satellite’s admissions from the referring hospital, during its RY 2005 cost reporting period. For cost reporting periods beginning on or after July 1, 2009, LTCHs subject to the expanded percentage threshold will be subject to the 25% threshold (or applicable threshold for rural, urban-single, or MSA dominant hospitals).

In accordance with the SCHIP Extension Act, the May 22, 2008 interim final rule provides an exception for new LTCHs that, on or before December 29, 2007, (1) began the qualifying period for payment under the LTCH PPS, (2) have a binding written agreement with an unrelated party for the construction, renovation, lease or demolition for a LTCH and have expended at least 10% of the estimated cost of the project or $2,500,000, or (3) have obtained an approved certificate of need. The May 22, 2008 interim final rule implements a moratorium on any increase of LTCH beds in existing LTCHs or LTCH satellites beginning on December 29, 2007 and continuing through December 28, 2010. CMS interprets the moratorium on new beds to apply only to the number of Medicare-certified beds at the hospital at the beginning of the moratorium period. The May 22, 2008 interim final rule also implements a narrow exception for new beds. LTCHs located in a state with only two LTCHs may request an increase in Medicare-certified beds following the closure or decrease in the number of beds at the other LTCH located within the state. CMS noted that the exception for an increase in beds does not apply to the limit on the number of beds in grandfathered LTCH HIHs or grandfathered LTCH satellites. A grandfathered facility would not be allowed to maintain its grandfathered status if it increases its number of beds under the exception.

August 2008 Final Rule. On August 19, 2008, CMS published the IPPS final rule for FY 2009 (affecting discharges and cost reports beginning on or after October 1, 2008 and before October 1, 2009), which made limited revisions to the classifications of cases in Medicare severity long term care diagnosis-related groups (MS-LTC-DRGs). The final rule also includes a number of hospital ownership and physician referral provisions, including a proposal to expand a hospital’s disclosure obligations by requiring physician-owned hospitals to disclose ownership or investment interests held by immediate family members of a referring physician. The final rule requires physician-owned hospitals to furnish to patients, on request, a list of physicians or immediate family members who own or invest in the hospital. Moreover, a physician-owned hospital must require all physician owners or investors who are also active members of the hospital’s medical staff to disclose in writing their ownership or investment interests in the hospital to all patients they refer to the hospital. CMS can terminate the Medicare provider agreement of a physician-owned hospital if it fails to comply with these disclosure provisions or with the requirement that a hospital disclose in writing to all patients whether there is a physician on-site at the hospital 24 hours per day, seven days per week.

Because the LTCH-PPS rules are complex and are based, in part, on the volume of Medicare admissions from our host hospitals and free-standing hospitals as a percent of our overall Medicare admissions, we cannot predict with any certainty the impact on our future net operating revenues of compliance with these regulations. However, we expect the financial impact to increase as the Medicare admissions thresholds decline during the phase-in of the regulations.

The American Recovery and Reinvestment Act of 2009. On February 17, 2009, President Obama signed into law the ARRA. The ARRA makes several technical corrections to the SCHIP Extension Act, including a clarification that, during the moratorium period established by the SCHIP Extension Act, the percentage threshold for grandfathered satellites is set at 50% and not phased in to the 25% level for admissions from a co-located hospital. In addition, the ARRA clarifies that the application of the percentage threshold is postponed for a LTCH HIH or satellite that was co-located with a provider-based, off-campus location of an IPPS hospital that did not deliver services payable under IPPS. The ARRA also provides that the postponement of the percentage limitations established in the SCHIP Extension Act will be effective for cost reporting periods beginning on or after July 1, 2007 for freestanding LTCHs and grandfathered HIHs and on or after October 1, 2007 for other LTCH HIHs.

May 2009 Proposed Rule. On May 1, 2009, CMS published a proposed rule establishing the annual payment rate update for the LTCH-PPS for rate year 2010 (affecting discharges and cost reporting periods beginning on October 1, 2009 and before October 1, 2010). If adopted as proposed, the standard federal rate would be $39,349.05 in rate year 2010. The proposed increase in the standard federal rate is based on the market basket update of 2.4% less an adjustment of 1.8%, which CMS would impose to account for changes in documentation and coding practices. In addition, the proposed fixed loss amount for high cost outliers would be set at $16,059, subject to any adjustment in the final rule, which would be $6,901 lower than the current fixed loss amount.

June 3, 2009 Interim Final Rule. On June 3, 2009, CMS published an interim final rule with comment period in which CMS adopts a new table of MS-LTC-DRG relative weights that will apply from June 3, 2009 to the remainder of fiscal year 2009 (through September 30, 2009). This interim final rule revises the MS-LTC-DRG relative weights for payment under the LTCH-PPS for fiscal year 2009 due to CMS’s misapplication of its established methodology in the calculation of the budget neutrality factor. CMS states that the calculation of the budget neutrality factor of 1.04186 was determined using the unadjusted recalibrated relative weights rather than using the normalized relative weights. The revised fiscal year 2009 budget neutrality factor is 1.0030401. This error resulted in relative weights that are higher, by approximately 3.9 percent for all of fiscal year 2009 (October 1, 2008 through September 30, 2009). However, CMS is only applying the corrected weights to the remainder of fiscal year 2009 (that is, from June 3, 2009 through September 30, 2009).

June 3, 2009 Supplement to May 2009 Proposed Rule. On June 3, 2009, CMS published a supplement to the proposed rule previously published on May 1, 2009. The supplemental proposed rule updates the rate year 2010 LTCH-PPS payments by revising the table of MS-LTC-DRG relative weights for rate year 2010, which is based on the amended fiscal year 2009 weights. The supplemental proposed rule presents both proposed rate year 2010 MS-LTC-DRG relative weights and a proposed rate year 2010 high cost outlier fixed-loss amount based on the revised fiscal year 2009 MS-LTC-DRG relative weights presented in the interim final rule with comment period discussed above. The supplemental proposed rule updates the rate year 2010 MS-LTC-DRG relative weights based upon the application of the proposed rate year 2010 normalization factor of 1.07264 and the proposed rate year 2010 budget neutrality factor 0.993343. In the rate year 2010 LTCH PPS proposed rule, CMS proposed a fixed-loss amount of $16,059 for rate year 2010. The supplemental proposed rule would decrease the fixed-loss amount to $18,868 for rate year 2010 from $22,960 in the 2009 rate year. CMS estimates that the changes related to the supplemental proposed rule will result in a 2.2% increase to the average Medicare payments to LTCHs for fiscal 2010, which is 0.6% lower than proposed in the original May 1, 2009 proposed rule.

Medicare Reimbursement of Outpatient Rehabilitation Services.  Beginning on January 1, 1999, the Balanced Budget Act of 1997 subjected certain outpatient therapy providers reimbursed under the Medicare physician fee schedule to annual limits for therapy expenses. Effective January 1, 2008, the annual limit on outpatient therapy services is $1,810 for combined physical and speech language pathology services and $1,810 for occupational therapy services. In the Deficit Reduction Act of 2005, Congress implemented an exceptions process to the annual limit for therapy expenses. Under this process, a Medicare enrollee (or person acting on behalf of the Medicare enrollee) is able to request an exception from the therapy caps if the provision of therapy services was deemed to be medically necessary. Therapy cap exceptions were available automatically for certain conditions and on a case-by-case basis upon submission of documentation of medical necessity. The SCHIP Extension Act extended the cap exceptions process through June 30, 2008. The Medicare Improvements for Patients and Providers Act of 2008 further extended the cap exceptions process through December 31, 2009. CMS released the final rule for the 2009 Medicare physician fee schedule on October 30, 2008. The final rule increases the annual per beneficiary cap on outpatient therapy services for 2009 to $1,840 for combined physical therapy and speech language pathology services and $1,840 for occupational therapy services. The final rule also extends the exiting therapy cap exceptions process through December 31, 2009 as authorized by Congress, updates the conversion factor, and makes adjustments to the relative value units. Prior to implementing the exceptions process to the therapy caps, only hospitals could bill for outpatient rehabilitation services that exceeded the annual caps. Elimination of the therapy cap exceptions may reduce our future net operating revenues and profitability.

Historically, outpatient rehabilitation services have been subject to scrutiny by the Medicare program for, among other things, medical necessity for services, appropriate documentation for services, supervision of therapy aides and students and billing for group therapy. CMS has issued guidance to clarify that services performed by a student are not reimbursed even if provided under “line of sight” supervision of the therapist. Likewise, CMS has reiterated that Medicare does not pay for services provided by aides regardless of the level of supervision. CMS also has issued instructions that outpatient physical and occupational therapy services provided simultaneously to two or more individuals by a practitioner should be billed as group therapy services.

Medicare Reimbursement of Inpatient Rehabilitation Facility Services.  Inpatient rehabilitation facilities are paid under a prospective payment system specifically applicable to this provider type, which is referred to as “IRF-PPS.” Under the IRF-PPS, each patient discharged from an inpatient rehabilitation facility is assigned to a case mix group or “IRF-CMG” containing patients with similar clinical problems that are expected to require similar amounts of resources. An inpatient rehabilitation facility is generally paid a pre-determined fixed amount applicable to the assigned IRF-CMG (subject to applicable case adjustments related to length of stay and facility level adjustments for location and low income patients). The payment amount for each IRF-CMG is intended to reflect the average cost of treating a Medicare patient’s condition in an inpatient rehabilitation facility relative to patients with conditions described by other IRF-CMGs. The IRF-PPS also includes special payment policies that adjust the payments for some patients based on the patient’s length of stay, the facility’s costs, whether the patient was discharged and readmitted and other factors. As required by Congress, IRF-CMG payments rates have been set to maintain budget neutrality with total expenditures that would have been made under the previous reasonable cost based system. The IRF-PPS was phased in over a transition period in 2002. For cost reporting periods beginning on or after October 1, 2002, inpatient rehabilitation facilities are paid solely on the basis of the IRF-PPS payment rate.

Although the initial IRF-PPS regulations did not change the criteria that must be met in order for a hospital to be certified as an inpatient rehabilitation facility, CMS adopted a separate final rule on May 7, 2004 that made significant changes to those criteria. The new inpatient rehabilitation facility certification criteria became effective for cost reporting periods beginning on or after July 1, 2004. Under the historic IRF certification criteria that had been in effect since 1983, in order to qualify as an IRF, a hospital was required to satisfy certain operational criteria as well as demonstrate that, during its most recent 12-month cost reporting period, it served an inpatient population of whom at least 75% required intensive rehabilitation services for one or more of ten conditions specified in the regulation. We refer to such 75% requirement as the “75% test.”

CMS adopted four major changes to the 75% test in its May 7, 2004 final rule. First, CMS temporarily lowered the 75% compliance threshold, as follows: (1) 50% for cost reporting periods beginning on or after July 1, 2004 and before July 1, 2005; (2) 60% for cost reporting periods beginning on or after July 1, 2005 and before July 1, 2006; (3) 65% for cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007; and (4) 75% for cost reporting periods beginning on or after July 1, 2007. Second, CMS modified and expanded from ten to 13 the medical conditions used to determine whether a hospital qualifies as an inpatient rehabilitation facility. Third, the agency finalized the conditions under which comorbidities can be used to verify compliance with the 75% test. Fourth, CMS changed the timeframe used to determine compliance with the 75% test from “the most recent 12-month cost reporting period” to “the most recent, consecutive, and appropriate 12-month period,” with the result that a determination of non-compliance with the applicable compliance threshold will affect the facility’s certification for its cost reporting period that begins immediately after the 12-month review period.

Under the Deficit Reduction Act of 2005, enacted on February 8, 2006, Congress extended the phase-in period for the 75% test by maintaining the compliance threshold at 60% (rather than increasing it to 65%) during the 12-month period beginning on July 1, 2006. The compliance threshold then increases to 65% for cost reporting periods beginning on or after July 1, 2007 and again to 75% for cost reporting periods beginning on or after July 1, 2008.

August 2006 Final Rule. In the August 2006 final rule updating IRF-PPS for discharges occurring on or after October 1, 2006 and on or before September 30, 2007, CMS reduced the standard payment amount by 2.6% and increased the outlier threshold for fiscal year 2007 to $5,534 from $5,129 for fiscal year 2006. CMS stated that the reduction in standard payment was to account for coding changes that did not reflect real changes in case mix.

August 2007 Final Rule. In the August 2007 final rule updating IRF-PPS for discharges occurring on or after October 1, 2007 and on or before September 30, 2008, CMS increased the standard payment amount by 3.2% and increased the outlier threshold for fiscal year 2008 to $7,362 from $5,534 for fiscal year 2007.

Medicare Medicaid and SCHIP Extension Act of 2007. The SCHIP Extension Act includes a permanent freeze in the patient classification criteria compliance threshold at 60% (with comorbidities counting toward this threshold) and a payment freeze from April 1, 2008 through September 30, 2009. In order to comply with Medicare inpatient rehabilitation facility certification criteria, it may be necessary for our IRFs to implement restrictive admissions policies and not admit patients whose diagnoses fall outside the 13 specified conditions. Such policies may result in reduced patient volumes, which could have a negative effect on financial performance.

In addition to meeting the compliance threshold, a hospital must meet other facility criteria to be classified as an IRF, including: (1) a provider agreement to participate as a hospital in Medicare; (2) a preadmission screening procedure; (3) ensuring that patients receive close medical supervision and furnish, through the use of qualified personnel, rehabilitation nursing, physical therapy, and occupational therapy, plus, as needed, speech therapy, social or psychological services, and orthotic and prosthetic services; (4) a full-time, qualified director of rehabilitation; (5) a plan of treatment for each inpatient that is established, reviewed, and revised as needed by a physician in consultation with other professional personnel who provide services to the patient; (6) a coordinated multidisciplinary team approach in the rehabilitation of each inpatient, as documented by periodic clinical entries made in the patient’s medical record to note the patient’s status in relationship to goal attainment, and that team conferences are held at least every two weeks to determine the appropriateness of treatment. Failure to comply with any of the classification criteria, including the compliance threshold, may cause a hospital to lose its exclusion from the prospective payment system that applies to general acute care hospitals and, as a result, no longer be eligible for payment at a higher rate.

The SCHIP Extension Act requires the Secretary, in consultation with providers, trade organizations and the Medical Payment Advisory Commission, to prepare an analysis of the compliance threshold for the Committee on Ways and Means of the House of Representatives and the Committee on Finance of the Senate. Among other things, the analysis must include the potential effect of the 75% rule on access to care, alternatives to the 75% rule policy for certifying inpatient rehabilitation hospitals, and the appropriate setting of care for conditions of patients commonly admitted to IRFs that are not one of the 13 specified conditions. In requiring the Secretary to produce a recommendation for classifying IRFs, Congress used the term “75% rule” for the first time to describe the compliance threshold requirement, while at the same time freezing the threshold at 60%. The results of this analysis may impact future policies, regulations and statutes governing IRF-PPS.

August 2008 Final Rule. On August 8, 2008, CMS published the final rule for IRF PPS for FY 2009. The final rule includes changes to the IRF PPS regulations designed to implement portions of the SCHIP Extension Act. In particular, the patient classification criteria compliance threshold is established at 60 percent (with comorbidities counting toward this threshold). In addition to updating the various values that compose the IRF-PPS, the final rule increased the outlier threshold amount to $10,250 from $7,362 for fiscal year 2007. CMS also updated the CMG relative weights and average length of stay values.

May 2009 Proposed Rule. On April 28, 2008, CMS released a proposed rule establishing the annual payment rate update for the IRF-PPS for FY 2010 (affecting discharges and cost reporting periods beginning on October 1, 2009 and before October 1, 2010). If adopted as proposed, the standard federal rate would be $13,587 for FY 2010. The proposed outlier threshold amount for fiscal year 2010 would be decreased to $9,976 from $10,250 for fiscal year 2009, subject to any adjustment in the final rule.

In addition to the annual payment rate update, the FY 2010 proposed rule would significantly amend the requirements that our inpatient rehabilitation facilities must meet to qualify for payment under IRF-PPS. The proposed rule would impose new requirements for preadmission screenings to determine whether a patient is appropriate to receive rehabilitation services in an IRF rather than another, less-intensive setting. In addition, the proposed rule would increase the responsibilities of physicians providing care in our inpatient rehabilitation facilities, require additional face-to-face encounters with patients, mandate that physicians and nurses have specialized training in rehabilitation, revise the post-admission evaluation process, require that IRFs create and maintain additional documentation in the patient medical record and create other obligations for ongoing care coordination throughout the inpatient stay. We are currently reviewing the proposed rule and assessing its potential impact on our inpatient rehabilitation facilities.

Specialty Hospital Medicaid Reimbursement.  The Medicaid program is designed to provide medical assistance to individuals unable to afford care. The program is governed by the Social Security Act of 1965 and administered and funded jointly by each individual state government and CMS. Medicaid payments are made under a number of different systems, which include cost based reimbursement, prospective payment systems or programs that negotiate payment levels with individual hospitals. In addition, Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may increase or decrease the level of program payments to our hospitals. Net operating revenues generated directly from the Medicaid program represented approximately 2.9% of our specialty hospital net operating revenues for the year ended December 31, 2008 and approximately 2.8% for the three months ended March 31, 2009.

Workers’ Compensation.  Net operating revenues generated directly from Workers’ compensation programs represented approximately 20.2% of our net operating revenue from outpatient rehabilitation services for the year ended December 31, 2008 and 19.3% for the three months ended March 31, 2009. Workers’ compensation is a state mandated, comprehensive insurance program that requires employers to fund or insure medical expenses, lost wages and other costs resulting from work related injuries and illnesses. Workers’ compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. In some states, payment for services covered by workers’ compensation programs are subject to cost containment features, such as requirements that all workers’ compensation injuries be treated through a managed care program, or the imposition of payment caps. In addition, these workers’ compensation programs may impose requirements that affect the operations of our outpatient rehabilitation services.

Other Healthcare Regulations

Medicare Recovery Audit Contractors

The Tax Relief and Health Care Act of 2006 instructed CMS to contract with third-party organizations, known as recovery audit contractors, or “RACs,” to identify Medicare underpayments and overpayments, and to authorize RACs to recoup any overpayments. The compensation paid to each RAC is based on a percentage of overpayment recoveries identified by the RAC. CMS has selected and entered into contracts with four RACs, which will begin their audit activities by 2010. RAC audits of our Medicare reimbursement may lead to assertions that we have been overpaid, require us to incur additional costs to respond to requests for records and pursue the reversal of payment denials, and ultimately require us to refund any amounts determined to have been overpaid. We cannot predict the impact of future RAC reviews on our results of operations or cash flows.

Fraud and Abuse Enforcement.  Various federal and state laws prohibit the submission of false or fraudulent claims, including claims to obtain payment under Medicare, Medicaid and other government healthcare programs. Penalties for violation of these laws include civil and criminal fines, imprisonment and exclusion from participation in federal and state healthcare programs. In recent years, federal and state government agencies have increased the level of enforcement resources and activities targeted at the healthcare industry. In addition, the federal False Claims Act and similar state statutes allow individuals to bring lawsuits on behalf of the government, in what are known as qui tam or “whistleblower” actions, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. The use of these private enforcement actions against healthcare providers has increased dramatically in recent years, in part because the individual filing the initial complaint is entitled to share in a portion of any settlement or judgment. See “— Legal Proceedings.”

From time to time, various federal and state agencies, such as the Office of the Inspector General of the Department of Health and Human Services, issue a variety of pronouncements, including fraud alerts, the Office of Inspector General’s Annual Work Plan and other reports, identifying practices that may be subject to heightened scrutiny. These pronouncements can identify issues relating to long term acute care hospitals, inpatient rehabilitation facilities or outpatient rehabilitation services or providers. For example, the Office of Inspector General’s 2005 Work Plan describes plans to study whether patients in long term acute care hospitals are receiving acute-level services or could be cared for in skilled nursing facilities. The 2006 and 2007 Work Plans describe plans: (1) to study the accuracy of Medicare payment for inpatient rehabilitation stays when patient assessments are entered later than the required deadlines, (2) to study both inpatient rehabilitation facility and long term acute care hospital payments in order to determine whether they were made in accordance with applicable regulations, including policies on outlier payments and interrupted stays, and (3) to study physical and occupational therapy claims in order to determine whether the services were medically necessary, adequately documented and certified. The 2007 Work Plan describes plans to study the extent to which long term acute care hospitals admit patients from a sole general acute care hospital and whether hospitals currently reimbursed under LTCH-PPS are in compliance with the average length of stay criteria. We monitor government publications applicable to us and focus a portion of our compliance efforts towards these areas targeted for enforcement.

We endeavor to conduct our operations in compliance with applicable laws, including healthcare fraud and abuse laws. If we identify any practices as being potentially contrary to applicable law, we will take appropriate action to address the matter, including, where appropriate, disclosure to the proper authorities, which may result in a voluntary refund of monies to Medicare, Medicaid or other governmental health care programs.

Remuneration and Fraud Measures.  The federal “anti-kickback” statute prohibits some business practices and relationships under Medicare, Medicaid and other federal healthcare programs. These practices include the payment, receipt, offer or solicitation of remuneration in connection with, to induce, or to arrange for, the referral of patients covered by a federal or state healthcare program. Violations of the anti-kickback law may be punished by a criminal fine of up to $50,000 or imprisonment for each violation, or both, civil monetary penalties of $50,000 and damages of up to three times the total amount of remuneration, and exclusion from participation in federal or state healthcare programs.

Section 1877 of the Social Security Act, commonly known as the “Stark Law,” prohibits referrals for designated health services by physicians under the Medicare and Medicaid programs to other healthcare providers in which the physicians have an ownership or compensation arrangement unless an exception applies. Sanctions for violating the Stark Law include civil monetary penalties of up to $15,000 per prohibited service provided, assessments equal to three times the dollar value of each such service provided and exclusion from the Medicare and Medicaid programs and other federal and state healthcare programs. The statute also provides a penalty of up to $100,000 for a circumvention scheme. In addition, many states have adopted or may adopt similar anti-kickback or anti-self-referral statutes. Some of these statutes prohibit the payment or receipt of remuneration for the referral of patients, regardless of the source of the payment for the care. While we do not believe our arrangements are in violation of these prohibitions, we cannot assure you that governmental officials charged with the responsibility for enforcing the provisions of these prohibitions will not assert that one or more of our arrangements are in violation of the provisions of such laws and regulations.

Provider-Based Status.  The designation “provider-based” refers to circumstances in which a subordinate facility (e.g., a separately certified Medicare provider, a department of a provider or a satellite facility) is treated as part of a provider for Medicare payment purposes. In these cases, the services of the subordinate facility are included on the “main” provider’s cost report and overhead costs of the main provider can be allocated to the subordinate facility, to the extent that they are shared. We operate 13 specialty hospitals that are treated as provider-based satellites of certain of our other facilities, certain of our outpatient rehabilitation services are operated as departments of our inpatient rehabilitation facilities, and we provide rehabilitation management and staffing services to hospital rehabilitation departments that may be treated as provider-based. These facilities are required to satisfy certain operational standards in order to retain their provider-based status.

Health Information Practices.  In addition to broadening the scope of the fraud and abuse laws, the Health Insurance Portability and Accountability Act of 1996 also mandates, among other things, the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. If we fail to comply with the standards, we could be subject to criminal penalties and civil sanctions. Among the standards that the Department of Health and Human Services has adopted or will adopt pursuant to the Health Insurance Portability and Accountability Act of 1996 are standards for electronic transactions and code sets, unique identifiers for providers (referred to as National Provider Identifier), employers, health plans and individuals, security and electronic signatures, privacy and enforcement.

The Department of Health and Human Services has adopted standards in three areas that most affect our operations.

Standards relating to the privacy of individually identifiable health information govern our use and disclosure of protected health information and require us to impose those rules, by contract, on any business associate to whom such information is disclosed. We were required to comply with these standards by April 14, 2003.

Standards relating to electronic transactions and code sets require the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits. We were required to comply with these requirements by October 16, 2003.

Standards for the security of electronic health information require us to implement various administrative, physical and technical safeguards to ensure the integrity and confidentiality of electronic protected health information. We were required to comply with these security standards by April 20, 2005.

The National Provider Identifier will replace health care provider identifiers that are in use today in standard transactions. Implementation of the National Provider Identifier will eliminate the need for health care providers to use different identification numbers to identify themselves when conducting standard transactions with multiple health plans. We were required to comply with the use of National Provider Identifiers in standard transactions by May 23, 2007.

We maintain a HIPAA committee that is charged with evaluating and monitoring our compliance with the Health Insurance Portability and Accountability Act of 1996. The HIPAA committee monitors regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 as they have been adopted to date and as additional standards and modifications are adopted. Although health information standards have had a significant effect on the manner in which we handle health data and communicate with payors, the cost of our compliance has not had a material adverse effect on our business, financial condition or results of operations. We cannot estimate the cost of compliance with standards that have not been issued or finalized by the Department of Health and Human Services.

Compliance Program

Our Compliance Program

In late 1998, we voluntarily adopted our code of conduct. The code is reviewed and amended as necessary and is the basis for our company-wide compliance program. Our written code of conduct provides guidelines for principles and regulatory rules that are applicable to our patient care and business activities. These guidelines are implemented by a compliance officer, a compliance committee, and employee education and training. We also have established a reporting system, auditing and monitoring programs, and a disciplinary system as a means for enforcing the code’s policies.

Operating Our Compliance Program

We focus on integrating compliance responsibilities with operational functions. We recognize that our compliance with applicable laws and regulations depends upon individual employee actions as well as company operations. As a result, we have adopted an operations team approach to compliance. Our corporate executives, with the assistance of corporate experts, designed the programs of the compliance committee. We utilize facility leaders for employee-level implementation of our code of conduct. This approach is intended to reinforce our company-wide commitment to operate in accordance with the laws and regulations that govern our business.

Compliance Committee

Our compliance committee is made up of members of our senior management and in-house counsel. The compliance committee meets on a quarterly basis and reviews the activities, reports and operation of our compliance program. In addition, the HIPAA committee meets on a regular basis to review compliance with regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 and provides reports to the compliance committee.

Compliance Issue Reporting

In order to facilitate our employees’ ability to report known, suspected or potential violations of our code of conduct, we have developed a system of anonymous reporting. This anonymous reporting may be accomplished through our toll free compliance hotline, compliance e-mail address or our compliance post office box. The compliance officer and the compliance committee are responsible for reviewing and investigating each compliance incident in accordance with the compliance department’s investigation policy.

Compliance Monitoring and Auditing / Comprehensive Training and Education

Monitoring reports and the results of compliance for each of our business segments are reported to the compliance committee on a quarterly basis. We train and educate our employees regarding the code of conduct, as well as the legal and regulatory requirements relevant to each employee’s work environment. New and current employees are required to sign a compliance certification form certifying that the employee has read, understood and has agreed to abide by the code of conduct. Additionally, all employees are required to re-certify compliance with the code on an annual basis.

Policies and Procedures Reflecting Compliance Focus Areas

We review our policies and procedures for our compliance program from time to time in order to improve operations and to ensure compliance with requirements of standards, laws and regulations and to reflect the ongoing compliance focus areas which have been identified by the compliance committee.

Internal Audit

In addition to and in support of the efforts of our compliance department, during 2001 we established an internal audit function. The compliance officer manages the combined Compliance and Audit Department and meets with the audit committee of the board of directors on a quarterly basis to discuss audit results.

Corporate Information

We are a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055. Our telephone number at our principal executive offices is (717) 972-1100. Our company’s website can be located at www.selectmedicalcorp.com. The information on our company’s website is not part of this prospectus.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of May 31, 2009.

Name	Age	Position

Rocco A. Ortenzio	76	Director and Executive Chairman
Robert A. Ortenzio	52	Director and Chief Executive Officer
Russell L. Carson	65	Director
David S. Chernow	52	Director
Bryan C. Cressey	59	Director
James E. Dalton, Jr.	66	Director
James S. Ely III	51	Director
Thomas A. Scully	51	Director
Leopold Swergold	69	Director
Sean M. Traynor	40	Director
Patricia A. Rice	62	President and Chief Operating Officer
David W. Cross	62	Executive Vice President and Chief Development Officer
S. Frank Fritsch	57	Executive Vice President and Chief Human Resources Officer
Martin F. Jackson	55	Executive Vice President and Chief Financial Officer
James J. Talalai	47	Executive Vice President and Chief Information Officer
Michael E. Tarvin	49	Executive Vice President, General Counsel and Secretary
Scott A. Romberger	49	Senior Vice President, Controller and Chief Accounting Officer
Robert G. Breighner, Jr.	40	Vice President, Compliance and Audit Services and Corporate Compliance Officer

Set forth below is a brief description of the business experience of each of our directors and executive officers:

Rocco A. Ortenzio co-founded our company and he served as Chairman and Chief Executive Officer from February 1997 until September 2001. Mr. Ortenzio has served as Executive Chairman since September 2001. He became a director of Holdings upon the consummation of the Merger Transactions. In 1986, he co-founded Continental Medical Systems, Inc., and served as its Chairman and Chief Executive Officer until July 1995. In 1979, Mr. Ortenzio founded Rehab Hospital Services Corporation, and served as its Chairman and Chief Executive Officer until June 1986. In 1969, Mr. Ortenzio founded Rehab Corporation and served as its Chairman and Chief Executive Officer until 1974. Mr. Ortenzio is the father of Robert A. Ortenzio, our Chief Executive Officer.

Robert A. Ortenzio co-founded our company and has served as a director of Select since February 1997. He became a director of Holdings upon the consummation of the Merger Transactions. Mr. Ortenzio has served as our Chief Executive Officer since January 1, 2005 and as our President and Chief Executive Officer from September 2001 to January 1, 2005. Mr. Ortenzio also served as our President and Chief Operating Officer from February 1997 to September 2001. He was an Executive Vice President and a director of Horizon/CMS Healthcare Corporation from July 1995 until July 1996. In 1986, Mr. Ortenzio co-founded Continental Medical Systems, Inc., and served in a number of different capacities, including as a Senior Vice President from February 1986 until April 1988, as Chief

Operating Officer from April 1988 until July 1995, as President from May 1989 until August 1996 and as Chief Executive Officer from July 1995 until August 1996. Before co-founding Continental Medical Systems, Inc., he was a Vice President of Rehab Hospital Services Corporation. He currently serves on the board of directors of Odyssey Healthcare, Inc., a hospice health care company, and U.S. Oncology, Inc. Mr. Ortenzio is the son of Rocco A. Ortenzio, our Executive Chairman.

Russell L. Carson has served as a director of Select since February 1997, and became a director of Holdings upon the consummation of the Merger Transactions. He co-founded Welsh, Carson, Anderson & Stowe in 1978 and has focused on healthcare investments. Mr. Carson has been a general partner of Welsh, Carson, Anderson & Stowe since 1979. Welsh, Carson, Anderson & Stowe has created 15 institutionally funded limited partnerships with total capital of more than $18 billion and has invested in more than 200 companies. Before co-founding Welsh, Carson, Anderson & Stowe, Mr. Carson was employed by Citicorp Venture Capital Ltd., a subsidiary of Citigroup, Inc., and served as its Chairman and Chief Executive Officer from 1974 to 1978. He currently serves on the board of directors of U.S. Oncology, Inc.

David S. Chernow served as a director of Select from January 2002 until the consummation of the Merger Transactions on February 24, 2005, and became a director of Holdings in August 2005. Mr. Chernow is the President and Chief Executive Officer of Oncure Medical Corp., one of the largest providers of free-standing radiation oncology care in the United States. From January 2004 to June 2007, Mr. Chernow served as the President and Chief Executive Officer of JA Worldwide, a nonprofit organization dedicated to the education of young people about business. From July 2001 to January 2004, he served as the President and Chief Executive Officer of Junior Achievement, Inc., a predecessor of JA Worldwide. From 1999 to 2001, he was the President of the Physician Services Group at US Oncology, Inc. Mr. Chernow co-founded American Oncology Resources in 1992 and served as its Chief Development Officer until the time of the merger with Physician Reliance Network, Inc., which created US Oncology, Inc. in 1999.

Bryan C. Cressey has served as a director of Select since February 1997, and became a director of Holdings upon the consummation of the Merger Transactions. He is a partner of Cressey & Company, which he founded in 2007. He is a managing partner of Thoma Cressey Bravo, which he co-founded in June 1998. Prior to that time he was a principal, partner and co-founder of Golder, Thoma, Cressey and Rauner, the predecessor of GTCR Golder Rauner, LLC, since 1980. Mr. Cressey also serves as a director and chairman of Belden Inc., Jazz Pharmaceuticals, Inc. and several private companies.

James E. Dalton, Jr. served as a director of Select from December 2000 until the consummation of the Merger Transactions on February 24, 2005, and became a director of Holdings in August 2005. Since January 1, 2006, Mr. Dalton has been Chairman of Signature Hospital Corporation. From 2001 to 2007, Mr. Dalton served as President of Edinburgh Associates, Inc. Mr. Dalton served as President, Chief Executive Officer and as a director of Quorum Health Group, Inc. from May 1, 1990 until it was acquired by Triad Hospitals, Inc. in April 2001. Mr. Dalton also serves on the board of directors of U.S. Oncology, Inc. He serves as a Trustee for the Universal Health Services Realty Income Trust. Mr. Dalton is a Life Fellow of the American College of Healthcare Executives.

James S. Ely III has served as a director of Select and Holdings since November 2008. Mr. Ely founded Priority Capital Management LLC in 2009 and serves as its Chief Executive Officer. From 2001 to 2008, Mr. Ely served as a Managing Director in the Syndicated and Leveraged Finance group at J.P. Morgan Securities Inc. From 1995 to 2000, Mr. Ely served as a Managing Director in the Global Syndicated Finance group of Chase Securities Inc. and its predecessor Chemical Securities Inc. Mr. Ely also serves as a director of Community Health Systems, Inc.

Thomas A. Scully has served as a director of Select since February 2004, and became a director of Holdings upon the consummation of the Merger Transactions. Since January 1, 2004, he has served as Senior Counsel to the law firm of Alston & Bird and as a General Partner with Welsh, Carson Anderson & Stowe. From May 2001 to January 2004, Mr. Scully served as Administrator of the Centers for Medicare & Medicaid Services, or CMS. CMS is responsible for the management of Medicare, Medicaid, SCHIP and other national healthcare initiatives. Before joining CMS, Mr. Scully served as President and Chief Executive Officer of the Federation of American Hospitals from January 1995 to May 2001. Mr. Scully also serves as a director of Universal American Financial Corp.

Leopold Swergold served as a director of Select from May 2001 until the consummation of the Merger Transactions, and became a director of Holdings in August 2005. In 1983, Mr. Swergold formed Swergold, Chefitz & Company, a healthcare investment banking firm. In 1989, Swergold, Chefitz & Company merged into Furman Selz, an investment banking firm, where Mr. Swergold served as Head of Healthcare Investment Banking and as a member of the board of directors. In 1997, Furman Selz was acquired by ING Groep N.V. of the Netherlands. From 1997 until 2004, Mr. Swergold was a Managing Director of ING Furman Selz Asset Management LLC, where he managed several healthcare investment funds. Mr. Swergold serves as a director of Financial Federal Corp., a New York Stock Exchange listed company, and is a trustee of the Freer and Sackler Galleries at the Smithsonian Institution.

Sean M. Traynor has served as a director of Holdings since October 2004, and became a director of Select upon the consummation of the Merger Transactions. Mr. Traynor is a general partner of Welsh, Carson, Anderson & Stowe, where he focuses on investments in healthcare. Prior to joining Welsh Carson in April 1999, Mr. Traynor worked in the healthcare and financial services investment banking groups at BT Alex Brown after spending three years with Coopers & Lybrand. Mr. Traynor serves as a director of Renal Advantage Inc., AGA Medical Corporation, Amerisafe, Inc. and Universal American Corporation.

Patricia A. Rice has served as our President and Chief Operating Officer since January 1, 2005. Prior to this, she served as our Executive Vice President and Chief Operating Officer since January 2002 and as our Executive Vice President of Operations from November 1999 to January 2002. She served as Senior Vice President of Hospital Operations from December 1997 to November 1999. She was Executive Vice President of the Hospital Operations Division for Continental Medical Systems, Inc. from August 1996 until December 1997. Prior to that time, she served in various management positions at Continental Medical Systems, Inc. from 1987 to 1996.

David W. Cross has served as our Executive Vice President and Chief Development Officer since February 2007. He served as our Senior Vice President and Chief Development Officer from December 1998 to February 2007. Before joining us, he was President and Chief Executive Officer of Intensiva Healthcare Corporation from 1994 until we acquired it. Mr. Cross was a founder, the President and Chief Executive Officer, and a director of Advanced Rehabilitation Resources, Inc., and served in each of these capacities from 1990 to 1993. From 1987 to 1990, he was Senior Vice President of Business Development for RehabCare Group, Inc., a publicly traded rehabilitation care company, and in 1993 and 1994 served as Executive Vice President and Chief Development Officer of RehabCare Group, Inc. Mr. Cross currently serves on the board of directors of Odyssey Healthcare, Inc., a hospice health care company.

S. Frank Fritsch has served as our Executive Vice President and Chief Human Resources Officer since February 2007. He served as our Senior Vice President of Human Resources from November 1999 to February 2007. He served as our Vice President of Human Resources from June 1997 to November 1999. Prior to June 1997, he was Senior Vice President — Human Resources for Integrated Health Services from May 1996 until June 1997. Prior to that time, Mr. Fritsch was Senior Vice President — Human Resources for Continental Medical Systems, Inc. from August 1992 to April 1996. From 1980 to 1992, Mr. Fritsch held senior human resources positions with Mercy Health Systems, Rorer Pharmaceuticals, ARA Mark and American Hospital Supply Corporation.

Martin F. Jackson has served as our Executive Vice President and Chief Financial Officer since February 2007. He served as our Senior Vice President and Chief Financial Officer from May 1999 to February 2007. Mr. Jackson previously served as a Managing Director in the Health Care Investment Banking Group for CIBC Oppenheimer from January 1997 to May 1999. Prior to that time, he served as Senior Vice President, Health Care Finance with McDonald & Company Securities, Inc. from January 1994 to January 1997. Prior to 1994, Mr. Jackson held senior financial positions with Van Kampen Merritt, Touche Ross, Honeywell and L’Nard Associates. Mr. Jackson also serves as a director of several private companies.

James J. Talalai has served as our Executive Vice President and Chief Information Officer since February 2007. He served as our Senior Vice President and Chief Information Officer from August 2001 to February 2007. He joined our company in May 1997 and served in various leadership capacities within Information Services. Before joining us, Mr. Talalai was Director of Information Technology for Horizon/ CMS Healthcare Corporation from 1995 to 1997. He also served as Data Center Manager at Continental Medical Systems, Inc. in the

mid-1990s. During his career, Mr. Talalai has held development positions with PHICO Insurance Company and with Harrisburg HealthCare.

Michael E. Tarvin has served as our Executive Vice President, General Counsel and Secretary since February 2007. He served as our Senior Vice President, General Counsel and Secretary from November 1999 to February 2007. He served as our Vice President, General Counsel and Secretary from February 1997 to November 1999. He was Vice President — Senior Counsel of Continental Medical Systems from February 1993 until February 1997. Prior to that time, he was Associate Counsel of Continental Medical Systems from March 1992. Mr. Tarvin was an associate at the Philadelphia law firm of Drinker Biddle & Reath, LLP from September 1985 until March 1992.

Scott A. Romberger has served as our Senior Vice President and Controller since February 2007. He served as our Vice President and Controller from February 1997 to February 2007. In addition, he has served as our Chief Accounting Officer since December 2000. Prior to February 1997, he was Vice President — Controller of Continental Medical Systems from January 1991 until January 1997. Prior to that time, he served as Acting Corporate Controller and Assistant Controller of Continental Medical Systems from June 1990 and December 1988, respectively. Mr. Romberger is a certified public accountant and was employed by a national accounting firm from April 1985 until December 1988.

Robert G. Breighner, Jr. has served as our Vice President, Compliance and Audit Services since August 2003. He served as our Director of Internal Audit from November 2001 to August 2003. Previously, Mr. Breighner was Director of Internal Audit for Susquehanna Pfaltzgraff Co. from June 1997 until November 2001. Mr. Breighner held other positions with Susquehanna Pfaltzgraff Co. from May 1991 until June 1997.

Director Independence

Our board of directors currently consists of ten directors, Messrs. Rocco Ortenzio, Robert Ortenzio, Carson, Chernow, Cressey, Dalton, Ely, Scully, Swergold and Traynor. No later than twelve months after we list our common stock on the Nasdaq Global Select Market, a majority of our directors will be required to meet standards of independence. In 2009, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. We believe that Messrs. Chernow, Cressey, Dalton, Ely, and Swergold currently meet these independence standards.

Board Committees

Our board of directors will establish various committees to assist it with its responsibilities. Those committees are described below.

Audit Committee

The current audit committee members are Messrs. Cressey, Dalton, Ely, Swergold and Traynor. Upon the date our common stock is listed on the Nasdaq Global Select Market, our board of directors will reconstitute our audit committee to consist of at least three directors. The initial committee members will be Messrs. Cressey, Dalton, Ely, and Swergold. The composition of the audit committee will satisfy the independence and financial literacy requirements of the Nasdaq Global Select Market and the SEC. The independence standards require that the audit committee have at least one independent director on the date of listing, a majority of independent directors within 90 days after the date our registration statement is declared effective and fully independent audit committee within one year after that date. The financial literacy standards require that each member of our audit committee be able to read and understand fundamental financial statements. In addition, at least one member of our audit committee must qualify as a financial expert, as defined by the SEC rules, and have financial sophistication in accordance with the rules of the Nasdaq Global Select Market. Our board of directors has determined that each of our audit committee members qualify as an audit committee financial expert.

The primary function of the audit committee is to assist the board of directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent accountant’s qualifications and independence and the performance of our internal audit function and independent accountants.

The audit committee also prepares an audit committee report required by the SEC to be included in our proxy statements.

The audit committee fulfills its oversight responsibilities by reviewing the following: (1) the financial reports and other financial information provided by us to our stockholders and others; (2) our systems of internal controls regarding finance, accounting, legal and regulatory compliance and business conduct established by management and the board; and (3) our auditing, accounting and financial processes generally. The audit committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor our financial reporting process and internal control systems;

•	review and appraise the audit efforts of our independent accountants and exercise ultimate authority over the relationship between us and our independent accountants; and

•	provide an open avenue of communication among the independent accountants, financial and senior management and the board of directors.

To fulfill these duties and responsibilities, the audit committee will:

Documents/Reports Review

•	discuss with management and the independent accountants our annual and interim financial statements, earnings press releases, earnings guidance and any reports or other financial information submitted to the stockholders, the SEC, analysts, rating agencies and others, including any certification, report, opinion or review rendered by the independent accountants;

•	review the regular internal reports to management prepared by the internal auditors and management’s response;

•	discuss with management and the independent accountants the Quarterly Reports on Form 10-Q, the Annual Reports on Form 10-K, including our disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and any related public disclosure prior to its filing;

Independent Accountants

•	have sole authority for the appointment, compensation, retention, oversight, termination and replacement of our independent accountants (subject, if applicable, to stockholder ratification) and the independent accountants will report directly to the audit committee;

•	pre-approve all auditing services and all non-audit services to be provided by the independent accountants;

•	review the performance of the independent accountants with both management and the independent accountants;

•	periodically meet with the independent accountants separately and privately to hear their views on the adequacy of our internal controls, any special audit steps adopted in light of material control deficiencies and the qualitative aspects of our financial reporting, including the quality and consistency of both accounting policies and the underlying judgments, or any other matters raised by them;

•	obtain and review a report from the independent accountants at least annually regarding (1) the independent accountants’ internal quality-control procedures, (2) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (3) any steps taken to deal with any such issues, and (4) all relationships between the independent accountants and their related entities and us and our related entities;

Financial Reporting Processes

•	review with financial management and the independent accountants the quality and consistency, not just the acceptability, of the judgments and appropriateness of the accounting principles and financial disclosure practices used by us, including an analysis of the effects of any alternative GAAP methods on the financial statements;

•	approve any significant changes to our auditing and accounting principles and practices after considering the advice of the independent accountants and management;

•	focus on the reasonableness of control processes for identifying and managing key business, financial and regulatory reporting risks;

•	discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

•	periodically meet with appropriate representatives of management and the internal auditors separately and privately to consider any matters raised by them, including any audit problems or difficulties and management’s response;

•	periodically review the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on our financial statements;

Process Improvement

•	following the completion of the annual audit, review separately with management and the independent accountants any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information;

•	periodically review any processes and policies for communicating with investors and analysts;

•	review and resolve any disagreement between management and the independent accountants in connection with the annual audit or the preparation of the financial statements;

•	review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the audit committee, have been implemented;

Business Conduct and Legal Compliance

•	review our code of conduct and review management’s processes for communicating and enforcing this code of conduct;

•	review management’s monitoring of our compliance with our code of conduct and ensure that management has the proper review system in place to ensure that our financial statements, reports, and other financial information disseminated to governmental organizations and to the public satisfy legal requirements;

•	review, with our counsel, any legal matter that could have a significant impact on our financial statements and any legal compliance matters;

•	review and approve all related-party transactions;

Other Responsibilities

•	establish and review periodically procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	review and reassess the audit committee’s charter at least annually and submit any recommended changes to the board of directors for its consideration;

•	provide the report for inclusion in our Annual Proxy Statement that is required by Item 306 of Regulation S-K of the Securities and Exchange Commission;

•	report periodically, as deemed necessary or desirable by the audit committee, but at least annually, to the full board of directors regarding the audit committee’s actions and recommendations, if any;

•	establish policies for our hiring of employees or former employees of the independent accountants who were engaged on our account;

•	perform any other activities consistent with the audit committee’s charter, our bylaws and governing law, as the audit committee or the board of directors deems necessary or appropriate; and

•	annually evaluate the audit committee’s performance and report the results of such evaluation to the board of directors.

The audit committee will hold regular meetings at least four times each year. The audit committee will report to the board of directors at each regularly scheduled meeting of the board of directors on significant results of its activities.

Prior to the consummation of this offering, our board of directors will amend and restate the charter for our audit committee. PricewatehouseCoopers LLP currently serves as our independent auditor.

Nominating and Corporate Governance Committee

Upon the date our common stock is listed on the Nasdaq Global Select Market, our board of directors will designate a nominating and corporate governance committee that will consist of at least two directors. The initial committee members will be Messrs. Dalton and Swergold. The composition of the nominating and corporate governance committee will satisfy the independence requirements of the Nasdaq Global Select Market that it have at least one independent director on the listing date, a majority of independent directors within 90 days after that date and full compliance within one year after that date. The nominating and corporate governance committee will:

•	identify individuals qualified to serve as our directors;

•	nominate qualified individuals for election to our board of directors at annual meetings of stockholders;

•	recommend to our board the directors to serve on each of our board committees; and

•	recommend to our board a set of corporate governance guidelines.

To fulfill these responsibilities, the nominating and governance committee will:

•	review periodically the composition of our board;

•	identify and recommend director candidates for our board;

•	recommend to our board nominees for election as directors;

•	recommend to our board the composition of the committees of the board;

•	review periodically our corporate governance guidelines and recommend governance issues that should be considered by our board;

•	review periodically our code of conduct and obtain confirmation from management that the policies included in the code of conduct are understood and implemented;

•	evaluate periodically the adequacy of our conflicts of interest policy;

•	review related party transactions;

•	consider with management public policy issues that may affect us;

•	review periodically our committee structure and operations and the working relationship between each committee and the board; and

•	consider, discuss and recommend ways to improve our board’s effectiveness.

Compensation Committee

The current compensation committee members are Russell L. Carson, David S. Chernow, Bryan C. Cressey, Rocco A. Ortenzio and Robert A. Ortenzio. Upon the date our common stock is listed on the Nasdaq Global Select Market, our board of directors will reconstitute our compensation committee to consist of at least two directors. The initial committee members will be Messrs. Chernow and Cressey. The composition of the compensation committee will satisfy the independence requirements of the Nasdaq Global Select Market that it have at least one independent director on the listing date, a majority of independent directors within 90 days after that date and full compliance within one year after that date. The primary responsibility of the compensation committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers and directors. In that regard, the compensation committee will:

•	have the sole authority to retain and terminate any compensation consultant used to assist us, the board of directors or the compensation committee in the evaluation of the compensation of our executive officers and directors;

•	to the extent necessary or appropriate to carry out its responsibilities, have the authority to retain special legal, accounting, actuarial or other advisors;

•	review and approve annually corporate goals and objectives to serve as the basis for the compensation of our executive officers, evaluate the performance of our executive officers in light of such goals and objectives, and determine and approve the compensation level of our executive officers based on such evaluation;

•	interpret, implement, administer, review and approve all aspects of remuneration to our executive officers and other key officers, including their participation in incentive-compensation plans and equity-based compensation plans;

•	review and approve all employment agreements, consulting agreements, severance arrangements and change in control agreements for our executive officers;

•	develop, approve, administer and recommend to the board of directors and our stockholders for their approval (to the extent such approval is required by any applicable law, regulation or rule of the Nasdaq Global Select Market) all of our stock ownership, stock option and other equity-based compensation plans and all related policies and programs;

•	make individual determinations and grant any shares, stock options, or other equity-based awards under all equity-based compensation plans, and exercise such other power and authority as may be required or permitted under such plans, other than with respect to non-employee directors, which determinations are subject to the approval of our board of directors;

•	have the authority to form and delegate authority to subcommittees;

•	report regularly to our board of directors, but not less frequently than annually;

•	annually review and reassess the adequacy of its charter and recommend any proposed changes to our board of directors for its approval; and

•	annually review its own performance, and report the results of such review to our board of directors.

The Compensation Committee has the same authority with regard to all aspects of director compensation as it has been granted with regard to executive compensation, except that any ultimate decision regarding the compensation of any director is subject to the approval of our board of directors. The compensation committee will hold regular meetings at least two times each year.

Effective upon the consummation of this offering, our board of directors will amend and restate the charter for our compensation committee.

Director Compensation

We do not pay directors fees to our employee directors; however they are reimbursed for the expenses they incur in attending meetings of our board of directors or board committees. Non-employee directors other than non-employee directors appointed by Welsh Carson and Thoma Cressey receive cash compensation in the amount of $6,000 per quarter, and the following for all meetings attended other than audit committee meetings: $1,500 per board meeting, $300 per telephonic board meeting, $500 per committee meeting held in conjunction with a board meeting and $1,000 per committee meeting held independent of a board meeting. For audit committee meetings attended, all members receive the following: $2,000 per audit committee meeting and $1,000 per telephonic audit committee meeting. All non-employee directors are also reimbursed for the expenses they incur in attending meetings of our board of directors or board committees.

Code of Ethics

We have adopted a written code of business conduct and ethics, known as our code of conduct, which applies to all of our directors, officers, and employees, including our chief executive officer, our chief financial officer and our chief accounting officer. Our code of conduct is available on our Internet website, www.selectmedicalcorp.com. Our code of conduct may also be obtained by contacting investor relations at (717) 972-1100. Any amendments to our code of conduct or waivers from the provisions of the code for our chief executive officer, our chief financial officer and our chief accounting officer will be disclosed on our Internet website promptly following the date of such amendment or waiver. The inclusion of our web address in this prospectus does not include or incorporate by reference the information on our web site into this prospectus.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.  This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided for 2008 to our Executive Chairman, Chief Executive Officer, Chief Financial Officer and the two other executive officers who were the highest paid during 2008 (collectively, the “named executive officers”), as presented in the tables which follow this CD&A. This CD&A contains statements regarding our performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Philosophy.  Our compensation philosophy for named executive officers is designed with the primary goals of rewarding the contributions of named executive officers to our financial performance and providing overall compensation sufficient to attract and retain highly skilled named executive officers who are properly motivated to contribute to our financial performance. We seek to achieve our goals with respect to named executive officers’ compensation by implementing and maintaining incentive plans for such executive officers that tie a substantial portion of each executive’s overall compensation to pre-determined financial goals relating to our return on equity and earnings per share.

Committee Process.  The compensation committee meets as often as necessary to perform its duties and responsibilities. During 2008, the committee met four times. The compensation committee’s meeting agenda is normally established by our Chief Executive Officer in consultation with other members of the committee. Committee members receive the agenda and related materials in advance of each meeting. Depending on the meeting’s agenda, such materials may include: financial reports regarding our performance, reports on achievement of individual and company objectives and information regarding our compensation programs.

The compensation committee periodically reviews overall compensation levels to ensure that performance-based compensation represents a sufficient portion of total compensation to promote and reward executive officers’ contributions to our performance. With respect to our named executive officers, the committee has determined to place increasing emphasis on performance-based compensation in lieu of paying higher base salaries. All members of our compensation committee have extensive experience in the health care industry, including a focus on structuring appropriate executive compensation for health care investment funds and their portfolio companies. In setting the compensation for the named executive officers, our compensation committee members draw on their collective experience in the health care industry and knowledge of investors’ goals. Accordingly, our compensation committee has not deemed it necessary to review formal compensation data or utilize a formal benchmarking process or the services of a compensation consultant to set the compensation levels of our named executive officers.

Role of Chief Executive Officer and Executive Chairman in Compensation Decisions.  Our Chief Executive Officer and Executive Chairman abstain from voting on matters regarding their compensation or any compensation related plans in which they are participants. Our Chief Executive Officer recommends levels of compensation for the other named executive officers. However the compensation committee makes the final determination regarding the compensation of the named executive officers.

Elements of Compensation

Executive compensation consists of the following elements, each of which is discussed in further detail in the sections that follow:

•	Base Salary

•	Annual Performance-Based Bonuses

•	Annual Discretionary Bonuses

•	Long Term Cash Incentive Plan

•	Equity Compensation

•	Perquisites and Personal Benefits

•	General Benefits

We have entered into employment contracts with certain of our named executive officers. In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances. The named executive officers who do not have employment contracts are party to change in control agreements with Select.

Base Salary

Base salaries are provided to our named executive officers to compensate them for services rendered during the year. Consistent with our philosophy of placing increasing emphasis on performance-based compensation, the compensation committee sets the base salaries for our named executive officers at levels which it believes are competitive for the health care industry when combined with our incentive programs. The compensation committee periodically reviews base salaries for the named executive officers. For 2008, the compensation committee determined that the base salaries for our Chief Executive Officer and our Executive Chairman when combined with the bonus opportunities available under our incentive programs were at competitive levels and that no adjustments were required. The base salary for Ms. Rice, Mr. Jackson and Mr. Fritsch were increased, effective January 1, 2008, to $750,000, $400,000 and $350,000 per year, respectively. The compensation committee determined that the adjustment in salary for these named executive officers for 2008 was appropriate as each officer had not received a salary increase in a number of years. The base salary for Messrs. Rocco and Robert Ortenzio, Ms. Rice, Mr. Jackson and Mr. Fritsch were increased effective April 1, 2009 to $848,720, $848,720, $800,000, $412,000 and $385,000. The compensation committee determined that the adjustment in salary for these named executive officers for 2009 was appropriate based upon the performance and achievements of these individuals in fiscal 2008.

2008 Named Executive Officer Bonuses

Annual cash bonuses are included as part of the executive compensation program because the compensation committee believes that a significant portion of each named executive officer’s compensation should be contingent on our financial performance. Accordingly, we maintain a bonus plan under which named executive officers are eligible to receive annual cash bonuses based upon the achievement of specific performance measures.

The compensation committee determines the range of bonus opportunities based on our philosophy that performance-based bonuses should represent a significant portion of overall compensation for the named executive officers. In order to further our philosophy that compensation should reward such executive officers’ contribution to our financial performance, the bonus plan for such executives is designed to determine bonuses based on measures directly related to our financial performance and the increase in stockholder value.

In 2008, the compensation committee established financial performance targets for the bonus plan for the named executive officers based on our return on equity and earnings per share, the achievement of which would have entitled the named executive officers to receive annual bonuses from 0% to 250% of a target bonus percentage multiplied by the named executive officer’s base salary. If both of the performance goals were met, the participants would have received cash bonuses equal to their target bonus percentage listed below times the participant’s base salary. If one or both of the performance goals are exceeded, the participants may receive bonuses greater than their target bonus percentage, up to a maximum of 250% of such target bonus percentage multiplied by such participant’s base salary, depending upon the extent to which the performance goals were exceeded. For example, a participant whose target bonus percentage is 50% is eligible to receive a bonus equal to 125% of the participant’s base salary if the maximum cash award of 250% is achieved (i.e., 250% times 50% equals 125%).

For the 2008 fiscal year, the compensation committee established the following goals, both of which needed to be attained to entitle the executive to receive a cash payment equal to the stated bonus percentage times the executive’s base salary: return on equity of at least 10.2% and earnings per share of at least $0.16. The targets were determined based on our annual budget, which our compensation committee determined was a desirable level of annual performance for our company. For 2008, the target bonus percentage for each of the named executive officers eligible to participate in the bonus plan is set forth in the table below. The target bonus percentage for Messrs. Rocco and Robert Ortenzio exceeds the target bonus percentages for the other named executive officers due to a higher level of responsibility.

Target Bonus
Named Executive Officer	(% of Base Salary)

Rocco A. Ortenzio	80%
Robert A. Ortenzio	80%
Patricia A. Rice	50%
Martin F. Jackson	50%
S. Frank Fritsch	50%

Our financial performance goals for 2008 for return on equity and earnings per share were not attained. Accordingly, none of the named executive officers listed in the table above received performance-based bonuses for fiscal year 2008 under the bonus plan.

The compensation committee also has the authority to award bonuses to our executives on a purely discretionary basis. For 2008 the compensation committee determined that as a result of our 2008 financial results and other performance factors, a group of eight senior executives (including our named executive officers) should receive an aggregate bonus of $2.9 million dollars to be allocated among such executives. Therefore, the compensation committee granted discretionary bonuses of $660,000 to Mr. Rocco Ortenzio, $660,000 to Mr. Robert Ortenzio, $600,000 to Ms. Rice, $240,000 to Mr. Jackson and $260,000 to Mr. Fritsch. These amounts were determined by the compensation committee based upon the performance and achievements of these individuals in 2008 and were paid in 2009, even though each of the named executive officers are participants in the bonus plan described above, and no bonuses were awarded under that plan for 2008 as we failed to meet our performance goals. However, the compensation committee believed that our failure to meet such performance goals was, in part, based on changes in regulatory reimbursement rates that were beyond the control of our named executive officers.

2009 Named Executive Officer Bonuses

For the 2009 fiscal year, the compensation committee determined that only discretionary bonuses, rather than bonuses based on pre-determined financial goals, would be awarded based on the compensation committee’s assessment of our company’s financial results, each named executive officer’s individual performance, and such other factors as the compensation committee may consider relevant. For 2009, the target bonus percentage for each of the named executive officers eligible to participate in the bonus plan is set forth in the table below. The target bonus percentages for Messrs. Rocco and Robert Ortenzio and Ms. Rice exceeds the target bonus percentages for the other named executive officers due to a higher level of responsibility.

Target Bonus
Named Executive Officer	(% of Base Salary)

Rocco A. Ortenzio	80%
Robert A. Ortenzio	80%
Patricia A. Rice	80%
Martin F. Jackson	50%
S. Frank Fritsch	50%

Long Term Cash Incentive Plan

All of our named executive officers are eligible to participate in our Long Term Cash Incentive Plan, which we refer to as the Cash Plan. The Cash Plan was adopted to promote our long term financial interests and to enhance long term stockholder value. The Cash Plan achieves these goals by aligning the interests of the named executive officers with those of our stockholders through grants of notional units which are held in a bookkeeping account for each applicable participant until paid to such participant, generally upon the occurrence of certain liquidity events described below. Prior to payment, except in the event of death or disability, as discussed below, no participant has any right to receive any amount with respect to his or her account and the units held therein vested. Through the Cash Plan, we seek to provide an incentive to such officers and to motivate them to assist our current stockholders in achieving their long term goal, which is a liquidity event.

The Cash Plan originally provided a bonus pool of $100.0 million, to be paid on a pro rata basis to all participants according to the number of units held in their accounts. Fifty percent of the bonus pool may be allocated to participants’ accounts and paid upon the earlier to occur of a change in control of our company or an initial public offering of our company, in either case, that satisfies certain conditions (described below), neither of which are expected to be satisfied upon the consummation of this offering. In order for any portion of the bonus pool to be allocated and paid upon a change in control or an initial public offering, the value of one share of our preferred stock and 6.75 shares of our common stock, or a “Strip of Securities,” must be in excess of the greater of (1) $67.25 and (2) the value required for a Strip of Securities to yield a 25% average annual percentage return, compounded annually, from the adoption of the Cash Plan through the date of the initial public offering or change in control, as applicable. The remaining 50% of the bonus pool may be allocated and paid upon a redemption of our preferred stock, when special dividends are paid on our preferred stock or upon a sale of our outstanding preferred stock within the twelve-month period following an initial public offering. The amounts that may be payable under the Cash Plan in such event(s) are calculated by multiplying $50.0 million, less all prior amounts paid under the Cash Plan as a result of such special dividend or sale of preferred stock, by a percentage equal to the accreted value received by preferred stock holders divided by the total accreted value of preferred stock. Common stock received from the conversion of our preferred stock in connection with this offering will not be considered a redemption for purposes of the Cash Plan and accordingly does not trigger payments thereunder.

On September 29, 2005, we made a payment of $14.2 million, in the aggregate, to participants in the Cash Plan as a result of a special dividend paid to holders of our preferred stock with the proceeds of our $175.0 million senior floating rate notes. Following this payment, $85.8 million remained to be allocated to participants’ accounts. No other payments have been made under the Cash Plan.

The term “change in control” generally means (1) the disposition of all or substantially all of our assets, (2) the acquisition by any person of beneficial ownership of more than 40% of the voting power of our company or (3) a change in the majority of the members of our board of directors. The term “initial public offering” generally means an initial public offering in which we receive proceeds, which when combined with the proceeds received by our company in all prior public offerings, exceed $250.0 million. This offering will be considered an initial public offering for purposes of the Cash Plan.

Under the terms of the Cash Plan, all units held in a participant’s account will be forfeited by the participant in the event of his or her termination of employment other than by reason of death or disability. However, in the event of a participant’s termination of employment by reason of death or disability, 50% of the units in his or her account will be forfeited and the remaining units will remain in the account and be payable to the participant on January 31st of the second year following his or her disability or death.

Until the occurrence of an event that would trigger the payment of cash on any outstanding units held in participants’ accounts is deemed probable by us, no expense for any award under the Cash Plan will be reflected in our financial statements. Because we have not altered the allocation of units previously established and disclosed, and because no event entitling named executive officers to payment under the Cash Plan occurred in 2008, there is no amount reported in the Summary Compensation Table below regarding the Cash Plan.

The number of units allocated to the account of each of the named executive officers is set forth in the table below. The number of units allocated to the accounts of Messrs. Rocco and Robert Ortenzio exceeds the number of units allocated to the other named executive officers due to a higher level of responsibility.

Named Executive Officer	Cash Plan Units

Robert A. Ortenzio	35,000
Rocco A. Ortenzio	25,000
Patricia A. Rice	15,000
Martin F. Jackson	7,000
S. Frank Fritsch	5,000

As described more fully in the Section below entitled “Potential Payments upon Termination or Change in Control” the named executive officers would be entitled to approximately $     million under the Cash Plan upon completion of our initial public offering if the value of or return on a Strip of Securities equals or exceeds the targets stated in the Cash Plan and all of our preferred stock is redeemed for payment in full of its accreted value.

As discussed above, the targets stated in the Cash Plan are not expected to be satisfied however, and the $50.0 million bonus payable upon an initial public offering or change in control is not expected to be paid.

Our board of directors amended the Cash Plan, effective August 20, 2008. This amendment provided for an additional payment from the bonus pool (not to exceed $10.0 million) upon the completion of an initial public offering prior to March 31, 2009 if the amount of the bonus pool payable as a result of the redemption of preferred stock in connection with such offering did not result in full payment of the amount remaining in that bonus pool ($35.8 million). Because this offering was not completed prior to March 31, 2009, no payments were required to be paid under the Cash Plan due to this amendment.

Upon the consummation of this offering each of the named executive officers will receive the following payments under the Cash Plan:

Named Executive Officer	Cash Plan Payment

Robert A. Ortenzio	$
Rocco A. Ortenzio	$
Patricia A. Rice	$
Martin F. Jackson	$
S. Frank Fritsch	$

Following the consummation of this offering, none of the participants will have any further rights under the terms of the Cash Plan.

Equity Compensation

In connection with us becoming a privately owned corporation in 2005, described in “Business — The Merger Transactions,” we sought to encourage meaningful long term contribution to our future financial success by our named executive officers. Accordingly, we established the 2005 Equity Incentive Plan, or Equity Plan, to provide certain of our employees, including our named executive officers, and employees of our subsidiaries with incentives to help align those employees’ interests with the interests of our stockholders. Awards under the Equity Plan vest over a period of time based on the applicable employee’s continued employment.

Awards under the Equity Plan may be in the form of restricted stock, non-qualified stock options and incentive stock options. As of the end of our last completed fiscal year, the named executive officers have been granted only awards of restricted stock under the Equity Plan. The terms of each award granted under the Equity Plan are governed by the Equity Plan and the applicable award agreement between us and the recipient. Under the terms of the award agreements with each of our named executive officers, upon the occurrence of (1) a change in control, all unvested shares of restricted stock will immediately vest in full and (2) an initial public offering, 50% of the then unvested shares of restricted stock will immediately vest. The terms “change in control” and “initial public offering” have the same meanings as in “Long Term Cash Incentive Plan,” above.

Except with respect to Ms. Rice, all of the unvested shares of restricted stock granted to a named executive officer will be forfeited in the event of his or her termination of employment with us and all of our subsidiaries for any reason. Ms. Rice’s award agreement was amended on February 13, 2008 to provide that in the event that her employment is terminated by us without cause, or if she dies or becomes disabled while employed by us, all of her then unvested shares of restricted stock will immediately vest in full. The amendments to the vesting provisions were provided to Ms. Rice to further incentivize her to remain employed with our company.

No grants were made to our named executive officers under the Equity Plan in 2008 based on the compensation committee’s determination that the named executive officers possess a sufficient ownership interest in us and are sufficiently motivated by our bonus compensation programs to continue to contribute to our financial performance.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain highly skilled named executive officers. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The primary perquisite and personal benefit the named executive officers are provided is the personal use of our aircraft at our expense. In recognition of their contributions to us, Messrs. Rocco and Robert Ortenzio and Ms. Rice are entitled to use our aircraft for personal reasons and may be accompanied by friends and family members. Messrs. Rocco and Robert Ortenzio and Ms. Rice must recognize taxable compensation for the value of the personal use of our aircraft by themselves and their friends and family members. Messrs. Jackson and Fritsch, along with other executive officers, may use our aircraft in connection with a personal emergency or bereavement matter with the prior approval of our Executive Chairman or Chief Executive Officer.

We offer full reimbursement for the costs associated with an annual comprehensive physical exam for certain executive officers, including travel and accommodations, so that an executive officer who makes use of our physical exam benefit can be evaluated and receive diagnostic and preventive medical care.

If Ms. Rice retires prior to age 65, we have agreed to provide continued health and dental insurance benefits to Ms. Rice and her eligible dependents following her retirement until she attains age 65. Ms. Rice would be required, during the period that we provide such health and dental insurance benefits, to make contributions toward the cost of such coverage at the same level required for employees who participate in our health and dental coverage.

Attributed costs of the perquisites and personal benefits described above for the named executive officers for the fiscal year ended December 31, 2008, are included in the “Summary Compensation Table.”

General Benefits

Our named executive officers are also eligible to participate in our group health and dental plans, including short term and long term disability, life insurance (at an amount up to 100% of base salary), and our 401(k) plan on the same terms and conditions as those plans are available to our employees generally.

Employment Agreements

It is our general philosophy that all our employees should be “at will” employees, thereby allowing both us and the employee to terminate the employment relationship at any time and without restriction or financial obligation. However, in certain cases, we have determined that as a retention device and as a means to obtain non-compete arrangements, employment agreements and change in control agreements are appropriate.

Messrs. Rocco and Robert Ortenzio and Ms. Rice each entered into an employment agreement with Select on March 1, 2000. Each of these employment agreements provides for a three year term which is automatically extended for an additional year on each anniversary of the effective date of the employment agreements unless a written notice of non-renewal is provided by either party at least three months prior to the applicable anniversary date. This automatic renewal provision has the effect of causing these employment agreements to have a continuous three year term. In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances.

Each agreement provides for severance upon termination of employment following a change in control, as described under the Section titled “Potential Payments upon Termination or Change in Control” below. In addition, upon a termination by us without cause or for good reason, such agreements require us to pay each such executive a pro-rated bonus for the year of termination and an amount equal to the base salary they would have received over the remainder of the term had no such termination occurred, provided that such executive adheres to the restrictive covenants contained in such agreement.

The employment agreements were amended effective December 31, 2008 to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”). Severance benefits under the employment agreements, as amended, may be delayed for six months following a termination of employment if necessary and a pro-rated bonus is payable in the event of certain terminations in connection with a change of control. The terms of these agreements, including the severance benefits owed under these agreements, are described more fully in the section titled “Potential Payments upon Termination or Change in Control” below.

Messrs. Jackson and Fritsch are employees-at-will, and accordingly, elements of their annual compensation are subject to review and adjustment by the compensation committee. However, Messrs. Jackson and Fritsch are each a party to change in control agreements with Select which provide for severance upon the termination of employment in connection with a change in control.

The change in control agreements were amended effective December 31, 2008 to comply with Section 409 of the Code. Severance benefits under the change in control agreements, as amended, may be delayed for a period of six months following a termination of employment if necessary. The terms of these agreements, including the payments owed thereunder, are described more fully in the section titled “Potential Payments upon Termination or Change in Control” below.

Rocco A. Ortenzio

Select and Mr. Rocco A. Ortenzio, our co-founder, are parties to an employment agreement, dated as of March 1, 2000, as subsequently amended, which is currently effective. Pursuant to the terms of his employment agreement, Mr. Rocco A. Ortenzio is entitled to an annual base salary of $800,000, subject to adjustment by our board of directors. Mr. Rocco A. Ortenzio’s annual base salary was subsequently upwardly adjusted by the board of directors on multiple occassions and was last adjusted to $848,720 effective April 1, 2009.

Mr. Rocco A. Ortenzio is also eligible for bonus compensation under his employment agreement, however our bonus plan for certain executive officers, described in the Compensation Discussion and Analysis section above, is the primary mechanism for determining bonus compensation from us for Mr. Rocco A. Ortenzio.

Mr. Rocco A. Ortenzio’s employment agreement also provides that if he is terminated due to his disability, we must make salary continuation payments to him equal to 100% of his annual base salary for ten years after his date of termination or until he is physically able to become gainfully employed in an occupation consistent with his education, training and experience.

Mr. Rocco A. Ortenzio is entitled to up to six weeks paid vacation per year under the terms of his employment agreement.

Robert A. Ortenzio

Select and Mr. Robert A. Ortenzio, our co-founder, are parties to an employment agreement, dated as of March 1, 2000, as subsequently amended, which is currently effective. Pursuant to the terms of his employment agreement, Mr. Robert A. Ortenzio is entitled to an annual base salary of $800,000, subject to adjustment by our board of directors. Mr. Robert A. Ortenzio’s annual base salary was subsequently upwardly adjusted by the board of directors on multiple occassions and was last adjusted to $848,720 effective April 1, 2009.

Mr. Robert A. Ortenzio is also eligible for bonus compensation under his employment agreement, however our bonus plan for certain executive officers, described in the Compensation Discussion and Analysis section above, is the primary mechanism for determining bonus compensation from us for Mr. Robert A. Ortenzio.

Mr. Robert A. Ortenzio’s employment agreement also provides that if he is terminated due to his disability, we must make salary continuation payments to him equal to 50% of his annual base salary for ten years after his date of termination or until he is physically able to become gainfully employed in an occupation consistent with his education, training and experience.

Mr. Robert A. Ortenzio is entitled to up to six weeks paid vacation per year under the terms of his employment agreement.

Patricia A. Rice

Select and Ms. Rice are parties to an employment agreement, effective as of March 1, 2000, as subsequently amended, which is currently effective. Pursuant to the terms of her employment agreement, Ms. Rice serves as our President and Chief Operating Officer and is entitled to an annual base salary of $500,000, subject to adjustment by our board of directors. Ms. Rice’s annual base salary was subsequently upwardly adjusted by the board of directors on multiple occassions and was last adjusted to $800,000 effective April 1, 2009.

On February 13, 2008, Select entered into Amendment No. 6 to the Employment Agreement between Select and Ms. Rice. The amendment provides as follows: (1) Ms. Rice, in carrying out her duties, may use her office in Mechanicsburg, Pennsylvania and/or her home offices in Nicholasville or Lexington, Kentucky and St. Petersburg, Florida, (2) Ms. Rice’s base salary was increased to $750,000 per year, (3) Ms. Rice will receive benefits under the Select’s Paid Time Off (PTO) & Extended Illness Days (EID) policy in effect from time to time, and (4) Ms. Rice, following a change of control of Select, will be entitled to receive the change of control benefits provided for under the Employment Agreement if, within the one-year period immediately following such change of control, Ms. Rice’s employment with Select (1) is terminated by Select without cause, or (2) is terminated by Ms. Rice for any reason. Also on February 13, 2008, we entered into Amendment No. 1 to Restricted Stock Award Agreement with Ms. Rice. The Award Agreement Amendment provides that if during the course of Ms. Rice’s employment with Select, Ms. Rice shall die, become disabled or be terminated by Select without cause, then all restricted periods shall terminate, all restricted stock shall be vested in full and all limitations on the restricted stock shall automatically lapse.

Ms. Rice is also eligible for bonus compensation under her employment agreement, however our bonus plan for certain executive officers, described in the Compensation Discussion and Analysis section above, is the primary mechanism for determining bonus compensation from us for Ms. Rice.

Ms. Rice’s employment agreement also provides that if she is terminated due to her disability, we must make salary continuation payments to her equal to 50% of her annual base salary for ten years after her date of termination or until she is physically able to become gainfully employed in an occupation consistent with her education, training and experience.

Finally, as described in the Compensation Discussion and Analysis section, above, if Ms. Rice retires before the age of 65, she is entitled to our health and dental insurance coverage for herself and her eligible dependents, following her retirement until she attains age 65. Ms. Rice would be required to contribute to the cost of such coverage at the same level required for employees who participate in our health and dental coverage.

Summary Compensation Table

This Summary Compensation Table summarizes the total compensation paid or earned by each named executive officer for each of the 2008, 2007 and 2006 fiscal years.

						Non-Equity	Change in
				Stock	Option	Incentive Plan	Pension	All Other	Total
		Salary	Bonus	Awards	Awards	Compensation	Value	Compensation	Compensation
Name & Principal Position	Year	($)	($)	($)(1)	($)	($)	($)	($)(2)	($)

Rocco A. Ortenzio	2008	824,000	660,000	—	—	—	—	120,106	1,604,106
Executive Chairman	2007	824,000	229,000	—	—	—	—	132,451	1,185,451
	2006	824,000	—	—	—	—	—	137,605	961,605
Robert A. Ortenzio	2008	824,000	660,000	1,003,623	—	—	—	58,657	2,546,280
Chief Executive	2007	824,000	229,000	2,604,033	—	—	—	108,077	3,765,110
Officer	2006	824,000	—	2,604,032	—	—	—	150,040	3,578,072
Patricia A. Rice	2008	743,933	600,000	444,617	—	—	—	197,428	1,985,978
President and Chief	2007	592,250	164,645	444,618	—	—	—	234,555	1,436,068
Operating Officer	2006	592,250	—	444,617	—	—	—	158,230	1,195,097
Martin F. Jackson	2008	398,897	240,000	222,309	—	—	—	6,900	868,106
Executive Vice	2007	371,315	103,225	222,309	—	—	—	28,216	725,065
President and Chief Financial Officer	2006	371,315	50,000	222,309	—	—	—	6,600	650,224
S. Frank Fritsch	2008	347,148	260,000	77,067	—	—	—	5,750	689,965
Executive Vice	2007	275,834	76,680	77,067	—	—	—	5,625	435,206
President and	2006	275,834	50,000	77,067	—	—	—	5,500	408,401
Chief Human Resources Officer

(1)	The dollar amounts reported in this column represent the expense recognized by us in accordance with Statements of Financial Accounting Standards No. 123R, “Share-Based Payment” (“FAS 123R”) on outstanding restricted stock awards granted pursuant to the 2005 Equity Incentive Plan. No such expense was recorded for Mr. Rocco Ortenzio’s award because the restricted stock award was fully vested prior to 2006. See Note 10 to the Consolidated Financial Statements included in this prospectus for a discussion of the relevant assumptions used in calculating value pursuant to FAS 123R. See also the “Option Exercises and Stock Vested Table,” which shows the corresponding number of shares vesting under each such restricted stock award with respect to which we recognized an expense under FAS 123R.

(2)	Mr. Robert A. Ortenzio, Ms. Rice and Mr. Jackson each received an employer matching contribution to our 401(k) plan in the amount of $6,900 in 2008, $6,750 in 2007 and $6,600 in 2006. Mr. Fritsch received a matching contribution of $5,750 in 2008, $5,625 in 2007 and $5,500 in 2006. The other items reported in this column include the value of personal use of our aircraft and the incremental cost to us of the executive’s participation in our executive physical exam program, each in the amounts set forth in the “Personal Benefits” table below. The incremental cost to us of each of the personal benefits for Mr. Jackson in 2008 and for Mr. Fritsch in both 2008 and 2007 did not exceed $10,000, and accordingly, are not described below.

Personal Benefits

		Aircraft	Executive
Name		Usage ($)	Physical ($)

Rocco A. Ortenzio	2008	120,106	—
Robert A. Ortenzio	2008	51,757	—
Patricia A. Rice	2008	190,528	—
Martin F. Jackson	2008	—	—

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity
		Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target ($)	Maximum ($)

Rocco A. Ortenzio	—	—	659,200	1,648,000
Robert A. Ortenzio	—	—	659,200	1,648,000
Patricia A. Rice	—	—	375,000	937,500
Martin F. Jackson	—	—	200,000	500,000
S. Frank Fritsch	—	—	175,000	437,000

(1)	The amounts in this table represent the target and maximum payouts that could have been achieved by our named executive officers if the financial performance goals for 2008, described above under the heading “2008 Annual Performance-Based Bonuses,” were attained. None of the named executive officers received payments of these amounts.

Outstanding Equity Awards at Fiscal Year End Table

Stock Awards
Equity
Incentive Plan
			Equity Incentive	Awards:
		Market Value	Plan Awards:	Market or
		of Shares or	Number of	Payout Value of
	Number of	Units of	Unearned Shares,	Unearned
	Shares or Units	Stock	Units or Other	Shares, Units or
	of Stock That	That Have	Rights That Have	Other Rights
	Have Not Vested	Not Vested	Not Vested	That Have Not
Name	(#)	($)(1)	(#)	Vested (#)

Rocco A. Ortenzio	—	—	—	—
Robert A. Ortenzio			—	—
			—	—
Patricia A. Rice			—	—
Martin F. Jackson			—	—
S. Frank Fritsch			—	—

(1)	The values shown in this column are equal to the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) multiplied by the number of shares of stock held by our named executive officers that had not vested as December 31, 2008.

Option Exercises and Stock Vested Table

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)

Rocco A. Ortenzio	—	—
Robert A. Ortenzio
Patricia A. Rice
Martin F. Jackson
S. Frank Fritsch

(1)	Values shown in this column are equal to the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) multiplied by the number of shares vested during the year ended December 31, 2008.

Potential Payments upon Termination or Change in Control

Named executives who are party to an employment agreement or a change in control agreement with Select may be entitled to certain payments upon termination of employment or a change in control, as described below. In addition, pursuant to the terms of the Cash Plan, upon an initial public offering of our company (as well as upon certain other events), each of our named executive officers who participates in the Cash Plan is entitled to payment of a portion of the value of his or her units, as described below.

Termination of Employment

Pursuant to the employment agreements between Select and Messrs. Robert and Rocco Ortenzio and Ms. Rice upon a termination of employment by us without cause or by the executive officer for good reason, and except with respect to certain terminations in connection with a change in control, each such officer is entitled to receive (1) immediate vesting of any unvested stock options outstanding prior to such termination of employment, (2) a pro-rated bonus for the year of termination and (3) an amount equal to the base salary he or she would have received over the remainder of the employment term had no such termination occurred, with such amount to be paid in installments for the remainder of the term of the executive’s employment agreement, beginning on the six-month anniversary of such termination of employment. As a condition to receiving such payments, however, each executive has agreed that for the term of the agreement and for two years thereafter, the executive may not participate in any business that competes with us within a 25 mile radius of any of our hospitals or outpatient rehabilitation clinics. The executive also may not solicit any of our employees for one year after the termination of the executive’s employment.

The employment agreements also entitle the executive officers to receive salary continuation in the event of termination of employment by reason of disability, at the rate of 100% of base salary for Mr. Rocco Ortenzio, and 50% of base salary for each of Mr. Robert Ortenzio and Ms. Rice. Such salary continuation is payable for a period of up to ten years, subject to earlier termination if the executive becomes physically able to resume employment in an occupation consistent with his or her education, training and experience. In addition, in the event of death or disability, the named executive officers are also entitled to retain 50% of the units in their accounts under the Cash Plan. However, we are not required to make any payments following such death or disability until January 31st of the second year following such death or disability. Upon consummation of this offering, none of the participants will have any further rights under the terms of the Cash Plan.

In addition, any unvested restricted stock held by Ms. Rice will vest in full upon her termination by us without cause or due to her death or disability. Unvested restricted stock held by the other named executive officers will be forfeited upon their termination of employment with us for any reason.

In addition to the payments described above, in the event of Ms. Rice’s retirement prior to age 65, she is entitled to continued health and dental benefits for herself and her eligible dependents until she attains age 65.

Set forth in the table below are the amounts that would be payable to each of the named executive officers who is party to an employment contract upon termination of employment for the reasons specified therein, assuming that such termination occurred on December 31, 2008.

	Without Cause/Good Reason		Disability			Death		Retirement
	Base	Equity		Equity		Equity		Health and
	Salary and	Vesting	Base Salary	Vesting		Vesting		Dental
	Bonus	Value(1)	Continuation(2)	Value(1)	Other(3)	Value(1)	Other(3)	Benefits(4)
Name	($)	($)	($)	($)	($)	($)	($)	($)

Rocco A. Ortenzio	3,269,334	—	8,240,001	—	10,719,140	—	10,719,140	—
Robert A. Ortenzio	3,269,334	—	4,120,000	—	15,006,795	—	15,006,795	—
Patricia A. Rice	2,955,788		3,719,665		6,431,484		6,431,484	9,876

(1)	Valuation is based on an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus).
(2)	The amount reported in this column represents the amount of salary continuation payable each year for ten years following the date of termination of employment for disability, subject to termination if the named executive officer becomes physically able to resume employment.
(3)	Represents the value of 50% of the units in such named executive officers account under the Cash Plan as of the date of death or disability. Such payments will be due on January 31st of the second year following such death or disability only in the event of an initial public offering, change of control, or preferred stock liquidity event as defined under the Cash Plan.
(4)	The value reported in this column reflects our current cost of providing health and dental coverage to Ms. Rice and her eligible dependents for one year. We are responsible for paying the costs of health and dental coverage for Ms. Rice and her eligible dependents (less her portion of the premiums) each year until Ms. Rice reaches the age of 65 in the event she retires before age 65. The actual cost to us of providing such benefits following Ms. Rice’s retirement will depend on the rates of the carrier selected and accordingly, may be more or less than the amount reported.

Change in Control

Messrs. Rocco and Robert Ortenzio’s and Ms. Rice’s employment agreements provide for severance benefits if (1) within the one-year period immediately following a change in control, Messrs. Rocco or Robert Ortenzio or Ms. Rice is terminated by us without cause or any such executive officer terminates his or her employment for any reason or (2) within the six-month period immediately preceding a change in control of our company, Messrs. Rocco or Robert Ortenzio or Ms. Rice is terminated by us without cause and the terminated officer reasonably demonstrates that their termination was at the request of a third party who took steps to effect the change in control. In the event of a termination of employment described in clause (1), such officers are entitled to receive, in lieu of all other severance benefits, a lump-sum cash payment equal to their base salary plus bonus for the previous three completed calendar years, with such payment to be made on the first payroll date of the seventh month following such termination and immediate vesting of all unvested stock options that were outstanding prior to such termination. In the event of a termination of employment described in clause (2), such officers are entitled to receive a pro rated bonus for the year of termination and, beginning on the six-month anniversary of such termination and in lieu of any continued base salary they may otherwise be entitled to receive, an amount equal to their base salary and bonus for the previous three completed calendar years, with such amount to be paid in installments for the remainder of the term of such executive’s employment agreement.

We have entered into change in control agreements with Martin F. Jackson and S. Frank Fritsch. These agreements provide that if (1) within a five year period immediately following a change in control of our company, we terminate Mr. Jackson or Mr. Fritsch without cause, Mr. Jackson or Mr. Fritsch terminates his employment with us because we reduced his compensation from that in effect prior to the change in control or we relocate Mr. Jackson’s or Mr. Fritsch’s principal place of employment to a location more than 25 miles from Mechanicsburg, Pennsylvania or (2) within the six month period immediately preceding the change in control of our company, Mr. Jackson or Mr. Fritsch terminates his employment for good reason or we terminate Mr. Jackson’s or Mr. Fritsch’s employment without cause and the terminated officer reasonably demonstrates that his termination by us was at the request of a third party who took steps to effect the change in control, we are obligated to pay the terminated officer, on the first day of the seventh month following such termination, a lump sum cash payment equal to his base salary plus bonus for the previous three completed calendar years and to fully vest the terminated officer’s stock options.

For purposes of the agreements described above, a change in control is generally defined to include: (1) the acquisition by a person or group, other than certain controlling stockholders, of more than 50% of the voting shares of us or Select; (2) during any twelve month period, the acquisition of at least 33% of the voting shares of us or Select; (3) during any twelve month period, there is a change in the majority of the board of directors of us or Select; (4) a business combination of us or Select in which the stockholders of the corporation involved in the business combination cease to own shares representing more than 50% of the voting power of the surviving corporation; or (5) during any twelve month period, a sale of all or substantially all the assets of us or Select, other than to an entity controlled by the stockholders of the selling corporation prior to the sale. Notwithstanding the foregoing, no change of control will be deemed to have occurred unless the transaction provides a specified level of consideration to the stockholders.

Each named executive officer who has been granted restricted stock that is not fully vested as of a change in control or qualified public offering is also entitled to accelerated vesting. In the event of a qualified public offering, 50% of the then-unvested restricted stock would vest and, in the event of a change in control, 100% of the then-unvested restricted stock would vest. Under Ms. Rice’s restricted stock award agreement, all of her unvested shares of restricted stock would immediately and fully vest in the event she dies or becomes disabled while employed by us, or if her employment is terminated by us without cause.

Pursuant to the terms of the Cash Plan, upon the earlier to occur of a change in control or an initial public offering in which the proceeds received by us exceed $250.0 million, each named executive officer will receive a payment of $500 with respect to each of the units held in his or her account. In order to receive such payment, the value of a Strip of Securities must be in excess of certain pre-determined levels, as described above in “Long Term Cash Incentive Plan.” If payment under the Cash Plan is made by reason of a change in control or an initial public offering, the named executive officers will continue to hold the units in their accounts and will be entitled to receive additional payments with respect to such units under the terms of the Cash Plan in the event that our preferred stock is redeemed, a special dividend is paid with respect to our preferred stock or upon the sale of our outstanding preferred stock within the 12-month period following an initial public offering. Such remaining amounts that may be payable under the Cash Plan are reported in the table above. However, upon consummation of this offering, none of the participants will have any further rights under the Cash Plan.

In addition to the benefits described above, each named executive officer is entitled to receive a tax gross-up payment in the event that any change in control payments which they are entitled to receive constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. The tax gross-up payment will equal the amount necessary to place the named executive officer in the same position as if no penalty under Section 4999 of the Internal Revenue Code had been imposed on any of the change in control payments, including on the tax gross-up payment.

Set forth in the table below are the amounts that would be payable to each of the named executive officers upon a change in control, assuming that such change in control occurred on December 31, 2008.

		Equity
	Base Salary	Vesting	Cash Plan	Tax
	and Bonus	(100%)(1)	Payout(2)	Gross- Up(1)
Name	($)	($)	($)	($)

Rocco A. Ortenzio	3,361,000		21,438,279
Robert A. Ortenzio	3,361,000		30,013,591
Patricia A. Rice	2,693,078		12,862,968
Martin F. Jackson	1,534,752		6,002,718
S. Frank Fritsch	1,285,696		4,287,656

(1)	Market value is based on an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus).

(2)	These amounts reflect the maximum payments that could be made from the Cash Plan. As discussed in the Compensation Discussion and Analysis section above, however, it is anticipated that the majority of these amounts will not be paid.

Director Compensation Table

The following table shows information concerning the compensation that our non-employee directors earned during the fiscal year ended December 31, 2008.

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred	All
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	($)	($)(1)	($)(2)	($)	($)	($)	Total ($)

Russell L. Carson	—	—	—	—	—	—	—
David S. Chernow	32,000	—	1,057	—	—	—	33,057
Bryan C. Cressey	—	—	—	—	—	—	—
James E. Dalton, Jr.	46,000	—	1,057	—	—	—	47,057
James S. Ely	4,700	—	656	—	—	—	5,356
Thomas A. Scully	—	6,817	—	—	—	—	6,817
Leopold Swergold	47,000	—	1,057	—	—	—	48,057
Sean M. Traynor	—	—	—	—	—	—	—

(1)	Represents vesting of restricted shares granted in connection with the Merger Transactions.
(2)	The dollar amounts reported in this column represent the FAS 123R expense recognized by us on outstanding option awards (including those made in 2008) granted to non-employee directors pursuant to the Director Plan. The grant date fair market value (calculated in accordance with FAS 123R) of the options granted to each of Messrs. Chernow, Dalton, Jr., and Swergold on August 20, 2008, was $ . See Note 10 to the Consolidated Financial Statements included in this prospectus for a discussion of the relevant assumptions used in calculating value pursuant to FAS 123R. As of December 31, 2008, the total number of outstanding stock and option awards for each director listed in the table above are set forth below:

	Shares Outstanding	Shares Outstanding
	Subject to Stock	Subject to Option
Name	Awards (#)	Awards (#)

Russell L. Carson	—	—
David S. Chernow	—
Bryan C. Cressey	—	—
James E. Dalton, Jr.	—
James S. Ely
Thomas A. Scully		—
Leopold Swergold	—
Sean M. Traynor	—	—

We do not pay directors fees to our employee directors; however they are reimbursed for the expenses they incur in attending meetings of the board of directors or board committees. Non-employee directors other than non-employee directors appointed by Welsh Carson and Thoma Cressey receive cash compensation in the amount of $6,000 per quarter, and the following for all meetings attended other than audit committee meetings: $1,500 per board meeting, $300 per telephonic board meeting, $500 per committee meeting held in conjunction with a board meeting and $1,000 per committee meeting held independent of a board meeting. For audit committee meetings attended, all members receive the following: $2,000 per audit committee meeting and $1,000 per telephonic audit committee meeting. All non-employee directors are also reimbursed for the expenses they incur in attending meetings of the board of directors or board committees.

Option Awards

On August 10, 2005, our board of directors authorized a director stock option plan, which we refer to as the Director Plan, for non-employee directors, which was formally approved on November 8, 2005.        shares of our common stock were initially reserved for awards under the Director Plan.

On August 20, 2008, we made discretionary grants of options to acquire       shares of common stock to each of Messrs. Chernow, Dalton and Swergold pursuant to the Director Plan. Such options vest in equal increments on each anniversary of the grant date for five years.

Compensation Committee Interlocks and Insider Participation

Prior to          , 2009, our compensation committee consisted of Messrs. Carson, Chernow, Cressey, Rocco Ortenzio and Robert Ortenzio. Messrs. Rocco Ortenzio and Robert Ortenzio resigned from our compensation committee in          , 2009. Mr. Carson is affiliated with Welsh Carson and Mr. Cressey is affiliated with Thoma Cressey, both of whom are principal stockholders. See “Certain Relationships and Related Transactions” for a description of our relationships with Welsh Carson and Thoma Cressey.

None of the members of the compensation committee who will continue to serve on the compensation committee after our common stock has been listed on the Nasdaq Global Select Market is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. None of our executive officers was a director of another entity where one of that entity’s executive officers served on our compensation committee, and none of our executive officers served on the compensation committee or the board of directors of another entity where one of that entity’s executive officers served as a director on our board of directors.

Equity Compensation Plan Information

Set forth in the table below is a list of all of our equity compensation plans and the number of securities to be issued on exercise of equity rights, average exercise price, and number of securities that would remain available under each plan if outstanding equity rights were exercised as of March 31, 2009.

Number of
Securities
	Number of		Remaining
	Securities to be		Available
	Issued Upon	Weighted-Average	for Future
	Exercise of	Exercise Price of	Issuance Under
	Outstanding	Outstanding	Equity
	Options, Warrants	Options, Warrants	Compensation
Plan Category	and Rights	and Rights	Plans

Equity compensation plans approved by security holders:
Select Medical Holdings Corporation 2005 Equity Incentive Plan		$
Director stock option plan		$

Amended and Restated 2005 Equity Incentive Plan

In 2005, our board of directors, or the “Board,” adopted the Select Medical Holdings Corporation 2005 Equity Incentive Plan, or the “Plan.” Our Board and stockholders are expected to approve an amendment and restatement of the Plan (which is described below) that will become effective immediately prior to the consummation of this offering. The purpose of the Plan is to assist us and our subsidiaries in attracting and retaining qualified employees, directors and consultants and to align their interests with those of our other stockholders, thereby promoting our long-term financial interests. The Plan accomplishes these goals through the grant of awards of restricted stock and options. The Plan, as it will be in effect following its amendment and restatement, is described below.

Summary of the Plan

General.  The Plan authorizes the grant of options and restricted stock (collectively, “Awards”). Options granted under the Plan may be either “incentive stock options” as defined in section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options, as determined by the committee appointed by the Board to administer the Plan (the “Committee”).

Number of Shares Authorized.  Subject to adjustment as described below, the maximum number of shares available for Awards under the Plan is          , provided that the maximum number of shares that may be issued under the Plan through the grant of incentive stock options is          . A participant in the Plan may not receive Awards covering in excess of           shares during any calendar year.

If any shares subject to an Award are forfeited or if such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares to the participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award will, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan. In addition, if there is any change in Holdings’ corporate capitalization, such as a stock split, stock dividend, spinoff, recapitalization, merger, consolidation or the like, the Committee will equitably adjust the aggregate number and class of shares with respect to which Awards may be made under the Plan, as well as the terms, number and class of shares subject to outstanding Awards, provided that no adjustment may be made that would cause the Plan to violate Section 422 of the Code with respect to incentive stock options or that would adversely affect the status of any Award that is “performance-based compensation” under Section 162(m) of the Code. The Committee may also make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting Holdings or any of its subsidiaries or affiliates, or in response to changes in applicable laws, regulations, or accounting principles; provided, that no such adjustment may be made in any outstanding Awards to the extent that such adjustment would constitute a “repricing” of any option under the rules of any applicable national securities exchange or would adversely affect the status of the Award as “performance-based compensation” under Section 162(m) of the Code.

Administration.  The Plan is administered by the Committee. The Committee’s powers include, but are not limited to, the power to:

•	select the employees, non-employee directors and consultants who will receive Awards pursuant to the Plan;

•	determine the type or types of Awards to be granted to each participant;

•	determine the number of shares to which an Award will relate, the terms and conditions of any Award granted under the Plan and all other matters to be determined in connection with an Award;

•	determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered;

•	determine whether, and to certify that, performance goals to which the settlement of an Award is subject are satisfied;

•	correct any defect supply any omission or reconcile any inconsistency in the Plan;

•	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan;

•	determine the effect, if any, of a change of control on outstanding Awards; and

•	construe and interpret the Plan and make all other determinations as it may deem necessary or advisable for the administration of the Plan.

Eligibility.  Awards of incentive stock options may be granted only to employees of Holdings and its subsidiaries. Awards of non-qualified stock options and restricted stock may be granted to employees and consultants of Holdings and its subsidiaries and to Holdings’ non-employee directors.

Each Award granted under the Plan will be evidenced by a written agreement between the holder and Holdings, which will describe the Award and state the terms and conditions applicable to such Award. The principal terms and conditions of each particular type of Award are described below.

Performance Goals

The Committee may provide in an Award agreement that the Award will be earned or vest based on the achievement of performance goals that must be met by the end of the period specified by the Committee (but that is substantially uncertain to be met before the grant of the Award) based upon:

•	the price of shares of Holdings’ stock;

•	the market share of Holdings, its subsidiaries or affiliates (or any business unit thereof);

•	sales by Holdings, its subsidiaries or affiliates (or any business unit thereof);

•	earnings per share of Holdings’ stock;

•	Holdings’ return on stockholder equity;

•	costs of Holdings, its subsidiaries or affiliates (or any business unit thereof);

•	cash flow of Holdings, its subsidiaries or affiliates (or any business unit thereof);

•	return on total assets of Holdings, its subsidiaries or affiliates (or any business unit thereof);

•	return on invested capital of Holdings, its subsidiaries or affiliates (or any business unit thereof);

•	return on net assets of Holdings, its subsidiaries or affiliates (or any business unit thereof);

•	operating income of Holdings, its subsidiaries or affiliates (or any business unit thereof);

•	net income of Holdings, its subsidiaries or affiliates (or any business unit thereof); or

•	any other financial or other measurement deemed appropriate by the Committee, as it relates to the results of operations or other measurable progress of Holdings, its subsidiaries or affiliates (or any business unit thereof).

The Committee has discretion to determine the specific targets with respect to each of these categories of performance goals.

Restricted Stock

In a restricted stock Award, the Committee grants to a participant shares of stock that are subject to certain restrictions, including forfeiture of such stock upon the happening of certain events. Shares of stock are issued at the time of grant, but are held by Holdings and delivered to the grantee at the end of the restriction period specified in the Award agreement. During the restriction period, grantees of restricted stock have the right to vote the shares of such stock, and except as may otherwise be provided by the Committee, to receive dividends from such stock.

Options

Options granted under the Plan may be either incentive stock options or non-qualified stock options. The Committee will determine, at the time of grant, the exercise price, the type of option, the term of the option, and the date when the option will become exercisable. Incentive stock options may be granted only to employees of Holdings or its subsidiaries. No Award of incentive stock options may permit the fair market value of any such options becoming first exercisable in any calendar year to exceed $100,000. Non-qualified stock options may be granted to employees and consultants of Holdings and its subsidiaries, and to non-employee directors of Holdings.

Exercise Price.  The Committee will determine the exercise price of an option at the time the option is granted, provided that the exercise price of an option may not be less than 100% (or 110% in the case of an incentive stock option granted to an individual who owns more than 10% of the combined voting power of all classes of Holdings’ outstanding stock (a “10% Stockholder”)) of the fair market value of the stock on the date of grant.

Consideration.  The means of payment for shares issued upon exercise of an option will be established by the Committee and may be made by the holder (1) in cash, (2) by delivery of shares of stock having an aggregate fair market value equal to the aggregate exercise price, provided that such shares have been outstanding for at least six months (unless a shorter period is approved by the Committee), (3) with respect to non-qualified stock option exercises, by irrevocably authorizing a third party acceptable to the Committee to sell the shares of stock acquired upon exercise of the option and to remit a portion of such proceeds to Holdings sufficient to pay the exercise price of such option and to satisfy all applicable withholding taxes or (4) by any other means (including any combination of the foregoing) approved by the Committee.

Term of the Option.  The term of an option granted under the Plan will expire upon the earlier of (1) the tenth anniversary of the date of grant (or the fifth anniversary of the date of grant in the case of an incentive stock option granted to a 10% Stockholder), (2) the date established by the Committee at the time of grant, (3) unless otherwise provided by the Committee, the date that is one year after the holder’s termination of employment or other service by reason of death or disability, and only with respect to non-qualified stock options, retirement or (4) unless otherwise provided by the Committee, the date that is 90 days after the termination of the holder’s employment or other service other than by reason of death or disability, and only with respect to non-qualified stock options, retirement (the “Expiration Date”).

General Provisions

Issuance of Shares with Respect to Awards.  Holdings has no obligation to issue shares of stock under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

Nontransferability of Awards.  In general, during a holder’s lifetime, his or her Awards of restricted stock, to the extent such shares remain subject to forfeiture restrictions, and non-qualified stock options are not transferable other than by will or by the laws of descent and distribution or, if permitted by the Committee in the applicable Award agreement, to the holder’s immediate family members and certain entities controlled by or benefiting the holder or such family members (“Permitted Transferees”). Incentive stock options are not transferable other than by will or by the laws of descent and distribution. Options are exercisable during the lifetime of the holder only by the holder or, in the case of a disabled holder, his or her guardian or legal representative. If permitted by the Committee, non-qualified stock options may also be exercised by the holder’s Permitted Transferee.

Termination of Employment or Service.  All options will be forfeited upon a holder’s termination of employment or other service with Holdings and its subsidiaries for cause, and unless the Committee provides otherwise, all unvested options will be forfeited upon a holder’s termination of employment or other service with Holdings and its subsidiaries for any reason. Unless the Committee provides otherwise, upon a holder’s termination of employment or other service with Holdings and its subsidiaries, vested options may be exercised until their Expiration Date. Except as may otherwise be provided by the Committee, all unvested shares of restricted stock will be forfeited upon a holder’s termination of employment or other service with Holdings and its subsidiaries for any reason.

Change of Control

In the event of a “change of control,” the Committee may, in its discretion, (1) fully vest any or all Awards made under the Plan, (2) cancel any outstanding option in exchange for a cash payment of an amount (including zero) equal to the difference, if any, between the then fair market value of the option less the exercise price of the option; provided that if the Committee determines that the exercise price exceeds the fair market value of the option, the Committee may cancel such option with no further payment due the participant, (3) after having given the participant a reasonable chance to exercise any outstanding options, terminate any or all of the participant’s unexercised options, (4) where Holdings is not the surviving corporation, cause the surviving corporation to assume all outstanding Awards or replace all outstanding Awards with comparable awards or (5) take such other action as the Committee determines to be appropriate.

As defined in the Plan, the term “change of control” means generally:

(i)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its subsidiaries or Select Medical Corporation (“Select”) and its subsidiaries, in either case, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”)” other than to certain individuals and entities who had significant ownership of Holdings prior to the offering, as well as certain affiliates and family members of such individuals and entities (“Permitted Holders”);

(ii)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d) of the 1934 Act), other than Permitted Holders, becomes the beneficial owner, directly or indirectly, of more than 40% of the stock of Holdings or Select that is entitled to vote in the election of directors of such entity (“Voting Stock”), measured by voting power rather than number of shares, unless the Permitted Holders are the beneficial owners of a greater percentage of the Voting Stock of Holdings or Select, as the case may be; provided, however, that for purposes of this clause (ii), each person will be deemed to beneficially own any Voting Stock of another person held by one or more of its subsidiaries; or

(iii)	the first day on which a majority of the members of the Board or the board of directors of Select (the “Select Board”) are not “continuing directors.” For purposes of the Plan, a “continuing director” means, as of any date of determination, any member of the Board or the Select Board who: (1) was a member of such board of directors on the first date Select became a wholly-owned subsidiary of Holdings; (2) was nominated for election or elected to such board of directors with the approval of a majority of the “continuing directors” who were members of such board of directors at the time of such nomination or election; or (3) was designated or appointed with the approval of Permitted Holders holding a majority of the Voting Stock of all of the Permitted Holders.

Effective Date, Amendments, and Termination of the Plan.  The Plan became effective on February 24, 2005. The amendment and restatement of the Plan, which has been described above, is expected to be approved by the Board and the stockholders and become effective immediately prior to the consummation of this offering. Unless earlier terminated by the Board, the Plan will terminate on the ten year anniversary of the date on which the Plan was adopted by the Board. The Board may amend the Plan without the consent of the stockholders or participants, except that any such amendment will be subject to the approval of Holdings’ stockholders if (1) such action would increase the number of shares of stock subject to the Plan, (2) such action would result in the “repricing” of any option or (3) such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which Holdings’ stock is then listed or quoted. In addition, without the consent of an affected participant, no amendment or termination of the Plan may materially and adversely affect the rights of such participant under any Award theretofore granted and any Award agreement relating thereto.

Executive Officers.  Members of our management, including some of those who participated in the Merger Transactions as continuing investors, received awards under the Plan. On November 8, 2005 we awarded Rocco A. Ortenzio and Robert A. Ortenzio with restricted stock Awards in the amount of           and           shares of our common stock, respectively. The restricted stock Award granted to Rocco A. Ortenzio is not subject to vesting, and the restricted stock Award granted to Robert A. Ortenzio is subject to ratable monthly vesting over a three year period from the date of grant. See “Management — Compensation Discussion and Analysis — Elements of Compensation — Equity Compensation” and “Management — Compensation Discussion and Analysis — Equity Compensation Plan Information.”

2005 Equity Incentive Plan for Non-Employee Directors

On August 10, 2005, our board of directors (the “Board”) adopted the Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors (the “Plan”). The Board and the stockholders are expected to approve an amendment and restatement of the Plan that will become effective immediately prior to the consummation of this offering. The purpose of the Plan is to assist us and our subsidiaries in attracting and retaining qualified individuals to serve as non-employee members of the Board or the board of directors of our subsidiaries

(each, a “Subsidiary Board”), and to align such individuals’ interests with those of our other stockholders, thereby promoting our long-term financial interests. The Plan accomplishes these goals through the grant of awards of options. The Plan, as it will be in effect following its amendment and restatement, is described below.

Summary of the Plan

General.  The Plan authorizes the grant of options (“Awards”). Options granted under the Plan are non-qualified stock options that are not intended to qualify as incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Number of Shares Authorized.  Subject to adjustment as described below, the maximum number of shares available for Awards under the Plan is       .

If any shares subject to an Award are forfeited or if such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares to the participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award will, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan. In addition, if there is any change in Holdings’ corporate capitalization, such as a stock split, stock dividend, spinoff, recapitalization, merger, consolidation or the like, the committee selected by the Board to administer the Plan (the “Committee”) will equitably adjust the aggregate number and class of shares with respect to which Awards may be made under the Plan, as well as the terms, number and class of shares subject to outstanding Awards. The Committee may also make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting Holdings or any of its subsidiaries or affiliates, or in response to changes in applicable laws, regulations, or accounting principles; provided, that no such adjustment may be made in any outstanding Awards to the extent that such adjustment would constitute a “repricing” of any option under the rules of any applicable national securities exchange.

Administration.  The Plan is administered by the Committee. The Committee’s powers include, but are not limited to, the power to:

•	select the non-employee directors who will receive Awards pursuant to the Plan;

•	determine the number of shares to which an Award will relate, the terms and conditions of any Award granted under the Plan and all other matters to be determined in connection with an Award;

•	determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered;

•	determine whether, and to certify that, performance goals to which the settlement of an Award is subject are satisfied;

•	correct any defect, supply any omission or reconcile any inconsistency in the Plan;

•	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan;

•	determine the effect, if any, of a change of control on outstanding Awards; and

•	construe and interpret the Plan and make all other determinations as it may deem necessary or advisable for the administration of the Plan.

Eligibility.  Only non-employee members of the Board or a Subsidiary Board are eligible to participate in the Plan.

Each Award granted under the Plan will be evidenced by a written agreement between the holder and Holdings, which will describe the Award and state the terms and conditions applicable to such Award. The principal terms and conditions of the Awards that may be granted under the Plan are described below.

Options

Options granted under the Plan are non-qualified stock options that are not intended to qualify as incentive stock options within the meaning of section 422 of the Code. The Committee will determine, at the time of grant, the exercise price of the option, the term of the option, and the date when the option will become exercisable.

Exercise Price.  The Committee will determine the exercise price of an option at the time the option is granted, provided that the exercise price of an option may not be less than 100% of the fair market value of the stock on the date of grant.

Consideration.  The means of payment for shares issued upon exercise of an option will be established by the Committee and may be made by the holder (1) in cash, (2) by delivery of shares of stock having an aggregate fair market value equal to the aggregate exercise price, provided that such shares have been outstanding for at least six months (unless a shorter period is approved by the Committee), (3) by irrevocably authorizing a third party acceptable to the Committee to sell the shares of stock acquired upon exercise of the option and to remit a portion of such proceeds to Holdings sufficient to pay the exercise price of such option and to satisfy all applicable withholding taxes or (4) by any other means (including any combination of the foregoing) approved by the Committee.

Term of the Option.  The term of an option granted under the Plan will expire upon the earlier of (1) the tenth anniversary of the date of grant, (2) the date established by the Committee at the time of grant, (3) unless otherwise provided by the Committee, the date that is one year after the holder’s termination of service by reason of death or disability or (4) unless otherwise provided by the Committee, the date that is 90 days after the holder’s termination of service other than by reason of death or disability (the “Expiration Date”).

General Provisions

Issuance of Shares with Respect to Awards.  Holdings has no obligation to issue shares of stock under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

Nontransferability of Awards.  In general, during a holder’s lifetime, his or her Awards are not transferable other than by will or by the laws of descent and distribution or, if permitted by the Committee in the applicable Award agreement, to the holder’s immediate family members and certain entities controlled by or benefiting the holder or such family members (“Permitted Transferees”). Options are exercisable during the lifetime of the holder only by the holder or, in the case of a disabled holder, his or her guardian or legal representative. If permitted by the Committee, options may also be exercised by the holder’s Permitted Transferee.

Termination of Service.  All options will be forfeited upon a holder’s termination of service with Holdings and its subsidiaries for cause, and unless the Committee provides otherwise, all unvested options will be forfeited upon a holder’s termination of service with Holdings and its subsidiaries for any reason. Unless the Committee provides otherwise, upon a holder’s termination of service with Holdings and its subsidiaries, vested options may be exercised until their Expiration Date.

Change of Control

In the event of a “change of control,” the Committee may, in its discretion, (1) fully vest any or all options granted under the Plan, (2) cancel any outstanding option in exchange for a cash payment of an amount (including zero) equal to the difference, if any, between the then fair Market value of the option less the exercise price of the option; provided that if the Committee determines that the exercise price exceeds the fair market value of the option, the Committee may cancel such option with no further payment due the participant, (3) after having given the participant a reasonable chance to exercise any outstanding options, terminate any or all of the participant’s unexercised options, (4) where Holdings is not the surviving corporation, cause the surviving corporation to assume all outstanding options or replace all outstanding options with comparable awards, or (5) take such other action as the Committee determines to be appropriate.

As defined in the Plan, the term “change in control” generally means:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its subsidiaries or Select Medical Corporation (“Select”) and its subsidiaries, in either case, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”)” other than to certain individuals and entities who had significant ownership of Holdings prior to the offering, as well as certain affiliates and family members of such individuals and entities (“Permitted Holders”);

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d) of the 1934 Act), other than Permitted Holders, becomes the beneficial owner, directly or indirectly, of more than 40% of the stock of Holdings or Select that is entitled to vote in the election of directors of such entity (“Voting Stock”), measured by voting power rather than number of shares, unless the Permitted Holders are the beneficial owners of a greater percentage of the Voting Stock of Holdings or Select, as the case may be; provided, however, that for purposes of this clause (ii), each person will be deemed to beneficially own any Voting Stock of another person held by one or more of its subsidiaries; or

(iii) the first day on which a majority of the members of the Board or the board of directors of Select (the “Select Board”) are not “continuing directors.” For purposes of the Plan, a “continuing director” means, as of any date of determination, any member of the Board or the Select Board who: (1) was a member of such board of directors on the first date Select became a wholly-owned subsidiary of Holdings; (2) was nominated for election or elected to such board of directors with the approval of a majority of the “continuing directors” who were members of such board of directors at the time of such nomination or election; or (3) was designated or appointed with the approval of Permitted Holders holding a majority of the Voting Stock of all of the Permitted Holders.

Effective Date, Amendments, and Termination of the Plan.  The amendment and restatement of the Plan, which has been described above, is expected to be approved by the Board and the stockholders and become effective immediately prior to the consummation of this offering. Unless earlier terminated by the Board, the Plan will terminate on the ten year anniversary of the Plan’s adoption by the Board. The Board may amend the Plan without the consent of the stockholders or participants, except that any such amendment will be subject to the approval of Holdings’ stockholders if (1) such action would increase the number of shares of stock subject to the Plan, (2) such action would result in the “repricing” of any option or (3) such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which Holdings’ stock is then listed or quoted. In addition, without the consent of an affected participant, no amendment or termination of the Plan may materially and adversely affect the rights of such participant under any Award theretofore granted and any Award agreement relating thereto.

Employee Stock Purchase Plan

In 2005, we adopted an employee stock purchase plan (the “ESPP”) whereby specified employees (other than members of our senior management team), directors and consultants of Holdings and its subsidiaries were given the opportunity, through a special offering (the “ESPP Offering”), to purchase shares of our common and preferred stock. Pursuant to the terms of the ESPP,        shares of Holdings’ common stock and 89,216 shares of Holdings’ preferred stock were authorized to be issued in connection with the ESPP Offering. All shares authorized to be issued pursuant to the ESPP Offering have been issued and, pursuant to the terms of the ESPP, the ESPP Offering was terminated. In addition, it is anticipated that in connection with this offering, the restrictions applicable to all such shares will lapse.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of May 31, 2009 by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The table also sets forth such persons’ beneficial ownership of our common stock immediately after the offering.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 204,840,171 shares of common stock outstanding on May 31, 2009 and           shares of common stock outstanding upon completion of this offering.

In computing the number of shares of common stock beneficially owned by a person or group and the percentage ownership of that person or group, we deemed to be outstanding any shares of common stock subject to options held by that person or group that are currently exercisable or exercisable within 60 days after May 31, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Select Medical Holdings Corporation, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055 and our telephone number is (717) 972-1100.

	Before Offering			After Offering
	Number of			Number of
	Shares	Percent of		Shares of	Percent of
	of Common	Common		Common	Common
	Stock	Stock		Stock	Stock
	Beneficially	Beneficially		Beneficially	Beneficially
Name of Beneficial Owner(1)(2)	Owned	Owned		Owned	Owned

Welsh, Carson, Anderson & Stowe(3)			%			%
Thoma Cressey Bravo(4)
Rocco A. Ortenzio(5)
Robert A. Ortenzio(6)
Russell L. Carson
Bryan C. Cressey(7)
David S. Chernow(8)
James E. Dalton, Jr.
James S. Ely III
Thomas A. Scully(9)
Leopold Swergold
Sean M. Traynor
Patricia A. Rice(10)
S. Frank Fritsch(11)
Martin F. Jackson(12)
All directors and executive officers as a group(13) (17 persons)

*	Less than 1%
(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Select Medical Holdings Corporation, 4714 Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055.

(2)	All shares of our issued and outstanding preferred stock will convert into shares of common stock at the time the offering is consummated. Therefore, no shares of participating preferred stock will be outstanding after the offering.

(3)	Represents (i) common shares held by Welsh, Carson, Anderson & Stowe IX, L.P., or WCAS IX, over which WCAS IX has sole voting and investment power, (ii) common shares held by WCAS Management Corporation, over which WCAS Management

Corporation has sole voting and investment power, (iii) common shares held by WCAS Capital Partners IV, L.P., over which WCAS Capital Partners IV, L.P. has sole voting and investment power, (iv) an aggregate of common shares held by individuals who are general partners of WCAS IX Associates LLC, the sole general partner of WCAS IX and/or otherwise employed by an affiliate of Welsh, Carson, Anderson & Stowe, and (v) an aggregate common shares held by other co-investors, over which WCAS IX has sole voting power. Each of the following individuals are managing members of WCAS IX Associates, LLC, the sole general partner of WCAS IX, and WCAS CP IV Associates, LLC, the sole general partner of WCAS Capital Partners IV, L.P.: Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. Mclnerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, D. Scott Mackesy, Sanjay Swani, John D. Clark, James R. Matthews, Sean M. Traynor, John Almeida and Jonathan M. Rather. In addition, Thomas A. Scully is also a managing member of WCAS CP IV Associates, LLC. Each of the following individuals are shareholders of WCAS Management Corporation: Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. Mclnerney and Robert A. Minicucci. The principal executive offices of Welsh, Carson, Anderson & Stowe are located at 320 Park Avenue, Suite 2500, New York, New York 10022.
(4)	Represents (i) common shares held by Thoma Cressey Fund VI, L.P. over which Thoma Cressey Fund VI, L.P. has shared voting and investment power, (ii) common shares held by Thoma Cressey Friends Fund VI, L.P., over which Thoma Cressey Friends Fund VI, L.P. has shared voting and investment power, (iii) common shares held by Thoma Cressey Fund VII, L.P., over which Thoma Cressey Fund VII, L.P. has shared voting and investment power, and (iv) common shares held by Thoma Cressey Friends Fund VII, L.P., over which Thoma Cressey Friends Fund VII, L.P. has shared voting and investment power. The sole general partner of each of Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P. , or collectively, “Thoma Cressey Fund VII,” is TC Partners VII, L.P., or the “Fund VII GP.” The sole general partner of Fund VII GP is Thoma Cressey Equity Partners Inc., or the “Ultimate GP.” The sole general partner of each of Thoma Cressey Fund VI, L.P. and Thoma Cressey Friends Fund VI, L.P., or collectively, “Thoma Cressey Fund VI,” is TC Partners VI, L.P., or the “Fund VI GP.” The sole general partner of Fund VI GP is the Ultimate GP. The sole shareholder of the Ultimate GP is Carl D. Thoma. The officers of the Ultimate GP are Carl D. Thoma, Bryan C. Cressey and Lee M. Mitchell. The principal executive offices of the Ultimate GP are located at 233 South Wacker, Chicago, IL 60606.
(5)	Includes common shares owned by the Rocco A. Ortenzio Revocable Trust for which Mr. Rocco Ortenzio acts as sole trustee, and common shares held by the Rocco A. Ortenzio Descendants Trust, for which Mr. Rocco Ortenzio is the investment advisor. Mr. Rocco Ortenzio disclaims beneficial ownership of shares held by the Rocco A. Ortenzio Descendants Trust except in his capacity as a fiduciary of such trust.
(6)	Includes common shares owned by the Robert A. Ortenzio Descendants Trust for which Mr. Robert Ortenzio is the investment trustee. Mr. Robert Ortenzio disclaims beneficial ownership of shares held by the Robert A. Ortenzio Descendant’s Trust except in his capacity as a fiduciary of such trust.
(7)	In addition to shares owned by Bryan C. Cressey in his individual capacity, includes (i) common shares held by Thoma Cressey Fund VI, L.P., (ii) common shares held by Thoma Cressey Friends Fund VI, L.P., (iii) common shares held by Thoma Cressey Fund VII, L.P., and (iv) common shares held by Thoma Cressey Friends Fund VII, L.P. Mr. Cressey is a principal of Thoma Cressey Equity Partners Inc. Mr. Cressey may be deemed to beneficially own the shares beneficially owned by Thoma Cressey Fund VI, L.P., Thoma Cressey Friends Fund VI, L.P., Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P. Mr. Cressey disclaims beneficial ownership of such shares. The principal address of Mr. Cressey is 9200 Sears Tower, 233 South Wacker Drive, Chicago, IL 60606.
(8)	Represents common shares held by David S. Chernow and Elizabeth A. Chernow as tenants in common.
(9)	Includes common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Merger Transactions.
(10)	Includes common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Merger Transactions. In addition to shares held by Patricia A. Rice in her individual capacity, includes common shares owned by The Patricia Ann Rice Living Trust for which Ms. Rice acts as a trustee, and common shares owned by the 2005 Rice Family Trust for which Ms. Rice acts as investment trustee.
(11)	Includes common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Merger Transactions.
(12)	Includes common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Merger Transactions. In addition to shares held by Martin F. Jackson in his individual capacity, includes an aggregate common shares owned by Mr. Jackson’s children who live in his household and over which Mr. Jackson acts as custodian.
(13)	Includes an aggregate common shares which are subject to restrictions on transfer set forth in restricted stock award agreements entered into at the time of the consummation of the Merger Transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arrangements with Our Investors

In connection with the consummation of the Merger Transactions, Welsh Carson, Thoma Cressey and their co-investors and individuals affiliated with Welsh Carson, each of whom beneficially own more than 5% of the outstanding shares of our common stock, and our continuing investors, including Rocco A. Ortenzio, Robert A. Ortenzio, Russell L. Carson, Bryan C. Cressey, Patricia A. Rice, Martin F. Jackson, S. Frank Fritsch, Michael E. Tarvin, James J. Talalai and Scott A. Romberger, each of whom are either executive officers or directors of our company, entered into agreements with us as described below.

Stock Subscription and Exchange Agreement

Pursuant to a stock subscription and exchange agreement, in connection with the Merger Transactions the investors purchased shares of our preferred stock and common stock for an aggregate purchase price of $570.0 million in cash plus rollover shares of Select common stock (with such rollover shares being valued at $152.0 million in the aggregate, or $18.00 per share, for such purposes). Our continuing investors purchased shares of our stock at the same price and on the same terms as our sponsors and their co-investors. Upon consummation of the Merger, all rollover shares were cancelled without payment of any merger consideration.

In July 2005, Mr. Chernow purchased 2,973.98 shares of our preferred stock and        shares of our common stock for an aggregate of $100,000; Mr. Dalton purchased 7,434.94 shares of our preferred stock and        shares of our common stock for an aggregate of $250,000; and Mr. Swergold purchased 29,739.78 shares of our preferred stock and        shares of our common stock for an aggregate of $1.0 million.

On September 29, 2005, we incurred $14.5 million of expense in connection with a payment of $14.2 million to certain members of management under the Cash Plan as a result of a special dividend paid to holders of our preferred stock with the proceeds of the $175.0 million senior floating rate notes issued by us. The balance of the $14.5 million expense resulted from the employer’s portion of the payroll taxes associated with the payment to management.

Stockholders Agreement and Equity Registration Rights Agreement

The stockholders agreement entered into by our investors in connection with the Merger Transactions contains certain restrictions on the transfer of our equity securities and provides certain stockholders with certain preemptive and information rights. Pursuant to the registration rights agreement, we granted certain of our investors’ rights to require us to register shares of common stock under the Securities Act.

Securities Purchase Agreement and Debt Registration Rights Agreement

In connection with the Merger Transactions, Holdings, WCAS Capital Partners IV, L.P., Rocco A. Ortenzio, Robert A. Ortenzio and certain other investors who are members of or affiliated with the Ortenzio family entered into a securities purchase agreement pursuant to which they purchased senior subordinated notes and shares of preferred and common stock from us for an aggregate $150.0 million purchase price. In connection with such investment, these investors entered into the stockholders and registration rights agreements referred to under “Stockholders Agreement and Equity Registration Rights Agreement” with respect to our equity securities acquired by them and a separate registration rights agreement with us that granted these investors rights to require us to register the senior subordinated notes acquired by them under the Securities Act under certain circumstances.

Transaction Fee

In connection with the Merger Transactions, an aggregate $24.6 million in financing fees was paid to our sponsors (or affiliates thereof) and to certain of our other continuing investors in connection with the Merger Transactions and we reimbursed Welsh Carson and its affiliates for their out-of-pocket expenses in connection with the Merger Transactions.

Restricted Stock Award Agreement

On June 2, 2005, Rocco A. Ortenzio and Holdings entered into a Restricted Stock Award Agreement, pursuant to which a warrant previously granted to Mr. Ortenzio was cancelled and Mr. Ortenzio was awarded shares of our common stock.

Holdings’ 10% Senior Subordinated Notes

Concurrently with the consummation of the Merger Transactions, we issued to WCAS Capital Partners IV, L.P., an investment fund affiliated with Welsh Carson, Rocco A. Ortenzio and Robert A. Ortenzio, $141.0 million, $3.0 million and $1.0 million, respectively, in principal amount of our 10% senior subordinated notes. In the year ended December 31, 2008, we made interest payments to WCAS Capital Partners IV, L.P., Rocco A. Ortenzio and Robert A. Ortenzio in the amount of $14,100,000, $300,000 and $100,000, respectively.

Other Arrangements with Directors and Executive Officers

Lease of Office Space

We lease our corporate office space at 4714, 4716, 4718 and 4720 Gettysburg Road in Mechanicsburg, Pennsylvania, from Old Gettysburg Associates, Old Gettysburg Associates II, Old Gettysburg Associates III and Old Gettysburg Associates IV. Old Gettysburg Associates is a general partnership that is owned by Rocco A. Ortenzio, Robert A. Ortenzio and John M. Ortenzio. Old Gettysburg Associates II, Old Gettysburg Associates III and Old Gettysburg Associates IV are limited partnerships each owned by Rocco A. Ortenzio, Robert A. Ortenzio and John M. Ortenzio, as limited partners, and Select Capital Commercial Properties, Inc., as the general partner. Select Capital Commercial Properties, Inc. is a Pennsylvania corporation whose principal offices are located in Mechanicsburg, Pennsylvania. Rocco A. Ortenzio, Robert A. Ortenzio and John M. Ortenzio each own one-third of Select Capital Commercial Properties, Inc. We obtained independent appraisals at the time we executed leases with these partnerships which support the amount of rent we pay for this space. In the year ended December 31, 2008, we paid to these partnerships an aggregate amount of $3.3 million, for office rent, for various improvements to our office space and miscellaneous expenses in connection with our leases of corporate office space then in effect at 4716, 4718 and 4720 Gettysburg Road. Our current lease for 43,919 square feet of office space at 4716 Gettysburg Road will expire on January 31, 2023. Our lease for 6,895 square feet of office space at 4718 Gettysburg Road will expire on December 31, 2014. Our lease for 4,635 square feet of office space at 4718 Gettysburg Road will expire on January 31, 2023.

On May 15, 2001, we entered into a lease for 7,214 square feet of additional office space at 4720 Gettysburg Road in Mechanicsburg, Pennsylvania which expires on December 31, 2014. We amended this lease on February 26, 2002 to add a net of 4,200 square feet of office space. We amended this lease on October 1, 2008 to relinquish a net of 2,631 square feet of office space. Effective on May 1, 2009, we amended this lease to relinquish a net of 3,206 square feet. Therefore, the lease now covers 5,577 square feet. On October 29, 2003, we entered into a lease for an additional 3,008 square feet of office space at 4718 Gettysburg Road for a five year initial term at $17.40 per square foot. We amended this lease on November 1, 2008 to extend the term of the lease on a month to month basis at a rate of $20.67 per rentable square foot. Effective on May 1, 2009, we amended this lease to extend the term to December 31, 2014 and provide for an initial rental rate of $20.00 per square foot. On October 29, 2003, we entered into a lease for an additional 8,644 square feet of office space at 4720 Gettysburg Road for a five year initial term at $18.01 per square foot. We amended this lease on October 1, 2008 to extend the term of the lease on a month to month basis at a rate of $21.13 per rentable square foot. Effective on May 1, 2009, we amended this lease to extend the term to December 31, 2014 and provide for an initial rental rate of $21.00 per square foot. On October 5, 2006, we entered into a lease for 1,606 square feet of additional space at 4718 Gettysburg Road at $18.64 per square foot. Such lease will expire on February 28, 2012.

We currently pay approximately $3.2 million per year in rent for the office space leased from these four partnerships in connection with our current leases of corporate office space at 4714, 4716, 4718 and 4720 Gettysburg Road. Each of Rocco A. Ortenzio, Robert A. Ortenzio and John M. Ortenzio have a 33.33% interest in payments made to each of Old Gettysburg Associates, Old Gettysburg Associates II, Old Gettysburg Associates III and Old Gettysburg Associates IV, based on his direct and indirect ownership in these partnerships. This amount includes lease payments for the office space at 4714 Gettysburg Road which commenced on February 15, 2008. We amended our lease for office space at 4718 Gettysburg Road on February 19, 2004 to relinquish a net of 695 square feet of office space. On March 19, 2004, we entered into leases for an additional 2,436 square feet of office space at 4718 Gettysburg Road from Old Gettysburg Associates for a three year initial term at $19.31 per square foot, and an additional 2,579 square feet of office space at 4720 Gettysburg Road from Old Gettysburg Associates II for a five year initial term at $18.85 per square foot. Effective on April 1, 2009, we amended the lease covering the 2,579 square feet of space at 4720 Gettysburg Road to extend the term on a month to month basis, and effective May 1, 2009, we amended such lease to extend the term to December 31, 2014 and provide for an initial rental rate of $21.00 per square foot. On February 28, 2007, we renewed a lease at 4718 Gettysburg Road for an additional three year term at $21.10 per square foot for 2,562 square feet.

On August 10, 2005, we entered into a lease for approximately 8,615 square feet of additional office space at 4720 Gettysburg Road in Mechanicsburg, Pennsylvania with Old Gettysburg Associates II. Such lease will expire on July 31, 2010. Effective on May 1, 2009, we amended this lease to relinquish a net of 1,204 square feet. Therefore, the lease now covers 7,411 square feet. On August 25, 2006, we entered into a lease for 47,864 square feet of office space at 4714 Gettysburg Road in Mechanicsburg, Pennsylvania for a 15 year term at $23.53 per square foot, subject to an annual base rent increase of 4% on a cumulative basis, plus expense allocations. Such lease commenced on February 15, 2008 and will expire on January 31, 2023.

Existing Senior Secured Credit Facility

Prior to joining our board of directors on November 13, 2008, Mr. Ely was a Managing Director of J.P. Morgan Securities Inc. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the administrative agent, the collateral agent and a lender under our existing senior secured credit facility. Our existing senior secured credit facility provides for senior secured financing of up to $980.0 million, consisting of a (i) $300.0 million revolving loan facility that will terminate on February 24, 2011, including both a letter of credit sub-facility and a swingline loan sub-facility, and (ii) a $680.0 million term loan facility that matures on February 24, 2012. The largest aggregate amount of principal outstanding under our existing senior secured credit facility since the beginning of 2008 was $868.7 million. The amount of principal under our existing senior secured credit facility as of March 31, 2009 was $804.8 million. Since the beginning of 2008, Select has paid $8.5 million in term loan principal under our existing senior secured credit facility.

The amount of interest paid by Select under our existing senior secured credit facility since the beginning of 2008 is $64.4 million. The interest rate applicable to loans, other than swingline loans, under our existing senior secured credit facility are, at Select’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one, two, three or six month interest period, or a nine or 12 month period if available, in each case, plus an applicable margin. The alternate base rate is the greater of (1) JPMorgan Chase Bank, N.A.’s prime rate or (2) one-half of 1% over the weighted average of rates on overnight federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which the lenders are subject. The applicable margin percentage for borrowings under the revolving loans is subject to change based upon the ratio of Select’s total indebtedness to consolidated EBITDA (as defined in the credit agreement). The applicable margin percentage for revolving loans is currently (1) 1.50% for alternate base rate loans and (2) 2.50% for adjusted LIBOR loans. The applicable margin percentages for the term loans are (1) 1.00% for alternative base rate loans and (2) 2.00% for adjusted LIBOR loans. Swingline loans will bear interest at the interest rate applicable to alternate base rate revolving loans. Our existing senior secured credit facility was negotiated on an arms’ length basis and contains customary terms pursuant to which the lenders receive customary fees. See “Description of Indebtedness — Existing Senior Secured Credit Facility.”

Approval of Related Party Transactions

We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, our practice is that any such transaction must receive the prior approval of both the audit committee and a majority of the non-interested members of the board of directors. In addition, it is our practice that, prior to any related party transaction of the type described under “— Other Arrangements with Directors and Executive Officers — Lease of Office Space,” an independent third-party appraisal is obtained that supports the amount of rent that we are obligated to pay for such leased space. All related party lease transactions have been unanimously approved by all of the non-interested members of the board of directors.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated by-laws as will be in effect immediately prior to the closing of this offering and relevant sections of the Delaware General Corporate Law, or the “DGCL.” Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our amended and restated certificate of incorporation and amended and restated by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock as set forth in our Amended and Restated Certificate of Incorporation consists of             shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value of $0.001 per share. As of March 31, 2009, there were           shares of common stock issued and outstanding.

All of our existing stock is, and the shares of common stock being offered by us in this offering will be, upon payment therefore, validly issued, fully paid and nonassessable. This discussion set forth below describes the material terms of our capital stock, certificate of incorporation and bylaws that will be in effect upon completion of this offering.

Common Stock

The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefore, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

As of the closing of this offering, no shares of our preferred stock will be outstanding. Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors’ resolutions issuing such shares.

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

Welsh Carson, Thoma Cressey, Rocco A. Ortenzio, Robert A. Ortenzio and certain other stockholders, including individuals affiliated with Welsh Carson, possess registration rights with respect to our common stock.

These stockholders who are currently the holders of           shares of our common stock after the completion of this offering have the right to demand that we register the resale of their shares under the Securities Act. We are not obligated to register any shares held by these stockholders upon their request for 180 days from the date of this prospectus. Subject to the terms of lock-up agreements between these stockholders and the underwriters, however, if we file a registration statement to register sales of our common stock (other than under our employee benefit plans) during that time, these stockholders will be entitled to register any portion or all of their shares to be included in that offering. After the expiration of this 180 day period, these stockholders may demand that we register any portion or all of their shares at any time. At any time, if we propose to register any of our securities under the Securities Act, these stockholders are entitled to notice of the registration and, subject to customary conditions and limitations, are entitled to include their shares in our registration. These stockholders may request up to four registrations on Form S-1 or any similar long form registration in which we shall pay all registration expenses. These stockholders may also request at their own expense an unlimited number of additional long form registrations, as well as registrations on Form S-3 or any similar short-form registrations, if we are able to register securities on those forms at that time. We are required to use our best efforts to effect these registrations, subject to customary conditions and limitations. Welsh Carson, on behalf of itself and all other investors that possess such rights, has waived any and all registration rights and notice requirements in connection with this prospectus.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

The following is a description of certain provisions of the DGCL, and our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, and our certificate of incorporation and bylaws.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the business combination is approved by our board of directors or our stockholders in a prescribed manner, or unless the interested stockholder owns at least 85% of our voting stock (excluding for this purpose shares held by our directors and officers). A “business combination” includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of our voting stock, or who is an affiliate or an associate of us who, within the three years prior to the date the determination is to be made, did own 15% or more of our voting stock.

Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what our board of directors believes to be in the best interests of us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights.

However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

Classified Board of Directors.  Our certificate of incorporation provides for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms (other than directors which may be elected by holders of preferred stock, if any). As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

No Stockholder Action by Written Consent; Special Meetings.  Our certificate of incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of stockholders may be called only by our board of directors or our Chief Executive Officer. Our stockholders are not permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominees.  Our bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or its Chairman, or by a stockholder who has given timely written notice to our Secretary or any Assistant Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or its Chairman or by a stockholder who has given timely written notice to our Secretary of such stockholder’s intention to bring such business before such meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. In addition, under the stockholder notice procedure, a stockholder’s notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the stockholder notice procedure, such business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies.  Our bylaws provide that our board of directors will consist of not less than five or more than nine directors, the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our bylaws authorize our board of directors to fill any vacancies that occur in our board of directors by reason of death, resignation, removal, or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of our then outstanding stock. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees.

Indemnification.  We have included in our certificate of incorporation and bylaws provisions to (1) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and (2) indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Amendments to Certificate of Incorporation.  The provisions of our certificate of incorporation that could have anti-takeover effects as described above are subject to amendment, alteration, repeal, or rescission either by (1) our board of directors without the assent or vote of our stockholders or (2) the affirmative vote of the holder of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities, depending on the subject provision. This requirement makes it more difficult for stockholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

Amendments to Bylaws.  Our certificate of incorporation provides that our bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by (1) our board of directors without the assent or vote of our stockholders or (2) the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for stockholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

Nasdaq Global Select Market Listing

We have applied to have our common stock approved for quotation on the Nasdaq Global Select Market under the symbol “SLMC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF INDEBTEDNESS

We summarize below the principal terms of the agreements that govern our existing senior secured credit facility, Select’s 7 5/8% senior subordinated notes, our 10% senior subordinated notes and our senior floating notes. This summary is not a complete description of all the terms of such agreements.

New Senior Secured Credit Facility

Concurrently with the consummation of this offering, we expect to terminate our existing senior secured credit facility and enter into a new senior secured credit facility. The consummation of this offering is contingent upon our entering into the new senior secured credit facility on terms acceptable to us.

Existing Senior Secured Credit Facility

General

On February 24, 2005, we entered into our existing senior secured credit facility with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of our senior secured credit facility, as amended to date.

On March 19, 2007, we entered into Amendment No. 2, and on March 28, 2007, we entered into an Incremental Facility Amendment with a group of lenders and JPMorgan Chase Bank, N.A. as administrative agent. Amendment No. 2 increased the general exception to the prohibition on asset sales under our existing senior secured credit facility from $100.0 million to $200.0 million, relaxed certain financial covenants starting March 31, 2007 and waived Select’s requirement to prepay certain term loan borrowings following the year ended December 31, 2006. The Incremental Facility Amendment provided to our company an incremental term loan of $100.0 million, the proceeds of which we used to pay a portion of the purchase price for the HealthSouth transaction.

After giving effect to the Incremental Facility Amendment, our existing senior secured credit facility provides for senior secured financing of up to $980.0 million, consisting of:

•	a $300.0 million revolving loan facility that will terminate on February 24, 2011, including both a letter of credit sub-facility and a swingline loan sub-facility; and

•	a $680.0 million term loan facility that matures on February 24, 2012.

In addition, we may request additional tranches of term loans or increases to the revolving credit facility in an aggregate amount not exceeding $100.0 million, subject to certain conditions, receipt of commitments by existing or additional financial institutions or institutional lenders and restrictions in the indentures governing Select’s 7 5/8% notes and our senior floating rate notes.

All borrowings under our existing senior secured credit facility are subject to the satisfaction of required conditions, including the absence of a default at the time of and after giving effect to such borrowing and the accuracy of the representations and warranties of the borrowers.

Interest and Fees

The interest rate applicable to loans, other than swingline loans, under our existing senior secured credit facility are, at our option, equal to either an alternate base rate or an adjusted LIBOR rate for a one, two, three or six month interest period, or a 9 or 12 month period if available, in each case, plus an applicable margin. The alternate base rate is the greater of (1) JPMorgan Chase Bank, N.A.’s prime rate or (2) one-half of 1% over the weighted average of rates on overnight federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which the lenders are subject.

The applicable margin percentage for borrowings under our revolving loans is subject to change based upon the ratio of Select’s total indebtedness to consolidated EBITDA (as defined in the credit agreement). The applicable margin percentage for revolving loans is currently (1) 1.50% for alternate base rate loans and (2) 2.50% for adjusted

LIBOR loans. The applicable margin percentages for the term loans are (1) 1.00% for alternative base rate loans and (2) 2.00% for adjusted LIBOR loans.

Swingline loans will bear interest at the interest rate applicable to alternate base rate revolving loans.

On the last day of each calendar quarter we are required to pay each lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.50% per annum subject to adjustment based upon the ratio of Select’s total indebtedness to its consolidated EBITDA.

Prepayments

Subject to exceptions, our existing senior secured credit facility requires mandatory prepayments of term loans in amounts equal to:

•	50% (as may be reduced based on Select’s ratio of total indebtedness to its consolidated EBITDA) of Select’s annual excess cash flow (as defined in the credit agreement);

•	100% of the net cash proceeds from asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions;

•	50% (as may be reduced based on Select’s ratio of total indebtedness to its consolidated EBITDA) of the net cash proceeds from specified issuances of equity securities; and

•	100% of the net cash proceeds from certain incurrences of debt.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without premium or penalty, other than breakage costs with respect to adjusted LIBOR rate loans in an amount equal to the difference between the amount of interest that would have accrued on such principal amount through the last day of the applicable interest period had the prepayment or commitment reduction not occurred over the amount of interest that would accrue on such principal amount for such period at the interest rate the lender would bid, were the lender to bid, at the beginning of such period for dollar deposits of a comparable amount from other banks in the eurodollar market.

This initial public offering triggers the mandatory prepayment obligation under our existing senior secured credit facility in the amount of 50% of the net proceeds we will receive in this offering. Our use of proceeds to pay off a portion of the outstanding term loans under our existing senior secured credit facility will satisfy this obligation.

Amortization of Principal

Our existing senior secured credit facility required scheduled quarterly payments on the term loans each equal to 0.25%, or $1.45 million, of the original principal amount of the term loans. On March 28, 2007, Select entered into an Incremental Facility Amendment which provided an additional $100.0 million in term loans and therefore increased the quarterly repayments on the term loans required the first six years to $1.7 million with the balance paid in four equal quarterly installments of $160.7 million thereafter.

Collateral and Guarantors

Our existing senior secured credit facility is guaranteed by us and substantially all of our current subsidiaries, and will be guaranteed by substantially all of our future subsidiaries and secured by substantially all of our existing and future property and assets and by a pledge of its capital stock and the capital stock of its subsidiaries.

Restrictive Covenants and Other Matters

Our existing senior secured credit facility requires that Select comply on a quarterly basis with certain financial covenants, including a minimum interest coverage ratio test and a maximum leverage ratio test, which financial covenants become more restrictive over time. For the four consecutive fiscal quarters ended March 31, 2009, Select was required to maintain an interest expense coverage ratio (its ratio of consolidated EBITDA to cash interest expense) for the prior four consecutive quarters of at least 1.75 to 1.00. As of March 31, 2009, Select was required to maintain its leverage ratio (its ratio of total indebtedness to consolidated EBITDA for the prior four consecutive fiscal quarters) at less than 5.50 to 1.00. On a pro forma as adjusted basis giving effect to this offering and the use of proceeds therefrom, for the four quarters ended March 31, 2009, Select’s interest expense coverage ratio was      to 1.00 and Select’s leverage ratio was      to 1.00 based upon an assumed public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus. Select’s actual interest expense coverage ratio was 2.10 to 1.00 for the four quarters ended March 31, 2009, and Select’s actual leverage ratio was 5.06 to 1.00 as of March 31, 2009.

In addition, our existing senior secured credit facility includes negative covenants, subject to significant exceptions, restricting or limiting our ability and the ability of Select and its restricted subsidiaries, to, among other things:

•	incur, assume, permit to exist or guarantee additional debt and issue or sell or permit any subsidiary to issue or sell preferred stock;

•	amend, modify or waiver any rights under the certificate of indebtedness, credit agreements, certificate of incorporation, bylaws or other organizational documents which would be materially adverse to the creditors;

•	pay dividends or other distributions on, redeem, repurchase, retire or cancel capital stock;

•	purchase or acquire any debt or equity securities of, make any loans or advances to, guarantee any obligation of, or make any other investment in, any other company;

•	incur or permit to exist certain liens on property or assets owned or accrued or assign or sell any income or revenues with respect to such property or assets;

•	sell or otherwise transfer property or assets to, purchase or otherwise receive property or assets from, or otherwise enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company or permit any subsidiary to merge, consolidate or amalgamate with another company;

•	sell, transfer, lease or otherwise dispose of assets, including any equity interests;

•	repay, redeem, repurchase, retire or cancel any subordinated debt;

•	incur capital expenditures;

•	engage to any material extent in any business other than business of the type currently conducted by Select or reasonably related businesses; and

•	incur obligations that restrict the ability of its subsidiaries to incur or permit to exist any liens on its property or assets or to make dividends or other payments to us.

Our existing senior secured credit facility also contains certain representations and warranties, affirmative covenants and events of default. The events of default include payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our senior secured credit facility to be in full force and effect and any change of control. If such an event of default occurs, the lenders under our senior secured credit facility will be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facility and all actions permitted to be taken by a secured creditor.

Select’s 7 5/8% Senior Subordinated Notes

On February 24, 2005, Select issued $660.0 million of senior subordinated notes due 2015. Select’s 7 5/8% senior subordinated notes bear interest at a stated rate of 7 5/8%. Select’s 7 5/8% senior subordinated notes are unsecured senior subordinated obligations and are subordinated in right of payment to all of our senior indebtedness, including obligations under our senior secured credit facility. All of Select’s subsidiaries that guarantee its senior secured credit facility and, as required by the indenture governing Select’s 7 5/8% senior subordinated notes, specified future subsidiaries will guarantee Select’s 7 5/8% senior subordinated notes on an unsecured senior subordinated basis. Select may redeem some or all of Select’s 7 5/8% senior subordinated notes prior to February 1, 2010 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. Thereafter, Select may redeem some or all of Select’s 7 5/8% senior subordinated notes at the following percentages of principal amount plus accrued and unpaid interest:

Redemption Price

February 1, 2010 to January 31, 2011	103.813%
February 1, 2011 to January 31, 2012	102.542%
February 1, 2012 to January 31, 2013	101.271%
Beginning on February 1, 2013 and thereafter	100.000%

If a change in control as defined in the indenture occurs, Select must offer to repurchase Select’s 7 5/8% senior subordinated notes at 101% of the principal amount of the notes, plus accrued and unpaid interest. Select’s 7 5/8% senior subordinated notes are subject to customary negative covenants and restrictions on actions by Select and its subsidiaries including, without limitation, restrictions on additional indebtedness, investments, asset dispositions outside the ordinary course of business, liens, the declaration or payment of dividends and transactions with affiliates, among other restrictions.

In December 2008, we paid approximately $1.0 million to repurchase and retire a portion of Select’s 7 5/8% senior subordinated notes. The notes had a carrying value of $2.0 million. A gain on early retirement of debt in the amount of $0.9 million was recognized on the transaction which was net of the write-off of the unamortized deferred financing costs related to the debt. During the first quarter of 2009, we paid approximately $19.0 million to repurchase and retire additional 7 5/8% senior subordinated notes. These notes had a carrying value of $31.5 million. A gain on early retirement of debt in the amount of $11.8 million was recognized, which was net of the write-off of unamortized deferred financing costs related to the debt. In April 2009, we paid approximately $11.1 million to repurchase and retire additional 7 5/8% senior subordinated notes with a carrying value of $15.0 million.

Holdings’ Senior Floating Rate Notes

On September 29, 2005, we sold $175.0 million of the senior floating rate notes, which bear interest at a rate per annum, reset semi-annually, equal to the 6-month LIBOR plus 5.75%. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, with the principal due in full on September 15, 2015. The senior floating rate notes are general unsecured obligations of ours and are not guaranteed by us or any of our subsidiaries. In connection with the issuance of the senior floating rate notes, Select entered into two interest rate swap transactions for a period of four years. The notional amount of the interest rate swaps is $175.0 million. The variable interest rate of the debt was 7.7% and the fixed rate after the swaps was 10.2% at March 31, 2009. We may redeem some or all of the senior floating rate notes prior to September 15, 2009 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. Thereafter, we may redeem some or all of the notes at the following percentages of principal amount plus accrued and unpaid interest:

Redemption Price

September 15, 2009 to January 31, 2010	102.000%
February 1, 2010 to January 31, 2011	101.000%
Beginning on February 1, 2011 and thereafter	100.000%

At any time before September 15, 2008, we may redeem either all remaining outstanding senior floating rate notes or up to 35% of the aggregate principal amount of the senior floating rate notes at 100% of the aggregate principal amount so redeemed plus a premium equal to the interest rate per annum of the senior floating rate notes applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest, with the proceeds of one or more equity offerings or equity contributions to our equity capital from the net proceeds of one or more equity offerings by any direct or indirect parent of ours, provided that either no senior floating rate notes remain outstanding immediately following such redemption or at least 65% of the originally issued aggregate principal amount of the senior floating rate notes remains outstanding after such redemption and the redemption occurs within 90 days of the date of the closing of such equity offering or equity contribution. Upon the occurrence of certain change of control events, we will be required to offer to repurchase all or a portion of the senior floating rate notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest. The senior floating rate notes are subject to customary negative covenants and restrictions on actions by us and our subsidiaries including, without limitation, restrictions on additional indebtedness, investments, asset dispositions outside the ordinary course of business, liens, the declaration or payment of dividends and transactions with affiliates, among other restrictions.

The Indenture governing the senior floating rate notes, or the Holdings Indenture, requires us, so long as any of the senior floating rate notes are outstanding, to furnish to the trustee and the holders of the senior floating rate notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our consolidated financial condition and results of operations and, with respect to annual information only, a report thereon by our independent registered public accountants, and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. These obligations can be satisfied either by filing such forms with either the SEC or directly to the trustee under the Holdings Indenture. The Holdings Indenture also provides that so long as any of the senior floating rate notes remain outstanding, we will furnish upon request to any beneficial owner of the senior floating rate notes or any prospective purchaser of the senior floating rate notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Holdings Indenture further provides that so long as the senior floating rate notes are outstanding and prior to an initial public offering of our common stock, we will host, with the participation of management, quarterly and annual earnings conference calls within five business days after such quarterly or annual financial information is required to be furnished under the Holdings Indenture. The conference calls must be reasonably accessible to all holders of the senior floating rate notes and should cover such matters as would customarily be covered in quarterly or annual earnings conference calls by an issuer with securities registered under the Exchange Act. The Indenture governing Select’s 7 5/8% senior subordinated notes contains the same reporting requirements, except there is no requirement to hold quarterly conference calls.

Holdings’ 10% Senior Subordinated Notes

Concurrently with the consummation of the Merger Transactions, we issued to WCAS Capital Partners IV, L.P., an investment fund affiliated with Welsh Carson, and Rocco A. Ortenzio, Robert A. Ortenzio and certain other investors who are members of or affiliated with the Ortenzio family, $150.0 million in aggregate principal amount of our 10% senior subordinated notes. The proceeds from this issuance of our 10% senior subordinated notes was contributed by Holdings to Select as equity. Our 10% senior subordinated notes will mature on December 31, 2015.

Our existing senior secured credit facility and the indenture governing our 10% senior subordinated notes contain certain restrictions on Select’s ability to pay dividends to Holdings for the purpose of paying cash interest on our 10% senior subordinated notes. See “— Existing Senior Secured Credit Facility.” Our 10% senior subordinated notes bear interest at a rate of 10% per annum, except that if any interest payment is not paid in cash, such unpaid amount will be multiplied by 1.2 and added to the outstanding principal amount of the holding company notes (with the result that such unpaid interest will have accrued at an effective rate of 12% instead of 10%). Interest on our 10% senior subordinated notes is payable semi-annually in arrears on February 1 and August 1 of each year.

Our 10% senior subordinated notes may be prepaid, in whole or in part, without premium or penalty. In addition, our 10% senior subordinated notes are subject to mandatory prepayment in the event of any change of control, initial public offering or sale of all or substantially all our assets, however, the holders of our 10% senior subordinated notes have waived their right to prepayment in connection with this offering. Our senior secured credit facility and the indenture governing our 10% senior subordinated notes contain certain restrictions on Select’s ability to pay dividends to us for the purpose of making principal payments on our 10% senior subordinated notes. Our 10% senior subordinated notes are subordinate in right of payment to Holdings’ guaranty of the Select senior secured credit facility on the terms set forth in our 10% senior subordinated notes.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for shares of our Common Stock. We cannot predict the effect, if any, future sales of shares of our Common Stock, or the availability for future sale of shares of our Common Stock, will have on the market price of shares of our Common Stock prevailing from time to time. The sale of substantial amounts of shares of our Common Stock in the market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Common Stock.

Sale of Restricted Shares

Upon completion of this offering, we will have           shares of common stock outstanding, based on           shares of common stock outstanding as of March 31, 2009 and an assumed offering price of $           per share, the midpoint of the range set forth on the cover of this prospectus. Of these shares, the shares sold in this offering, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable without restriction under the Securities Act, except for any shares purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. In general, affiliates include executive officers, directors, and 10% stockholders. Shares purchased by affiliates will remain subject to the resale limitations of Rule 144.

Upon completion of this offering,           shares of common stock will be “restricted securities,” as that term is defined in rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under rules 144 or 701 under the Securities Act, which are summarized below.

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 of the Securities Act, the shares of our common stock (excluding the shares sold in this offering) will be available for sale in the public market as follows:

•           shares will be eligible for sale on the date of this prospectus;

•	shares will be eligible for sale upon the expiration of the lock-up agreements, as more particularly described below, beginning 180 days after the date of this prospectus; and

•	shares will be eligible for sale, upon the exercise of vested options, upon the expiration of the lock-up agreements, as more particularly described below, beginning 180 days after the date of this prospectus.

Lock-Up Agreements

Our directors, executive officers and certain other stockholders will enter into lock-up agreements in connection with this offering, generally providing that they will not offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of at least 180 days after the date of this prospectus without the prior written consent of the underwriters. Despite possible earlier eligibility for sale under the provisions of Rules 144 and 701, shares subject to lock-up agreements will not be salable until these agreements expire or are waived by the underwriters. Approximately     % of our outstanding shares of common stock, or     % of our issuable shares of common stock, will be subject to such lock-up agreements. These agreements are more fully described in “Underwriting.”

In the event that at least two of the four representatives of the underwriters agree in writing, such representatives may at any time and without notice release all or any portion of the securities subject to the lock-up agreements. The representatives of the underwriters have advised us that they have no current intention of releasing any shares subject to a lock-up agreement. The release of any lock-up would be considered by the representatives of the underwriters on a case-by-case basis. In considering any request to release shares covered by a lock-up agreement, the representatives of the underwriters would consider circumstances of emergency and hardship. No agreement has been made between the underwriters and us or any of our stockholders pursuant to which the representatives of the underwriters will waive the lock-up restrictions.

Rule 144

Generally, Rule 144 (as amended effective February 15, 2008) provides that an affiliate who has met the six month holding period for beneficial ownership of “restricted” shares of our common stock will be entitled to sell on the open market in brokers’ transactions, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

In addition, sales under Rule 144 are subject to requirements with respect to manner of sale, notice, and the availability of current public information about us.

In the event that any person who is deemed to be our affiliate purchases shares of our common stock in this offering or acquires shares of our common stock pursuant to one of our employee benefits plans, sales under Rule 144 of the shares held by that person are subject to the volume limitations and other restrictions described in the preceding two paragraphs.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

Rule 701

Under Rule 701, each of our employees, officers, directors, and consultants who purchased shares pursuant to a written compensatory plan or contract is eligible to resell these shares 90 days after the effective date of this offering in reliance upon Rule 144, but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act as soon as practicable after the completion of this offering for shares issued upon the exercise of options and shares to be issued under our employee benefit plans. As a result, any such options or shares will be freely tradable in the public market. We have granted options to purchase           shares of our common stock,        of which have vested and are exercisable. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice, and public information requirements of Rule 144 unless otherwise resalable under Rule 701.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
NON-UNITED STATES HOLDERS

The following discussion is a general summary of the material U.S. federal tax consequences of the ownership and disposition of our common stock applicable to “non-U.S. holders.” As used herein, a non-U.S. holder means a beneficial owner of our common stock that is not a U.S. person or a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets (i.e., generally, for investment). For U.S. federal income tax purposes, a U.S. person includes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (2) otherwise has elected to be treated as a U.S. domestic trust.

This summary does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences. It also does not consider non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, holders of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” applicable Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service, or “IRS,” and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

Each prospective non-U.S. holder should consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of our common stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income, and gain on the sale or other taxable disposition of our common stock, will be considered to be “U.S. trade or business income” if such dividend income or gain is (1) effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States and (2) in the case of a non-U.S. holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. person. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Dividends

Distributions of cash or property that we pay on our common stock will be taxable as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in our common stock, and thereafter will be treated as capital gain. See “Dispositions of Our Common Stock” below. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty. A non-U.S. holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as described above, of a non-U.S. holder who provides a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Dispositions of Our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock unless:

•	the gain is U.S. trade or business income, as described above;

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•	we are or have been a “U.S. real property holding corporation,” which we refer to as “USRPHC,” under section 897 of the Code at any time during the shorter of the five year period ending on the date of disposition and the non-U.S. holder’s holding period for our common stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements, and associated personal property. We believe that we currently are not a USRPHC. In addition, based on our financial statements and current expectations regarding the value and nature of our assets and other relevant data, we do not anticipate becoming a USRPHC, although there can be no assurance these conclusions are correct or might not change in the future based on changed circumstances. If we are found to be a USRPHC, a non-U.S. holder, nevertheless, will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock so long as our common stock is “regularly traded on an established securities market” as defined under applicable Treasury regulations and a non-U.S. holder owns, actually and constructively, 5% or less of our common stock during the shorter of the five year period ending on the date of disposition and such non-U.S. holder’s holding period for our common stock. Prospective investors should be aware that no assurance can be given that our common stock will be so regularly traded when a non-U.S. holder sells its shares of our common stock.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each non-U.S. holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a non-U.S. holder of our common stock generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States, or a “U.S. related person” as defined under applicable Treasury regulations. In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, if the non-U.S. holder provides the required information to the IRS.

Federal Estate Tax

Individual Non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares indicated below:

Name	Number of Shares

Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
RBC Capital Markets Corporation
Credit Suisse Securities (USA) LLC

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $     a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $      a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of           additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $     , the total underwriters’ discounts and commissions would be $      and the total proceeds to us would be $     .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We have applied to have the common stock approved for quotation on the Nasdaq Global Select Market under the symbol “SLMC.”

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Discounts and Commissions Payable by Us
	No Exercise	Full Exercise

Per share	$	$
Total	$	$

We will pay all of the expenses of the offering, including those incurred if the underwriters exercise their overallotment option. We estimate that the expenses of this offering other than underwriting discounts and commissions payable by us will be $     .

We, our directors, our executive officers and certain of our other stockholders have agreed that, without the prior written consent of at least two of the four representatives of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	the issuance by us of options to purchase our common stock under stock option or similar plans as in effect on the date of the underwriting agreement and as described in this prospectus;

•	sales of shares of common stock underlying employee stock options that are scheduled to expire during such 180 day period in connection with cashless exercises of those stock options by former employees of our company; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transaction other than a filing on Form 5 after the expiration of such 180 day period;

•	the filing by us of any registration statement on Form S-8 relating to the offering of securities pursuant to the terms of a stock option or similar plan in effect on the date of the underwriting agreement and described in this prospectus;

•	transfers of common stock or any security convertible into common stock as a bona fide gift (including for estate planning purposes), by will or intestacy, or transfers to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transaction other than a filing on Form 5 after the expiration of such 180 day period; and provided further that the transferee agrees with the underwriters to be bound by such restrictions for the remainder of such 180 day period;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted periods;

•	distributions by a stockholder who is subject to a lock-up of common stock or any security convertible into common stock to limited partners, limited liability company members, affiliates or stockholders of such stockholder; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transaction other than a filing on Form 5 after the expiration of such 180 day period; and provided further that the transferee agrees with the underwriters to be bound by such restrictions for the remainder of such 180 day period; or

•	transactions by any person other than us relating to common stock or other securities acquired in open market transactions after the completion of the offering of the shares hereby; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transaction.

The 180-day restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable restricted period, the “lock-up” restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or slow a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged in various financial advisory, investment banking and commercial banking services for us and our affiliates, for which they received customary compensation, fees and expense reimbursement. In particular, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, underwriters in this offering, are parties to our senior secured credit facility. In addition, affiliates of J.P. Morgan Securities Inc. have in the past provided treasury and security services to us for customary fees. Our senior secured credit facility was negotiated on an arms’ length basis and contains customary terms pursuant to which the lenders receive customary fees. We will use a portion of the proceeds from this offering to repay amounts outstanding under this credit facility. See “Use of Proceeds.” As a result of these repayments, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC may receive more than 10% of the entire net proceeds of this offering. Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Conduct Rules 2720 and 5110(h), which require that, in such circumstances, the initial public offering price can be no higher than that recommended by a “qualified independent underwriter” meeting certain standards. Goldman, Sachs & Co. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock will be no higher than the price recommended by Goldman, Sachs & Co.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to        shares offered in this prospectus for our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

Pricing of the Offering

Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be determined by negotiations among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be the future prospects of us and our industry in general and our sales, earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to us. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus

Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2008 and for the years ended December 31, 2006, 2007 and 2008 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDUSTRY DATA

This prospectus includes industry data that we derived from internal company records, publicly available information and industry publications and surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission under the Securities Act of 1933 covering the common stock we are offering. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to its exhibits and schedules. We make reference in this prospectus to certain of our contracts, agreements and other documents that are filed as exhibits to the registration statement. For additional information regarding those contracts, agreements and other documents, please see the exhibits attached to this registration statement.

You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at the public reference room (Room 1580), 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, the SEC maintains a web site that contains reports and other information regarding registrants (including us) that file electronically with the SEC, which you can access at http://www.sec.gov.

In addition, you may request copies of this filing and such other reports as we may determine or as the law requires at no cost, by telephone at (717) 972-1100, or by mail to Select Medical Holdings Corporation, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055, Attention: Investor Relations.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and website of the SEC referred to above.

SELECT MEDICAL HOLDINGS CORPORATION

INDEX TO FINANCIAL

STATEMENTS

Page

Select Medical Holdings Corporation Audited Financial Statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss)	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7
Financial Statement Schedule II — Valuation and qualifying accounts	F-41

Select Medical Holdings Corporation Unaudited Interim Financial Statements as of March 31, 2009 and for the three months ended March 31, 2009 and 2008
Unaudited Consolidated Balance Sheets	F-42
Unaudited Consolidated Statements of Operations	F-43
Unaudited Consolidated Statement of Changes in Stockholders Equity and Comprehensive Loss	F-44
Unaudited Consolidated Statements of Cash Flows	F-45
Notes to Unaudited Consolidated Financial Statements	F-46

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Select Medical Holdings Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Select Medical Holdings Corporation and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in the notes to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests (Note 1) and for unvested restricted stock in the calculation of earnings per share (Note 14) as of January 1, 2009.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 23, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests (Note 1) and for unvested restricted stock in the calculation of earnings per share (Note 14), as to which the date is June 18, 2009

SELECT MEDICAL HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007(1)	2008(1)
	(in thousands, except share and per share amounts)

ASSETS
Current Assets:
Cash and cash equivalents	$4,529	$64,260
Accounts receivable, net of allowance for doubtful accounts of $55,856 and $57,052 in 2007 and 2008, respectively	271,406	312,418
Current deferred tax asset	48,988	61,925
Prepaid income taxes	8,162	7,362
Other current assets	22,507	20,897

Total Current Assets	355,592	466,862
Property and equipment, net	487,026	471,065
Goodwill	1,499,485	1,506,661
Other identifiable intangibles	79,172	74,078
Assets held for sale	14,607	12,542
Other assets	59,164	48,261

Total Assets	$2,495,046	$2,579,469

LIABILITIES AND EQUITY
Current Liabilities:
Bank overdrafts	$21,124	$21,130
Current portion of long-term debt and notes payable	7,749	9,046
Accounts payable	73,847	72,496
Accrued payroll	59,483	66,380
Accrued vacation	33,080	37,109
Accrued interest	36,781	37,032
Accrued restructuring	15,484	8,108
Accrued other	78,242	91,482
Due to third party payors	15,072	5,709

Total Current Liabilities	340,862	348,492
Long-term debt, net of current portion	1,747,886	1,770,879
Non-current deferred tax liability	22,966	42,918
Other non-current liabilities	52,266	67,709

Total Liabilities	2,163,980	2,229,998
Commitments and Contingencies
Preferred stock — Authorized shares (liquidation preference is $491,194 and $515,872 in 2007 and 2008, respectively)	491,194	515,872
Stockholders’ Equity:
Common stock, $0.001 par value, 250,000,000 shares authorized, 205,166,000 and 204,885,000 shares issued and outstanding in 2007 and 2008, respectively	205	205
Capital in excess of par	(291,247)	(289,382)
Retained earnings	130,716	128,185
Accumulated other comprehensive loss	(5,563)	(13,212)

Total Select Medical Holdings Corporation Stockholders’ Equity	(165,889)	(174,204)
Non-controlling interest	5,761	7,803

Total Equity	(160,128)	(166,401)

Total Liabilities and Equity	$2,495,046	$2,579,469

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1, Organization and Significant Accounting Policies — Recent Accounting Pronouncements, for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

SELECT MEDICAL HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2006(1)	2007(1)	2008(1)
	(in thousands, except per
	share data)

Net operating revenues	$1,851,498	$1,991,666	$2,153,362
Costs and expenses:
Cost of services	1,484,632	1,660,049	1,791,841
General and administrative	43,514	42,863	45,523
Bad debt expense	18,810	37,572	47,804
Depreciation and amortization	46,668	57,297	71,786

Total costs and expenses	1,593,624	1,797,781	1,956,954

Income from operations	257,874	193,885	196,408
Other income and expense:
Gain on early retirement of debt	—	—	912
Other expense	—	(167)	—
Interest income	1,293	2,103	471
Interest expense	(131,831)	(140,155)	(145,894)

Income from continuing operations before income taxes	127,336	55,666	51,897
Income tax expense	43,521	18,699	26,063

Income from continuing operations	83,815	36,967	25,834
Income from discontinued operations, net of tax (includes pre-tax gain of $13,950 in 2006)	12,818	—	—

Net income	96,633	36,967	25,834
Less: Net income attributable to non-controlling interests	1,754	1,537	3,393

Net income attributable to Select Medical Holdings Corporation	94,879	35,430	22,441
Less: Preferred dividends	22,663	23,807	24,972

Net income (loss) available to common and preferred stockholders	$72,216	$11,623	$(2,531)

Amounts attributable to Select Medical Holdings Corporation:
Income from continuing operations, net of tax	$82,401	$35,430	$22,441
Discontinued operations, net of tax	12,478	—	—

Net income	$94,879	$35,430	$22,441

Income (loss) per common share(2):
Basic:
Income (loss) from continuing operations	$0.26	$0.05	$(0.01)
Discontinued operations, net of tax	0.06	—	—

Income (loss) per common share	$0.32	$0.05	$(0.01)

Diluted:
Income (loss) from continuing operations	$0.26	$0.05	$(0.01)
Discontinued operations, net of tax	0.06	—	—

Income (loss) per common share	$0.32	$0.05	$(0.01)

Unaudited pro forma income (loss) per common share:
Basic
Diluted

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1, Organization and Significant Accounting Policies — Recent Accounting Pronouncements for additional information.

(2)	Adjusted for the Adoption of FASB Staff Position EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” See Note 14 for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

SELECT MEDICAL HOLDINGS CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)

			Select Medical Holdings Corporation Stockholders
							Accumulated
							Other
				Common			Comprehensive
		Comprehensive	Common	Stock Par	Capital in	Retained	Income	Non-Controlling
	Total	Income	Stock Issued	Value	Excess of Par	Earnings	(Loss)	Interests(1)

Balance at December 31, 2005	$(240,302)		205,408	$205	$(299,028)	$48,808	$5,357	$4,356
Net income	96,293	$96,293				94,879		1,414
Unrealized gain on interest rate swap, net of tax	1,438	1,438					1,438
Changes in foreign currency translation	924	924					924
Sale of foreign subsidiary	(2,831)	(2,831)					(2,831)

Total comprehensive income	95,824	$95,824

Issuance and vesting of restricted stock	3,770		200	1	3,769
Cancellation of restricted stock awards	(1)		(680)	(1)
Repurchase of common shares	(10)		(24)	—	(10)
Stock option expense	13				13
Purchase of subsidiary shares from non-controlling interests	(1,742)							(1,742)
Distributions to non-controlling interests	(1,746)							(1,746)
Other	284							284
Accretion of dividends on preferred stock	(22,663)					(22,663)

Balance at December 31, 2006	(166,573)		204,904	205	(295,256)	121,024	4,888	2,566
Net income	36,967	$36,967				35,430		1,537
Unrealized loss on interest rate swap, net of tax	(10,451)	(10,451)					(10,451)

Total comprehensive income	26,516	$26,516

Cumulative impact of change in accounting for uncertainties in income taxes (FIN No. 48 — Note 11)	(1,931)					(1,931)
Issuance and vesting of restricted stock	3,923		200		3,923
Exercise of stock options	66		65		66
Repurchase of common shares	(3)		(3)		(3)
Stock option expense	23				23
Sale of subsidiary shares to non-controlling interest	3,271							3,271
Distributions to non-controlling interests	(1,698)							(1,698)
Other	85							85
Accretion of dividends on preferred stock	(23,807)					(23,807)

Balance at December 31, 2007	(160,128)		205,166	205	(291,247)	130,716	(5,563)	5,761
Net income	25,834	$25,834				22,441		3,393
Unrealized loss on interest rate swap, net of tax	(7,649)	(7,649)					(7,649)

Total comprehensive income	18,185	$18,185

Vesting of restricted stock	2,037				2,037
Exercise of stock options	90		82	—	90
Repurchase of common shares	(318)		(363)	—	(318)
Stock option expense	56				56
Sale of subsidiary shares to non-controlling interest	1,378							1,378
Purchase of subsidiary shares from non-controlling interests	(789)							(789)
Distributions to non-controlling interests	(1,957)							(1,957)
Other	17							17
Accretion of dividends on preferred stock	(24,972)					(24,972)

Balance at December 31, 2008	$(166,401)		204,885	$205	$(289,382)	$128,185	$(13,212)	$7,803

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1, Organization and Significant Accounting Policies — Recent Accounting Pronouncements, for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

SELECT MEDICAL HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2006(1)	2007(1)	2008(1)
	(in thousands)

Operating Activities
Net income	$96,633	$36,967	$25,834
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,844	57,297	71,786
Provision for bad debts	18,897	37,572	47,804
Gain on early retirement of debt	—	—	(912)
Loss (gain) from disposal of assets and sale of business units	(11,507)	2,424	546
Non-cash stock compensation expense	3,782	3,746	2,093
Amortization of debt discount	1,176	1,325	1,492
Deferred income taxes	13,327	2,460	21,756
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	30,804	(75,540)	(88,545)
Other current assets	2,015	1,406	8,230
Other assets	6,441	6,251	16,913
Accounts payable	12,081	(112)	(1,351)
Due to third-party payors	711	2,186	(9,363)
Accrued expenses	6,447	10,031	11,155

Net cash provided by operating activities	227,651	86,013	107,438

Investing Activities
Purchases of property and equipment	(155,096)	(166,074)	(56,504)
Proceeds from sale of business units	74,966	9,605	2,666
Proceeds from sale of property	—	6,438	743
Insurance proceeds	—	—	281
Changes in restricted cash	2,010	4,335	—
Acquisition of businesses, net of cash acquired	(3,361)	(236,980)	(7,624)

Net cash used in investing activities	(81,481)	(382,676)	(60,438)

Financing Activities
Borrowings on revolving credit facility	215,000	449,000	407,000
Payments on revolving credit facility	(300,000)	(329,000)	(377,000)
Credit facility term loan borrowings	—	100,000	—
Payments on credit facility term loan	(5,800)	(6,550)	(6,800)
Repurchase of 7 5/8% senior subordinated notes	—	—	(1,040)
Principal payments on seller and other debt	(721)	(1,323)	(5,630)
Proceeds from (repayment of) bank overdrafts	(7,142)	8,911	6
Repurchase of common and preferred stock	(41)	(14)	(612)
Proceeds from issuance of restricted stock	—	200	—
Proceeds from issuance of common stock	—	66	90
Payment of initial public offering costs	—	—	(1,326)
Distributions to non-controlling interests	(1,762)	(1,698)	(1,957)

Net cash provided by (used in) financing activities	(100,466)	219,592	12,731

Effect of exchange rate changes on cash and cash equivalents	35	—	—

Net increase (decrease) in cash and cash equivalents	45,739	(77,071)	59,731
Cash and cash equivalents at beginning of period	35,861	81,600	4,529

Cash and cash equivalents at end of period	$81,600	$4,529	$64,260

Supplemental Cash Flow Information
Cash paid for interest	$124,251	$134,527	$135,838
Cash paid for taxes	$22,572	$9,009	$5,313

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1, Organization and Significant Accounting Policies — Recent Accounting Pronouncements, for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Significant Accounting Policies

Business Description

Select Medical Corporation (“Select”) was formed in December 1996 and commenced operations during February 1997 upon the completion of its first acquisition. Select Medical Holdings Corporation (“Holdings”) was formed in October 2004 for the purpose of effecting a leverage buyout of Select, which was a publicly traded entity. Holdings is owned by an investor group that includes Welsh, Carson, Anderson, & Stowe, IX, LP (“Welsh Carson”), Thoma Cressey Bravo (“Thoma Cressey”) and members of the Company’s senior management. On February 24, 2005, Select merged with a subsidiary of Holdings which resulted in Select becoming a wholly-owned subsidiary of Holdings (the “Merger”). The Merger and related transactions are referred to in this report as the “Merger.”

The Company provides long term acute care hospital services and inpatient acute rehabilitative hospital care through its specialty hospital segment and provides physical, occupational and speech rehabilitation services through its outpatient rehabilitation segment. The Company’s specialty hospital segment consists of hospitals designed to serve the needs of acute patients and hospitals designed to serve patients that require intensive medical rehabilitation care. Patients in the Company’s long term acute care hospitals typically suffer from serious and often complex medical conditions that require a high degree of care. Patients in the Company’s acute medical rehabilitation hospitals typically suffer from debilitating injuries including traumatic brain and spinal cord injuries, and require rehabilitation care in the form of physical, psychological, social and vocational rehabilitation services. The Company’s outpatient rehabilitation business consists of clinics and contract services that provide physical, occupational and speech rehabilitation services. The Company’s outpatient rehabilitation patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living. The Company operated 96, 87 and 93 specialty hospitals at December 31, 2006, 2007 and 2008, respectively. At December 31, 2006, 2007 and 2008, the Company operated 544, 999 and 956 outpatient clinics, respectively. At December 31, 2006, 2007 and 2008, the Company had operations in the District of Columbia and 32, 42 and 42 states, respectively.

Unaudited Pro Forma Income Per Common Share

In July 2008, the Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission for the Company to sell shares of its common stock to the public. If the initial public offering is completed,          shares of the Company’s preferred stock will convert into shares of common stock as of the closing of the offering. Because the preferred stock value increases due to accrued dividends, the number of common shares issued in the conversion are not constant. If the offering had closed on March 31, 2009, the number of common shares issued in the conversion would have been          shares. Unaudited pro forma income per common share — basic and diluted, as adjusted for the assumed conversion of the preferred stock to common stock and the reverse split of common stock, is set forth in the accompanying consolidated statement of operations.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, limited liability companies and limited partnerships the Company and its subsidiaries control through ownership of general and limited partnership or membership interests. All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

Accounts Receivable and Allowance for Doubtful Accounts

The Company reports accounts receivable at estimated net realizable amounts from services rendered from federal, state, managed care health plans, commercial insurance companies, workers’ compensation and patients. Substantially all of the Company’s accounts receivable are related to providing healthcare services to patients. Collection of these accounts receivable is the Company’s primary source of cash and is critical to its operating performance. The Company’s primary collection risks relate to non-governmental payors who insure these patients and deductibles, co-payments and self-insured amounts owed by the patient. Deductibles, co-payments and self-insured amounts are an immaterial portion of the Company’s net accounts receivable balance and accounted for approximately 0.3% of the net accounts receivable balance before doubtful accounts at both December 31, 2007 and December 31, 2008. The Company’s general policy is to verify insurance coverage prior to the date of admission for a patient admitted to the Company’s hospitals or in the case of the Company’s outpatient rehabilitation clinics, the Company verifies insurance coverage prior to their first therapy visit. The Company’s estimate for the allowance for doubtful accounts is calculated by providing a reserve allowance based upon the age of an account balance. Generally the Company has reserved as uncollectible all governmental accounts over 365 days and non-governmental accounts over 180 days from discharge. This method is monitored based on historical cash collections experience. Collections are impacted by the effectiveness of the Company’s collection efforts with non-governmental payors and regulatory or administrative disruptions with the fiscal intermediaries that pay the Company’s governmental receivables.

The Company has historically collected substantially all of its third-party insured receivables (net of contractual allowances) which include receivables from governmental agencies. The Company reviews its overall reserve adequacy by monitoring historical cash collections as a percentage of net revenue less the provision for bad debts.

Uncollected accounts are written off the balance sheet when they are turned over to an outside collection agency, or when management determines that the balance is uncollectible, whichever occurs first.

Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The general range of useful lives is as follows:

Leasehold improvements	5 years
Furniture and equipment	3 - 20 years
Buildings	40 years

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company reviews the realizability of long-lived assets whenever events or circumstances occur which indicate recorded costs may not be recoverable. Gains or losses related to the retirement or disposal of property and equipment are reported as a component of income from operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash balances and trade receivables. The Company invests its excess cash with large financial institutions. The

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company grants unsecured credit to its patients, most of whom reside in the service area of the Company’s facilities and are insured under third-party payor agreements. Because of the geographic diversity of the Company’s facilities and non-governmental third-party payors, Medicare represents the Company’s only significant concentration of credit risk.

Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management provides a valuation allowance for net deferred tax assets when it is more likely than not that such net deferred tax assets will not be recovered.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN No. 48 clarifies the recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. See Note 11 for information concerning the Company’s unrecognized tax benefits, interest and penalties.

Intangible Assets

Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually, or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated fair value is determined utilizing the expected present value of the future cash flows of the units.

Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed. Company management has allocated the intangible assets between identifiable intangibles and goodwill. Intangible assets other than goodwill primarily consist of the values assigned to trademarks, non-compete agreements, certificates of need, accreditation and contract therapy relationships. Management believes that the estimated useful lives established are reasonable based on the economic factors applicable to each of the intangible assets.

The approximate useful life of each class of intangible assets is as follows:

Trademarks	Indefinite
Certificates of need	Indefinite
Accreditation	Indefinite
Non-compete agreements	6 - 7 years
Contract therapy relationships	5 years

In accordance with SFAS No. 144, the Company reviews the realizability of long-lived assets and certain definite lived intangible assets whenever events or circumstances occur which indicate recorded costs may not be recoverable.

If the expected future cash flows (undiscounted) are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Due to Third-Party Payors

Due to third-party payors represents the difference between amounts received under interim payment plans from third-party payors, principally Medicare and Medicaid, for services rendered and amounts estimated to be reimbursed by those third-party payors upon settlement of cost reports.

Insurance Risk Programs

Under a number of the Company’s insurance programs, which include the Company’s employee health insurance program, its workers’ compensation, professional liability insurance programs and certain components under its property and casualty insurance program, the Company is liable for a portion of its losses. In these cases the Company accrues for its losses under an occurrence-based principle whereby the Company estimates the losses that will be incurred in a respective accounting period and accrues that estimated liability. Where the Company has substantial exposure, actuarial methods are utilized in estimating the losses. In cases where the Company has minimal exposure, losses are estimated by analyzing historical trends. These programs are monitored quarterly and estimates are revised as necessary to take into account additional information. At December 31, 2007 and 2008 respectively, the Company had recorded a liability of $58.9 million and $62.9 million related to these programs.

Fair Value Measurements

In the first quarter of 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” with the exception of the application of the statement to non-recurring non-financial assets and non-financial liabilities, which has been deferred until January 1, 2009. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements.

SFAS No. 157 discusses valuation techniques, such as the market approach, the income approach and the cost approach. The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as follows:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company measures its interest rate swaps at fair value on a recurring basis. The Company determines the fair value of its interest rate swaps based on financial models that consider current and future market interest rates and adjustments for non-performance risk. The Company considers the inputs utilized in the valuation process to be Level 2 in the fair value hierarchy. The fair value of the Company’s interest rate swaps was a liability of $28.5 million at December 31, 2008 of which $18.9 million was reported as a current liability in accrued other and $9.6 million was reported in other long-term liabilities.

Non-Controlling Interests

The interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by the Company are reported in the equity section of the consolidated balance sheets as non-controlling interests. Non-controlling interests reported in the consolidated statements of operations reflect the respective interests in the income or loss of the subsidiaries, limited liability companies and limited partnerships attributable to the other parties, the effect of which is removed from the Company’s consolidated results of operations.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

Net operating revenues consists primarily of patient and contract therapy revenues and are recognized as services are rendered.

Patient service revenue is reported net of provisions for contractual allowances from third-party payors and patients. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established billing rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net operating revenues. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, per diem and per visit payments. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Accounts receivable resulting from such payment arrangements are recorded net of contractual allowances.

A significant portion of the Company’s net operating revenues are generated directly from the Medicare program. Net operating revenues generated directly from the Medicare program represented approximately 53%, 48% and 46% of the Company’s net operating revenues for the years ended December 31, 2006, 2007 and 2008, respectively. Approximately 22% and 26% of the Company’s accounts receivable (after allowances for contractual adjustments but before doubtful accounts) at December 31, 2007 and 2008, respectively, are from this payor source. As a provider of services to the Medicare program, the Company is subject to extensive regulations. The inability of any of the Company’s specialty hospitals or clinics to comply with regulations can result in changes in that specialty hospital’s or clinic’s net operating revenues generated from the Medicare program.

Contract therapy revenues are comprised primarily of billings for services rendered to nursing homes, hospitals, schools and other third parties under the terms of contractual arrangements with these entities.

Other Comprehensive Income

The Company used the local currency as the functional currency for its Canadian operations. Income statement items were translated at average exchange rates prevailing during the year. The resulting translation adjustments impacting other comprehensive income were recorded as a separate component of stockholders’ equity. The Company sold its Canadian operations on March 1, 2006 and removed the accumulated other comprehensive income related to the cumulative translation adjustment. This component of other comprehensive income was included in the calculation of the gain on the sale of the Company’s Canadian operations.

Included in accumulated other comprehensive income (loss) at December 31, 2006, 2007 and 2008 was cumulative income of $4.9 million (net of tax), cumulative losses of $5.6 million (net of tax) and cumulative losses of $13.2 million (net of tax), respectively, on interest rate swaps accounted for as cash flow hedges.

Financial Instruments and Hedging

Effective January 1, 2001, the Company adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). The Company has in the past entered into derivatives to manage interest rate and foreign exchange risks. Derivatives are limited in use and not entered into for speculative purposes. The Company has entered into interest rate swaps to manage interest rate risk on a portion of its long-term borrowings. All derivatives are recognized at fair value on the balance sheet. The effective portion of gains or losses on interest rate swaps designated as hedges are initially deferred in stockholders’ equity as a component of other comprehensive income. These deferred gains or losses are subsequently reclassified into earnings as an adjustment to interest expense over the same period in which the related interest payments being hedged are recognized in expense. The ineffective portion of changes in fair value of the interest rate swaps are immediately recognized in the other income and expense section of the consolidated statement of operations.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Refer to Note 15 for information regarding interest rate swaps the Company entered into during 2005 and 2007.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP 141R-1”). FSP 141R-1 amends the provisions in Statement of Financial Accounting Standards (“SFAS”) No. 141R, “Business Combinations, Revised” (“SFAS No. 141R”), for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. FSP 141R-1 eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in SFAS No. 141R and instead carries forward most of the provisions in SFAS No. 141, “Business Combinations,” for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of FSP 141R-1 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which will require that the fair value disclosures for all financial instruments within the scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” be included in interim financial statements. This FSP also requires entities to disclose the method and significant assumptions used to estimate the fair value of financial instruments on an interim and annual basis and to highlight any changes from prior periods. FSP FAS 107-1 and APB 28-1 will be effective for interim periods ending after June 15, 2009. The adoption of FSP 107-1 and APB 28-1 is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have decreased significantly. FSP FAS 157-4 also provides guidance on identifying circumstances that indicate a transaction is not orderly. The provisions of FSP FAS 157-4 are effective for the Company’s interim period ending on June 30, 2009. The adoption of FSP FAS 157-4 is not expected to have a material impact on the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS No. 160”).” Upon adoption of this standard, minority interest is now referred to as non-controlling interest and has been reclassified from the mezzanine section of the balance sheet to the equity section. In addition, non-controlling interest is now deducted from net income to obtain net income attributable to the Company. The accompanying consolidated financial statements have been retrospectively adjusted to give effect to the requirements of SFAS No. 160.

In October 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”).” FSP FAS 157-3 clarifies the application of SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in SFAS No. 154, “Accounting Changes and Error Corrections.” The application of FSP FAS 157-3 had no impact on the Company’s consolidated financial statements.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2008, the FASB issued FSP No. 142-3, “Determination of Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset should be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements should be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The adoption of FSP 142-3 by the Company will result in changes related to presentation and disclosure of the Company’s intangible assets but the Company believes that the adoption of this FSP will not materially impact its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS No. 161”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance and cash flows. SFAS No. 161 applies to all derivative instruments within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) as well as related hedged items, bifurcated derivatives and non-derivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS No. 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS No. 161 is effective prospectively for financial statements issued for fiscal years beginning after November 15, 2008, with early application permitted. Adoption of this statement by the Company will result in changes related to presentation and disclosure of the Company’s interest rate swaps but will not affect the Company’s results of operations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations (“SFAS No. 141R”),” which replaces SFAS No. 141. SFAS No. 141R retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs as incurred. In addition, adjustments to valuation allowances, deferred taxes and uncertain tax positions relating to acquisitions occurring before the effective date of SFAS No. 141R will no longer be recorded as an adjustment to goodwill but will be adjusted through income tax expense. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This statement will be applied prospectively and will not result in any changes to the Company’s historical financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. In February 2008, the FASB issued FSP 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP 157-1”) and FSP 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. Effective for the first quarter of 2008, the Company adopted SFAS No. 157 except as it applies to those non-financial assets and non-financial liabilities addressed in FSP 157-2. The adoption of SFAS No. 157 had no effect on the Company’s consolidated financial statements. The Company has evaluated the effect of FSP 157-2 and has determined that it will have no effect on the Company’s consolidated financial statements.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Acquisitions

For the Year Ended December 31, 2006

The Company repurchased minority interests of certain subsidiaries in the outpatient rehabilitation segment. Total consideration for these transactions totaled $3.3 million in cash.

For the Year Ended December 31, 2007

On May 1, 2007, Select completed the acquisition of substantially all of the outpatient rehabilitation division (the “Division”) of HealthSouth Corporation. At the closing, Select acquired 539 outpatient rehabilitation clinics. On June 30, 2007, one additional facility located in Washington, D.C. was acquired upon the receipt of regulatory approval. The closing of the purchase of 29 additional outpatient rehabilitation clinics that was deferred pending certain state regulatory approvals was completed as of October 31, 2007 and resulted in the release of an additional $23.4 million of the purchase price. The aggregate purchase price of $245.0 million was reduced by approximately $7.0 million at closing for assumed indebtedness and other matters. The amount of the consideration was derived through arm’s length negotiations. Select funded the acquisition through borrowings under its senior secured credit facility and cash on hand. The factors that were considered when deciding to acquire the Division and determining the purchase price that resulted in goodwill included the historical earnings of the acquired outpatient rehabilitation clinics, general and administrative cost saving opportunities that could be achieved by utilizing the Company’s infrastructure and the benefits that could be achieved with patients and commercial payors by having a larger network of outpatient rehabilitation clinics.

The results of operations of the Division have been included in the Company’s consolidated financial statements since May 1, 2007. The Company has included the operations of the Division in its outpatient rehabilitation segment.

The purchase price was allocated to tangible and identifiable intangible assets and liabilities based upon estimates of fair value, with the remainder allocated to goodwill. In accordance with the provisions of SFAS No. 142, no amortization of goodwill has been recorded.

The purchase price allocation is as follows (in thousands):

Cash paid, net of cash acquired	$236,899

Fair value of net tangible assets acquired:
Accounts receivable	35,743
Other current assets	12,596
Property and equipment	39,347
Other assets	808
Current liabilities	(14,104)
Long-term debt	(2,381)

Net tangible assets acquired	72,009
Non-compete, 5-year	5,100
Restructuring reserve	(18,700)
Goodwill	178,490

$236,899

The Company also acquired an interest in a rehabilitation hospital and purchased the assets of two outpatient rehabilitation clinics. Consideration for these transactions totaled approximately $0.1 million in cash.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Year Ended December 31, 2008

The Company repurchased minority interest in one of its outpatient clinics and acquired the assets of three outpatient rehabilitation businesses. The aggregate consideration for these transactions totaled $5.7 million in cash and a $1.0 million note payable. The Company also acquired two specialty hospitals for $0.3 million in cash and paid a $1.6 million working capital adjustment related to the acquisition of the Division.

Information with respect to all businesses acquired in purchase transactions is as follows:

	For the Year Ended December 31,
	2006	2007	2008
	(in thousands)

Cash paid (net of cash acquired)	$3,261	$236,980	$7,624
Notes issued	—	—	1,001

	3,261	236,980	8,625
Liabilities assumed	—	36,458	253

	3,261	273,438	8,878
Fair value of assets acquired, principally accounts receivable and property and equipment	—	88,625	1,120
Non-compete agreement	—	5,100	—
Trademark	—	800	—
Minority interest relieved	1,581	—	461

Cost in excess of fair value of net assets acquired (goodwill)	$1,680	$178,913	$7,297

The following pro forma unaudited results of operations have been prepared assuming the acquisition of the Division occurred at the beginning of the periods presented. The acquisitions of the other businesses acquired are not reflected in this pro forma information as their impact is not material. These results are not necessarily indicative of results of future operations nor of the results that would have actually occurred had the acquisition been consummated as of the beginning of the periods presented.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited pro forma net revenue, net income and earnings per share for the years ended December 31, 2006 and 2007 as if the acquisition occurred as of January 1, 2006 and January 1, 2007 are as follows:

	For the Year Ended December 31,
	2006	2007
	(unaudited)
	(in thousands, except per share data)

Net revenue	$2,162,162	$2,092,114
Net income attributable to Select Medical Holdings Corporation	100,657	36,046
Earnings per share(1)
Basic income per common share	$0.34	$0.05
Diluted income per common share	$0.34	$0.05

(1)	Adjusted for the adoption of FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” See Note 14 for additional information.

3.	Discontinued Operations and Assets and Liabilities Held For Sale

On March 1, 2006, the Company sold all of the issued and outstanding shares of its wholly-owned subsidiary, CBIL, for approximately C$89.8 million (US$79.0 million). CBIL operated 109 outpatient rehabilitation clinics in seven Canadian provinces. The Company operated all of its Canadian activity through CBIL. CBIL’s operating results have been classified as discontinued operations and cash flows have been included with continuing operations for the year ended December 31, 2006. Previously, the operating results of this subsidiary were included in the Company’s outpatient rehabilitation segment.

Summarized income statement information relating to discontinued operations of CBIL is as follows:

For the Year Ended
December 31, 2006
(in thousands)

Net revenue	$12,902

Income from discontinued operations before income tax expense(1)	15,547
Income tax expense	3,069

Income from discontinued operations, net of tax	$12,478

(1)	Income from discontinued operations before income tax expense for the twelve months ended December 31, 2006 includes a gain on sale of approximately $14.0 million.

In December 2006, the Company sold a group of legal entities that operated outpatient rehabilitation clinics. The Company recorded a note receivable in the amount of $8.4 million related to this sale. These legal entities were sold at an amount that approximated their carrying value. These legal entities were originally acquired as part of the Company’s acquisition of the NovaCare Physical Rehabilitation and Occupational Health Group in 1999.

At December 31, 2006, the asset held for sale related to a building that the Company acquired in connection with its acquisition of Kessler Rehabilitation Corporation in 2003. The building was sold in June 2007 for approximately $4.5 million and a loss on the sale of $0.5 million was recognized. Also during the year ended December 31, 2007, the Company sold land for approximately $1.9 million. No gain or loss was recognized on this

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sale. At December 31, 2007, the assets held for sale totaling $14.6 million related to three properties the Company expected to sell within the next year. The Company adjusted the carrying values of these properties to fair market value by recording an impairment loss of $2.7 million during the year ended December 31, 2007. During the year ended December 31, 2008 the Company sold two of these properties for approximately $3.8 million and recognized an additional loss on these sales of $0.4 million.

During the year ended December 31, 2007, the Company sold its interest in four business units for aggregate consideration of $12.2 million. The Company received cash of $9.6 million and recorded notes receivable of $2.6 million related to these transactions.

At December 31, 2008, the Company had $12.5 million in assets held for sale. These assets consist of the three properties that the Company intends to sell within the next year. Also, during the year ended December 31, 2008, the Company sold interests in two of its hospitals for $2.7 million. The Company recognized a gain on these transactions of $1.1 million.

4.	Property and Equipment

Property and equipment consists of the following:

	December 31,
	2007	2008
	(in thousands)

Land	$40,582	$48,606
Leasehold improvements	72,010	82,228
Buildings	171,736	252,475
Furniture and equipment	175,964	206,316
Construction-in-progress	104,862	6,710

	565,154	596,335
Less: accumulated depreciation and amortization	78,128	125,270

Total property and equipment	$487,026	$471,065

Depreciation expense was $38.7 million, $48.6 million and $62.6 million for the years ended December 31, 2006, 2007 and 2008, respectively.

5.	Intangible Assets

Goodwill and certain other indefinite-lived intangible assets are no longer amortized, but instead are subject to periodic impairment evaluations under SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company’s most recent impairment assessment was completed during the fourth quarter of 2008 utilizing financial information as of October 1, 2008, which indicated that there was no impairment with respect to goodwill or other recorded intangible assets. The majority of the Company’s goodwill resides in its specialty hospital reporting unit. In performing periodic impairment tests, the fair value of the reporting unit is compared to the carrying value, including goodwill and other intangible assets. If the carrying value exceeds the fair value, an impairment condition exists, which results in an additional fair value review of all assets in the reporting unit. To the extent that the recomputed value of the goodwill is less than the carrying value, an impairment loss would result. Impairment tests are required to be conducted at least annually, or when events or conditions occur that might suggest a possible impairment. These events or conditions include, but are not limited to, a significant adverse change in the business environment, regulatory environment or legal factors; a current period operating or cash flow loss combined with a history of such losses or a projection of continuing losses; or a sale or disposition of a significant portion of a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reporting unit. The occurrence of one of these events or conditions could significantly impact an impairment assessment, necessitating an impairment charge. For purposes of goodwill impairment assessment, the Company has defined its reporting units as specialty hospitals, outpatient rehabilitation clinics and contract therapy with goodwill having been allocated among reporting units based on the relative fair value of those divisions when the Merger occurred in 2005 and based on subsequent acquisitions.

To determine the fair value of its reporting units, the Company used a discounted cash flow approach. Included in this analysis are assumptions regarding revenue growth rates, internal development of specialty hospitals and outpatient rehabilitation clinics, future EBITDA margin estimates, future selling, general and administrative expense rates and the industry’s weighted average cost of capital and market multiples. The Company also must estimate residual values at the end of the forecast period and future capital expenditure requirements. Each of these assumptions requires the Company to use its knowledge of (1) its industry, (2) its recent transactions, and (3) reasonable performance expectations for its operations. If any one of the above assumptions changes or fails to materialize, the resulting decline in the Company’s estimated fair value could result in a material impairment charge to the goodwill associated with any one of the reporting units.

Intangible assets consist of the following:

	As of December 31, 2007
	Gross Carrying	Accumulated
	Amount	Amortization
	(in thousands)

Amortized Intangible Assets
Contract therapy relationships	$20,456	$(11,592)
Non-compete agreements	25,909	(11,219)

Total	$46,365	$(22,811)

Indefinite-Lived Intangible Assets
Goodwill	$1,499,485
Trademarks	47,858
Certificates of need	6,421
Accreditations	1,339

Total	$1,555,103

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31, 2008
	Gross Carrying	Accumulated
	Amount	Amortization
	(in thousands)

Amortized Intangible Assets
Contract therapy relationships	$20,456	$(15,683)
Non-compete agreements	25,909	(15,958)

Total	$46,365	$(31,641)

Indefinite-Lived Intangible Assets
Goodwill	$1,506,661
Trademarks	47,858
Certificates of need	10,157
Accreditations	1,339

Total	$1,566,015

Amortization expense for intangible assets with finite lives follows:

	For the Year Ended December 31
	2006	2007	2008
	(in thousands)

Amortization expense	$7,811	$8,491	$8,830

Amortization expense for the Company’s intangible assets primarily relates to the amortization of the value associated with the non-compete agreements entered into in connection with the acquisitions of the Division, Kessler Rehabilitation Corporation and SemperCare Inc. and the value assigned to the Company’s contract therapy relationships. The useful lives of the Division’s non-compete, the Kessler non-compete, the SemperCare non-compete and the Company’s contract therapy relationships are approximately five, six, seven and five years, respectively. Amortization expense related to these intangible assets for each of the next five years commencing January 1, 2009 is approximately as follows (in thousands):

Year	Amount

2009	$8,831
2010	4,247
2011	1,306
2012	340
2013	0

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes in the carrying amount of goodwill for the Company’s reportable segments for the years ended December 31, 2007 and 2008 are as follows:

	Specialty	Outpatient
	Hospitals	Rehabilitation	Total
	(in thousands)

Balance as of January 1, 2007	$1,227,533	$96,039	$1,323,572
Goodwill acquired during year	423	178,490	178,913
Goodwill related to sale of business	—	(3,000)	(3,000)

Balance as of December 31, 2007	1,227,956	271,529	1,499,485
Goodwill acquired during year	—	7,297	7,297
Other	(108)	(13)	(121)

Balance as of December 31, 2008	$1,227,848	$278,813	$1,506,661

6.	Restructuring Reserves

In connection with the acquisition of the Division (Note 2), the Company recorded an estimated liability of $18.7 million in 2007 for business restructuring which was accounted for as additional purchase price. This reserve primarily included costs associated with workforce reductions and lease termination costs in accordance with the Company’s restructuring plan.

The following summarizes the Company’s restructuring activity:

	Lease
	Termination
	Costs	Severance	Other	Total
	(in thousands)

January 1, 2006	$390	$—	$—	$390
Amounts paid in 2006	(165)	—	—	(165)

December 31, 2006	225	—	—	225
2007 acquisition restructuring reserve	12,063	5,775	862	18,700
Amounts paid in 2007	(1,611)	(1,830)	—	(3,441)

December 31, 2007	10,677	3,945	862	15,484
Amounts paid in 2008	(3,630)	(2,953)	(793)	(7,376)

December 31, 2008	$7,047	$992	$69	$8,108

The Company expects to pay out the remaining lease termination costs through 2016 and severance costs through 2009.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Long-term Debt and Notes Payable

The components of long-term debt and notes payable are shown in the following tables:

	December 31,
	2007	2008
	(in thousands)

7 5/8% senior subordinated notes	$660,000	$658,000
Senior secured credit facility	783,300	806,500
10% senior subordinated notes	134,110	135,603
Senior floating rate notes	175,000	175,000
Seller notes	633	1,282
Other	2,592	3,540

Total debt	1,755,635	1,779,925
Less: current maturities	7,749	9,046

Total long-term debt	$1,747,886	$1,770,879

Senior Secured Credit Facility

On March 19, 2007, Select entered into an Amendment No. 2 and Waiver to its existing senior secured credit facility (“Amendment No. 2”), and on March 28, 2007, Select entered into an Incremental Facility Amendment with a group of lenders and JPMorgan Chase Bank, N.A. as administrative agent. Amendment No. 2 increased the general exception to the prohibition on asset sales under Select’s senior secured credit facility from $100.0 million to $200.0 million, relaxed certain financial covenants starting March 31, 2007 and waived Select’s requirement to prepay certain term loan borrowings following its fiscal year ended December 31, 2006. The Incremental Facility Amendment provided to Select an incremental term loan of $100.0 million, the proceeds of which was used to pay a portion of the purchase price for the HealthSouth transaction.

After giving effect to the Incremental Facility Amendment, Select’s existing senior secured credit facility provides for senior secured financing of up to $980.0 million, consisting of:

•	a $300.0 million revolving loan facility that will terminate on February 24, 2011, including both a letter of credit sub-facility and a swingline loan sub-facility, and

•	a $680.0 million term loan facility that matures on February 24, 2012.

The interest rates per annum applicable to loans, other than swingline loans, under Select’s existing senior secured credit facility are, at its option, equal to either an alternate base rate or an adjusted LIBOR rate for a one, two, three or six month interest period, or a nine or twelve month period if available, in each case, plus an applicable margin percentage. The alternate base rate is the greater of (1) JPMorgan Chase Bank, N.A.’s prime rate and (2) one-half of 1% over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which Select’s lenders are subject. The applicable margin percentage for borrowings under Select’s revolving loans is subject to change based upon the ratio of Select’s total indebtedness to Select’s consolidated EBITDA (as defined in the credit agreement). The applicable margin percentage for revolving loans is currently (1) 1.50% for alternate base rate loans and (2) 2.50% for adjusted LIBOR loans. The applicable margin percentages for the term loans are (1) 1.00% for alternate base rate loans and (2) 2.00% for adjusted LIBOR loans. The weighted average interest rate for the years ended December 31, 2007 and 2008 was 6.9% and 6.1%, respectively.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On the last business day of each calendar quarter Select is required to pay a commitment fee in respect of any unused commitment under the revolving credit facility. The annual commitment fee is currently 0.50% and is subject to adjustment based upon the ratio of Select’s total indebtedness to its consolidated EBITDA (as defined in the credit agreement). Availability under the revolving credit facility at December 31, 2008 was approximately $121.0 million. Select is authorized to issue up to $50.0 million in letters of credit. Letters of credit reduce the capacity under the revolving credit facility and bear interest at applicable margins based on financial ratio tests. Approximately $29.0 million in letters of credit were outstanding at December 31, 2008.

The senior secured credit facility requires scheduled quarterly payments on the term loans each equal to $1.7 million per quarter through December 31, 2010, with the balance of the term loans paid in four equal quarterly installments thereafter.

The senior secured credit facility requires Select to comply on a quarterly basis with certain financial covenants, including an interest coverage ratio test and a maximum leverage ratio test, which financial covenants will become more restrictive over time. In addition, the senior secured credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the senior secured credit facility are entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor. As of December 31, 2008, Select was in compliance with all debt covenants related to the senior secured credit facility.

Select’s existing senior secured credit facility is guaranteed by Holdings and substantially all of Select’s current subsidiaries and will be guaranteed by substantially all of Select’s future subsidiaries and secured by substantially all of its existing and future property and assets and by a pledge of its capital stock and the capital stock of its subsidiaries.

New Senior Secured Credit Facility

Concurrently with the consummation of the initial public offering, Select expects to terminate its existing senior secured credit facility and enter into a new senior secured credit facility. The consummation of the initial public offering is contingent upon Select entering into the new senior secured credit facility on terms acceptable to Select.

Senior Subordinated Notes

On February 24, 2005, EGL Acquisition Corp. sold $660.0 million of 7 5/8% Senior Subordinated Notes (the “Notes”) due 2015 which Select assumed in the Merger. The net proceeds of the offering were used to finance a portion of the Merger consideration, refinance certain of Select’s existing indebtedness, and pay related fees and expenses. The Notes are unconditionally guaranteed on a senior subordinated basis by all of Select’s wholly-owned subsidiaries (the “Subsidiary Guarantors”). Certain of Select’s subsidiaries that were not wholly-owned by Select did not guarantee the Notes (the “Non-Guarantor Subsidiaries”). The guarantees of the Notes are subordinated in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors, including any borrowings or guarantees by those subsidiaries under the senior secured credit facility. The Notes rank equally in right of payment with all of Select’s existing and future senior subordinated indebtedness and senior to all of Select’s existing and future subordinated indebtedness. The Notes were not guaranteed by Holdings.

Prior to February 1, 2010, Select may redeem all or a portion of the Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date and a “make whole” premium. Thereafter,

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Select will be entitled at its option to redeem all or a portion of the Notes at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on February 1st of the years set forth below:

Year	Redemption Price

2010	103.813%
2011	102.542%
2012	101.271%
2013 and thereafter	100.000%

Select is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, upon the occurrence of any change of control of Select, each holder of the Notes shall have the right to require Select to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

The indenture governing the Notes contains customary events of default and affirmative and negative covenants that, among other things, limit Select’s ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger. As of December 31, 2008, Select was in compliance with all debt covenants related to the senior subordinated notes.

In the three months ended December 31, 2008, Select repurchased a portion of the Notes outstanding for approximately $1.0 million. These notes had a carrying value of $2.0 million. A gain on early retirement of debt in the amount of $0.9 million was recognized on the transaction which included the write-off of the unamortized deferred financing costs related to the debt.

During the first quarter of 2009, Select repurchased a portion of the Notes outstanding for approximately $19.0 million. These notes had a carrying value of $31.5 million.

Senior Floating Rate Notes

On September 29, 2005, Holdings, whose primary asset is its investment in Select, issued $175.0 million of Senior Floating Rate Notes, due 2015 (the “Holdings Notes”). The Holdings Notes are senior unsecured obligations of Holdings and bear interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.75%. Simultaneously with the financing, Select entered into two interest rate swap agreements, effectively fixing the interest rate of the notes for four years. The Holdings Notes are not guaranteed by Select or any of its subsidiaries.

Payment of interest expense on the Holdings Notes is expected to be funded through periodic dividends from Select. The terms of Select’s existing senior secured credit facility, as well as the indenture governing Select’s 7 5/8% Senior Subordinated Notes, and certain other agreements, restrict Select and certain of its subsidiaries from making payments or transferring assets to Holdings, including dividends, loans or other distributions. Such restrictions include prohibition of dividends in an event of default and limitations on the total amount of dividends paid to Holdings. In the event these agreements do not permit such subsidiaries to provide Holdings with sufficient distributions to fund interest and principal payments on the Holdings Notes when due, Holdings may default on its notes unless other sources of funding are available.

Proceeds from the offering were used to pay a special dividend of $175.0 million to stockholders of Holdings in September 2005. The payment of the special dividend triggered a payment obligation of $14.5 million under Holdings’ long-term incentive compensation plan, which was paid in September 2005 (Note 9).

Prior to September 15, 2009, Holdings may redeem all or a portion of the Holdings Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date and a “make-whole”

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

premium. Thereafter, Holdings may redeem some or all of the Holdings Notes at the redemption prices set forth below:

Year	Redemption Price

2009	102.00%
2010	101.00%
2011	100.00%

Holdings is not required to make any mandatory redemption or sinking fund payments with respect to the Holdings Notes. However, upon the occurrence of any change of control of Holdings, each holder of the Holdings Notes shall have the right to require Holdings to repurchase such notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

The indenture governing the Holdings Notes contains customary events of default and affirmative and negative covenants that, among other things, limit Holdings’ ability and the ability of its restricted subsidiaries, including Select, to: incur additional indebtedness and issue or sell preferred stock; pay dividends on, redeem or repurchase capital stock; make certain investments; create certain liens; sell certain assets; incur obligations that restrict the ability of its subsidiaries to make dividends or other payments; guarantee indebtedness; engage in transactions with affiliates; create or designate unrestricted subsidiaries; and consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries on a consolidated basis. As of December 31, 2008, Holdings was in compliance with all debt covenants related to the senior floating rate notes.

10% Senior Subordinated Notes

On February 24, 2005, Holdings issued 10% senior subordinated notes to WCAS Capital Partners IV, L.P., an investment fund affiliated with Welsh Carson, Rocco A. Ortenzio, Robert A. Ortenzio and certain other investors who are members of or affiliated with the Ortenzio family, for an aggregate purchase price of $150.0 million. The senior subordinated notes had preferred and common shares attached which were recorded at the estimated fair market value on the date of issuance. These shares were recorded as a discount to the senior subordinated notes and are amortized using the interest method.

Maturities of Long-Term Debt and Notes Payable

Maturities of the Company’s long-term debt for the years after 2008 are approximately as follows (in thousands):

2009	$9,046
2010	8,924
2011	632,627
2012	160,725
2013	—
2014 and beyond	968,603

8.	Stockholders’ Equity

Participating Preferred Stock

Holdings is authorized to issue 25,000,000 shares of participating preferred stock and had 22,163,323 shares and 22,148,453 shares of participating preferred stock outstanding at December 31, 2007 and 2008, respectively. Holdings repurchased 446 shares of participating preferred stock during the year ended December 31, 2007, and 14,870 shares of participating preferred stock during the year ended December 31, 2008. The participating preferred stock accrues dividends at an annual dividend rate of 5%, compounded quarterly on March 31, June 30, September

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

30 and December 31 of each year. Dividends earned during the year ended December 31, 2007 and the year ended December 31, 2008 amounted to $23.8 million and $25.0 million, respectively and were charged against retained earnings. Each share of participating preferred stock is entitled to one vote on all matters submitted to stockholders of Holdings. The participating preferred stock ranks senior to the common stock with respect to dividend rights and rights upon liquidation. The liquidation preference is equal to the original cost of a share of the participating preferred stock ($26.90 per share) plus all accrued and unpaid dividends thereon less the amount of any previously declared and paid special dividends.

Upon the redemption of the participating preferred stock occurring due to a change of control or the conversion and redemption of the participating preferred stock occurring due to a sale of common stock of Holdings through a public offering, each holder of participating preferred stock will receive cash equal to the original cost of a share of the participating preferred stock ($26.90 per share) plus all accrued and unpaid dividends thereon less the amount of any previously declared and paid special dividends and a number of shares of common stock equal to the number of participating preferred shares owned.

Common Stock

Holdings is authorized to issue 250,000,000 shares of $0.001 par value common stock and had 205,166,072 and 204,885,371 shares of common stock outstanding at December 31, 2007 and 2008, respectively. During the year ended December 31, 2007, Holdings repurchased 3,000 shares of common stock and issued 265,106 shares of common stock of which 200,000 were restricted stock issuances. During the year ended December 31, 2008, Holdings issued 81,962 shares and repurchased 100,000 shares of common stock. In addition, during the year ended December 31, 2008, 262,663 shares of restricted common stock were forfeited.

Registration Statement

On July 25, 2008, Holdings filed a registration statement on Form S-1, which has been subsequently amended, to register shares of its common stock for sale to the public. Holdings intends to use the net proceeds it receives in the offering to repay indebtedness outstanding under the Company’s existing senior secured credit facility (including related fees, expenses and prepayment premiums, if any), to pay fees and expenses associated with entering into the Company’s new senior secured credit facility and to make payments under a long-term cash incentive plan. Any remaining net proceeds will be used for general corporate purposes.

9.	Long-term Incentive Compensation

On June 2, 2005, Holdings adopted a Long-Term Cash Incentive Plan (“cash plan”). The total number of units available under the cash plan for awards may not exceed 100,000. If any awards are terminated, forfeited or cancelled, units granted under such awards are available for award again under the cash plan. The purposes of the cash plan are to attract and retain key employees, motivate participating key employees to achieve the long-range goals of the Company, provide competitive incentive compensation opportunities and further align the interests of participating key employees with Holdings’ stockholders.

Payment of cash benefits is based upon (i) the value of the Company upon a change of control of Holdings or upon a qualified initial public offering of Holdings or (ii) a redemption of Holdings’ preferred stock or payment of special dividends on Holdings’ preferred stock. Until the occurrence of an event that would trigger the payment of cash on any outstanding units is deemed probable by the Company, no expense for any award is reflected in the Company’s financial statements.

10.	Stock Option and Restricted Stock Plans

The Company adopted SFAS No. 123R, “Share-Based Payment” on February 25, 2005. Holdings adopted the Select Medical Holdings Corporation 2005 Equity Incentive Plan (the “Plan”). The equity incentive plan provides

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for grants of restricted stock and stock options of Holdings. In addition, on August 10, 2005 the Board of Directors of Holdings authorized a director stock option plan (“Director Plan”) for non-employee directors. On November 8, 2005 the Board of Directors of Holdings formally approved the previously authorized stock option plan for non-employee directors, under which Holdings can issue options to purchase up to 250,000 shares of Holdings’ common stock.

The options generally vest over five years and have an option term not to exceed ten years. The fair value of the options granted was estimated using the Black-Scholes option pricing model assuming an expected volatility of 34%, no dividend yield, an expected life of five years and a risk free rate of 4.5% in 2007 and expected volatility of 36%, no dividend yield, an expected life of five years and a risk free rate of 4.5% in 2008. The following is a summary of stock option grants under the Plan and Director Plan from January 1, 2006 through December 31, 2008:

	Number of		Fair Value of
	Options Granted	Exercise Price	Common Stock
	(in thousands, except per share amounts)

February 15, 2006	100	$1.00	$0.50
August 10, 2006	1,248	2.50	0.83
November 9, 2006	494	2.50	0.08
December 11, 2006	100	2.50	0.08
February 13, 2007	56	2.50	0.08
May 9, 2007	327	2.50	0.08
August 15, 2007	760	2.50	0.98
November 14, 2007	106	2.50	0.98
February 13, 2008	200	2.50	0.98
May 13, 2008	28	2.50	0.98
August 20, 2008	404	3.00	3.00
November 13, 2008	20	3.00	3.00

Stock option transactions and other information related to the Plan are as follows:

	Price per		Weighted Average
	Share	Shares	Exercise Price
	(in thousands, except per share amounts)

Balance, January 1, 2007	$1.00 - 2.50	3,773	$1.71
Granted	2.50	1,219	2.50
Exercised	1.00 - 2.50	(65)	1.02
Canceled	1.00 - 2.50	(387)	2.03

Balance, December 31, 2007	1.00 - 2.50	4,540	1.91
Granted	2.50 - 3.00	602	2.81
Exercised	1.00 - 2.50	(82)	1.10
Canceled	1.00 - 3.00	(277)	2.29

Balance, December 31, 2008	$1.00 - 3.00	4,783	$2.01

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additional information with respect to the outstanding options as of December 31, 2008 for the Plan is as follows:

		Weighted Average
	Number	Remaining	Number
Exercise Price	Outstanding	Contractual Life	Exercisable
(in thousands, except per share amounts)

$1.00	1,678	6.21	987
2.50	2,736	8.14	838
3.00	369	9.63	—

Transactions and other information related to the Director’s Plan are as follows:

	Price per		Weighted Average
	Share	Shares	Exercise Price
	(in thousands, except per share amounts)

Balance, January 1, 2007	$1.00 - 2.50	90	$1.50
Granted	2.50	30	2.50

Balance, December 31, 2007	1.00 - 2.50	120	1.75
Granted	3.00	50	3.00

Balance, December 31, 2008	$1.00 - 3.00	170	$2.12

Additional information with respect to the outstanding options as of December 31, 2008 for the Director’s Plan is as follows:

		Weighted Average
	Number	Remaining	Number
Exercise Price	Outstanding	Contractual Life	Exercisable
(in thousands, except per share amounts)

$1.00	60	6.61	36
2.50	60	8.24	18
3.00	50	9.73	—

Holdings granted 200,000 shares of common stock of Holdings as restricted stock awards during the year ended December 31, 2007. The restricted stock awards range in value from $0.08 to $0.50 per share and generally vest over five years. The fair value of the restricted stock awards were determined by estimating the per share fair value of common equity on a minority, non-marketable basis utilizing a version of the income approach referred to as “The Probability-Weighted Expected Return Method.” This method estimates the value of common stock based upon an analysis of future values assuming an initial public offering, sale and continued operation as a viable private enterprise. The following is a summary of restricted stock issuances from January 1, 2006 through December 31, 2008:

	Number of Shares	Fair Value of
	Issued	Common Stock

February 15, 2006	100,000	$0.50
December 11, 2006	100,000	0.08
February 13, 2007	200,000	0.08

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock compensation expense for each of the next five years, based on restricted stock awards granted as of December 31, 2008, is estimated to be as follows:

	2009	2010	2011	2012	2013
		(in thousands)

Stock compensation expense	$1,082	$181	$3	$0	$0

The Company recognized the following stock compensation expense related to restricted stock and stock option awards:

	For the Year Ended December 31,
	2006	2007	2008
	(in thousands)

Stock compensation expense:
Included in general and administrative	$3,551	$3,555	$1,953
Included in cost of services	231	191	140

Total	$3,782	$3,746	$2,093

11.	Income Taxes

Significant components of the Company’s tax provision from continuing operations for the years ended December 31, 2006, 2007, and 2008 are as follows:

	For the Year Ended December 31,
	2006	2007	2008
	(in thousands)

Current:
Federal	$24,706	$11,004	$(262)
State and local	5,488	5,235	4,569

Total current	30,194	16,239	4,307
Deferred	13,327	2,460	21,756

Total income tax provision	$43,521	$18,699	$26,063

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The differences between the expected income tax provision from continuing operations and income taxes computed at the federal statutory rate of 35% were as follows:

	For the Year Ended December 31,
	2006	2007	2008

Expected federal tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal benefit	3.0	2.5	6.0
Other permanent differences	0.9	2.0	2.2
Valuation allowance	2.7	(0.7)	8.6
Tax loss on sale of subsidiaries	(6.9)	(5.7)	(0.7)
Uncertain tax positions	—	2.1	3.2
Other	(0.1)	(0.7)	(0.6)

Total	34.6%	34.5%	53.7%

A summary of deferred tax assets and liabilities is as follows:

	December 31,
	2007	2008
	(in thousands)

Deferred tax assets — current
Allowance for doubtful accounts	$7,440	$8,535
Compensation and benefit related accruals	26,746	20,371
Malpractice insurance	10,867	11,856
Restructuring reserve	6,216	3,239
Net operating loss carry forwards	396	12,833
Interest rate swap	—	10,155
Other accruals, net	2,503	135

Net deferred tax asset — current	54,168	67,124

Deferred tax assets (liabilities) — non-current
Expenses not currently deductible for tax	101	101
Excess capital loss carry forwards	2,619	6,424
Net operating loss carry forwards	24,693	27,464
Restricted stock	(1,426)	(567)
Interest rate swaps	3,708	5,169
Depreciation and amortization	(44,214)	(67,179)
Other	3,134	3,480

Net deferred tax liability — non-current	(11,385)	(25,108)

Net deferred tax asset before valuation allowance	42,783	42,016
Valuation allowance	(16,761)	(23,009)

Net deferred tax asset	$26,022	$19,007

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The valuation allowance is primarily attributable to the uncertainty regarding the realization of state net operating losses, excess federal capital loss carry forwards and other net deferred tax assets of loss entities. The net deferred tax assets at December 31, 2008 of approximately $19.0 million consist of items which have been recognized for financial reporting purposes, but will reduce tax on returns to be filed in the future and include the use of net operating loss carryforwards. The Company has performed the required assessment of positive and negative evidence regarding the realization of the net deferred tax assets in accordance with SFAS No. 109, “Accounting for Income Taxes.” This assessment included a review of legal entities with three years of cumulative losses, estimates of projected future taxable income and the impact of tax-planning strategies that management plans to implement. Although realization is not assured, based on the Company’s assessment, it has concluded that it is more likely than not that such assets, net of the existing valuation allowance, will be realized.

Federal net operating loss carry forwards totaling $36.7 million will begin to expire in 2021 and thereafter. As a result of the acquisition of Kessler Rehabilitation Corporation and SemperCare, Inc., the Company is subject to the provisions of Section 382 of the Internal Revenue Code which provide for annual limitations on the deductibility of acquired net operating losses and certain tax deductions. These limitations apply until the earlier of utilization or expiration of the net operating losses. Additionally, if certain substantial changes in the Company’s ownership should occur, there would be an annual limitation on the amount of the carryforwards that can be utilized.

The total state net operating losses are approximately $554.0 million. State net operating loss carry forwards expire and have a respective valuation allowance as follows (in thousands):

	State Net
	Operating	Valuation
	Losses	Allowance

2009	$8,773	$8,773
2010	7,902	7,565
2011	6,647	6,502
2012	8,913	8,882
Thereafter through 2028	521,560	364,537

Reserves for Uncertain Tax Positions:

The Company adopted FIN No. 48 on January 1, 2007. Upon adoption, the Company recognized a $6.0 million increase to reserves for uncertain tax positions and a $4.1 million increase to deferred tax assets with a net adjustment to the beginning balance of retained earnings of $1.9 million. Including the cumulative effect of the increases in reserves and deferred tax assets, at the beginning of 2007, the Company had approximately $18.3 million of unrecognized tax benefits.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. The Company was subject to Canadian income tax prior to the disposition of its Canadian operations on March 1, 2006. Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when it is believed that certain positions might be challenged despite the Company’s belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. Accruals for uncertain tax positions are provided for in accordance with the requirements of FIN No. 48.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of the Company’s unrecognized tax benefits is as follows (in thousands):

Gross tax contingencies — January 1, 2007	$21,305
Reductions for tax positions taken in prior years	(2,249)
Additions for current period tax positions taken	2,357

Gross tax contingencies — December 31, 2007	21,413
Reductions for tax positions taken in prior periods	(839)
Additions for current period tax positions taken	1,918

Gross tax contingencies — December 31, 2008	$22,492

As of December 31, 2007 and 2008, the Company had $21.4 million and $22.5 million of unrecognized tax benefits, respectively, all of which, if fully recognized, would affect the Company’s effective income tax rate.

As of December 31, 2008, changes to the Company’s gross unrecognized tax benefits that are reasonably possible in the next 12 months are not material. The Company’s policy is to include interest related to income taxes in income tax expense. As of December 31, 2008, the Company had accrued interest related to income taxes of $0.8 million, net of federal income tax benefits, on the balance sheet. Interest recognized for the year ended December 31, 2008 was $0.3 million net of federal income tax benefits.

The Company has substantially concluded all U.S. federal income tax matters for years through 2004. Substantially all material state, local and foreign income tax matters have been concluded for years through 2001. The federal income tax return for 2005 is currently under examination.

12.	Retirement Savings Plan

The Company sponsors a defined contribution retirement savings plan for substantially all of its employees. Employees who are not classified as HCE’s (highly compensated employees) may contribute up to 30% of their salary; HCE’s may contribute up to 6% of their salary. The Plan provides a discretionary company match which is determined annually. Currently, the Company matches 50% of the first 6% of compensation employees contribute to the plan. The employees vest in the employer contributions over a three-year period beginning on the employee’s hire date. The expense incurred by the Company related to this plan was $9.0 million, $5.7 million and $11.7 million during the years ended December 31, 2006, 2007 and 2008, respectively.

13.	Segment Information

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers.

The Company’s reportable segments consist of (i) specialty hospitals and (ii) outpatient rehabilitation. All other represents amounts associated with corporate activities and non-healthcare related services. The outpatient rehabilitation reportable segment has two operating segments: outpatient rehabilitation clinics and contract therapy. These operating segments are aggregated for reporting purposes as they have common economic characteristics and provide a similar service to a similar patient base. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of the segments based on Adjusted EBITDA. Adjusted EBITDA is defined as net income before interest, income taxes, stock compensation expense, depreciation and amortization, income from discontinued operations, gain on early retirement of debt, other income (expense) and minority interest.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes selected financial data for the Company’s reportable segments:

	Year Ended December 31, 2006
	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total
	(in thousands)

Net revenue	$1,378,543	$470,339	$2,616	$1,851,498
Adjusted EBITDA	283,270	64,823	(39,769)	308,324
Total assets	1,742,803	258,773	180,948	2,182,524
Capital expenditures	146,291	6,527	2,278	155,096

	Year Ended December 31, 2007
	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total
		(in thousands)

Net revenue	$1,386,410	$603,413	$1,843	$1,991,666
Adjusted EBITDA	217,175	75,437	(37,684)	254,928
Total assets(1)	1,882,476	513,397	99,173	2,495,046
Capital expenditures	146,901	14,737	4,436	166,074

	Year Ended December 31, 2008
	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total
	(in thousands)

Net revenue	$1,488,412	$664,760	$190	$2,153,362
Adjusted EBITDA	236,388	77,279	(43,380)	270,287
Total assets(1):	1,910,402	504,869	164,198	2,579,469
Capital expenditures	40,069	13,271	3,164	56,504

(1)	The specialty hospital segment includes $14.6 million and $12.5 million in real estate assets held for sale on December 31, 2007 and 2008, respectively.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of Adjusted EBITDA to income from continuing operations before income taxes is as follows:

	Year Ended December 31, 2006
	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other
	(In thousands)

Adjusted EBITDA	$283,270	$64,823	$(39,769)
Depreciation and amortization	(30,731)	(12,964)	(2,973)
Stock compensation expense	—	—	(3,782)

Income (loss) from operations	$252,539	$51,859	$(46,524)	$257,874
Interest expense, net				(130,538)

Income from continuing operations before income taxes				$127,336

	Year Ended December 31, 2007
	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other
	(in thousands)

Adjusted EBITDA	$217,175	$75,437	$(37,684)
Depreciation and amortization	(37,085)	(17,458)	(2,754)
Stock compensation expense	—	—	(3,746)

Income (loss) from operations	$180,090	$57,979	$(44,184)	$193,885
Other expense				(167)
Interest expense, net				(138,052)

Income from continuing operations before income taxes				$55,666

	Year Ended December 31, 2008
	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other
	(in thousands)

Adjusted EBITDA	$236,388	$77,279	(43,380)
Depreciation and amortization	(43,938)	(24,315)	(3,533)
Stock compensation expense	—	—	(2,093)

Income (loss) from operations	$192,450	$52,964	$(49,006)	$196,408
Gain on early retirement of debt				912
Interest expense, net				(145,423)

Income from continuing operations before income taxes				$51,897

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Income (Loss) per Share

The Company applies the two-class method for calculating and presenting income (loss) per common share. As noted in SFAS No. 128, “Earnings per Share (as amended),” the two-class method is an earnings (loss) allocation formula that determines earnings (losses) per share for each class of stock participation rights in undistributed earnings (losses). Effective January 1, 2009 the Company adopted FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (“FSP EITF 03-6-1”).” FSP EITF 03-6-1 clarified that share based payment awards that have not yet vested do meet the definition of a participating security provided the right to receive the dividend is non-forfeitable and non-contingent. Participating securities are defined as securities that participate in dividends with common stock according to a predetermined formula. These participating securities should be included in the computation of basic earnings per share under the two class method. In applying FSP EITF 03-6-1 the Company has concluded that its non-vested restricted stock awards meet the definition of a participating security and should be included in the Company’s computation of basic earnings per share. The earnings per share calculations for the years ended December 31, 2006, 2007 and 2008 have been revised to conform to the presentation prescribed in FSP EITF 03-6-1. The adoption of FSP EITF 03-6-1 had no impact on earnings per share for the year ended December 31, 2007 and 2008. As a result of this accounting change basic, and diluted income per common share for the year ended December 31, 2006 was effected as follows:

		As Adjusted
	As Originally	For FSP EITF
	Reported	03-6-1

Basic income per common share:
Income from continuing operations	$0.30	$0.26
Discontinued operations, net of tax	0.06	0.06

Net income per common share	$0.36	$0.32

Diluted income per common share:
Income from continuing operations	$0.28	$0.26
Discontinued operations, net of tax	0.06	0.06

Net income per common share	$0.32	$0.32

Under the two class method:

(a)	Income from continuing operations is reduced by the contractual amount of dividends in the current period for each class of stock.

(b)	The remaining income (loss) is allocated to common stock, unvested restricted stock and participating preferred stock to the extent that each security may share in income (loss), as if all of the earnings (losses) for the period had been distributed. The total income (loss) allocated to each security is determined by adding together the amount allocated for dividends and the amount allocated for participation features.

(c)	The income (loss) allocated to common stock is then divided by the weighted average number of outstanding shares to which the earnings are allocated to determine the income (loss) per share for common stock.

In applying the two-class method, the Company determined that undistributed earnings should be allocated equally on a per share basis between the common stock, unvested restricted stock and participating preferred stock due to the equal participation rights of the common stock, unvested restricted stock and participating preferred stock (i.e., the voting conversion rights) and losses should be allocated equally on a per share basis between common stock and participating preferred stock.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth for the periods indicated the calculation of income (loss) per share in the Company’s Consolidated Statement of Operations and the differences between basic weighted average shares outstanding and diluted weighted average shares outstanding used to compute basic and diluted earnings per share, respectively:

	For the Year Ended December 31,
	2006	2007	2008
	(in thousands, except per share amounts)

Numerator:
Net income attributable to Select Medical Holdings Corporation	$94,879	$35,430	$22,441
Less: Income from discontinued operations	12,478	—	—

Income from continuing operations	$82,401	$35,430	$22,441
Less: Preferred dividends	22,663	23,807	24,972
Less: Earnings (losses) allocated to unvested restricted stockholders	6,615	758	—
Less: Earnings (losses) allocated to preferred stockholders	5,819	1,133	(254)

Net income (loss) available to common stockholders — continuing operations	$47,304	$9,732	$(2,277)

Numerator:
Income from discontinued operations	$12,478	$—	$—
Less: Earnings allocated to unvested restricted stockholders	1,382
Less: Earnings allocated to preferred stockholders	1,215	—	—

Net income available to common stockholders — discontinued operations	$9,881	$—	$—

Denominator:
Weighted average shares — basic and diluted	180,183	190,286	198,554

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.26	$0.05	$(0.01)
Discontinued operations, net of tax	0.06	—	—

Net income (loss) per common share	$0.32	$0.05	$(0.01)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.26	$0.05	$(0.01)
Discontinued operations, net of tax	0.06	—	—

Diluted income (loss) per common share	$0.32	$0.05	$(0.01)

The following amounts are shown here for informational and comparative purposes only since their inclusion would be anti-dilutive:

	For the Year Ended December 31,
	2006	2007	2008
	(in thousands)

Stock options	2,589	4,005	3,801
Restricted stock	—	—	5,278

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The participating preferred stock is convertible upon a qualifying public offering, as defined in Holdings’ amended and restated certificate of incorporation. No conversion has been assumed in the computation of earnings per share. See Note 8 — Stockholders’ Equity for further information on the terms of Holding’s preferred stock.

15.	Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, notes payable and long-term debt. The carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of these instruments.

The Company is exposed to the impact of interest rate changes. The Company’s objective is to manage the impact of the interest rate changes on earnings and cash flows. On June 13, 2005, Select entered into an interest rate swap agreement to hedge Select’s interest rate risk for a portion of its term loans under its senior secured credit facility. The effective date of the swap transaction was August 22, 2005. The swap is designated as a cash flow hedge of forecasted LIBOR based variable rate interest payments. The notional amount of the interest rate swap is $200.0 million, and the underlying variable rate debt is associated with Select’s existing senior secured credit facility. The variable interest rate of the debt was 4.2% and the fixed rate of the swap was 6.3% at December 31, 2008. The swap is for a period of five years, with quarterly resets on February 22, May 22, August 22 and November 22 of each year.

On September 19, 2005, Select entered into two additional interest rate swap agreements to hedge Holdings’ interest rate risk for its senior floating rate notes. The effective date of the swap transactions was September 29, 2005. The swaps are designated as cash flow hedges of forecasted LIBOR based variable rate interest payments. The notional amount of the interest rate swaps is $175.0 million, and the underlying variable rate debt is associated with Holdings’ $175.0 million senior floating rate notes due 2015. The variable interest rate of the debt was 8.8% and the fixed rate of the swaps was 10.2% at December 31, 2008. The swaps are for a period of four years, with semi-annual resets on March 15 and September 15 of each year.

On March 8, 2007, Select entered into an additional interest rate swap agreement to hedge Select’s interest rate risk for a portion of its term loans under its senior secured credit facility. The effective date of the swap transaction was May 22, 2007. The swap is designated as a cash flow hedge of forecasted LIBOR based variable rate interest payments. The notional amount of the interest rate swap is $200.0 million, and the underlying variable rate debt is associated with Select’s existing senior secured credit facility. The variable interest rate of the debt was 4.2% and the fixed rate of the swap was 6.8% at December 31, 2008. The swap is for a period of three years, with quarterly resets on February 22, May 22, August 22 and November 22 of each year.

On November 16, 2007, Select entered into an additional interest rate swap agreement to hedge Select’s interest rate risk for a portion of its term loans under its senior secured credit facility. The effective date of the swap transaction was November 23, 2007. The swap is designated as a cash flow hedge of forecasted LIBOR based variable rate interest payments. The notional amount of the interest rate swap is $100.0 million, and the underlying variable rate debt is associated with Select’s existing senior secured credit facility. The variable interest rate of the debt was 4.2% and the fixed rate of the swap was 6.3% at December 31, 2008. The swap is for a period of three years, with quarterly resets on February 22, May 22, August 22 and November 22 of each year.

The interest rate swaps have been designated as hedges and qualify under the provision of SFAS No. 133 as effective hedges. The interest rate swaps are reflected at fair value in the consolidated balance sheet and the related loss of $10.5 million, net of tax, and the loss of $7.6 million, net of tax, was recorded in stockholders’ equity as a component of other comprehensive income (loss) for the years ended December 31, 2007 and 2008, respectively. The Company will test for ineffectiveness whenever financial statements are issued or at least every three months using the Hypothetical Derivative Method.

Borrowings under Select’s existing senior secured credit facility which are not subject to the swaps have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was $783.3 million and $806.5 million at December 31, 2007 and 2008, respectively. The fair value of Select’s existing senior secured credit facility was $732.2 million and $523.3 million at December 31, 2007 and 2008, respectively.

At December 31, 2007 the carrying value of the 7 5/8% Senior Subordinated Notes was $660.0 million and the estimated fair value was $567.6 million and at December 31, 2008 the carrying value was $658.0 million and the estimated fair value was $335.6 million.

At December 31, 2007 the carrying value of the senior floating rate notes was $175.0 million and the estimated fair value was $152.3 million and at December 31, 2008 the carrying value was $175.0 million and the estimated fair value was $89.3 million.

16.	Related Party Transactions

The Company is party to various rental and other agreements with companies owned by related parties affiliated through common ownership or management. The Company made rental and other payments aggregating $2.3 million during the years ended December 31, 2006 and 2007 and $3.3 million during the year ended December 31, 2008 to the affiliated companies.

As of December 31, 2008, future rental commitments under outstanding agreements with the affiliated companies are approximately as follows (in thousands):

2009	$2,978
2010	2,996
2011	2,998
2012	3,085
2013	3,200
Thereafter	31,168

$46,425

17.	Commitments and Contingencies

Leases

The Company leases facilities and equipment from unrelated parties under operating leases. Minimum future lease obligations on long-term non-cancelable operating leases in effect at December 31, 2008 are approximately as follows (in thousands):

2009	$108,438
2010	81,065
2011	59,341
2012	41,373
2013	29,438
Thereafter	171,321

$490,976

Total rent expense for operating leases, including cancelable leases, for the years ended December 31, 2006, 2007 and 2008 was $118.4 million, $131.9 million and $139.3 million, respectively.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Facility rent expense for the years ended December 31, 2006, 2007 and 2008 was $84.0 million, $98.5 million and $110.2 million, respectively.

Construction Commitments

At December 31, 2008, the Company has outstanding commitments under construction contracts related to new construction, improvements and renovations at the Company’s long term acute care properties and inpatient rehabilitation facilities totaling approximately $15.8 million.

Other

In March 2000, the Company entered into three-year employment agreements with three of its executive officers. Under these agreements, the three executive officers currently receive a combined total annual salary of $2.4 million subject to adjustment by the Company’s Board of Directors. The employment agreements also contain a change in control provision and provides that the three executive officers will receive long-term disability insurance. At the end of each 12-month period beginning March 1, 2000, the term of each employment agreement automatically extends for an additional year unless one of the executives or the Company gives written notice to the other not less than three months prior to the end of that 12-month period that they do not want the term of the employment agreement to continue.

The Company has entered into change in control agreements with six other members of senior management.

A subsidiary of the Company has entered into a naming, promotional and sponsorship agreement with an NFL team for the team’s headquarters complex that requires a payment of $2.6 million in 2009. Each successive annual payment increases by 2.3% through 2025. The naming, promotional and sponsorship agreement is in effect until 2025.

Litigation

On August 24, 2004, Clifford C. Marsden and Ming Xu filed a purported class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of the public stockholders of Select against Martin F. Jackson, Robert A. Ortenzio, Rocco A. Ortenzio, Patricia A. Rice and Select. The complaint as later amended alleged, among other things, failure to disclose adverse information regarding a potential regulatory change affecting reimbursement for Select’s services applicable to long term acute care hospitals operated as hospitals within hospitals. On October 25, 2007, the Court certified a class of investors who purchased Select stock between July 29, 2003 and May 11, 2004, inclusive. The Court also appointed class representatives and class counsel. On July 3, 2008, the parties reached a settlement in principle. The parties signed the settlement agreement on November 5, 2008 and it was filed with the Court on November 14, 2008. On December 19, 2008, the Court granted preliminary approval of the settlement. The settlement requires defendants to pay $5.0 million, which has been paid into a settlement fund by the Company’s insurer. On April 14, 2009, the Court granted final approval of the settlement.

To cover claims arising out of the operations of the Company’s specialty hospitals and outpatient rehabilitation facilities, the Company maintains professional malpractice liability insurance and general liability insurance. The Company also maintains umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by the Company’s other insurance policies. These insurance policies also do not generally cover punitive damages and are subject to various deductibles and policy limits. Significant legal actions as well as the cost and possible lack of available insurance could subject the Company to substantial uninsured liabilities.

The Company is subject to legal proceedings and claims that arise in the ordinary course of business, which include malpractice claims covered under insurance policies, subject to self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. In the

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s opinion, the outcome of these actions will not have a material adverse effect on its financial position or results of operations.

Health care providers are subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. The Company has been a defendant in these cases in the past, and may be named as a defendant in similar cases from time to time in the future.

18.	Supplemental Disclosures of Cash Flow Information

Non-cash investing and financing activities are comprised of the following for the years ended December 31, 2006, 2007 and 2008:

	For the Year Ended December 31,
	2006	2007	2008
	(in thousands)

Notes issued with acquisitions (Note 2)	$—	$—	$1,001
Liabilities assumed with acquisitions (Note 2)	—	36,458	253
Notes recorded related to sale of business (Note 3)	8,436	2,616	—

19.	Selected Quarterly Financial Data (Unaudited)

The table below sets forth selected unaudited financial data for each quarter of the last two years.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(in thousands)

Year ended December 31, 2007
Net revenues	$466,829	$506,484	$500,385	$517,968
Income from operations	60,325	60,576	31,292	41,692
Net income (loss) attributable to Select Medical Holdings Corporation	$17,471	$14,315	$(3,106)	$6,750
Net income (loss) per common share(1)
Basic	$0.05	$0.04	$(0.04)	$0.00
Diluted	$0.05	$0.04	$(0.04)	$0.00

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(in thousands)

Year ended December 31, 2008
Net revenues	$548,278	$538,806	$519,179	$547,099
Income from operations	54,344	48,421	36,158	57,485
Net income (loss) attributable to Select Medical Holdings Corporation	$8,700	$5,753	$(823)	$8,811
Net income (loss) per common share(1):
Basic	$0.01	$0.00	$(0.03)	$0.01
Diluted	$0.01	$0.00	$(0.03)	$0.01

(1)	Adjusted for the adoption of FASB Staff Position EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” See Note 14 for additional information.

The following Financial Statement Schedule along with the report thereon of PricewaterhouseCoopers LLP dated March 23, 2009, except with respect to their opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests (Note 1) and for unvested restricted stock in the calculation of earnings per share (Note 14), as to which the date is June 18, 2009, on page F-2 should be read in conjunction with the consolidated financial statements. Financial Statement Schedules not included in this filing have been omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

Schedule II — Valuation and Qualifying Accounts
(in thousands)

	Balance at	Charged
	Beginning	to Cost and			Balance at
Description	of Year	Expenses	Acquisitions(A)	Deductions(B)	End of Year

Year ended December 31, 2008 allowance for doubtful accounts,	$55,856	$47,804	$183	$(46,791)	$57,052
Year ended December 31, 2007 allowance for doubtful accounts	$55,306	$37,572	$9,061	$(46,083)	$55,856
Year ended December 31, 2006 allowance for doubtful accounts	$74,891	$18,810	$—	$(38,395)	$55,306
Year ended December 31, 2008 income tax valuation allowance	$16,761	$6,355	$—	$(108)	$23,008
Year ended December 31, 2007 income tax valuation allowance	$14,428	$2,507	$—	$(174)	$16,761
Year ended December 31, 2006 income tax valuation allowance	$11,961	$3,485	$—	$(1,018)	$14,428

(A)	Represents opening balance sheet reserves resulting from purchase accounting entries.

(B)	Allowance for doubtful accounts deductions represent write-offs against the reserve for 2006, 2007 and 2008. Income tax valuation allowance deductions primarily represent the disposition of certain subsidiaries.

SELECT MEDICAL HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

			Pro Forma
			Preferred
			Stock and
	December 31,	March 31,	Equity at
	2008(1)	2009	March 31, 2009
		(unaudited)	(unaudited)
	(in thousands, except share and per share amounts)

ASSETS
Current Assets:
Cash and cash equivalents	$64,260	$12,686
Accounts receivable, net of allowance for doubtful accounts of $57,052 and $54,705 in 2008 and 2009, respectively	312,418	366,317
Current deferred tax asset	61,925	55,654
Prepaid income taxes	7,362	—
Other current assets	20,897	25,322

Total Current Assets	466,862	459,979
Property and equipment, net	471,065	462,399
Goodwill	1,506,661	1,506,661
Other identifiable intangibles	74,078	71,868
Assets held for sale	12,542	12,542
Other assets	48,261	45,448

Total Assets	$2,579,469	$2,558,897

LIABILITIES AND EQUITY
Current Liabilities:
Bank overdrafts	$21,130	$16,344
Current portion of long-term debt and notes payable	9,046	12,154
Accounts payable	72,496	68,996
Accrued payroll	66,380	71,621
Accrued vacation	37,109	38,640
Accrued interest	37,032	15,630
Accrued restructuring	8,108	6,962
Accrued other	91,482	94,324
Income taxes payable	—	3,908
Due to third party payors	5,709	5,600

Total Current Liabilities	348,492	334,179
Long-term debt, net of current portion	1,770,879	1,737,792
Non-current deferred tax liability	42,918	47,761
Other non-current liabilities	67,709	65,479

Total Liabilities	2,229,998	2,185,211
Commitments and Contingencies
Preferred stock — Authorized shares (liquidation preference is $515,872 and $522,232 in 2008 and 2009, respectively)	515,872	522,232	$
Stockholders’ Equity:
Common stock $0.001 par value, 250,000,000 shares authorized, 204,885,000 shares and 204,833,000 shares issued and outstanding in 2008 and 2009, respectively	205	205
Capital in excess of par	(289,382)	(289,163)
Retained earnings	128,185	146,819
Accumulated other comprehensive loss	(13,212)	(14,280)

Total Select Medical Holdings Corporation Stockholders’ Equity	(174,204)	(156,419)
Non-controlling interest	7,803	7,873

Total Equity	(166,401)	(148,546)

Total Liabilities and Equity	$2,579,469	2,558,897

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 2, Accounting Policies — Recent Accounting Pronouncements, for additional information.

The accompanying notes are an integral part of this statement.

SELECT MEDICAL HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Quarter Ended March 31,
	2008(1)(2)		2009
	(unaudited)
	(in thousands, except per share amounts)

Net operating revenues		$548,278		$561,172

Costs and expenses:
Cost of services		452,271		451,394
General and administrative		11,651		12,775
Bad debt expense		12,615		11,646
Depreciation and amortization		17,397		17,731

Total costs and expenses		493,934		493,546

Income from operations		54,344		67,626
Other income and expense:
Gain on early retirement of debt		—		11,754
Interest income		126		52
Interest expense		(36,919)		(34,672)

Income from operations before income taxes		17,551		44,760
Income tax expense		8,542		18,743

Net income		9,009		26,017
Less: Net income attributable to non-controlling interests		309		1,021

Net income attributable to Select Medical Holdings Corporation		8,700		24,996
Less: Preferred dividends		6,084		6,362

Net income available to common and preferred stockholders		$2,616		$18,634

Income per common share:
Basic		$0.01		$0.08
Diluted		$0.01		$0.08
Unaudited pro forma net income per common share:
Basic	$		$
Diluted	$		$

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 2, Accounting Policies — Recent Accounting Pronouncements, for additional information.

(2)	Adjusted for the adoption of FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” See Note 8 for additional information.

The accompanying notes are an integral part of this statement.

SELECT MEDICAL HOLDINGS CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

			Select Medical Holdings Corporation Stockholders
				Common			Accumulated Other
		Comprehensive	Common	Stock Par	Capital in	Retained	Comprehensive	Non-controlling
	Total	Income	Stock Issued	Value	Excess of Par	Earnings	Income (Loss)	Interests
	(unaudited)
	(in thousands)

Balance at December 31, 2008(1)	$(166,401)		204,885	$205	$(289,382)	$128,185	$(13,212)	$7,803
Net Income	26,017	$26,017				24,996		1,021
Unrealized loss on interest rate swap, net of tax	(1,068)	(1,068)					(1,068)

Total comprehensive income	$24,949	$24,949

Issuance and vesting of restricted stock	264				264
Exercise of stock options	4		2	—	4
Stock option expense	31				31
Repurchase of common shares	(80)		(54)	—	(80)
Distributions to non-controlling interests	(951)							(951)
Accretion of dividends on preferred stock	(6,362)					(6,362)

Balance at March 31, 2009	$(148,546)		204,833	$205	$(289,163)	$146,819	$(14,280)	$7,873

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 2, Accounting Policies — Recent Accounting Pronouncements, for additional information.

The accompanying notes are an integral part of this statement.

SELECT MEDICAL HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months
	Ended March 31,
	2008(1)	2009
	(unaudited)
	(in thousands)

Operating activities
Net income	$9,009	$26,017
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	17,397	17,731
Provision for bad debts	12,615	11,646
Gain on early retirement of debt	—	(11,754)
Loss (gain) from disposal of assets	(114)	140
Non-cash stock compensation expense	754	295
Amortization of debt discount	355	400
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(71,861)	(65,545)
Other current assets	(412)	(4,354)
Other assets	4,505	2,129
Accounts payable	15,917	(3,473)
Due to third-party payors	(10,165)	(109)
Accrued expenses	(10,590)	(12,523)
Income and deferred taxes	7,725	18,673

Net cash used in operating activities	(24,865)	(20,727)

Investing activities
Purchases of property and equipment	(15,056)	(7,036)
Acquisition of businesses, net of cash acquired	(4,246)	—

Net cash used in investing activities	(19,302)	(7,036)

Financing activities
Borrowings on revolving credit facility	196,000	53,000
Payments on revolving credit facility	(126,000)	(53,000)
Payment on credit facility term loan	(4,582)	(1,700)
Repurchase of 7 5/8% senior subordinated notes	—	(19,014)
Borrowings of other debt	—	5,184
Principal payments on seller and other debt	(1,322)	(2,362)
Payment of initial public offering costs	—	(106)
Repurchase of common and preferred stock	(395)	(80)
Proceeds from issuance of common stock	26	4
Repayment of bank overdrafts	(15,494)	(4,786)
Distributions to non-controlling interests	(415)	(951)

Net cash provided by (used in) financing activities	47,818	(23,811)

Net increase (decrease) in cash and cash equivalents	3,651	(51,574)
Cash and cash equivalents at beginning of period	4,529	64,260

Cash and cash equivalents at end of period	$8,180	$12,686

Supplemental Cash Flow Information
Cash paid for interest	$55,069	$53,491
Cash paid for taxes	$803	$7

(1)	Adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 2, Accounting Policies — Recent Accounting Pronouncements, for additional information.

The accompanying notes are an integral part of this statement.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Basis of Presentation

On February 24, 2005, Select Medical Corporation (“Select”) merged with a subsidiary of Select Medical Holdings Corporation (“Holdings”), formerly known as EGL Holding Company, and became a wholly-owned subsidiary of Holdings (“Merger”). Holdings and Select and their subsidiaries are collectively referred to as the “Company.” The consolidated financial statements of Holdings include the accounts of its wholly-owned subsidiary Select. Holdings conducts substantially all of its business through Select and its subsidiaries.

The unaudited condensed consolidated financial statements of the Company as of March 31, 2009 and for the three month periods ended March 31, 2008 and 2009 have been prepared in accordance with generally accepted accounting principles. In the opinion of management, such information contains all adjustments necessary for a fair statement of the financial position, results and cash flow for such periods. All significant intercompany transactions and balances have been eliminated. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2009.

Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted consistent with the rules and regulations of the Securities and Exchange Commission (the “SEC”), although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2008 available on the Company’s website: www.selectmedicalcorp.com under the Investor Relations section of the website. Please note that none of the information on the Company’s website is incorporated by reference into this report.

Unaudited Pro Forma Liabilities, Redeemable Convertible Preferred Stock, Stockholders’ Equity and Income per Common Share

In July 2008, the Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission for the Company to sell shares of its common stock to the public. If the initial public offering is completed,          shares of the Company’s preferred stock will convert into shares of common stock as of the closing of the offering. Unaudited pro forma liabilities, preferred stock, stockholders’ equity and net income per common share — basic and diluted, as adjusted for (i) the assumed conversion of the preferred stock to common stock, (ii) a deemed dividend for the value of contingent beneficial conversion feature associated with the preferred stock, and (iii) the reverse split of common stock is set forth in the accompanying consolidated balance sheet and statement of operations, respectively. Because the preferred stock value increases due to accrued dividends, the number of common shares issued in the conversion are not constant. If the offering had closed on March 31, 2009, the number of common shares issued in the conversion would have been          shares.

2.	Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP 141R-1”). FSP 141R-1 amends the provisions in Statement of Financial Accounting Standards (“SFAS”) No. 141R, “Business Combinations, Revised” (“SFAS No. 141R”), for the initial recognition and

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. FSP 141R-1 eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in SFAS No. 141R and instead carries forward most of the provisions in SFAS No. 141, “Business Combinations,” for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of FSP 141R-1 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which will require that the fair value disclosures for all financial instruments within the scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” be included in interim financial statements. This FSP also requires entities to disclose the method and significant assumptions used to estimate the fair value of financial instruments on an interim and annual basis and to highlight any changes from prior periods. FSP FAS 107-1 and APB 28-1 will be effective for interim periods ending after June 15, 2009. The adoption of FSP 107-1 and APB 28-1 is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have decreased significantly. FSP FAS 157-4 also provides guidance on identifying circumstances that indicate a transaction is not orderly. The provisions of FSP FAS 157-4 are effective for the Company’s interim period ending on June 30, 2009. The adoption of FSP FAS 157-4 is not expected to have a material impact on the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS No. 160”).” Upon adoption of this standard, minority interest is now referred to as non-controlling interest and has been reclassified from the mezzanine section of the balance sheet to the equity section. The balance sheet as of December 31, 2008 has been revised to show this change in presentation. In addition, non-controlling interest is now deducted from net income to obtain net income attributable to the Company.

3.	Intangible Assets

The Company’s intangible assets consist of the following:

	As of March 31, 2009
	Gross Carrying	Accumulated
	Amount	Amortization
	(in thousands)

Amortized intangible assets
Contract therapy relationships	$20,456	$(16,706)
Non-compete agreements	25,909	(17,143)

Total	$46,365	$(33,849)

Indefinite-lived intangible assets
Goodwill	$1,506,661
Trademarks	47,858
Certificates of need	10,155
Accreditations	1,339

Total	$1,566,013

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

On January 1, 2009 the Company adopted Financial Accounting Standards Board Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”).” FSP FAS 142-3 provides guidance in determining the useful life of intangible assets that have renewal or extension terms and also requires additional disclosure related to these intangibles. The Company’s accreditations and trademarks have renewal terms. The costs to renew these intangibles are expensed as incurred. At March 31, 2009, the accreditations and trademarks have a weighted average time until the next renewal of 1.7 years and 5.2 years, respectively.

Amortization expense for the Company’s intangible assets with finite lives follows:

	Three Months
	Ended March 31,
	2008	2009
	(in thousands)

Amortization expense	$2,208	$2,208

Amortization expense for the Company’s intangible assets primarily relates to the amortization of the value associated with the non-compete agreements entered into in connection with the acquisitions of the outpatient rehabilitation division of HealthSouth Corporation (the “Division”), Kessler Rehabilitation Corporation and SemperCare Inc. and the value assigned to the Company’s contract therapy relationships. The useful lives of the Division’s non-compete, Kessler non-compete, SemperCare non-compete and the Company’s contract therapy relationships are approximately five, six, seven and five years, respectively.

Amortization expense related to these intangible assets for each of the next five years commencing January 1, 2009 is approximately as follows (in thousands):

2009	$8,831
2010	4,247
2011	1,306
2012	340
2013	0

4.	Restructuring Reserves

In connection with the acquisition of the outpatient rehabilitation division of HealthSouth Corporation, the Company recorded a liability of $18.7 million in 2007 for business restructuring which was accounted for as additional purchase price. This reserve primarily included costs associated with workforce reductions and lease termination costs in accordance with the Company’s restructuring plan.

The following summarizes the Company’s restructuring activity:

	Lease
	Termination
	Costs	Severance	Other	Total
	(in thousands)

December 31, 2008	$7,047	$992	$69	$8,108
Amounts paid in 2009	(928)	(218)	—	(1,146)

March 31, 2009	$6,119	$774	$69	$6,962

The Company expects to pay out the remaining lease termination costs through 2016 and severance costs in 2009.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

5.	Accumulated Other Comprehensive Loss

Included in accumulated other comprehensive loss at December 31, 2008 and March 31, 2009 were cumulative losses of $13.2 million (net of tax) and $14.3 million (net of tax), respectively, on interest rate swaps accounted for as cash flow hedges.

6.	Fair Value Measurements

In the first quarter of 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities, which was adopted on January 1, 2009. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements.

SFAS No. 157 discusses valuation techniques, such as the market approach, the income approach and the cost approach. The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as follows:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company measures its interest rate swaps at fair value on a recurring basis. The Company determines the fair value of its interest rate swaps based on financial models that consider current and future market interest rates and adjustments for non-performance risk. The Company considers those inputs utilized in the valuation process to be Level 2 in the fair value hierarchy. The fair value of the Company’s interest rate swaps was a liability of $25.0 million at March 31, 2009 of which $18.5 million was reported as a current liability in accrued other and $6.5 million was reported in other long-term liabilities.

7.	Segment Information

The Company’s segments consist of (i) specialty hospitals and (ii) outpatient rehabilitation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All other primarily includes the Company’s general and administrative services. The Company evaluates performance of the segments based on Adjusted EBITDA. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain on early retirement of debt, other income (expense), stock compensation expense and non-controlling interest.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following tables summarize selected financial data for the Company’s reportable segments for the three months ended March 31, 2008 and 2009. The segment results of Holdings are identical to those of Select with the exception of total assets:

	Three Months Ended March 31, 2008
	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total
	(in thousands)

Net operating revenue	$378,604	$169,577	$97	$548,278
Adjusted EBITDA	63,243	20,097	(10,845)	72,495
Total assets	1,922,107	520,418	111,889	2,554,414
Capital expenditures	9,988	3,851	1,217	15,056

	Three Months Ended March 31, 2009
	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total
	(in thousands)

Net operating revenue	$393,232	$167,819	$121	$561,172
Adjusted EBITDA	76,781	21,284	(12,413)	85,652
Total assets	1,943,006	504,047	111,844	2,558,897
Capital expenditures	4,155	2,810	71	7,036

A reconciliation of Adjusted EBITDA to income from operations before income taxes is as follows:

	Three Months Ended March 31, 2008
	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other
		(in thousands)

Adjusted EBITDA	$63,243	$20,097	$(10,845)
Depreciation and amortization	(10,742)	(5,793)	(862)
Stock compensation expense	—	—	(754)

Income (loss) from operations	$52,501	$14,304	$(12,461)	$54,344
Interest expense, net				(36,793)

Income from operations before income taxes				$17,551

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

	Three Months Ended March 31, 2009
	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other
		(in thousands)

Adjusted EBITDA	$76,781	$21,284	$(12,413)
Depreciation and amortization	(10,747)	(6,133)	(851)
Stock compensation expense	—	—	(295)

Income (loss) from operations	$66,034	$15,151	$(13,559)	$67,626
Gain on early retirement of debt				11,754
Interest expense, net				(34,620)

Income from operations before income taxes				$44,760

8.	Net Income per Share

Effective January 1, 2009 the Company adopted FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (“FSP EITF 03-6-1”).” FSP EITF 03-6-1 clarified that share based payment awards that have not yet vested do meet the definition of a participating security provided the right to receive the dividend is non-forfeitable and non-contingent. Participating securities are defined as securities that participate in dividends with common stock according to a predetermined formula. These participating securities should be included in the computation of basic earnings per share under the two class method. In applying FSP EITF 03-6-1 the Company has concluded that its non-vested restricted stock awards meet the definition of a participating security and should be included in the Company’s computation of basic earnings per share. Earnings per share for the three months ended March 31, 2008 has been revised to conform to the presentation prescribed in FSP EITF 03-6-1.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following table sets forth for the periods indicated the calculation of net income per share in the Company’s consolidated statement of operations and the differences between basic weighted average shares outstanding and diluted weighted average shares outstanding used to compute basic and diluted earnings per share, respectively:

	Three Months Ended March 31,
	2008	2009
	(in thousands, except per share data)

Numerator:
Net income attributable to Select Medical Holdings Corporation	$8,700	$24,996
Less: Preferred stock dividends	6,084	6,362
Less: Earnings allocated to preferred stockholders	255	1,818
Less: Earnings allocated to unvested restricted stockholders	99	295

Net income available to common stockholders — basic and diluted	$2,262	$16,521

Denominator:
Weighted average shares — basic	196,503	201,286
Effect of dilutive securities:
Stock options	—	1,610

Weighted average shares — diluted	196,503	202,896

Basic income per common share	$0.01	$0.08
Diluted income per common share	$0.01	$0.08

The following share amounts are shown here for informational and comparative purposes only since their inclusion would be anti-dilutive:

	Three Months Ended March 31,
	2008	2009
	(in thousands)

Stock options	4,610	436

9.	Interest Rate Swaps

On January 1, 2009, the Company adopted SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS No. 161”). This statement intends to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance and cash flows. SFAS No. 161 applies to all derivative instruments within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) as well as related hedged items, bifurcated derivatives and non-derivative instruments that are designated and qualify as hedging instruments.

The Company is exposed to the impact of interest rate changes. The Company’s objective is to manage the impact of the interest rate changes on earnings and cash flows. On June 13, 2005, Select entered into an interest rate swap agreement to hedge Select’s interest rate risk for a portion of its term loans under its senior secured credit facility. The effective date of the swap transaction was August 22, 2005. The swap is designated as a cash flow hedge of forecasted LIBOR based variable rate interest payments. The notional amount of the interest rate swap is $200.0 million, and the underlying variable rate debt is associated with Select’s existing senior secured credit facility. The variable interest rate of the debt was 3.3% and the fixed rate of the swap was 6.3% at March 31, 2009.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The swap is for a period of five years, with quarterly resets on February 22, May 22, August 22 and November 22 of each year.

On September 19, 2005, Select entered into two additional interest rate swap agreements to hedge Holdings’ interest rate risk for its senior floating rate notes. The effective date of the swap transactions was September 29, 2005. The swaps are designated as cash flow hedges of forecasted LIBOR based variable rate interest payments. The notional amount of the interest rate swaps is $175.0 million, and the underlying variable rate debt is associated with Holdings’ $175.0 million senior floating rate notes due 2015. The variable interest rate of the debt was 7.7% and the fixed rate of the swaps was 10.2% at March 31, 2009. The swaps are for a period of four years, with semi-annual resets on March 15 and September 15 of each year.

On March 8, 2007, Select entered into an additional interest rate swap agreement to hedge Select’s interest rate risk for a portion of its term loans under its senior secured credit facility. The effective date of the swap transaction was May 22, 2007. The swap is designated as a cash flow hedge of forecasted LIBOR based variable rate interest payments. The notional amount of the interest rate swap is $200.0 million, and the underlying variable rate debt is associated with Select’s existing senior secured credit facility. The variable interest rate of the debt was 3.3% and the fixed rate of the swap was 6.8% at March 31, 2009. The swap is for a period of three years, with quarterly resets on February 22, May 22, August 22 and November 22 of each year.

On November 16, 2007, Select entered into an additional interest rate swap agreement to hedge Select’s interest rate risk for a portion of its term loans under its senior secured credit facility. The effective date of the swap transaction was November 23, 2007. The swap is designated as a cash flow hedge of forecasted LIBOR based variable rate interest payments. The notional amount of the interest rate swap is $100.0 million, and the underlying variable rate debt is associated with Select’s existing senior secured credit facility. The variable interest rate of the debt was 3.3% and the fixed rate of the swap was 6.3% at March 31, 2009. The swap is for a period of three years, with quarterly resets on February 22, May 22, August 22 and November 22 of each year.

The interest rate swaps have been designated as hedges and qualify under the provision of SFAS No. 133 as effective hedges. See also, Note 5, Accumulated Other Comprehensive Loss and Note 6, Fair Value Measurements.

10.	Early Retirement of Debt

During the first quarter of 2009, the Company paid approximately $19.0 million to repurchase and retire a portion of Select’s 7 5/8% senior subordinated notes. These notes had a carrying value of $31.5 million. A gain on early retirement of debt in the amount of $11.8 million was recognized, which was net of the write-off of $0.7 million in unamortized deferred financing costs related to the debt. In April 2009, the Company paid approximately $11.1 million to repurchase and retire additional 7 5/8% senior subordinated notes with a carrying value of $15.0 million.

11.	Commitments and Contingencies

Litigation

On August 24, 2004, Clifford C. Marsden and Ming Xu filed a purported class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of the public stockholders of Select against Martin F. Jackson, Robert A. Ortenzio, Rocco A. Ortenzio, Patricia A. Rice and Select. The complaint as later amended alleged, among other things, failure to disclose adverse information regarding a potential regulatory change affecting reimbursement for Select’s services applicable to long term acute care hospitals operated as hospitals within hospitals. On October 25, 2007, the Court certified a class of investors who purchased Select stock between July 29, 2003 and May 11, 2004, inclusive. The Court also appointed class representatives and class counsel. On July 3, 2008, the parties reached a settlement in principle. The parties signed the settlement agreement on November 5, 2008 and it was filed with the Court on November 14, 2008. On December 19, 2008, the Court granted preliminary approval of the settlement. The settlement requires defendants to pay $5.0 million, which has been paid into a settlement fund by the Company’s insurer. On April 14, 2009, the Court granted final approval of the settlement.

SELECT MEDICAL HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

To cover claims arising out of the operations of the Company’s specialty hospitals and outpatient rehabilitation facilities, the Company maintains professional malpractice liability insurance and general liability insurance. The Company also maintains umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by the Company’s other insurance policies. These insurance policies also do not generally cover punitive damages and are subject to various deductibles and policy limits. Significant legal actions as well as the cost and possible lack of available insurance could subject the Company to substantial uninsured liabilities.

The Company is subject to legal proceedings and claims that arise in the ordinary course of business, which include malpractice claims covered under insurance policies, subject to self-insured retention of $2.0 million per medical incident for professional liability claims and $2.0 million per occurrence for general liability claims. In the Company’s opinion, the outcome of these actions will not have a material adverse effect on its financial position or results of operations.

Health care providers are subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. The Company has been a defendant in these cases in the past, and may be named as a defendant in similar cases from time to time in the future.

Construction Commitments

At March 31, 2009, the Company has outstanding commitments under construction contracts related to new construction, improvements and renovations at the Company’s long term acute care properties and inpatient rehabilitation facilities totaling approximately $20.4 million.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts shown are estimates, other than the SEC registration fee, the FINRA filing fee and the Nasdaq Global Select Market listing fee.

SEC registration fee	$30,435
FINRA filing fee	58,000
Nasdaq Global Select Market listing fee	*
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Transfer agent fees	*
Blue sky fees and expenses	*
Miscellaneous	*

Total	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our amended and restated bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (ii) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (iii) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (iv) the rights conferred in our bylaws are not exclusive.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. We expect to obtain liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act.

1. From February 15, 2006 through August 20, 2008, we granted to our employees and medical directors options to purchase an aggregate of           shares of our common stock under our 2005 Equity Incentive Plan at exercise prices ranging from $      to $      per share. The stock options described above were made under written compensatory plans or agreements in reliance on the exemption from registration pursuant to Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act.

2. From August 10, 2005 through August 15, 2007, we granted to our non-employee directors options to purchase an aggregate of           shares of our common stock under our 2005 Equity Incentive Plan for Non-Employee Directors at exercise prices ranging from $      to $      per share. The stock options described above were made under written compensatory plans or agreements in reliance on the exemption from registration pursuant to Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act.

3. From May 14, 2006 through January 23, 2008, we sold and issued to our employees an aggregate of           shares of our common stock pursuant to option exercises under our 2005 Equity Incentive Plan at prices ranging from $      to $      per share for an aggregate purchase price of $92,384. The issuance of common stock described above was made under written compensatory plans or agreements in reliance on the exemption from registration pursuant to Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act.

4. From July 22, 2005 through June 5, 2008, we awarded to our employees an aggregate of           shares of our restricted common stock under our 2005 Equity Incentive Plan. The awards of restricted common stock described above were made under written compensatory plans or agreements in reliance on the exemption from registration pursuant to Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act.

5. On February 13, 2007, we granted to an employee           shares of our restricted common stock under our 2005 Equity Incentive Plan at a purchase price of $      per share for an aggregate purchase price of $200,000. The grant of restricted common stock described above was made under written compensatory plans or agreements in reliance on the exemption from registration pursuant to Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act.

6. On July 31, 2005, we issued and sold to our directors an aggregate of           shares of common stock at a purchase price of $      per share for an aggregate purchase price of $360,000. We also issued and sold to our directors an aggregate of 53,531.60 shares of preferred stock at a purchase price of $26.90 per share for an aggregate purchase price of $1,440,000. The issuance of common and preferred stock described above was made in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about us or had adequate access, through their relationships with us, to such information.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
Number		Document

1	.1*	Form of Underwriting Agreement.
2.1		Stock Purchase Agreement, dated as of January 27, 2007, between HealthSouth Corporation and Select Medical Corporation, incorporated by reference to Exhibit 2.1 of Select Medical Corporation’s Current Report on Form 8-K filed January 30, 2007 (Reg. No. 001-31441).
2.2		Letter Agreement, dated as of May 1, 2007, between HealthSouth Corporation and Select Medical Corporation, incorporated by reference to Exhibit 2.2 of Select Medical Corporation’s Current Report on Form 8-K filed May 7, 2007 (Reg. No. 001-31441).
2.3		Acquisition Agreement, dated as of December 23, 2005, between Select Medical Corporation, SLMC Finance Corporation and Callisto Capital L.P., incorporated by reference to Exhibit 2.1 of Select Medical Corporation’s Current Report on Form 8-K filed December 28, 2005 (Reg. No. 001-31441).
2.4		Amendment to Acquisition Agreement, dated as of February 9, 2006, among Select Medical Corporation, SLMC Finance Corporation, Callisto Capital L.P. and Canadian Back Institute Limited, incorporated by reference to Exhibit 2.1 of Select Medical Corporation’s Current Report on Form 8-K filed February 10, 2006 (Reg. No. 001-31441).
3	.3*	Amended and Restated Certificate of Incorporation of Select Medical Holdings Corporation.
3	.4*	Amended and Restated Bylaws of Select Medical Holdings Corporation.
4.1		Registration Rights Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., each of the entities and individuals listed on Schedule I thereto and each of the other entities and individuals from time to time listed on Schedule II thereto, incorporated by reference to Exhibit 10.77 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
4	.2*	Form of Common Stock Certificate.
5	.1*	Opinion of Dechert LLP.
10.1		Credit Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Select Medical Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC Inc., as Co-Documentation Agents, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.2		Guarantee and Collateral Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Select Medical Corporation, the Subsidiaries of Select Medical Corporation identified therein and JPMorgan Chase Bank, N.A., as Collateral Agent, incorporated by reference to Exhibit 10.2 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.3		Amended and Restated Senior Management Agreement, dated as of May 7, 1997, between Select Medical Corporation, John Ortenzio, Martin Ortenzio, Select Investments II, Select Partners, L.P. and Rocco Ortenzio, incorporated by reference to Exhibit 10.34 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.4		Amendment No. 1, dated as of January 1, 2000, to Amended and Restated Senior Management Agreement, dated as of May 7, 1997, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.35 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.5		Employment Agreement, dated as of March 1, 2000, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.16 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).

Exhibit
Number		Document

10.6		Amendment No. 1 to Employment Agreement, dated as of August 8, 2000, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.17 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.7		Amendment No. 2 to Employment Agreement, dated as of February 23, 2001, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.47 of Select Medical Corporation’s Registration Statement on Form S-1 March 30, 2001 (Reg. No. 333-48856).
10.8		Amendment No. 3 to Employment Agreement, dated as of April 24, 2001, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.50 of Select Medical Corporation’s Registration Statement on Form S-4 filed June 26, 2001 (Reg. No. 333-63828).
10.9		Amendment No. 4 to Employment Agreement, dated as of September 17, 2001, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.52 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.10		Amendment No. 5 to Employment Agreement, dated as of February 24, 2005, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.10 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.11**	Restricted Stock Award Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation and Rocco A. Ortenzio.
10	.12**	Restricted Stock Award Agreement, dated as of November 8, 2005, between Select Medical Holdings Corporation and Rocco A. Ortenzio.
10.13		Employment Agreement, dated as of March 1, 2000, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.14 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.14		Amendment No. 1 to Employment Agreement, dated as of August 8, 2000, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.15 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.15		Amendment No. 2 to Employment Agreement, dated as of February 23, 2001, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.48 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).
10.16		Amendment No. 3 to Employment Agreement, dated as of September 17, 2001, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.53 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.17		Amendment No. 4 to Employment Agreement, dated as of December 10, 2004, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 99.3 of Select Medical Corporation’s Current Report on Form 8-K filed December 16, 2004 (Reg. No. 001-31441).
10.18		Amendment No. 5 to Employment Agreement, dated as of February 24, 2005, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.16 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.19**	Restricted Stock Award Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation and Robert A. Ortenzio.
10	.20**	Restricted Stock Award Agreement, dated as of November 8, 2005, between Select Medical Holdings Corporation and Robert A. Ortenzio.
10.21		Employment Agreement, dated as of March 1, 2000, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.19 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.22		Amendment No. 1 to Employment Agreement, dated as of August 8, 2000, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.20 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).

Exhibit
Number		Document

10.23		Amendment No. 2 to Employment Agreement, dated as of February 23, 2001, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.49 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).
10.24		Amendment No. 3 to Employment Agreement, dated as of December 10, 2004, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 99.2 of Select Medical Corporation’s Current Report on Form 8-K filed December 16, 2004 (Reg. No. 001-31441).
10.25		Amendment No. 4 to Employment Agreement, dated as of February 24, 2005, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.21 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.26		Amendment No. 5 to Employment Agreement, dated as of April 27, 2005, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.46 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.27**	Amendment No. 6 to Employment Agreement, dated as of February 13, 2008, between Select Medical Corporation and Patricia A. Rice.
10	.28**	Restricted Stock Award Agreement, dated as of February 24, 2005, between Select Medical Corporation and Patricia A. Rice.
10	.29**	Amendment No. 1 to Restricted Stock Award Agreement, dated as of February 13, 2008, between Select Medical Corporation and Patricia A. Rice.
10.30		Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.11 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.31		Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.52 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).
10.32		Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.24 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.33**	Restricted Stock Award Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation and Martin F. Jackson.
10.34		Employment Agreement, dated as of December 16, 1998, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.8 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.35		First Amendment to Employment Agreement, dated as of October 15, 2000 between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.33 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.36		Change of Control Agreement, dated as of November 21, 2001, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.61 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.37		Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.28 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.38		Other Senior Management Agreement, dated as of June 2, 1997, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.9 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.39		Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.10 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).

Exhibit
Number		Document

10.40		Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.53 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).
10.41		Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.32 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.42**	Restricted Stock Award Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation and S. Frank Fritsch.
10.43		Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.58 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.44		Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.59 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.45		Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.35 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.46		Other Senior Management Agreement, dated as of March 28, 1997, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.21 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.47		Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.22 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.48		Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.54 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).
10.49		Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.39 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.50		Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.56 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.51		Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.57 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.52		Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.42 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.53		Fifth Amendment to Employment Agreement, dated as of April 18, 2005, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.43 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.54**	Form of Unit Award Agreement.
10.55		Consulting Agreement, dated as of January 1, 2004, between Select Medical Corporation and Thomas A. Scully, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 (Reg. No. 001-31441).
10.56		First Amendment to Consulting Agreement, dated as of April 18, 2005, between Select Medical Corporation and Thomas A. Scully, incorporated by reference to Exhibit 10.45 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).

Exhibit
Number		Document

10.57		Office Lease Agreement, dated as of May 18, 1999, between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.24 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.58		First Addendum to Lease Agreement, dated as of June 1999, between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.25 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.59		Second Addendum to Lease Agreement, dated as of February 1, 2000, between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.26 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.60		Third Addendum to Lease Agreement, dated as of May 17, 2001, between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.52 of Select Medical Corporation’s Registration Statement on Form S-4 filed June 26, 2001 (Reg. No. 333-63828).
10.61		Fourth Addendum to Lease Agreement, dated as of September 1, 2001, by and between Old Gettysburg Associates and Select Medical Corporation, incorporated by reference to Exhibit 10.54 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.62		Fifth Addendum to Lease Agreement, dated as of February 19, 2004, by and between Old Gettysburg Associates and Select Medical Corporation, incorporated by reference to Exhibit 10.59 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.63**	Sixth Addendum to Lease Agreement, dated as of April 25, 2008, by and between Old Gettysburg Associates and Select Medical Corporation.
10.64		Office Lease Agreement, dated as of June 17, 1999, between Select Medical Corporation and Old Gettysburg Associates III, incorporated by reference to Exhibit 10.27 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10	.65**	First Addendum to Lease Agreement, dated as of April 25, 2008, between Old Gettysburg Associates III and Select Medical Corporation.
10.66		Office Lease Agreement, dated as of May 15, 2001, by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.53 of Select Medical Corporation’s Registration Statement on Form S-4 filed June 26, 2001 (Reg. No. 333-63828).
10.67		First Addendum to Lease Agreement, dated as of February 26, 2002, by and between Old Gettysburg Associates II and Select Medical Corporation, incorporated by reference to Exhibit 10.2 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (Reg. No. 000-32499).
10.68		Second Addendum to Lease Agreement, dated as of February 26, 2002, by and between Old Gettysburg Associates II and Select Medical Corporation, incorporated by reference to Exhibit 10.3 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (Reg. No. 000-32499).
10.69		Third Addendum to Lease Agreement, dated as of February 26, 2002, by and between Old Gettysburg Associates II and Select Medical Corporation, incorporated by reference to Exhibit 10.4 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (Reg. No. 000-32499).
10	.70**	Fourth Addendum to Lease Agreement, dated as of October 1, 2008, by and between Old Gettysburg Associates II and Select Medical Corporation.
10.71		Fifth Addendum to Lease Agreement, dated April 13, 2009, by and between Old Gettysburg Associates II and Select Medical Corporation.
10.72		Office Lease Agreement, dated as of October 29, 2003, by and between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.74 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (Reg. No. 001-31441).
10	.73**	First Addendum to Lease Agreement, dated November 1, 2008, by and between Select Medical Corporation and Old Gettysburg Associates.

Exhibit
Number		Document

10.74		Second Addendum to Lease Agreement, dated April 13, 2009, by and between Select Medical Corporation and Old Gettysburg Associates.
10.75		Office Lease Agreement, dated as of October 29, 2003, by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.75 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (Reg. No. 001-31441).
10	.76**	First Addendum to Lease Agreement, dated October 1, 2008, by and between Select Medical Corporation and Old Gettysburg Associates II.
10.77		Second Addendum to Lease Agreement, dated April 13, 2009, by and between Select Medical Corporation and Old Gettysburg Associates II, LP.
10.78		Office Lease Agreement, dated as of March 19, 2004, by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.3 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 (Reg. No. 001-31441).
10.79		Office Lease Agreement, dated as of March 19, 2004, by and between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.4 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 (Reg. No. 001-31441).
10.80		First Addendum to Lease Agreement, dated March 6, 2009, by and between Old Gettysburg Associates II, LP and Select Medical Corporation.
10.81		Second Addendum to Lease Agreement, dated April 13, 2009, by and between Old Gettysburg Associates II, LP and Select Medical Corporation.
10.82		Office Lease Agreement, dated August 25, 2006, between Old Gettysburg Associates IV, L.P. and Select Medical Corporation, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Reg. No. 001-31441).
10.83		Office Lease Agreement, dated August 10, 2005, among Old Gettysburg Associates II and Select Medical Corporation, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Current Report on Form 8-K filed August 16, 2005 (Reg. No. 001-31441).
10.84		First Addendum to Lease Agreement, dated April 13, 2009, by and between Old Gettysburg Associates II and Select Medical Corporation.
10	.85**	Office Lease Agreement, dated October 5, 2006, by and between Select Medical Corporation and Old Gettysburg Associates.
10.86		Naming, Promotional and Sponsorship Agreement, dated as of October 1, 1997, between NovaCare, Inc. and the Philadelphia Eagles Limited Partnership, assumed by Select Medical Corporation in a Consent and Assumption Agreement dated November 19, 1999 by and among NovaCare, Inc., Select Medical Corporation and the Philadelphia Eagles Limited Partnership, incorporated by reference to Exhibit 10.36 of Select Medical Corporation’s Registration Statement on Form S-1 filed December 7, 2000 (Reg. No. 333-48856).
10.87		First Amendment to Naming, Promotional and Sponsorship Agreement, dated as of January 1, 2004, between Select Medical Corporation and Philadelphia Eagles, LLC, incorporated by reference to Exhibit 10.63 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.88		Select Medical Holdings Corporation 2005 Equity Incentive Plan, as amended and restated.
10.89		Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors, as amended and restated.
10	.90**	Select Medical Holdings Corporation Long Term Cash Incentive Plan, as amended.
10	.91**	First Amendment to Select Medical Holdings Corporation Long Term Cash Incentive Plan, dated as of August 20, 2008.
10	.92**	Second Amendment to Employment Agreement, dated as of October 26, 2001 between Select Medical Corporation and David W. Cross.
10	.93**	Third Amendment to Employment Agreement, dated as of November 1, 2002 between Select Medical Corporation and David W. Cross.

Exhibit
Number		Document

10	.94**	Fourth Amendment to Employment Agreement, dated as of December 31, 2003 between Select Medical Corporation and David W. Cross.
10.95		Amendment No. 6 to Employment Agreement between Select Medical Corporation and Rocco A. Ortenzio.
10.96		Amendment No. 6 to Employment Agreement between Select Medical Corporation and Robert A. Ortenzio.
10.97		Amendment No. 7 to Employment Agreement between Select Medical Corporation and Patricia A. Rice.
10.98		Sixth Amendment to Employment Agreement between Select Medical Corporation and David W. Cross.
10.99		Second Amendment to Change of Control Agreement between Select Medical Corporation and David W. Cross.
10.100		Third Amendment to Change of Control Agreement between Select Medical Corporation and Michael E. Tarvin.
10.101		Third Amendment to Change of Control Agreement between Select Medical Corporation and James J. Talalai.
10.102		Third Amendment to Change of Control Agreement between Select Medical Corporation and Scott A. Romberger.
10.103		Third Amendment to Change of Control Agreement between Select Medical Corporation and Martin F. Jackson.
10.104		Third Amendment to Change of Control Agreement between Select Medical Corporation and S. Frank Fritsch.
10.105		Amendment No. 1, dated as of September 26, 2005, to Credit Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Select Medical Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC Inc., as Co-Documentation Agents, incorporated by reference to Exhibit 10.2 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (Reg. No. 001-31441).
10.106		Amendment No. 2 and Waiver, dated as of March 19, 2007, to Credit Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Select Medical Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC Inc., as Co-Documentation Agents, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Current Report on Form 8-K filed March 23, 2007 (Reg. No. 001-31441).
10.107		Incremental Facility Amendment, dated as of March 28, 2007, to Credit Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Select Medical Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC Inc., as Co-Documentation Agents, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Current Report on Form 8-K filed March 30, 2007 (Reg. No. 001-31441).
10.108		Indenture governing 7 5/8% Senior Subordinated Notes due 2015 among Select Medical Corporation, the Guarantors named therein and U.S. Bank Trust National Association, dated February 24, 2005, incorporated by reference to Exhibit 4.4 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.109		Form of 7 5/8% Senior Subordinated Notes due 2015 (included in Exhibit 4.4), incorporated by reference to Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.110		Exchange and Registration Rights Agreement, dated as of February 24, 2005, by and among Select Medical Corporation, the Guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, CIBC World Markets Corp. and PNC Capital Markets, Inc., incorporated by reference to Exhibit 4.6 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).

Exhibit
Number		Document

10.111		Registration Rights Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation, WCAS Capital Partners IV, L.P., Rocco A. Ortenzio, Robert A. Ortenzio, John M. Ortenzio, Martin J. Ortenzio, Martin J. Ortenzio Descendants Trust and Ortenzio Family Foundation, incorporated by reference to Exhibit 10.78 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.112		Indenture governing Senior Floating Rate Notes due 2015 among Select Medical Holdings Corporation and U.S. Bank Trust National Association, dated September 29, 2005, incorporated by reference to Exhibit 4.7 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.113		Form of Senior Floating Rate Notes due 2015 (included in Exhibit 4.7), incorporated by reference to Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.114		Exchange and Registration Rights Agreement, dated as of September 29, 2005, by and among Select Medical Holdings Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., incorporated by reference to Exhibit 4.9 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.115		10% Senior Subordinated Note due December 31, 2015 in favor of WCAS Capital Partners IV, L.P., amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.69 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.116		10% Senior Subordinated Note due December 31, 2015 in favor of Rocco A. Ortenzio, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.70 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.117		10% Senior Subordinated Note due December 31, 2015 in favor of Robert A. Ortenzio, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.71 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.118		10% Senior Subordinated Note due December 31, 2015 in favor of John M. Ortenzio, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.72 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.119		10% Senior Subordinated Note due December 31, 2015 in favor of Martin J. Ortenzio, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.73 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.120		10% Senior Subordinated Note due December 31, 2015 in favor of Martin J. Ortenzio Descendants Trust, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.74 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.121		10% Senior Subordinated Note due December 31, 2015 in favor of Ortenzio Family Foundation, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.75 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.122		Letter Agreement, dated November 12, 2007, by and among Select Medical Corporation, SLMC Finance Corporation, Cedar Cliff Acquisition Corporation, CORA Health Services, Inc. and Brad C. Roush, as Stockholders’ Agent, incorporated by reference to Exhibit 99.1 of Select Medical Corporation’s Current Report on Form 8-K filed November 13, 2007 (Reg. No. 001-31441).
10.123		Letter Agreement, dated June 7, 2007, by and among Select Medical Corporation, Nexus Health Systems, Inc., Neurobehavioral Management Services L.L.C., and Nexus Health Inc, incorporated by reference to Exhibit 99.1 of Select Medical Corporation’s Current Report on Form 8-K filed June 8, 2007 (Reg. No. 001-31441).
21.1		Subsidiaries of Select Medical Holdings Corporation.
23.1		Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Dechert LLP (included in Exhibit 5.1).
24	.1**	Powers of Attorney (see signature pages to Amendment No. 1 to the Registration Statement).
24	.2**	Power of Attorney for James S. Ely III.

*	To be filed by amendment.

**	Previously filed.

(b) Financial Statement Schedule

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this registration statement.

Item 17.	Undertakings.

a. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

b. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

c. The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mechanicsburg, Commonwealth of Pennsylvania, on June 18, 2009.

SELECT MEDICAL HOLDINGS CORPORATION

By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Executive Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Rocco A. Ortenzio	Director and Executive Chairman	June 18, 2009

* Robert A Ortenzio	Director and Chief Executive Officer (principal executive officer)	June 18, 2009

* Martin F. Jackson	Executive Vice President and Chief Financial Officer (principal financial officer)	June 18, 2009

* Scott A. Romberger	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)	June 18, 2009

* Russell L. Carson	Director	June 18, 2009

* David S. Chernow	Director	June 18, 2009

* Bryan C. Cressey	Director	June 18, 2009

* James E. Dalton, Jr.	Director	June 18, 2009

Signature		Title	Date

* James S. Ely III		Director	June 18, 2009

* Thomas A. Scully		Director	June 18, 2009

* Leopold Swergold		Director	June 18, 2009

* Sean M. Traynor		Director	June 18, 2009

*By	/s/ Michael E. Tarvin Name: Michael E. Tarvin Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Document

1	.1*	Form of Underwriting Agreement.
2.1		Stock Purchase Agreement, dated as of January 27, 2007, between HealthSouth Corporation and Select Medical Corporation, incorporated by reference to Exhibit 2.1 of Select Medical Corporation’s Current Report on Form 8-K filed January 30, 2007 (Reg. No. 001-31441).
2.2		Letter Agreement, dated as of May 1, 2007, between HealthSouth Corporation and Select Medical Corporation, incorporated by reference to Exhibit 2.2 of Select Medical Corporation’s Current Report on Form 8-K filed May 7, 2007 (Reg. No. 001-31441).
2.3		Acquisition Agreement, dated as of December 23, 2005, between Select Medical Corporation, SLMC Finance Corporation and Callisto Capital L.P., incorporated by reference to Exhibit 2.1 of Select Medical Corporation’s Current Report on Form 8-K filed December 28, 2005 (Reg. No. 001-31441).
2.4		Amendment to Acquisition Agreement, dated as of February 9, 2006, among Select Medical Corporation, SLMC Finance Corporation, Callisto Capital L.P. and Canadian Back Institute Limited, incorporated by reference to Exhibit 2.1 of Select Medical Corporation’s Current Report on Form 8-K filed February 10, 2006 (Reg. No. 001-31441).
3	.3*	Amended and Restated Certificate of Incorporation of Select Medical Holdings Corporation.
3	.4*	Amended and Restated Bylaws of Select Medical Holdings Corporation.
4.1		Registration Rights Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., each of the entities and individuals listed on Schedule I thereto and each of the other entities and individuals from time to time listed on Schedule II thereto, incorporated by reference to Exhibit 10.77 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
4	.2*	Form of Common Stock Certificate.
5	.1*	Opinion of Dechert LLP.
10.1		Credit Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Select Medical Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC Inc., as Co-Documentation Agents, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.2		Guarantee and Collateral Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Select Medical Corporation, the Subsidiaries of Select Medical Corporation identified therein and JPMorgan Chase Bank, N.A., as Collateral Agent, incorporated by reference to Exhibit 10.2 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.3		Amended and Restated Senior Management Agreement, dated as of May 7, 1997, between Select Medical Corporation, John Ortenzio, Martin Ortenzio, Select Investments II, Select Partners, L.P. and Rocco Ortenzio, incorporated by reference to Exhibit 10.34 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.4		Amendment No. 1, dated as of January 1, 2000, to Amended and Restated Senior Management Agreement, dated as of May 7, 1997, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.35 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.5		Employment Agreement, dated as of March 1, 2000, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.16 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.6		Amendment No. 1 to Employment Agreement, dated as of August 8, 2000, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.17 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).

Exhibit
Number		Document

10.7		Amendment No. 2 to Employment Agreement, dated as of February 23, 2001, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.47 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).
10.8		Amendment No. 3 to Employment Agreement, dated as of April 24, 2001, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.50 of Select Medical Corporation’s Registration Statement on Form S-4 filed June 26, 2001 (Reg. No. 333-63828).
10.9		Amendment No. 4 to Employment Agreement, dated as of September 17, 2001, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.52 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.10		Amendment No. 5 to Employment Agreement, dated as of February 24, 2005, between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.10 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.11**	Restricted Stock Award Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation and Rocco A. Ortenzio.
10	.12**	Restricted Stock Award Agreement, dated as of November 8, 2005, between Select Medical Holdings Corporation and Rocco A. Ortenzio.
10.13		Employment Agreement, dated as of March 1, 2000, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.14 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.14		Amendment No. 1 to Employment Agreement, dated as of August 8, 2000, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.15 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.15		Amendment No. 2 to Employment Agreement, dated as of February 23, 2001, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.48 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).
10.16		Amendment No. 3 to Employment Agreement, dated as of September 17, 2001, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.53 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.17		Amendment No. 4 to Employment Agreement, dated as of December 10, 2004, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 99.3 of Select Medical Corporation’s Current Report on Form 8-K filed December 16, 2004 (Reg. No. 001-31441).
10.18		Amendment No. 5 to Employment Agreement, dated as of February 24, 2005, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.16 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.19**	Restricted Stock Award Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation and Robert A. Ortenzio.
10	.20**	Restricted Stock Award Agreement, dated as of November 8, 2005, between Select Medical Holdings Corporation and Robert A. Ortenzio.
10.21		Employment Agreement, dated as of March 1, 2000, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.19 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.22		Amendment No. 1 to Employment Agreement, dated as of August 8, 2000, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.20 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.23		Amendment No. 2 to Employment Agreement, dated as of February 23, 2001, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.49 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).

Exhibit
Number		Document

10.24		Amendment No. 3 to Employment Agreement, dated as of December 10, 2004, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 99.2 of Select Medical Corporation’s Current Report on Form 8-K filed December 16, 2004 (Reg. No. 001-31441).
10.25		Amendment No. 4 to Employment Agreement, dated as of February 24, 2005, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.21 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.26		Amendment No. 5 to Employment Agreement, dated as of April 27, 2005, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.46 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.27**	Amendment No. 6 to Employment Agreement, dated as of February 13, 2008, between Select Medical Corporation and Patricia A. Rice.
10	.28**	Restricted Stock Award Agreement, dated as of February 24, 2005, between Select Medical Corporation and Patricia A. Rice.
10	.29**	Amendment No. 1 to Restricted Stock Award Agreement, dated as of February 13, 2008, between Select Medical Corporation and Patricia A. Rice.
10.30		Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.11 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.31		Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.52 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).
10.32		Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.24 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.33**	Restricted Stock Award Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation and Martin F. Jackson.
10.34		Employment Agreement, dated as of December 16, 1998, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.8 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.35		First Amendment to Employment Agreement, dated as of October 15, 2000, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.33 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.36		Change of Control Agreement, dated as of November 21, 2001, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.61 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.37		Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.28 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.38		Other Senior Management Agreement, dated as of June 2, 1997, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.9 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.39		Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.10 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.40		Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.53 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).

Exhibit
Number		Document

10.41		Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.32 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.42**	Restricted Stock Award Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation and S. Frank Fritsch.
10.43		Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.58 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.44		Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.59 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.45		Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.35 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.46		Other Senior Management Agreement, dated as of March 28, 1997, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.21 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.47		Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.22 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.48		Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.54 of Select Medical Corporation’s Registration Statement on Form S-1 filed March 30, 2001 (Reg. No. 333-48856).
10.49		Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.39 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.50		Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.56 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.51		Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.57 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.52		Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.42 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.53		Fifth Amendment to Employment Agreement, dated as of April 18, 2005, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.43 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.54**	Form of Unit Award Agreement.
10.55		Consulting Agreement, dated as of January 1, 2004, between Select Medical Corporation and Thomas A. Scully, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 (Reg. No. 001-31441).
10.56		First Amendment to Consulting Agreement, dated as of April 18, 2005, between Select Medical Corporation and Thomas A. Scully, incorporated by reference to Exhibit 10.45 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.57		Office Lease Agreement, dated as of May 18, 1999, between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.24 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).

Exhibit
Number		Document

10.58		First Addendum to Lease Agreement, dated as of June 1999, between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.25 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.59		Second Addendum to Lease Agreement, dated as of February 1, 2000, between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.26 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10.60		Third Addendum to Lease Agreement, dated as of May 17, 2001, between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.52 of Select Medical Corporation’s Registration Statement on Form S-4 filed June 26, 2001 (Reg. No. 333-63828).
10.61		Fourth Addendum to Lease Agreement, dated as of September 1, 2001, by and between Old Gettysburg Associates and Select Medical Corporation, incorporated by reference to Exhibit 10.54 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Reg. No. 000-32499).
10.62		Fifth Addendum to Lease Agreement, dated as of February 19, 2004, by and between Old Gettysburg Associates and Select Medical Corporation, incorporated by reference to Exhibit 10.59 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10	.63**	Sixth Addendum to Lease Agreement, dated as of April 25, 2008, by and between Old Gettysburg Associates and Select Medical Corporation.
10.64		Office Lease Agreement, dated as of June 17, 1999, between Select Medical Corporation and Old Gettysburg Associates III, incorporated by reference to Exhibit 10.27 of Select Medical Corporation’s Registration Statement on Form S-1 filed October 27, 2000 (Reg. No. 333-48856).
10	.65**	First Addendum to Lease Agreement, dated as of April 25, 2008, between Old Gettysburg Associates III and Select Medical Corporation.
10.66		Office Lease Agreement, dated as of May 15, 2001, by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.53 of Select Medical Corporation’s Registration Statement on Form S-4 filed June 26, 2001 (Reg. No. 333-63828).
10.67		First Addendum to Lease Agreement, dated as of February 26, 2002, by and between Old Gettysburg Associates II and Select Medical Corporation, incorporated by reference to Exhibit 10.2 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (Reg. No. 000-32499).
10.68		Second Addendum to Lease Agreement, dated as of February 26, 2002, by and between Old Gettysburg Associates II and Select Medical Corporation, incorporated by reference to Exhibit 10.3 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (Reg. No. 000-32499).
10.69		Third Addendum to Lease Agreement, dated as of February 26, 2002, by and between Old Gettysburg Associates II and Select Medical Corporation, incorporated by reference to Exhibit 10.4 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (Reg. No. 000-32499).
10	.70**	Fourth Addendum to Lease Agreement, dated as of October 1, 2008, by and between Old Gettysburg Associates II and Select Medical Corporaton.
10.71		Fifth Addendum to Lease Agreement, dated April 13, 2009, by and between Old Gettysburg Associates II and Select Medical Corporation.
10.72		Office Lease Agreement, dated as of October 29, 2003, by and between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.74 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (Reg. No. 001-31441).
10	.73**	First Addendum to Lease Agreement, dated November 1, 2008, by and between Select Medical Corporation and Old Gettysburg Associates.
10.74		Second Addendum to Lease Agreement, dated April 13, 2009, by and between Select Medical Corporation and Old Gettysburg Associates.
10.75		Office Lease Agreement, dated as of October 29, 2003, by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.75 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (Reg. No. 001-31441).

Exhibit
Number		Document

10	.76**	First Addendum to Lease Agreement, dated October 1, 2008, by and between Select Medical Corporation and Old Gettysburg Associates II.
10.77		Second Addendum to Lease Agreement, dated April 13, 2009, by and between Select Medical Corporation and Old Gettysburg Associates II, LP.
10.78		Office Lease Agreement, dated as of March 19, 2004, by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.3 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 (Reg. No. 001-31441).
10.79		Office Lease Agreement, dated as of March 19, 2004, by and between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.4 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 (Reg. No. 001-31441).
10.80		First Addendum to Lease Agreement, dated March 6, 2009, by and between Old Gettysburg Associates II, LP and Select Medical Corporation.
10.81		Second Addendum to Lease Agreement, dated April 13, 2009, by and between Old Gettysburg Associates II, LP and Select Medical Corporation.
10.82		Office Lease Agreement, dated August 25, 2006, between Old Gettysburg Associates IV, L.P. and Select Medical Corporation, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (Reg. No. 001-31441).
10.83		Office Lease Agreement, dated August 10, 2005, among Old Gettysburg Associates II and Select Medical Corporation, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Current Report on Form 8-K filed August 16, 2005 (Reg. No. 001-31441).
10.84		First Addendum to Lease Agreement, dated April 13, 2009, by and between Old Gettysburg Associates II and Select Medical Corporation.
10	.85**	Office Lease Agreement, dated October 5, 2006, by and between Select Medical Corporation and Old Gettysburg Associates.
10.86		Naming, Promotional and Sponsorship Agreement, dated as of October 1, 1997, between NovaCare, Inc. and the Philadelphia Eagles Limited Partnership, assumed by Select Medical Corporation in a Consent and Assumption Agreement dated November 19, 1999 by and among NovaCare, Inc., Select Medical Corporation and the Philadelphia Eagles Limited Partnership, incorporated by reference to Exhibit 10.36 of Select Medical Corporation’s Registration Statement on Form S-1 filed December 7, 2000 (Reg. No. 333-48856).
10.87		First Amendment to Naming, Promotional and Sponsorship Agreement, dated as of January 1, 2004, between Select Medical Corporation and Philadelphia Eagles, LLC, incorporated by reference to Exhibit 10.63 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.88		Select Medical Holdings Corporation 2005 Equity Incentive Plan, as amended and restated.
10.89		Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors, as amended and restated.
10	.90**	Select Medical Holdings Corporation Long Term Cash Incentive Plan, as amended.
10	.91**	First Amendment to Select Medical Holdings Corporation Long Term Cash Incentive Plan, dated as of August 20, 2008.
10	.92**	Second Amendment to Employment Agreement, dated as of October 26, 2001 between Select Medical Corporation and David W. Cross.
10	.93**	Third Amendment to Employment Agreement, dated as of November 1, 2002 between Select Medical Corporation and David W. Cross.
10	.94**	Fourth Amendment to Employment Agreement, dated as of December 31, 2003 between Select Medical Corporation and David W. Cross.
10.95		Amendment No. 6 to Employment Agreement between Select Medical Corporation and Rocco A. Ortenzio.
10.96		Amendment No. 6 to Employment Agreement between Select Medical Corporation and Robert A. Ortenzio.
10.97		Amendment No. 7 to Employment Agreement between Select Medical Corporation and Patricia A. Rice.

Exhibit
Number	Document

10.98	Sixth Amendment to Employment Agreement between Select Medical Corporation and David W. Cross.
10.99	Second Amendment to Change of Control Agreement between Select Medical Corporation and David W. Cross.
10.100	Third Amendment to Change of Control Agreement between Select Medical Corporation and Michael E. Tarvin.
10.101	Third Amendment to Change of Control Agreement between Select Medical Corporation and James J. Talalai.
10.102	Third Amendment to Change of Control Agreement between Select Medical Corporation and Scott A. Romberger.
10.103	Third Amendment to Change of Control Agreement between Select Medical Corporation and Martin F. Jackson.
10.104	Third Amendment to Change of Control Agreement between Select Medical Corporation and S. Frank Fritsch.
10.105	Amendment No. 1, dated as of September 26, 2005, to Credit Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Select Medical Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC Inc., as Co-Documentation Agents, incorporated by reference to Exhibit 10.2 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (Reg. No. 001-31441).
10.106	Amendment No. 2 and Waiver, dated as of March 19, 2007, to Credit Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Select Medical Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC Inc., as Co-Documentation Agents, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Current Report on Form 8-K filed March 23, 2007 (Reg. No. 001-31441).
10.107	Incremental Facility Amendment, dated as of March 28, 2007, to Credit Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Select Medical Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC Inc., as Co-Documentation Agents, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Current Report on Form 8-K filed March 30, 2007 (Reg. No. 001-31441).
10.108	Indenture governing 7 5/8% Senior Subordinated Notes due 2015 among Select Medical Corporation, the Guarantors named therein and U.S. Bank Trust National Association, dated February 24, 2005, incorporated by reference to Exhibit 4.4 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.109	Form of 7 5/8% Senior Subordinated Notes due 2015 (included in Exhibit 4.4), incorporated by reference to Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.110	Exchange and Registration Rights Agreement, dated as of February 24, 2005, by and among Select Medical Corporation, the Guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, CIBC World Markets Corp. and PNC Capital Markets, Inc., incorporated by reference to Exhibit 4.6 of Select Medical Corporation’s Form S-4 filed June 16, 2005 (Reg. No. 333-125846).
10.111	Registration Rights Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation, WCAS Capital Partners IV, L.P., Rocco A. Ortenzio, Robert A. Ortenzio, John M. Ortenzio, Martin J. Ortenzio, Martin J. Ortenzio Descendants Trust and Ortenzio Family Foundation, incorporated by reference to Exhibit 10.78 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.112	Indenture governing Senior Floating Rate Notes due 2015 among Select Medical Holdings Corporation and U.S. Bank Trust National Association, dated September 29, 2005, incorporated by reference to Exhibit 4.7 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.113	Form of Senior Floating Rate Notes due 2015 (included in Exhibit 4.7), incorporated by reference to Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).

Exhibit
Number		Document

10.114		Exchange and Registration Rights Agreement, dated as of September 29, 2005, by and among Select Medical Holdings Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., incorporated by reference to Exhibit 4.9 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.115		10% Senior Subordinated Note due December 31, 2015 in favor of WCAS Capital Partners IV, L.P., amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.69 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.116		10% Senior Subordinated Note due December 31, 2015 in favor of Rocco A. Ortenzio, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.70 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.117		10% Senior Subordinated Note due December 31, 2015 in favor of Robert A. Ortenzio, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.71 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.118		10% Senior Subordinated Note due December 31, 2015 in favor of John M. Ortenzio, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.72 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.119		10% Senior Subordinated Note due December 31, 2015 in favor of Martin J. Ortenzio, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.73 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.120		10% Senior Subordinated Note due December 31, 2015 in favor of Martin J. Ortenzio Descendants Trust, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.74 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.121		10% Senior Subordinated Note due December 31, 2015 in favor of Ortenzio Family Foundation, amended and restated as of September 29, 2005, incorporated by reference to Exhibit 10.75 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).
10.122		Letter Agreement, dated November 12, 2007, by and among Select Medical Corporation, SLMC Finance Corporation, Cedar Cliff Acquisition Corporation, CORA Health Services, Inc. and Brad C. Roush, as Stockholders’ Agent, incorporated by reference to Exhibit 99.1 of Select Medical Corporation’s Current Report on Form 8-K filed November 13, 2007 (Reg. No. 001-31441).
10.123		Letter Agreement, dated June 7, 2007, by and among Select Medical Corporation, Nexus Health Systems, Inc., Neurobehavioral Management Services L.L.C., and Nexus Health Inc, incorporated by reference to Exhibit 99.1 of Select Medical Corporation’s Current Report on Form 8-K filed June 8, 2007 (Reg. No. 001-31441).
21.1		Subsidiaries of Select Medical Holdings Corporation.
23.1		Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Dechert LLP (included in Exhibit 5.1).
24	.1**	Powers of Attorney (see signature pages to Amendment No. 1 to the Registration Statement).
24	.2**	Power of Attorney for James S. Ely III.

*  To be filed by amendment.
** Previously filed.